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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Molex Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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	(1)	Title of each class of securities to which transaction applies:
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	(2)	Form, Schedule or Registration Statement No.:
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Dear Stockholders:

        We are pleased to invite you to attend an annual meeting of stockholders of Molex Incorporated, a Delaware corporation ("Molex" or the "Company"), to be held at 10 a.m., local time, on November 15, 2013 at Molex's corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

        We are also excited to announce that on September 9, 2013, Molex entered into an Agreement and Plan of Merger (the "Merger Agreement"), with Koch Industries, Inc., a Kansas corporation ("Parent"), and Koch Connectors, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Molex, with Molex surviving the merger as an indirect wholly-owned subsidiary of Parent (the "Merger"). If the Merger is completed, Molex's stockholders will have the right to receive $38.50 in cash for each share of Common Stock, Class A Common Stock and Class B Common Stock owned plus a potential increase in the purchase price of up to $0.24 per share, based on the timing of the closing date and whether Molex declares or pays a quarterly dividend. At the annual meeting, holders of Molex's Common Stock and Class B Common Stock (together, the "Voting Stockholders" or "you" unless the context indicates otherwise) will be asked to consider and vote on:

  •
  a proposal to adopt the Merger Agreement, thereby approving the Merger;

  •
  a non-binding, advisory proposal to approve certain compensation that may be paid or become payable to our executives in connection with the Merger;

  •
  a proposal to adjourn the annual meeting, if necessary, to solicit additional votes in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the annual meeting;

  •
  the election of four Class II directors nominated by Molex's Board of Directors to serve until the effective time of the Merger, or, if the Merger is not completed, for a three-year term;

  •
  the ratification of the selection of Ernst & Young LLP as Molex's independent auditor for fiscal 2014; and

  •
  the approval of the material terms of performance goals under the Molex Incorporated Annual Incentive Plan (the "AIP") for purposes of Section 162(m) of the Internal Revenue Code.

        The obligations of Molex and Parent to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement, and you are encouraged to read it in its entirety. Holders of Molex's non-voting Class A Common Stock are entitled to attend and speak at the annual meeting and any adjournment or postponement thereof, but are not entitled to vote on the Merger Agreement or any other proposal being submitted for a vote of the Voting Stockholders at the annual meeting.

        After careful consideration, Molex's Board of Directors determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Molex's stockholders and has approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger. Accordingly, Molex's Board of Directors recommends that you vote "FOR" the proposal to adopt the Merger Agreement (Proposal No. 1). The Board recommends that you vote "FOR" the proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger (Proposal No. 2). The Molex Board of Directors' reasons for reaching these determinations are described in the enclosed Proxy Statement. If there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement, Molex may propose to adjourn the annual meeting for the purpose of soliciting additional proxies. Molex's Board of Directors recommends that you vote "FOR" the adjournment of the annual meeting, if necessary, to solicit additional proxies to approve the adoption of the Merger Agreement (Proposal No. 3). Molex's

Board of Directors recommends that you vote "FOR" each of the four nominees for Class II director (Proposal No. 4), "FOR" the ratification of Ernst & Young LLP as Molex's independent auditor for fiscal 2014 (Proposal No. 5) and "FOR" the approval of the material terms of performance goals under the AIP for purposes of Section 162(m) of the Internal Revenue Code (Proposal No. 6).

        Concurrently with the execution of the Merger Agreement, the Co-Chairmen of the Board of Directors and certain other directors and executive officers entered into substantially similar voting agreements and, subject to certain exceptions, agreed to vote, and granted Parent a proxy to vote, all of their shares, representing 32.3% and 93.5% of the aggregate voting power of Common Stock and Class B Common Stock, respectively, in favor of the Merger.

        Your vote is very important. The Merger cannot be completed unless the proposal to adopt the Merger Agreement is approved by (i) at least a majority of the outstanding shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the outstanding shares of Molex's Class B Common Stock, voting as a class.

        Abstentions or the failure to vote your shares will have the same effect as a vote against the Merger. Therefore, it is important that your shares be represented and voted at the annual meeting. Even if you plan to attend the annual meeting in person, Molex requests that you submit your proxy or voting instructions in advance of the annual meeting to ensure that your shares will be represented at the annual meeting in the event that your plans change and you are unable to attend. You may submit your proxy (i) via the Internet at www.proxyvote.com, (ii) by phone at (800) 690-6903, or (iii) by completing and signing the enclosed proxy and returning it in the accompanying postage pre-paid envelope. If your shares are held in the name of a broker, bank or other nominee, you may provide your voting instructions in accordance with the instructions provided by your broker, bank or other nominee. Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Thank you for your cooperation and continued support.

Sincerely,

Frederick A. Krehbiel	John H. Krehbiel, Jr.	Martin P. Slark
Co-Chairman of the Board	Co-Chairman of the Board	Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger or the Merger Agreement, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

        This proxy statement is dated October 16, 2013 and is first being mailed to stockholders on or about October 24, 2013.

MOLEX INCORPORATED
2222 Wellington Court
Lisle, Illinois 60532

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 15, 2013

Dear Stockholders:

        Notice is hereby given to all holders of Molex's Common Stock, Class A Common Stock and Class B Common Stock that Molex will hold an annual meeting of Molex Incorporated stockholders at 10 a.m., local time, on November 15, 2013, at Molex's corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

        At the annual meeting, holders of Molex's Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote (together, the "Voting Stockholders" or "you," unless the context indicates otherwise), will be asked to:

  1.
  vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 9, 2013, as it may be amended from time to time (the "Merger Agreement"), by and among Molex Incorporated, a Delaware corporation ("Molex" or the "Company"), Koch Industries, Inc., a Kansas corporation ("Parent"), and Koch Connectors, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub");

  2.
  approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger;

  3.
  approve the adjournment of the annual meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement;

  4.
  vote on the election of four Class II directors nominated by Molex's Board of Directors to serve until the effective time of the Merger, or, if the Merger is not completed, for a three-year term;

  5.
  ratify the selection of Ernst & Young LLP as Molex's independent auditor for fiscal 2014;

  6.
  approve the material terms of performance goals under the Molex Incorporated Annual Incentive Plan (the "AIP") for purposes of Section 162(m) of the Internal Revenue Code; and

  7.
  to act upon other business that may properly come before the annual meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

        The items of business listed above are more fully described in the Proxy Statement accompanying this Notice. Only holders of record of Molex's Common Stock and Molex's Class B Common Stock at the close of business on October 21, 2013 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Holders of Molex's Class A Common Stock at the close of business on October 21, 2013 are entitled to notice of, and to attend and speak at, the annual

i

meeting and any adjournment or postponement thereof, but are not entitled to vote on the Merger Agreement or any other matter that may arise at the annual meeting.

        After careful consideration, Molex's Board of Directors determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Molex's stockholders and has approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger. Accordingly, Molex's Board of Directors recommends that you vote "FOR" the proposal to adopt the Merger Agreement (Proposal No. 1). Molex's Board of Directors recommends that you vote "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger (Proposal No. 2). If there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement, Molex may propose to adjourn the annual meeting for the purpose of soliciting additional votes. Molex's Board of Directors recommends that the Voting Stockholders vote "FOR" the adjournment of the annual meeting, if necessary, to solicit additional votes to approve the adoption of Merger Agreement (Proposal No. 3). Molex's Board of Directors recommends that the Voting Stockholders vote "FOR" each of the four nominees for Class II director (Proposal No. 4), "FOR" the ratification of Ernst & Young LLP as Molex's independent auditor for fiscal 2014 (Proposal No. 5) and "FOR" the approval of the material terms of performance goals under the AIP for purposes of Section 162(m) of the Internal Revenue Code (Proposal No. 6).

        The adoption of the Merger Agreement (Proposal No. 1) by the affirmative vote of (i) at least a majority of the outstanding shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the outstanding shares of Molex's Class B Common Stock, voting as a class, is a condition to the consummation of the Merger.

        Proposal Nos. 2, 3, 5 and 6 require the affirmative vote of (i) at least a majority of the shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the shares of Molex's Class B Common Stock, voting as a class, in each case present in person or represented by proxy and entitled to vote at the annual meeting.

        The affirmative vote of the holders of a plurality of Common Stock and Class B Common Stock, voting together as a single class, is required for the election of the four Class II nominees for director (Proposal No. 4).

        Holders of Common Stock and Class B Common Stock who do not vote in favor of adoption of the Merger Agreement as well as dissenting holders of Class A Common Stock who do not wish to receive the Per Share Merger Consideration (as defined below), will have the right to seek appraisal and receive the fair value of their shares as determined by the Court of Chancery of the State of Delaware, if the Merger closes, but only if they perfect their appraisal rights by complying with the required procedures under Delaware law, which are summarized in the accompanying Proxy Statement.

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        Even if you plan to attend the annual meeting in person, Molex requests that you complete, sign, date and return the enclosed proxy card in advance of the annual meeting to ensure that your shares will be represented at the annual meeting in the event that you are unable to attend. You may also submit your proxy (i) via the Internet at www.proxyvote.com or (ii) by phone at (800) 690-6903. If your shares are held in the name of a broker, bank or other nominee, you may provide your voting instructions in accordance with the instructions provided by your broker, bank or other nominee. Failure to submit your proxy or voting instructions or to be present at the annual meeting will result in your shares not being counted for purposes of determining whether a quorum is present for the annual meeting and will have the same effect as a vote against Proposal No. 1.

By Order of the Board of Directors,

Mark R. Pacioni
Secretary

October 16, 2013
Lisle, Illinois

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Fiscal 2013 Option Exercises and Stock Vested	139
Fiscal 2013 Nonqualified Deferred Compensation	139
Potential Payments Upon Termination or Change in Control	141
TRANSACTIONS WITH RELATED PERSONS	144
Certain Transactions	144
Merger-Related Determinations	144
Individual Arrangements Involving Future Compensation	145
Compensation of Employee Directors	146
APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE MOLEX INCORPORATED ANNUAL INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE—PROPOSAL NO. 6	146
EQUITY COMPENSATION PLAN INFORMATION	151
OTHER MATTERS	151
Stockholder Proposals and Nominations	151
Compliance and Ethics	152
Annual Report on Form 10-K	152
Householding of Proxy Materials	152
WHERE YOU CAN FIND MORE INFORMATION	152
Incorporation of Annual Report by Reference	153
Explanatory Note Regarding the Merger Agreement and Other Documents	153

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

        The following questions and answers briefly address some commonly asked questions about the annual meeting, the Merger Agreement and the Merger. These Q&As do not contain all of the details that may be important to you as a stockholder of Molex. Therefore, Molex encourages you to carefully read this entire Proxy Statement, its annexes and the documents referred to or incorporated by reference in this Proxy Statement. You may obtain the information incorporated by reference without charge by following the instructions under "Where You Can Find More Information" on page 152 of this Proxy Statement. In this Proxy Statement, unless the context requires otherwise, the terms "Molex" and "Company" refer to Molex Incorporated, a Delaware corporation, and its subsidiaries. The term "Merger Agreement" refers to the Agreement and Plan of Merger dated as of September 9, 2013, as it may be amended from time to time, by and among Molex, Parent and Merger Sub. The term "Parent" refers to Koch Industries, Inc., a Kansas corporation, and the term "Merger Sub" refers to Koch Connectors, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent. Unless the context requires otherwise, the terms "you" and the "Voting Stockholders" refer to holders of Molex's Common Stock, par value $0.05 per share, and Molex's Class B Common Stock, par value $0.05 per share.

        Q.    Why is Molex sending this Proxy Statement and proxy card?

        A.    On September 9, 2013, Molex entered into the Merger Agreement providing for the merger of Merger Sub with and into Molex, with Molex surviving the merger as a privately-held subsidiary of Parent (the "Merger"). The Company's Board of Directors is soliciting the vote of the Voting Stockholders to approve the proposal to adopt the Merger Agreement and the other matters to be voted on at the annual meeting. The Merger cannot occur without the required approvals of the Voting Stockholders.

        Q.    When and where is the annual meeting?

        A.    The annual meeting will take place on November 15, 2013 at 10 a.m., local time. The location of the annual meeting is at Molex's corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

        Q.    Who may attend and vote at the annual meeting?

        A.    All holders of Molex's Common Stock, Class B Common Stock and Class A Common Stock as of the record date for the annual meeting, which is October 21, 2013, are entitled to receive notice of and to attend the annual meeting or any adjournment or postponement thereof. Only holders of Common Stock and Class B Common Stock as of the record date are entitled to vote at the annual meeting. Holders of Molex's Class A Common Stock have no voting rights and therefore are not entitled to vote on any matter being presented at the annual meeting.

        You are entitled to attend the annual meeting only if you were a Molex stockholder as of the close of business on October 21, 2013 or hold a valid proxy for the annual meeting. If you plan on attending the annual meeting in person, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted. Cameras, recording equipment, electronic devices, large bags, briefcases or packages will not be permitted in the annual meeting. For directions to the annual meeting, please call Molex's Investor Relations at (630) 527-4447.

        Q.    What matters will be voted on at the annual meeting?

        A.    At the annual meeting, holders of Molex's Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote will be asked:

  •
  to consider and vote on a proposal to adopt the Merger Agreement pursuant to which Molex will become an indirect wholly-owned subsidiary of Parent;

  •
  to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger;

  •
  to approve the adjournment of the annual meeting, if necessary, to solicit additional votes if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement;

  •
  to vote on the election of four Class II directors nominated by Molex's Board of Directors to serve until the effective time of the Merger, or, if the Merger is not completed, for a three-year term;

  •
  to ratify the selection of Ernst & Young LLP as Molex's independent auditor for fiscal 2014;

  •
  to approve the material terms of performance goals under the Molex Incorporated Annual Incentive Plan (the "AIP") for purposes of Section 162(m) of the Internal Revenue Code; and

  •
  to act upon other business that may properly come before the annual meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

        If the Voting Stockholders approve the proposal to adopt the Merger Agreement and the Merger is completed, Molex will become an indirect wholly-owned subsidiary of Parent at the effective time of the Merger.

        Q.    Why am I being asked to cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger?

        A.    Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires us to conduct a non-binding advisory vote with respect to certain "golden parachute" compensation that may be paid or become payable to Molex's named executive officers in connection with the Merger, including the agreements and understandings with Molex pursuant to which such compensation may be paid or become payable.

        Q.    If the Merger is completed, what will I be entitled to receive for my shares, my restricted stock or my options?

        A.    If the Merger is completed, holders of Molex's Common Stock, Class B Common Stock and Class A Common Stock at the effective time of the Merger will be entitled to receive $38.50 in cash plus a potential Payment Adjustment Amount (as defined below), without interest (the "Per Share Merger Consideration"), in each case less any applicable withholding taxes. The Payment Adjustment Amount, which is only payable if Molex has not previously declared or paid a dividend with respect to the fiscal quarter in which the effective time of the Merger occurs, is a cash amount equal to (i) $0.24 multiplied by (ii) the quotient of (a) the total number of days elapsed between the first day of the fiscal quarter in which the effective time of the Merger occurs and the closing date, and (b) the total number of days in such fiscal quarter.

        Immediately prior to the effective time of the Merger, each share of Molex restricted stock then outstanding and unvested will become fully vested, and the holders of such outstanding shares will receive the same amount of the Per Share Merger Consideration in the Merger as other holders of

Molex's Class A Common Stock, less any applicable withholding taxes. All outstanding unvested stock options will also become fully vested immediately prior to the effective time of the Merger. All outstanding stock options will be cancelled in the Merger in exchange for the right to receive in cash an amount equal to the product of (i) the total number of shares subject to the stock option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price of the option, less any applicable withholding taxes. Any unexercised vested options that expire and any unvested restricted stock that is terminated or forfeited prior to the effective time of the Merger (due to termination of employment or otherwise) will not receive any consideration in the Merger.

        Stockholders that are entitled to and properly perfect their appraisal rights under Delaware law will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of their shares of Common Stock, Class A Common Stock or Class B Common Stock in lieu of the Per Share Merger Consideration that such stockholders would otherwise be entitled to receive pursuant to the Merger Agreement.

        Q.    Will the Merger be a taxable transaction to me?

        A.    Yes. The receipt of cash in exchange for shares of Molex's Common Stock, Class A Common Stock or Class B Common Stock pursuant to the Merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes and also may be taxed under applicable state, local and other tax laws. In general, unless you received your shares in a compensatory arrangement, you will recognize a gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of Molex's stock. Under U.S. federal income tax laws, the Merger generally will not be a taxable transaction to non-U.S. holders (other than those who received shares in a compensatory arrangement) unless the non-U.S. holder has certain connections to the United States, but may be taxable under foreign tax laws. In addition, under certain circumstances, a portion of the Merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made. See the section entitled "Material U.S. Federal Income Tax Consequences" beginning on page 62 of this Proxy Statement for the definition of "U.S. holder" and "non-U.S. holder" and for a more detailed explanation of the tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor on how specific federal, state and/or foreign tax consequences of the Merger apply to you, particularly if you received shares in a compensatory arrangement.

        Q.    What tax consequences will there be on my options and restricted stock?

        A.    If your outstanding restricted stock did or does not vest prior to the Merger, then you will generally recognize taxable income equal to the cash payment you receive for your stock (i.e., $38.50 in cash per share plus any Payment Adjustment Amount). This will be treated as ordinary compensation income for income tax purposes and subject to income and other payroll tax withholding. Unvested restricted stock that is terminated or forfeited prior to closing (pursuant to termination of employment or otherwise) will not be entitled to any consideration at the close of the Merger.

        If you already recognized ordinary income on your restricted stock at the time the stock vested, then you will generally recognize a capital gain or loss equal to the difference between the income you previously recognized and the amount paid for the stock in the Merger. The capital gain or loss will be long term if more than one year has expired between the time you recognized the income and the Merger. Holders of such vested restricted stock generally will not be subject to income or other payroll tax withholding on any such capital gain.

        If you have not exercised your unexpired stock options prior to the Merger, then the payment you receive in the Merger for your options (whether or not the options were previously vested) will be ordinary compensation income for income tax purposes and subject to income and other payroll tax withholding. Unvested stock options that expire prior to the Merger (pursuant to termination of employment or otherwise) will not be entitled to any consideration at the close of the Merger.

        If you have previously exercised your options, you recognized ordinary income at the time of exercise equal to the difference between the value of Molex stock at such time and the exercise price. If you still hold the shares acquired upon the option exercise, generally, the difference between the amount paid for your stock in the Merger and the value of Molex stock at the time you previously exercised the option will be a capital gain or loss and will be long term if more than one year has expired between the date you exercised the option and the date of closing. Holders of stock received pursuant to an option exercise generally will not be subject to income or other payroll tax withholding on any such capital gain.

        Q.    What effect will the Merger have on Molex and its Common Stock, Class A Common Stock and Class B Common Stock?

        A.    Molex's Common Stock and Class A Common Stock are currently registered under the Exchange Act and are quoted on the NASDAQ Global Select Markets ("NASDAQ") under the symbols "MOLX" and "MOLXA," respectively. Molex's Class B Common Stock is not publicly traded. As a result of the Merger, Molex will become a privately-held subsidiary of Parent. As a private company following the completion of the Merger, the registration of Molex's Common Stock and Class A Common Stock and Molex's obligation to file reports and make other public disclosures with the Securities and Exchange Commission under the Exchange Act will be terminated, and Molex's Common Stock and the Class A Common Stock will no longer be listed on NASDAQ. In addition, Molex's Common Stock and Class A Common Stock are listed on the Official List of the U.K. Listing Authority (the "Official List") in the U.K. and are admitted to trading on the Main Market of the London Stock Exchange (the "LSE") under the symbols "MOL" and "MOLA", respectively. As a private company following the Merger, Molex also intends to cancel its listing on the Official List and to cancel the trading of its Common Stock and Class A Common Stock on the LSE with effect from the completion of the Merger.

        Q.    How does Molex's Board of Directors recommend that I vote on the proposals?

        A.    After careful consideration, Molex's Board of Directors determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Molex's stockholders and has approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger.

        Accordingly, Molex's Board of Directors recommends that you vote:

  •
  "FOR" the proposal to adopt the Merger Agreement;

  •
  "FOR" the proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger; and

  •
  "FOR" the proposal to approve the adjournment of the annual meeting, if necessary to solicit additional votes in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement.

        In addition, the Board of Directors, based on recommendations from its Audit, Corporate Governance and Nominating, and Compensation Committees, recommends that you vote:

  •
  "FOR" the proposal to vote on the election of four Class II directors nominated by Molex's Board of Directors to serve until the effective time of the Merger, or, if the Merger is not completed, for a three-year term;

  •
  "FOR" the proposal to ratify the selection of Ernst & Young LLP as Molex's independent auditor for fiscal 2014; and

  •
  "FOR" the proposal to approve the material terms of performance goals under the AIP for purposes of Section 162(m) of the Internal Revenue Code.

        To review the Board's reasons for recommending the Merger, see the section entitled "The Merger—Reasons for the Merger and Recommendation of the Board of Directors" beginning on page 37 of this Proxy Statement.

        Q.    How will Molex's directors and executive officers vote on the proposal to adopt the Merger Agreement and other proposals?

        A.    Concurrently with the execution of the Merger Agreement, Frederick A. Krehbiel and John H. Krehbiel, Jr., the two Co-Chairmen of Molex's Board of Directors, Fred L. Krehbiel, a member of Molex's Board of Directors, Martin P. Slark, Vice Chairman of Molex's Board of Directors and Molex's Chief Executive Officer, Liam G. McCarthy, Molex's President and Chief Operating Officer, David D. Johnson, Molex's Executive Vice President, Treasurer and Chief Financial Officer, and certain entities through which those persons hold certain shares of stock in Molex entered into substantially similar voting and support agreements (the "Voting Agreements") with Parent and Merger Sub. Subsequently, in connection with the scheduled termination of two trusts controlled by Frederick A. Krehbiel and John H. Krehbiel, Jr., respectively, and, in each case not individually but as trustee, all shares of Molex stock held by such trusts were distributed to Jay F. Krehbiel (Frederick A. Krehbiel's son) as a result of the transferee's attainment of a certain age. The parties subject to Voting Agreements together with Jay F. Krehbiel, who has agreed in writing to be bound by all of the terms of the Voting Agreement with respect to the shares transferred to him, are collectively referred to as the "Supporting Stockholders." Pursuant to the Voting Agreements, each Supporting Stockholder agreed to vote all shares of Common Stock and Class B Common Stock held by such Supporting Stockholder, representing 32.3% and 93.5% of the aggregate voting power of Common Stock and Class B Common Stock, respectively, in favor of the Merger Agreement, the Merger and related matters and granted Parent an irrevocable proxy in respect thereof.

        A summary of the Voting Agreements signed by the Supporting Stockholders is contained in the section entitled "The Annual Meeting—Voting Agreements of Certain Directors and Executive Officers of Molex" beginning on page 27 of this Proxy Statement. A form of the Voting Agreement substantially similar to the Voting Agreements signed by the Supporting Stockholders is attached hereto as Annex B.

        The Supporting Stockholders, in accordance with the Voting Agreements, are expected to, and Molex's other directors and executive officers have indicated that they intend to, vote "FOR" Proposal Nos. 1, 2 and 3.

        Molex's directors and executive officers also have indicated that they will vote "FOR" Proposal Nos. 4, 5 and 6.

        Q.    Do any of Molex's directors and executive officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

        A.    Yes. In considering the recommendation of Molex's Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. Molex's Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Molex. See the section entitled "The Merger—Interests of Molex's Directors and Executive Officers in the Merger" beginning on page 53 of this Proxy Statement.

        Q.    What vote is required for the proposals?

        A.    The affirmative vote by holders of (i) at least a majority of the outstanding shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the outstanding shares of Molex's Class B Common Stock, voting as a class, is required for the adoption of the Merger Agreement (Proposal No. 1).

        Proposal Nos. 2, 3, 5 and 6 require the affirmative vote of (i) at least a majority of the shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the shares of Molex's Class B Common Stock, voting as a class, in each case present in person or represented by proxy and entitled to vote at the annual meeting.

        The affirmative vote of the holders of a plurality of Common Stock and Class B Common Stock, voting together as a single class, is required for the election of the four Class II nominees for director (Proposal No. 4).

        As of October 14, 2013, there were 95,560,076 shares of Common Stock and 94,255 shares of Class B Common Stock outstanding.

        The Supporting Stockholders, representing 32.3% and 93.5% of the aggregate voting power of Common Stock and Class B Common Stock, respectively, have agreed to vote in favor of the Merger and Proposal Nos. 2 and 3, but do not have voting power sufficient to approve the Merger or Proposal Nos. 2 and 3. The Voting Agreements do not apply to Proposal Nos. 4, 5 or 6.

        Q.    What is a quorum?

        A.    In accordance with Molex's bylaws, in order for any matter to be considered at the annual meeting, there must be a quorum present. The presence of the holders of a majority of the voting power of Molex's capital stock issued and outstanding (that is, the Common Stock and the Class B Common Stock) and entitled to vote thereat, present in person or represented by proxy will constitute a quorum if such majority includes (i) the holders of at least one-third of the shares of Common Stock outstanding and entitled to vote at the annual meeting and (ii) the holders of at least one-third of the shares of Class B Common Stock outstanding and entitled to vote at the annual meeting. If a quorum is not present, the Voting Stockholders present in person or represented by proxy and entitled to vote at the annual meeting may adjourn the meeting until a quorum is present.

        Q.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        A.    If your shares are registered directly in your name with Molex's transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the "stockholder of record." The proxy materials have been sent to you directly by Molex.

        If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the "beneficial owner" of shares held in "street name." The proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the voting instructions on the form that you receive from your broker, bank or other nominee.

        Q.    How do I vote?

        A.    If you are a Voting Stockholder of record, you may vote your shares of Common Stock and Class B Common Stock:

  •
  by attending the annual meeting and voting your shares in person;

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  by completing, signing, dating and returning the enclosed proxy card and mailing it in the enclosed postage pre-paid envelope;

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  by telephone, using the telephone number printed on your proxy card; or

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  via the Internet, using the instructions printed on your proxy card.

        If your shares are held in street name through a brokerage account, bank or other nominee, you must provide your voting instructions in accordance with the voting instruction form provided by your broker, bank or other nominee. The availability of telephone and Internet voting will depend on your broker's, bank's or other nominee's voting process.

        Voting Stockholders of record may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. If you are designating a representative, you must execute a proper proxy designating that person. If you are a beneficial owner of shares, in order to be able to vote in person at the annual meeting you must obtain a legal proxy from your broker, bank or other nominee naming you as the proxy holder and present it to the inspector of election with your ballot when you vote at the annual meeting.

        Q.    If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

        A.    Other than for Proposal No. 5, your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted, which will be treated as a vote against the proposal to adopt the Merger Agreement.

        Q.    How are votes counted?

        A.    For each of Proposal Nos. 1, 2, 3, 5 and 6 you may vote "FOR," "AGAINST" or "ABSTAIN." For Proposal No. 4, you may vote "FOR" one or more specified nominees or you may "WITHHOLD" your vote for all nominees.

        As noted above, shares held by stockholders attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum.

        If the Voting Stockholders of record neither submit a vote by proxy nor vote in person at the annual meeting, their shares will not be voted. If a Voting Stockholder holds shares beneficially in street name and does not return the voting instruction form received from their broker, bank or other nominee, the holder's broker may not vote uninstructed shares on Proposal Nos. 1, 2, 3, 4 or 6, but may vote, in its discretion, on Proposal No. 5. When a broker is not permitted to vote a client's uninstructed shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." Broker non-votes will have no effect on Proposal Nos. 2, 3, 4 or 6, but will have the effect of a vote "AGAINST" Proposal No. 1.

        Abstentions will have the same effect as a vote "AGAINST" Proposal Nos. 1, 2, 3, 5 and 6. "WITHHOLD" votes will have no effect on the result of the votes on the election of directors for Proposal No. 4.

        Q.    Who will count the vote?

        A.    Representatives of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election.

        Q.    What if I don't vote for a proposal on the proxy I submit?

        A.    Unless you give other instructions on your proxy that you submit, or unless you give other instructions when you submit your proxy by telephone or Internet, the persons named as proxies will vote your shares:

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  "FOR" the proposal to adopt the Merger Agreement;

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  "FOR" the proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger;

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  "FOR" the proposal to approve the adjournment of the annual meeting, if necessary to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement;

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  "FOR" the proposal to vote on the election of four Class II directors nominated by Molex's Board of Directors to serve until the effective time of the Merger, or if the Merger is not completed, for a three-year term;

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  "FOR" the proposal to ratify the selection of Ernst & Young LLP as Molex's independent auditor for fiscal 2014; and

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  "FOR" the proposal to approve the material terms of performance goals under the AIP for purposes of Section 162(m) of the Internal Revenue Code.

        If any other business properly comes before the meeting or any adjournments or postponements thereof, the persons named as proxies will vote your shares in accordance with the recommendations of Molex's Board of Directors.

        If you are the beneficial owner of shares and do not give voting instructions to your broker, bank or other nominee on a proposal, your shares will not be voted on any proposal other than Proposal No. 5.

        Q.    When should I send in my proxy or voting instructions?

        A.    You should send in your proxy card via mail, or submit your proxy over the telephone or the Internet as soon as possible so that your shares will be voted at the annual meeting.

        If your shares are held in the name of a broker, bank or other nominee, you should submit your voting instructions to your broker, bank or other nominee as soon as possible so that your shares will be voted at the annual meeting.

        Q.    May I revoke my proxy or voting instructions?

        A.    Yes. You may revoke your proxy at any time before the annual meeting by any of the following methods. First, you can send a written, dated notice to the Secretary of Molex, at Molex Incorporated, 2222 Wellington Court, Lisle, Illinois 60532, stating that you revoke your proxy. Second, you can complete and submit a new, later-dated proxy by mail or over the telephone or Internet. Third, you can attend the meeting and vote in person. Your attendance at the annual meeting alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares, the procedures for changing your voting instructions described above will not apply and you must instead follow the directions received from your broker, bank or other nominee to change those instructions.

        Q.    What does it mean if I receive more than one proxy card or set of proxy materials?

        A.    If you own stock in more than one brokerage account or stock that is registered under different names, you may receive more than one proxy card (if you hold Common Stock or Class B Common Stock) and more than one set of proxy materials (if you hold Common Stock, Class B Common Stock or Class A Common Stock). For example, a stockholder may own some shares directly as a stockholder of record and other shares through a broker, bank or other nominee or through more than one broker, bank or other nominee. In these situations, the stockholder will receive multiple sets of proxy materials. The Voting Stockholders must vote, sign and return all of the proxy cards or follow the instructions for the submission of proxies by telephone or Internet on each of the proxy cards that the stockholder receives in order to vote all of the shares. Each proxy card a Voting Stockholder receives comes with its own postage pre-paid return envelope. When returning multiple proxy cards by mail, each proxy card should be returned separately in the return envelope that accompanies that proxy card.

        Q.    What happens if the meeting is postponed or adjourned?

        A.    Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

        Q.    Am I entitled to appraisal rights?

        A.    The Voting Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement are entitled to appraisal rights under Delaware law in connection with the Merger, provided such rights are properly perfected. In addition, holders of Class A Common Stock are also entitled to appraisal rights, even though they do not have any voting rights. In each case, stockholders must comply with the requirements of Section 262 of the Delaware General Corporation Law (as amended, "DGCL") in order to be entitled to have the "fair value" (as defined pursuant to Section 262 of the DGCL) of their shares of Common Stock, Class B Common Stock or Class A Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Per Share Merger Consideration. The ultimate amount stockholders would receive in an appraisal proceeding may be more than, the same as or less than the Per Share Merger Consideration. To exercise appraisal rights, stockholders must comply with the requirements of the DGCL. See the section entitled "The Merger Agreement—Proposal No. 1—Appraisal Rights" beginning on page 89 of this Proxy Statement and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this Proxy Statement.

        Q.    Is the Merger subject to the satisfaction of any conditions?

        A.    Yes. In addition to the approval of the proposal to adopt the Merger Agreement by the Voting Stockholders, the Merger is subject to the satisfaction of various conditions. The Merger is not conditioned upon the receipt of any financing by Parent. For a description of these conditions, please see the section entitled "The Merger Agreement—Proposal 1—Conditions to the Merger" beginning on page 84 of this Proxy Statement.

        Q.    When is the Merger expected to be completed?

        A.    The parties to the Merger Agreement are working to complete the Merger as quickly as possible. In order to complete the Merger, Molex must obtain the approvals of the Voting Stockholders to adopt the Merger Agreement as described in this Proxy Statement and the other closing conditions under the Merger Agreement must be satisfied, including the receipt of applicable regulatory approvals. Molex currently expects to complete the Merger before the end of this calendar year. Molex cannot assure you that the Merger will be completed by any particular date.

        Q.    What happens if the Merger is not completed?

        A.    If the proposal to adopt the Merger Agreement is not approved by the Voting Stockholders, or if the Merger is not consummated for any other reason, the Company's stockholders will not receive any payment for their shares in connection with the Merger. Instead, Molex will remain a public company and its shares of Common Stock and Class A Common Stock will continue to be listed and traded on NASDAQ and the LSE. In addition, under certain circumstances specified in the Merger Agreement, Molex may be required to pay Parent a termination fee of $232 million or to reimburse Parent for certain transaction expenses not to exceed $15 million in the aggregate.

        Q.    Should I send in my Molex stock certificates or other evidence of ownership now?

        A.    No. After the Merger is completed, the paying agent to be engaged by Parent in connection with the Merger will send to each of Molex's stockholders written, detailed instructions for exchanging your stock certificates for the Per Share Merger Consideration. You must return your stock certificates as described in the instructions. If your shares are held in "street name" by your broker, bank or other nominee, you may receive instructions from the broker, bank or other nominee as to what action, if any, you need to take to effect the exchange of your "street name" shares for the Per Share Merger Consideration. Please do not send in any certificates now.

        Q.    Will I be entitled to receive dividends for any period prior to the effective time of the Merger?

        A.    Molex intends to continue to declare and pay regular quarterly dividends consistent with past practice until the Merger is completed and stockholders will receive any dividend that is declared by Molex's Board of Directors. If the Merger is completed prior to the time Molex has declared or paid a dividend for the quarter in which the effective time of the Merger occurs, you will be entitled to receive for each share of Molex's Common Stock, Class A Common Stock and Class B Common Stock held by you a purchase price adjustment equal to (i) $0.24 multiplied by (ii) the quotient of (a) the total number of days elapsed between the first day of the fiscal quarter in which the effective time of the Merger occurs and the closing date, and (b) the total number of days in such fiscal quarter, less any applicable withholding taxes (the "Payment Adjustment Amount").

        Q.    What happens to my vote if I sell my shares before the annual meeting?

        A.    The record date for stockholders entitled to vote at the annual meeting is earlier than both the date of the annual meeting and the consummation of the Merger. If you transfer your shares after the record date but before the annual meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies Molex in writing of such special arrangements, you will retain your right to vote such shares at the annual meeting but will transfer the right to receive the Per Share Merger Consideration to the person to whom you transfer your shares.

        Q.    What should I do if I have questions?

        A.    If you have more questions about the annual meeting, the Merger or this Proxy Statement, or would like additional copies of this Proxy Statement, you should contact Georgeson, Inc., Molex's proxy solicitor, at (866) 767-8986.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement and the documents which Molex incorporates by reference into this Proxy Statement, as well as the other documents Molex files with the SEC, contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about Molex's future performance, business and beliefs, and management's assumptions. In addition, Molex, or others on Molex's behalf, may make forward-looking statements in press releases or written statements, or in Molex's communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as "expect," "anticipate," "outlook," "forecast," "could," "project," "intend," "plan," "continue," "believe," "seek," "estimate," "should," "may," "assume," and "potential," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Molex describes Molex's respective risks, uncertainties and assumptions that could affect the outcome or results of operations in Part 1, Item 1A of Molex's Annual Report 10-K for the year ended June 30, 2013, which is incorporated by reference herein, and in other reports that Molex files with the SEC. These risks and uncertainties also include, without limitation: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that have been or may be instituted against the Company or Parent related to the Merger Agreement; the inability to complete the transaction due to the failure to obtain the required stockholder approvals or the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction; the disruption of management's attention from the Company's ongoing business operations due to the transaction; and the effect of the announcement of the transaction on the Company's relationships with its customers, operating results and business generally.

        Molex has based its forward-looking statements, including statements made regarding the proposed transaction, the expected timetable for completing the proposed transaction and other statements, on Molex's management's beliefs and assumptions based on information available to management at the time the statements are made. Molex cautions you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by Molex's forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, industry trends, global economic conditions, success of customers, cost of raw materials, value of inventory, currency exchange rates, labor costs, protection of intellectual property, cost reduction initiatives, acquisition synergies, manufacturing strategies, product development, introduction and sales, regulatory changes, competitive strengths, natural disasters, unauthorized access to data, government investigations and outcomes of legal proceedings. Except as required under the federal securities laws, Molex does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this Proxy Statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

        These and additional factors could cause actual results to differ materially from those expressed in the forward-looking statements, which are discussed in reports Molex has filed with the SEC, including Molex's most recent filings on Form 10-K. See the section entitled "Where You Can Find More Information" on page 152 of this Proxy Statement. You should not place undue reliance on forward-looking statements. Molex cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this Proxy Statement represent Molex's views as of the date of this Proxy Statement and you should not assume that the statements made herein remain accurate as of any later date. Moreover, Molex assumes no obligation to update forward-looking statements to reflect events or circumstances after the date of this Proxy Statement.

SUMMARY TERM SHEET

        This summary term sheet summarizes the selected information contained in this Proxy Statement together with a page reference directing you to a more complete description of the topic, including regarding the Merger Agreement, the Merger and other agreements entered into in connection with the Merger. This summary does not contain all the information that may be important to you as a stockholder of Molex. Therefore, Molex encourages you to carefully read this entire Proxy Statement, its annexes and the documents referred to or incorporated by reference in this Proxy Statement. You may obtain the information incorporated by reference without charge by following the instructions under "Where You Can Find More Information" on page 152 of this Proxy Statement. In this Proxy Statement, unless the context requires otherwise, the terms "Molex" and "Company" refer to Molex Incorporated, a Delaware corporation, and its subsidiaries. The term "Merger Agreement" refers to the Agreement and Plan of Merger dated as of September 9, 2013, as it may be amended from time to time, by and among Molex, Parent and Merger Sub. The term "Parent" refers to Koch Industries, Inc., a Kansas corporation, and the term "Merger Sub" refers to Koch Connectors, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent. Unless the context requires otherwise, the terms "you" and "Voting Stockholders" refer to holders of Molex's Common Stock, par value $0.05 per share, and Molex Class B Common Stock, par value $0.05 per share.

  Parties to the Merger

  Molex Incorporated

        Molex is a 75-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, the Company operates 41 manufacturing locations in 15 countries and employs more than 35,000 people globally. Molex offers approximately 100,000 products through direct salespeople and authorized distributors. Markets that Molex serves include mobile devices, infotech, consumer electronics, automotive, telecommunications, industrial, medical, military and aerospace. Sales for the fiscal year ended June 30, 2013 were $3.6 billion. Over 70% of Molex's revenues come from products sold outside the United States.

        Molex's headquarters are at 2222 Wellington Court, Lisle, Illinois 60532 and its telephone number is (630) 527-4447. Molex's website address is www.molex.com. The information contained on or connected to Molex's website is expressly not incorporated by reference into this Proxy Statement. Additional information about Molex is provided in Molex's public filings with the U.S. Securities and Exchange Commission (or "SEC"), which are incorporated by reference herein. See the section entitled "Where You Can Find More Information" on page 152.

  Parent

        Koch Industries, Inc., a Kansas corporation ("Parent"). Parent is a privately-held company that owns a diverse group of companies involved in refining, chemicals and biofuels; forest and consumer products; fertilizers; polymers and fibers; process and pollution control equipment and technologies; minerals; commodity trading and services; ranching; glass; and investments. Parent's headquarters are at 4111 East 37th Street North, Wichita, Kansas 67220 and its telephone number is (316) 828-5500.

  Merger Sub

        Koch Connectors, Inc., a corporation organized under the laws of the State of Delaware, is an indirect wholly-owned subsidiary of Parent. Merger Sub was formed on August 30, 2013, solely for the purpose of effecting the Merger and has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the Merger Agreement. Merger Sub's headquarters are at 4111 East 37th Street North, Wichita, Kansas 67220 and its telephone number is (316) 828-5500.

  The Annual Meeting

  The Purpose of the Annual Meeting (page 24)

        Holders of Molex's Common Stock and Class B Common Stock at the close of business on October 21, 2013 will be asked to vote upon the proposal to adopt the Merger Agreement, which provides that, at the effective time of the Merger, Merger Sub will be merged with and into Molex, with Molex surviving the Merger as a privately-held and indirect wholly-owned subsidiary of Parent (Proposal No. 1).

        At the effective time of the Merger, holders of Molex's Common Stock, Class B Common Stock and Class A Common Stock will be entitled to receive $38.50 in cash plus a potential Payment Adjustment Amount (as defined below), without interest (the "Per Share Merger Consideration"), in each case less any applicable withholding taxes. The Payment Adjustment Amount, which is only payable if Molex has not previously declared or paid a dividend with respect to the fiscal quarter in which the effective time of the Merger occurs, is a cash amount equal to (i) $0.24 multiplied by (ii) the quotient of (a) the total number of days elapsed between the first day of the fiscal quarter in which the effective time of the Merger occurs and the closing date, and (b) the total number of days in such fiscal quarter.

        Immediately prior to the effective time of the Merger, each share of Molex restricted stock then outstanding and unvested will become fully vested, and the holders of such outstanding shares will receive the same Per Share Merger Consideration in the Merger as other holders of Molex's Class A Common Stock, less any applicable withholding taxes. All outstanding unvested stock options will also become fully vested immediately prior to the effective time of the Merger. All outstanding stock options will be cancelled in the Merger in exchange for the right to receive in cash an amount equal to the product of (i) the total number of shares subject to the stock option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price of the option, less any applicable withholding taxes.

        Voting Stockholders will also be asked to consider and vote upon a proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger (Proposal No. 2) and also upon a proposal to adjourn the annual meeting, if necessary for the purpose of soliciting additional proxies to approve the adoption of the Merger Agreement (Proposal No. 3).

        Voting Stockholders will be asked to approve three additional proposals unrelated to the Merger, including a proposal to vote on the election of four Class II directors nominated by Molex's Board of Directors to serve until the effective time of the Merger, or, if the Merger is not completed, for a three-year term (Proposal No. 4); a proposal to ratify the selection of Ernst & Young LLP as Molex's independent auditor for fiscal 2014 (Proposal No. 5); and a proposal to approve the material terms of performance goals under the AIP for purposes of Section 162(m) of the Internal Revenue Code (Proposal No. 6).

        If Voting Stockholders approve Proposal No. 1 to adopt the Merger Agreement and the Merger is completed, Molex will become an indirect wholly-owned subsidiary of Parent at the effective time of the Merger.

  Date, Time and Place of the Annual Meeting (page 24)

        The annual meeting will be held on November 15, 2013, at 10 a.m., local time, at Molex's corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532.

  Recommendation of the Board of Directors of Molex (page 24)

        Molex's Board of Directors recommends that you vote:

  •
  "FOR" the proposal to adopt the Merger Agreement;

  •
  "FOR" the proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger;

  •
  "FOR" the proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional votes in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement;

  •
  "FOR" the proposal to vote on the election of four Class II directors nominated by Molex's Board of Directors to serve until the effective time of the Merger, or, if the Merger is not completed, for a three-year term;

  •
  "FOR" the proposal to ratify the selection of Ernst & Young LLP as Molex's independent auditor for fiscal 2014; and

  •
  "FOR" the proposal to approve the material terms of performance goals under the AIP for purposes of Section 162(m) of the Internal Revenue Code.

        The following directors (the "Non-Participating Directors") recused themselves from and did not participate in the deliberations or vote on the Merger: Martin P. Slark, Edgar D. Jannotta and Donald G. Lubin. Mr. Jannotta is Chairman of William Blair & Company L.L.C. ("William Blair"), which Molex engaged to provide it with financial advice in connection the Merger. Mr. Lubin is a partner at Dentons US LLP ("Dentons"), which Molex engaged as its legal counsel for the Merger. Mr. Slark is Vice Chairman of Molex's Board of Directors and Molex's Chief Executive Officer. Mr. Slark recused himself based on his view that, in any transaction involving the sale of Molex, his interests as a member of management may be different than those of other stockholders generally. Messrs. Jannotta and Lubin recused themselves from and did not participate in the deliberations of the Board of Directors regarding or vote on Molex's engagement of either William Blair or Dentons.

        Except as set forth below, all of the other members of Molex's Board of Directors participated in all of the deliberations, voted on and approved the Merger Agreement and the transactions contemplated thereunder following a determination that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Molex's stockholders. Director Michael J. Birck received the materials distributed to the directors prior to the September 6, 2013 special meeting of the Board of Directors to consider the Merger Agreement and the transactions contemplated by it, but was unable to participate in the meeting due to a failure or a disconnect in the cellular network servicing Mr. Birck's location. After the meeting, Mr. Birck notified Frederick A. Krehbiel, Co-Chairman of the Board of Directors, that he had reviewed the materials provided to the directors and fully supported the transactions contemplated by the Merger Agreement, including the Merger.

        The recommendation of Molex's Board of Directors to vote "FOR" Proposal Nos. 4, 5 and 6 is based on recommendations from its Audit and Corporate Governance and Nominating and Compensation Committees. If Voting Stockholders approve Proposal No. 1 to adopt the Merger Agreement and the Merger is completed, Molex will become an indirect wholly-owned subsidiary of Parent at the effective time of the Merger.

  Record Date (page 25)

        Holders of record of Molex's Common Stock and Class B Common Stock at the close of business on October 21, 2013 (the "record date") are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. As of the close of business on October 14, 2013, there were 95,560,076 shares of Common Stock and 94,255 shares of Class B Common Stock outstanding and entitled to vote at the annual meeting, held by approximately 1,697 and 13 holders of record, respectively.

        Holders of record of Molex's Class A Common Stock at the close of business on the record date are entitled to notice of, and to attend and speak at, the annual meeting or any adjournment or postponement thereof, but are not entitled to vote on the proposal to adopt the Merger Agreement or any other proposal being submitted for a vote of the Voting Stockholders at the annual meeting. As of the close of business on October 14, 2013, there were 83,400,907 shares of Class A Common Stock outstanding held by approximately 4,700 holders of record.

  Who Can Vote (page 25)

        Holders of record of Molex's Common Stock and Class B Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Holders of Molex's Class A Common Stock are entitled to notice of and to attend and speak at the annual meeting and any adjournment or postponement thereof, but are not entitled to vote on the Merger Agreement or any other matter being submitted to a vote of stockholders at the annual meeting. A complete list of Voting Stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at Molex's corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532 during regular business hours for a period of no less than ten days before the annual meeting, and also at the annual meeting.

  Required Vote and Quorum (page 25)

        The adoption of the Merger Agreement (Proposal No. 1) requires the affirmative vote of (i) at least a majority of the outstanding shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the outstanding shares of Molex's Class B Common Stock, voting as a class. Abstentions or the failure to vote your shares will have the same effect as a vote against the Merger.

        Proposal Nos. 2, 3, 5 and 6 require the affirmative vote of (i) at least a majority of the shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the shares of Molex's Class B Common Stock, voting as a class, in each case present in person or represented by proxy and entitled to vote at the annual meeting.

        The affirmative vote of the holders of a plurality of Common Stock and Class B Common Stock, voting together as a single class, is required for the election of the four Class II nominees for director (Proposal No. 4).

        The presence of the holders of a majority of the voting power of Molex's capital stock issued and outstanding (that is, the Common Stock and the Class B Common Stock) and entitled to vote thereat, present in person or represented by proxy will constitute a quorum if such majority includes (i) the holders of at least one-third of the shares of Common Stock outstanding and entitled to vote at the annual meeting and (ii) the holders of at least one-third of the shares of Class B Common Stock outstanding and entitled to vote at the annual meeting.

  Voting and Support Agreements (page 27)

        Concurrently with the execution of the Merger Agreement, Frederick A. Krehbiel and John H. Krehbiel, Jr., the two Co-Chairmen of Molex's Board of Directors, Fred L. Krehbiel, a member of

Molex's Board of Directors, Martin P. Slark, Vice Chairman of Molex's Board of Directors and Molex's Chief Executive Officer, Liam G. McCarthy, Molex's President and Chief Operating Officer, David D. Johnson, Molex's Executive Vice President, Treasurer and Chief Financial Officer, and certain entities through which those persons hold certain shares of stock in Molex entered into substantially similar Voting and Support Agreements (the "Voting Agreements") with Parent and Merger Sub. Subsequently, in connection with the scheduled termination of two trusts controlled by Frederick A. Krehbiel and John H. Krehbiel, Jr., respectively, and, in each case not individually but as trustee, all shares of Molex stock held by such trusts were distributed to Jay F. Krehbiel (Frederick A. Krehbiel's son) as a result of the transferee's attainment of a certain age. The parties subject to Voting Agreements together with Jay F. Krehbiel, who has agreed in writing to be bound by all of the terms of the Voting Agreement with respect to the shares transferred to him, are collectively referred to as the "Supporting Stockholders."

        Pursuant to the Voting Agreements, subject to certain exceptions, each Supporting Stockholder agreed to vote, and granted Parent a proxy to vote, all of its shares of Common Stock and Class B Common Stock, representing 32.3% and 93.5% of the aggregate voting power of Common Stock and Class B Common Stock, respectively, in favor of the Merger and related matters and to vote against any acquisition proposal, merger, or similar transaction other than the Merger, and against any proposal or agreement that would reasonably be expected to result in a breach of certain provisions under the Merger Agreement. Each Supporting Stockholder has agreed not to initiate, solicit, knowingly facilitate or encourage or engage in any discussions with any other person regarding an alternative acquisition proposal and not to furnish any non-public information relating to Molex to a party that such Supporting Stockholder or the Company knows is seeking to or may make an acquisition proposal. Each Supporting Stockholder has also agreed to certain restrictions on dispositions of shares of Common Stock, Class A Common Stock and Class B Common Stock covered by the applicable Voting Agreement. The Voting Agreements will terminate upon the earlier of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement and (iii) the mutual written consent of the Supporting Stockholders and Parent.

        A form of the Voting Agreement executed by the Supporting Stockholders is attached as Annex B to this Proxy Statement.

        The Voting Agreements are not applicable to Proposal Nos. 4, 5 or 6.

  Solicitation of Proxies (page 31)

        All expenses for soliciting proxies will be paid by Molex, which has retained Georgeson, Inc. to aid in the solicitation of proxies, for fees of approximately $12,500, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail and telephone. Broadridge Financial Solutions, Inc. has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. Molex will reimburse such parties for their reasonable expenses for sending proxy materials to the beneficial owners of the shares. In addition, solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by Molex's directors, officers or employees. No additional compensation will be paid to directors, officers or employees for such services.

  Admission to the Annual Meeting (page 28)

        You are entitled to attend the annual meeting only if you were a Molex stockholder as of the close of business on October 21, 2013 or hold a valid proxy from a Molex stockholder of record to attend the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, bank, or other nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. If you wish to vote in person at the annual meeting and are not a Voting Stockholder of record as of the record date, you must have a proxy from a record Voting Stockholder as of the record date. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted. Cameras, recording equipment, electronic devices, large bags, briefcases or packages will not be permitted in the annual meeting. For directions to the annual meeting, please call Molex's Investor Relations at (630) 527-4447.

  Submitting Your Proxy (page 29)

        Molex is providing the Voting Stockholders three ways to submit their proxies:

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  by mail, using the enclosed proxy card and return envelope (proxy cards submitted by mail must be received before November 15, 2013 to be voted at the annual meeting);

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  by telephone, using the telephone number printed on the enclosed proxy card (voting instructions must be received by 11:59 p.m., Eastern time, November 14, 2013); or

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  by Internet, using the instructions printed on the enclosed proxy card (voting instructions must be received by 11:59 p.m., Eastern time, November 14, 2013).

        If you hold your Common Stock or Class B Common Stock in "street name" through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee explaining how to vote your shares.

  Revocability of Proxy (page 30)

        Your proxy is revocable. If you are a holder of record of Common Stock or Class B Common Stock as of the record date, you may revoke your proxy at any time before the vote is taken at the annual meeting by:

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  submitting a new proxy with a later date by using the telephone or Internet proxy submission procedures described in the proxy card, or by completing, signing, dating and returning a new proxy card by mail to Molex;

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  attending the annual meeting and voting in person; or

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  sending written notice of revocation to the Secretary of Molex at Molex Incorporated, Attn: Secretary, 2222 Wellington Court, Lisle, Illinois 60532.

        Attending the annual meeting in person without taking one of the actions described above will not in itself revoke a previously submitted proxy. If your shares are held in "street name" by your broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding revocation of voting instructions.

  Rights of Class A Common Stockholders

        Holders of Molex's Class A Common Stock are entitled to notice of, and to attend and speak at, the annual meeting and any adjournment or postponement thereof, but are not entitled to vote on the Merger Agreement or any other matter being submitted to a vote of stockholders at the annual meeting. Holders of Class A Common Stock will receive the same Per Share Merger Consideration as holders of Common Stock and Class B Common Stock. Holders of Class A Common Stock also have appraisal rights under Delaware law in connection with the Merger.

  The Merger

  Structure of the Merger (page 67)

        Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub, an indirect wholly-owned subsidiary of Parent, will merge with and into Molex, and Molex will be the surviving corporation in the Merger. As a result of the Merger, Molex will become an indirect wholly-owned indirect subsidiary of Parent and will cease to be a publicly-traded company. The Merger Agreement is attached as Annex A to this Proxy Statement. Please read it carefully.

  Consideration to be Received in the Merger (page 67)

        At the effective time of the Merger, holders of Molex's Common Stock, Class B Common Stock and Class A Common Stock will be entitled to receive Per Share Merger Consideration, $38.50 in cash plus a potential Payment Adjustment Amount. If the Merger is completed prior to the time Molex has declared or paid a dividend for the quarter in which the effective time of the Merger occurs, the Payment Adjustment Amount will be equal to (i) $0.24 multiplied by (ii) the quotient of (a) the total number of days elapsed between the first day of the fiscal quarter in which the effective time of the Merger occurs and the closing date of the Merger and (b) the total number of days in such fiscal quarter, less any applicable withholding taxes. Molex currently cannot estimate the amount of the Payment Adjustment Amount, which will range between $0.00 and $0.24.

        Molex stockholders that are entitled to and properly perfect their appraisal rights under Delaware law will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of their shares of Common Stock, Class A Common Stock or Class B Common Stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

  Treatment of Restricted Stock and Options (page 68)

        Immediately prior to the effective time of the Merger, each share of Molex restricted stock then outstanding and unvested will become fully vested, and the holders of such outstanding shares will receive the same Per Share Merger Consideration in the Merger as other holders of Molex's Class A Common Stock, less any applicable withholding taxes. All outstanding unvested stock options will also become fully vested immediately prior to the effective time of the Merger. All outstanding stock options will be cancelled in the Merger in exchange for the right to receive in cash an amount equal to the product of (i) the total number of shares subject to the stock option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price of the option, less any applicable withholding taxes.

  Material U.S. Federal Income Tax Consequences of the Merger (page 62)

        If you are a U.S. holder of Molex's Common Stock, Class B Common Stock or Class A Common Stock, the receipt of cash upon the cancellation of shares pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, unless you received your shares in a compensatory arrangement, you will recognize gain or loss measured by the difference, if any, between the cash you receive in the Merger (plus the amount, if any, of taxes withheld) and your tax basis in your shares of Molex's stock. Under U.S. federal income tax laws, the Merger will generally not be a taxable transaction to non-U.S. holders (other than those who received shares in a compensatory arrangement) unless the non-U.S. holder has certain connections to the United States, but may be a taxable transaction under foreign tax laws. In addition, under certain circumstances, a portion of the Merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made. You should read the section entitled "Material U.S. Federal Income Tax

Consequences" beginning on page 62 for the definition of "U.S. holder" and "non-U.S. holder" and for more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock, Class B Common Stock and Class A Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

  Opinion of Goldman Sachs as Financial Advisor to Molex's Board of Directors (page 40)

        Goldman, Sachs & Co. ("Goldman Sachs") delivered its opinion to Molex's Board of Directors that, as of September 9, 2013, and based upon and subject to the factors and assumptions set forth therein, the $38.50 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of each class of common stock, taken in the aggregate, pursuant to the Merger Agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated September 9, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of Molex's Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Molex's Common Stock, Class A Common Stock or Class B Common Stock should vote with respect to the Merger or any other matter. Pursuant to the terms of an engagement letter between Molex and Goldman Sachs, Molex paid Goldman Sachs a fee of $2.5 million, in cash, following the delivery of the financial analysis of Goldman Sachs contemplated by its opinion.

  Conditions to the Merger (page 84)

        Molex, Parent and Merger Sub are not required to complete the Merger unless a number of conditions are satisfied or waived, as applicable. These conditions include:

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  the approval of the proposal to adopt the Merger Agreement by the affirmative vote of (i) at least a majority of the outstanding shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the outstanding shares of Molex's Class B Common Stock, voting as a class;

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  the absence of any law, judgment, decree, award or judicial, administrative, executive or legislative order of a governmental authority making illegal, restraining, enjoining or otherwise prohibiting the consummation of the Merger;

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  the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), expiration or termination of the applicable waiting periods under the competition laws of China, the European Union, Israel, Japan, Mexico, South Korea, Turkey and Ukraine, or any other approval, waiver or consent of any governmental authority, the absence of which could reasonably be expected to materially impair the operation of Molex or Parent's control thereof;

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  the parties' representations and warranties in the Merger Agreement being true and correct as of the date of the Merger Agreement and the time of completion of the Merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), generally subject to certain materiality standards; and

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  the parties having performed or complied in all material respects with all agreements and covenants required to be performed or complied with at or prior to the time of completion of the Merger.

  Financing of the Merger (page 53)

        The Merger is not conditioned upon Parent's receipt of any financing or the completion of the issuance of any securities by Parent or the availability of any cash at Molex to be used to complete the Merger or any transaction contemplated by the Merger Agreement.

  No Solicitation (page 76)

        The Merger Agreement contains a customary non-solicitation provision that prohibits Molex from soliciting alternative acquisition proposals from third parties and providing information to, and participating in discussions and engaging in negotiations with, third parties regarding alternative acquisition proposals, subject to the fulfillment of certain fiduciary requirements of Molex's Board of Directors and compliance with the terms of the Merger Agreement. In certain circumstances, Molex's Board of Directors has the right to change its recommendation in support of a "superior proposal," but Molex will, at Parent's request, continue to submit the Merger Agreement to a vote of the Voting Stockholders for the purpose of obtaining the approval of the Merger by the Voting Stockholders.

  Termination of the Merger Agreement (page 86)

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the completion of the Merger as follows:

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  by mutual written consent of Parent and Molex;

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  by either Parent or Molex, whether before or after the stockholder approval of the Merger Agreement, if the Merger has not been completed on or prior to February 28, 2014, (the "Outside Date"); except that the Outside Date will be automatically extended for up to twelve months to the extent necessary to obtain required antitrust approvals or consents for as long as all of the other closing conditions have been satisfied; and

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  by either Parent or Molex in certain other circumstances.

  Termination Fee (page 87)

        Molex will be required to pay Parent a termination fee of $232 million in certain circumstances. Subject to certain limitations, the parties agreed that the payment of the termination fee in accordance with, and after the valid termination of, the Merger Agreement will be the exclusive remedy available to Parent for any loss resulting from the failure of the Merger to be completed in the circumstances in which payment of the termination fee is required under the Merger Agreement.

  Expense Reimbursement (page 88)

        Molex is required to reimburse Parent up to $15 million of Merger-related expenses incurred by Parent or Merger Sub if the Merger Agreement is terminated under certain circumstances.

        Parent is required to reimburse Molex for certain of its expenses incurred in obtaining requisite antitrust and other government approvals.

  Regulatory Matters (page 61)

        Molex and Parent were required to make a filing under the HSR Act in connection with the Merger. The HSR Act provides that certain acquisition transactions may not be consummated until the parties to the transaction have filed a prescribed notification and report form and have supplied certain information concerning the transaction to the Antitrust Division of the U.S. Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"), and the waiting period has expired or has been terminated. The HSR Act filing occurred on September 17, 2013, and the FTC granted early termination of the waiting period on September 27, 2013. The parties need nothing further from the Antitrust Division of the DOJ or the FTC to consummate the Merger.

        Private parties, as well as state governments have the ability to bring legal actions under the state or federal antitrust laws seeking divestiture of substantial assets of either or both of Parent or Molex or conditions on the future activities of the merged entities or both and damages or other legal or equitable relief.

        The Merger is also conditioned on the filing of a notification with the European Commission under Council Regulation (EC) No 139/2004, and the filings required by the antitrust and competition laws and regulations of China, Israel, Japan, Mexico, South Korea, Turkey and Ukraine and receipt of the applicable clearances or expiration of waiting periods under the laws and regulations of each of these entities and countries. The parties have made the appropriate notifications in these countries and jurisdictions to begin the process to receive the necessary clearances or expiration of waiting periods under the appropriate laws and regulations.

        See the sections entitled "The Merger Agreement—Proposal No. 1—Conditions to the Merger" and "The Merger Agreement—Proposal No. 1—Efforts to Complete the Merger; Governmental Approvals."

  Appraisal Rights (page 89)

        Under Delaware law, holders of Common Stock and Class B Common Stock who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares, and who otherwise comply with the requirements of Section 262 of the DGCL, will be entitled to seek appraisal for and obtain payment in cash for the judicially determined "fair value" (as defined pursuant to Section 262 of the DGCL) of their shares in lieu of receiving of the Per Share Merger Consideration if the Merger is completed, but only if they comply with all applicable requirements of Delaware law. The judicially determined "fair value" may be more or less than, or the same as, the Per Share Merger Consideration.

        Holders of Class A Common Stock have the same appraisal rights and are subject to the same procedural requirements as the holders of Common Stock and Class B Common Stock in order to perfect their appraisal rights.

        Any holder of record of shares of Molex's Common Stock, Class B Common Stock or Class A Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Molex prior to the vote on the proposal to adopt the Merger Agreement, must not (in the case of holders of Common Stock and Class B Common Stock) vote in favor of the proposal to adopt the Merger Agreement, must continue to hold the shares through the effective time of the Merger and must otherwise comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex D to this Proxy Statement. Stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with the relevant provisions of DGCL may result in loss of appraisal rights.

  Interests of Directors and Executive Officers in the Merger (page 53)

        In considering the recommendation of Molex's Board of Directors, made without the participation of the Non-Participating Directors (including Mr. Slark), with respect to the proposal to adopt the Merger Agreement, stockholders should be aware that, aside from their interests as stockholders of Molex, Molex's directors and executive officers have interests in the Merger that are different from, or in addition to, those of Molex's stockholders generally. These interests may create potential conflicts of interest. These interests include the acceleration and "cash-out" of certain equity and equity-based awards and deferred compensation, certain cash bonuses contingent upon the executive officers' continued services to Molex until the effective date of the Merger and the right to continued indemnification and insurance coverage by Molex after the Merger.

        The Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that the Company's stockholders vote in favor of adopting the Merger Agreement.

  Legal Proceedings (page 65)

        On September 10, 2013, a putative stockholder class action complaint was filed in the Chancery Division of the Circuit Court of DuPage County in the State of Illinois, captioned Carolyn Williams v. Molex Incorporated, et. al., Case No. 2013CH002616. The complaint purports to be brought on behalf of holders of Molex common stock, with certain exclusions, and names as defendants Molex, each member of Molex's Board of Directors (the "Individual Defendants"), Parent and Merger Sub. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties. The complaint includes, among other allegations, that the Individual Defendants failed to take steps to maximize the value of Molex and obtain for Molex's stockholders the highest value available in the marketplace, that the "intrinsic value" of Molex's stock is in excess of the amount offered in the transaction, and that the "no-shop," "matching rights" and termination fee provisions of the Merger Agreement unfairly favor Parent and Merger Sub and improperly restrain Molex's ability to consider other offers. The relief sought includes, among other things, an injunction prohibiting the completion of the Merger, rescission (to the extent the Merger has been completed), and the payment of plaintiff's attorneys' and experts' fees and costs. Molex, Parent and Merger Sub believe that the complaint is without merit and intend to vigorously defend the action. As of September 27, 2013, the parties orally stipulated that the time for all defendants to answer or otherwise plead would be stayed until a mutually agreed-upon date after an amended and/or consolidated complaint is filed, but as of October 14, 2013, no such amended or consolidated complaint has been served.

        On September 11, 2013, a putative stockholder class action complaint was filed in the Eighteenth Judicial District of the Circuit Court of DuPage County in the State of Illinois, captioned Spoleto Corp. v. Molex Incorporated, et. al., Case No. 2013CH002625. The complaint names as defendants Molex, the Individual Defendants, Parent and Merger Sub. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Molex, Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties. The complaint includes, among other allegations, that the Individual Defendants failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations, and that the Voting Agreements, the "no-shop," "matching rights" and termination fee provisions, certain alleged restrictions on the Board of Directors' ability to change its recommendation concerning the Merger upon certain material favorable changes in Molex's condition, and Parent's ability to require a vote on the Merger allegedly gives Parent an advantage over potential future competing bids. The relief sought includes, among other things, an injunction prohibiting the completion of the Merger, rescission (to the extent the Merger has been completed), and the payment of plaintiff's attorneys' and experts' fees and costs. Molex, Parent and Merger Sub believe that the complaint is without merit and intend to vigorously defend the action. On September 27, 2013, the parties executed a stipulation that the time for all defendants to answer or otherwise plead would be stayed until a mutually agreed-upon date after an amended and/or consolidated complaint is filed, but as of October 14, 2013, no such amended or consolidated complaint has been served.

        On September 30, 2013, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned George Leon Family Trust v. Molex Incorporated, et al., Civil Action No. 8961-VCL. The complaint names as defendants Molex, the Individual Defendants,

Parent and Merger Sub. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Molex, Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties. The complaint includes, among other allegations, that the Individual Defendants failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations, and that the Voting Agreements, the "force-the-vote," "no-shop" and "matching rights" provisions, the termination fee and notice requirement all allegedly give Parent an advantage over potential future competing bids. In addition, the complaint alleges that the Preliminary Proxy Statement fails to adequately disclose whether Parent was one of the original potential strategic bidders contacted by William Blair, what strategic alternatives other than the sale of Molex the Co-Chairmen and the Molex's Board of Directors considered, what reasons were given by the fifteen strategic bidders for not pursuing due diligence for the acquisition of Molex, how the terms of customary and limited standstill agreements Parent entered into differed, the prior business relationships that BDT & Company, LLC had with Parent, and the services William Blair had provided to Molex and/or Parent during the preceding two years and the corresponding fees received. The complaint also contends that the Preliminary Proxy Statement fails to disclose information concerning the work of Goldman Sachs in preparing its fairness opinion; specifically, the alleged failure to disclose all of the inputs and assumptions underlying Goldman Sachs' discount rates and weighted average cost of capital estimates, and to disclose Goldman Sachs' method for selecting companies and transactions for its comparable company analysis and the individual multiples used for each selected company or the proposed transaction. The relief sought includes, among other things, an injunction prohibiting the completion of the Merger, an accounting of putative damages and the payment of plaintiff's attorneys' and experts' fees, costs and expenses. Contemporaneously with the filing of the complaint, Plaintiffs filed a motion for expedited proceedings and a motion for a preliminary injunction. To date, the court has not set a briefing schedule or hearing on either motion. Molex, Parent and Merger Sub believe that the complaint and motions are without merit and intend to vigorously defend the action.

        On September 27, 2013, a putative shareholder class action complaint was filed in the Eighteenth Judicial District of the Circuit Court of DuPage County in the State of Illinois, captioned Donald C. Croson v. Molex Incorporated, et. al., Case No. 2013CH002766. The complaint names as defendants Molex, the Individual Defendants, Parent and Merger Sub. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Molex, Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties. The complaint alleges, among other things, that: the Individual Defendants breached their fiduciary obligations by failing to conduct an adequate sales process; failing to take steps to maximize the value of Molex; entering into Voting Agreements and the Merger Agreement that potentially preclude competing offers through provisions such as "force the vote," "no solicitation," Parent's right to match a competing bid, termination fee, and restriction on Individual Defendants' ability to change their recommendation to stockholders with respect to the Merger. The complaint further alleges that the Preliminary Proxy Statement contains a variety of inaccurate, misleading or incomplete disclosures including with respect to Molex's prospective financial information, any intention of the Co-Chairmen to resign, retention of financial advisors William Blair and BDT & Company, LLC and those advisors' prior business relationships with Parent, the retention of Goldman Sachs, any consideration of Parent's principal direct competitors as potential purchasers, and the criteria used to identify the seventeen potential purchasers which were contacted in July 2013. The complaint further alleges that the Preliminary Proxy Statement makes material omissions with respect to the data and underlying financial analyses supporting Goldman Sachs' fairness opinion including its analyses regarding public market multiples, illustrative discounted cash flow, summary of selected precedent transactions, illustrative present value of future share price, and leveraged buyout. The relief sought includes, among other things, an injunction prohibiting the completion of the Merger, rescission (to the extent the Merger has been completed), and the payment of plaintiff's attorneys' and experts' fees and costs. Molex, Parent and Merger Sub believe that the complaint is without merit and intend to defend vigorously the action.

THE ANNUAL MEETING

        Molex Incorporated is furnishing this Proxy Statement to you, as a stockholder of Molex, as part of the solicitation of proxies by Molex's Board of Directors for use at the annual meeting of stockholders. In this Proxy Statement, unless the context requires otherwise, the terms "Molex" or "Company" refer to Molex Incorporated, a Delaware corporation, and its subsidiaries. The term "Merger Agreement" refers to the Agreement and Plan of Merger dated as of September 9, 2013, as it may be amended from time to time, by and among Molex, Parent and Merger Sub. The term "Parent" refers to Koch Industries, Inc., a Kansas corporation, and the term "Merger Sub" refers to Koch Connectors, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent. Unless the context requires otherwise, the terms "you" and "Voting Stockholders" refer to holders of Molex's Common Stock, par value $0.05 per share, and Molex Class B Common Stock, par value $0.05 per share. Pursuant to the Merger Agreement, Merger Sub will merge with and into Molex, with Molex surviving the Merger as an indirect wholly-owned subsidiary of Parent (the "Merger").

Date, Time, Place and Purpose of the Annual Meeting

        This Proxy Statement is being furnished to Molex's stockholders in connection with the solicitation of proxies by the Company's Board of Directors for use at the annual meeting to be held at Molex's corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532 on November 15, 2013 beginning at 10 a.m., local time, or at any adjournment or postponement thereof. At the annual meeting, holders of Molex's Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote will be asked:

  •
  to consider and vote on a proposal to adopt the Merger Agreement pursuant to which Molex will become an indirect wholly-owned subsidiary of Parent (Proposal No. 1);

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  to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger (Proposal No. 2);

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  to approve the adjournment of the annual meeting, if necessary, to solicit additional votes if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement (Proposal No. 3);

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  to vote on the election of four Class II directors nominated by Molex's Board of Directors to serve until the effective time of the Merger, or, if the Merger is not completed, for a three-year term (Proposal No. 4);

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  to ratify the selection of Ernst & Young LLP as Molex's independent auditor for fiscal 2014 (Proposal No. 5);

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  to approve the material terms of performance goals under the AIP for purposes of Section 162(m) of the Internal Revenue Code (Proposal No. 6); and

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  to act upon other business that may properly come before the annual meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

        A copy of the Merger Agreement is included as Annex A to this Proxy Statement. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about October 24, 2013.

Recommendation of the Board of Directors

        Molex's Board of Directors determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Molex's stockholders and has approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger, and recommended that holders of Molex's Common Stock and Class B Common Stock (together, the "Voting Stockholders" or "you" unless the context indicates otherwise) vote for the Merger Agreement.

        Accordingly, Molex's Board of Directors recommends that the holders of Molex's Common Stock and Class B Common Stock vote:

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  "FOR" the proposal to adopt the Merger Agreement (Proposal No. 1);

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  "FOR" the proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger (Proposal No. 2); and

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  "FOR" the proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional votes if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement (Proposal No. 3).

        Except for Martin P. Slark, Edgar D. Jannotta and Donald G. Lubin (the "Non-Participating Directors") and as set forth below, all of the members of Molex's Board of Directors participated in all of the deliberations, voted on and approved the Merger Agreement and the transactions contemplated thereunder following a determination that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Molex's stockholders. Director Michael J. Birck received the materials distributed to the directors prior to the September 6, 2013 special meeting of the Board of Directors to consider the Merger Agreement and the transactions contemplated by it, but was unable to participate in the meeting due to a failure or a disconnect in the cellular network servicing Mr. Birck's location. After the meeting, Mr. Birck notified Fredrick A. Krehbiel, co-chairman of the Board of Directors, that he had reviewed the materials provided to the directors and fully supported the transactions contemplated by the Merger Agreement, including the Merger. Molex's Board of Directors recommends that the Voting Stockholders vote "FOR" Proposals 1, 2 and 3 in this Proxy Statement.

        In addition, the Board of Directors, based on recommendations from its Audit and Corporate Governance and Nominating and Compensation Committees recommends that you vote:

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  "FOR" the proposal to vote on the election of four Class II directors nominated by Molex's Board of Directors to serve until the effective time of the Merger, or, if the Merger is not completed, for a three-year term (Proposal No. 4);

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  "FOR" the proposal to ratify the selection of Ernst & Young LLP as Molex's independent auditor for fiscal year 2014 (Proposal No. 5); and

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  "FOR" the proposal to approve the material terms of performance goals under the AIP for purposes of Section 162(m) of the Internal Revenue Code (Proposal No. 6).

Record Date; Quorum

        The holders of record of Common Stock and Class B Common Stock as of the close of business on October 21, 2013, the record date, are entitled to receive notice of and to vote at the annual meeting. On October 14, 2013, there were 95,560,076 shares of Common Stock and 94,255 shares of Class B Common Stock issued and outstanding and held by approximately 1,697 and 13 holders of record, respectively.

        A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at Molex's corporate headquarters at 2222 Wellington Court, Lisle, Illinois 60532 during regular business hours for a period of no less than ten days before the annual meeting, and at the annual meeting. Molex intends to commence the solicitation of proxies on or around October 21, 2013 and will continue to solicit proxies until the November 15, 2013 annual meeting. Each stockholder of record on the record date will receive the Proxy Statement and each Voting Stockholder will have the opportunity to vote on the matters described in the Proxy Statement.

        No matter may be considered at the annual meeting unless a quorum is present. The presence of the holders of a majority of the voting power of Molex's capital stock issued and outstanding (that is, the Common Stock and the Class B Common Stock) and entitled to vote thereat, present in person or represented by proxy will constitute a quorum if such majority includes (i) the holders of at least one-third of the shares of Common Stock outstanding and entitled to vote at the annual meeting and (ii) the holders of at least one-third of the shares of Class B Common Stock outstanding and entitled to vote at the annual meeting. Shares of Common Stock and Class B Common Stock represented by proxies reflecting abstentions and properly executed broker non-votes (if any) will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, bank or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees will not have discretionary voting power with respect to Proposal Nos. 1, 2, 3, 4 or 6. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present.

Required Vote

        Each share of Common Stock and Class B Common Stock outstanding as of the record date is entitled to one vote at the annual meeting. The Common Stock and Class B Common Stock will vote separately on each of the proposals being presented at the annual meeting (except for the election of directors). The required vote for each proposal to be voted on at the annual meeting is set forth below.

        Under Delaware law and the Company's certificate of incorporation and bylaws, and as a condition to the completion of the Merger, holders of (i) at least a majority of the outstanding shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the outstanding shares of Molex's Class B Common Stock, voting as a class, must vote "FOR" the proposal to adopt the Merger Agreement (Proposal No. 1), pursuant to which Molex will become an indirect wholly-owned subsidiary of Parent.

        In order to be approved at the annual meeting, holders of (i) at least a majority of the shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the shares of Molex's Class B Common Stock, voting as a class, in each case present in person or represented by proxy and entitled to vote at the annual meeting, must vote "FOR" the proposals to:

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  approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger (Proposal No. 2);

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  approve the adjournment of the annual meeting, if necessary, to solicit additional votes if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement (Proposal No. 3);

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  ratify the selection of Ernst & Young LLP as Molex's independent auditor for fiscal 2014 (Proposal No. 5);

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  approve the material terms of performance goals under the AIP for purposes of Section 162(m) of the Internal Revenue Code (Proposal No. 6); and

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  act upon other business that may properly come before the annual meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

        The affirmative vote of the holders of a plurality of Common Stock and Class B Common Stock, voting together as a single class, is required for the election of the four Class II nominees for director (Proposal No. 4).

        The Merger is not conditioned upon the votes of any other Proposal.

        A failure to vote your shares of Common Stock or Class B Common Stock or an abstention from voting will have the same effect as a vote " AGAINST" Proposal No. 1. Abstentions and broker non-votes will be included in the calculation of the number of shares of voting stock represented at the annual meeting for purposes of determining whether a quorum has been achieved and whether shares are present at the meeting. Broker non-votes will have no effect on Proposal Nos. 2, 3, 4 and 6, but will have the effect of a vote "AGAINST" Proposal No. 1. Abstentions will have the same effect as a vote "AGAINST" Proposal Nos. 1, 2, 3, 5 and 6. "WITHHOLD" votes will have no effect on the result of the votes on the election of directors.

        As of October 14, 2013, there were 95,560,076 shares of Common Stock and 94,255 shares of Class B Common Stock outstanding. The number of shares of Common Stock and Class B Common Stock outstanding as of the record date is not expected to be meaningfully different from the numbers as of October 14, 2013.

        As of October 14, 2013 Frederick A. Krehbiel, John H. Krehbiel, Jr., Fred L. Krehbiel, and Jay F. Krehbiel directly and indirectly control the vote of approximately 32.3% and 93.5% of Common Stock and Class B Common Stock, respectively. As a result, regardless of the vote of any other Molex stockholder, they generally have veto power over the vote relating to all matters (including veto power over the Merger and similar transactions) other than the election of directors and hold a significant portion of the Common Stock required to approve any of the matters submitted to a vote at the annual meeting. As of the close of business on October 14, 2013, there were 95,560,076 shares of Common Stock and 94,255 shares of Class B Common Stock outstanding and entitled to be voted at the annual meeting held by approximately 1,697 and 13 holders of record, respectively.

        The right of Class B Common Stock holders to vote separately as a class is subject to applicable law and exists for so long as at least 50% of the authorized shares of the Class B Common Stock are outstanding. As of October 14, 2013, more than 50% of the authorized shares of Class B Common Stock were outstanding. Molex expects no changes to the number of shares of Class B Common Stock outstanding between October 14, 2013 and the record date.

Voting Agreements of Certain Directors and Executive Officers of Molex

        Concurrently with the execution of the Merger Agreement, Frederick A. Krehbiel and John H. Krehbiel, Jr., the two Co-Chairmen of Molex's Board of Directors, Fred L. Krehbiel, a member of Molex's Board of Directors, Martin P. Slark, Vice Chairman of Molex's Board of Directors and Molex's Chief Executive Officer, Liam G. McCarthy, Molex's President and Chief Operating Officer, David D. Johnson, Molex's Executive Vice President, Treasurer and Chief Financial Officer, and certain entities through which those persons hold certain shares of stock in Molex entered into substantially similar Voting and Support Agreements (the "Voting Agreements") with Parent and Merger Sub. Subsequently, in connection with the scheduled termination of two trusts controlled by Frederick A. Krehbiel and John H. Krehbiel, Jr., respectively, and, in each case not individually but as trustee, all shares of Molex stock held by such trusts were distributed to Jay F. Krehbiel (Frederick A. Krehbiel's son) as a result of the transferee's attainment of a certain age. The parties subject to Voting Agreements together with Jay F. Krehbiel, who has agreed in writing to be bound by all of the terms of the Voting Agreement with respect to the shares transferred to him, are collectively referred to as the "Supporting Stockholders."

        Pursuant to the Voting Agreements, each Supporting Stockholder agreed to vote, and granted Parent a proxy to vote, all of its shares of Common Stock and Class B Common Stock, representing 32.3% and 93.5% of the aggregate voting power of Common Stock and Class B Common Stock, respectively, in favor of the Merger and related matters. Each Supporting Stockholder also agreed to vote against any acquisition proposal, merger, combination, sale of substantial assets, or reorganization, other than the Merger, and against any proposal, action or agreement that would reasonably be expected to result in (i) a breach of any covenant, representation, warranty or any other obligation or agreement of Molex under the Merger Agreement, (ii) the failure of any conditions to the Merger to not be fulfilled, or (iii) a change in the capitalization of Molex. Pursuant to the Voting Agreements, in the event that Molex's Board of Directors makes a change of recommendation in favor of a superior proposal to the Merger (in compliance with the terms of the Merger Agreement), then, after providing Parent with written notice, the Supporting Stockholders will be relieved of the voting obligations with respect to their shares of Common Stock (but not with respect to their shares of Class B Common Stock) for as long as the superior proposal continues to constitute a superior proposal under the terms of the Merger Agreement.

        In addition, each Supporting Stockholder has agreed not to initiate, solicit, knowingly facilitate or encourage or engage in any discussions with any other person regarding an alternative acquisition proposal and not to furnish any non-public information relating to Molex to a party that such Supporting Stockholder or the Company knows is seeking to or may make an acquisition proposal. Each Supporting Stockholder has also agreed to certain restrictions on the dispositions of shares of Common Stock, Class A Common Stock and Class B Common Stock covered by the applicable Voting Agreement. The Voting Agreements will terminate upon the earlier of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement and (iii) the mutual written consent of the Supporting Stockholders and Parent.

        A form of Voting Agreement executed by the Supporting Stockholders is attached as Annex B to this Proxy Statement. The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Voting Agreement.

        The Voting Agreements are not applicable to Proposal Nos. 4, 5 or 6.

Voting

  Attendance

        All holders of shares of Common Stock, Class B Common Stock and Class A Common Stock as of the close of business on the record date, including stockholders of record and beneficial owners of Common Stock registered in the "street name" of a bank, broker or other nominee, are invited to attend the annual meeting. If you are a stockholder of record as of the record date, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record as of the record date but hold shares through a bank, broker, or other nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. If you wish to vote in person at the annual meeting and are not a Molex stockholder of record as of the record date, you must have a proxy from a record holder of Molex stock as of the record date. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted. Cameras, recording equipment, electronic devices, large bags, briefcases or packages will not be permitted in the annual meeting. For directions to the annual meeting, please call Molex's Investor Relations at (630) 527-4447.

  Voting in Person

        The Voting Stockholders of record as of the record date will be able to vote in person at the annual meeting. If you are not a Voting Stockholder of record, but instead hold your shares in "street name" through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the annual meeting.

  Providing Voting Instructions by Proxy

        To ensure that your shares are represented at the annual meeting, Molex recommends that you provide voting instructions promptly by proxy, even if you plan to attend the annual meeting in person. If you fail to return your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting (unless you are a record holder as of the record date and attend the annual meeting in person) and will have the same effect as a vote "AGAINST" Proposal No. 1.

        If you are a Voting Stockholder of record as of the record date, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. You may alternatively follow the instructions on the enclosed proxy card for Internet or telephone proxy submissions. Proxy cards submitted by mail must be received before November 15, 2013 to be voted at the annual meeting. If you submit your proxy through the Internet or by telephone, it must be received by 11:59 p.m., Eastern time, November 14, 2013.

        If you sign, date and return your proxy without indicating how you wish to vote, your proxy will be voted "FOR" each of the proposals being presented at the annual meeting. If you fail to return your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting (unless you are a record holder as of the record date and attend the annual meeting in person) and will have the same effect as a vote "AGAINST" of Proposal No. 1.

        For each of Proposal Nos. 1, 2, 3, 5 and 6 you may vote "FOR," "AGAINST" or "ABSTAIN." And for Proposal 4, you may vote "FOR" one or more specified nominees or you may "WITHHOLD" your vote for all nominees.

        If your shares are held by a bank, broker or other nominee on your behalf in "street name," your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

        In accordance with the rules of NASDAQ Global Select Market ("NASDAQ"), banks, brokers and other nominees who hold shares of Common Stock or Class B Common Stock in "street name" for their customers do not have discretionary authority to vote the shares with respect to the approval of Proposal Nos. 1, 2, 3, 4 or 6. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the approval of the Merger Agreement and a "broker non-vote" will arise. Broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the annual meeting. For shares of Common Stock and Class B Common Stock held in "street name," only such shares affirmatively voted "FOR" Proposal No. 1 will be counted as favorable votes for such proposal. Broker non-votes on Proposal No. 1 will have the same effect as votes "AGAINST" Proposal No. 1. Broker non-votes will not have any effect on Proposal Nos. 2, 3, 4 and 6. Brokers may vote in their discretion on Proposal No. 5.

        Abstentions will be included in the calculation of the number of shares of Common Stock and Class B Common Stock represented at the annual meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote "AGAINST" each of Proposal Nos. 1, 2, 3, 5 and 6.

        A "WITHHOLD" vote on Proposal No. 4 will be included in the calculation of the number of shares of Common Stock and Class B Common Stock represented at the annual meeting for purposes of determining whether a quorum has been achieved, but will have no effect on the election of directors.

Revocation of Proxies

        Your proxy is revocable. If you are a holder of record of Common Stock or Class B Common Stock as of the record date, you may revoke your proxy at any time before the vote is taken at the annual meeting by:

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  submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described in the proxy card, or by completing, signing, dating and returning a new proxy card by mail to Molex;

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  attending the annual meeting and voting in person; or

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  sending written notice of revocation to the Secretary of Molex at Molex Incorporated, Attn: Secretary, 2222 Wellington Court, Lisle, Illinois 60532.

        Attending the annual meeting in person without taking one of the actions described above will not in itself revoke a previously submitted proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Molex or by sending a written notice of revocation to Molex, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Molex before the day of the annual meeting.

        If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Postponements and Adjournments

        Although it is not currently expected, the annual meeting may be postponed or adjourned. A postponement or adjournment may occur whether prior to or after conducting those portions of the meeting pertaining to the election of directors, ratification of auditors and approval of performance goals under the AIP under any of the methods described below:

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  Pursuant to Molex's bylaws, and as authorized by the Merger Agreement, if a quorum is not present at the annual meeting, then the meeting may be adjourned by those present at the annual meeting.

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  Under the Merger Agreement, Molex may postpone or adjourn the annual meeting to the extent the SEC has instructed Molex that any supplement or amendment to this Proxy Statement is required by law.

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  Molex may, and shall upon Parent's request, also adjourn the annual meeting, if necessary, to solicit additional votes if there are insufficient votes at the time of the annual meeting to approve the Merger Agreement. Such an adjournment would require the affirmative vote of (i) at least a majority of the shares of Molex's Common Stock, voting as a class, and (ii) at least a majority of the shares of Class B Common Stock, voting as a class in each case, present in person or represented by proxy and entitled to vote at the annual meeting. See the section entitled "Adjournment of the Annual Meeting—Proposal No. 3."

Appraisal Rights

        The Voting Stockholders and holders of Class A Common Stock are entitled to statutory appraisal rights under Delaware law in connection with the Merger. Stockholders who comply with the requirements of Section 262 of the DGCL are entitled to have the "fair value" (as defined pursuant to Section 262 of the DGCL) of their shares of Common Stock, Class B Common Stock and Class A Common Stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the Per Share Merger Consideration. The ultimate amount stockholders would receive in an appraisal proceeding may be more than, the same as or less than the Per Share Merger Consideration stockholders would have received under the Merger Agreement.

        To exercise appraisal rights, stockholders must submit a written demand for appraisal to Molex before the vote is taken on the Merger Agreement, Voting Stockholders must NOT vote in favor of the proposal to adopt the Merger Agreement and stockholders must otherwise comply with the requirements of Section 262 of the DGCL. A stockholder's failure to follow exactly the procedures specified under Delaware law could result in the loss of appraisal rights. See Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement.

Solicitation of Proxies

        All expenses for soliciting proxies will be paid by Molex, which has retained Georgeson, Inc. to aid in the solicitation of proxies, for fees of approximately $12,500, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail and telephone. Broadridge Financial Solutions, Inc. has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. Molex will reimburse such parties for their reasonable expenses for sending proxy materials to the beneficial owners of the shares. In addition, solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by Molex's directors, officers or employees. No additional compensation will be paid to directors, officers or employees for such services. Molex may commence solicitation of proxies on or after October 21, 2013 and will continue to solicit proxies until the November 15, 2013 annual meeting. Only the Voting Stockholders of record as of the record date are entitled to vote at the annual meeting.

Additional Assistance

        If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson, Inc. at (866) 767-8986, which is acting as Molex's proxy solicitation agent and information agent in connection with the Merger.

        If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

Other Business

        Molex's Board of Directors does not expect to bring any other matter before the annual meeting and is not aware of any other matter that may be considered at the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in accordance with the recommendations of Molex's Board of Directors.

THE MERGER

        This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

        As part of the ongoing evaluation of Molex's business, Molex's senior management and Board of Directors periodically review and assess Molex's operations and financial performance, as well as industry conditions as they may affect Molex's long-term strategic goals and plans, including consideration of potential opportunities to maximize stockholder value, such as business combinations, acquisitions, and other financial and strategic alternatives.

        In early 2013, the Co-Chairmen of Molex's Board of Directors, in connection with their ongoing evaluation of Molex's business, discussed with each other strategic alternatives for Molex including the desirability of a potential sale of Molex in light of market conditions. They also discussed matters relating to responsible management succession planning and alternative scenarios in the event that either of them was unable to continue to serve in his capacity as Co-Chairman of Molex, and their desire to protect stockholder value in that context. They determined to seek preliminary guidance from financial advisors to help assess whether a potential sale of Molex would be in the best interests of Molex and its stockholders. In April 2013, the Co-Chairmen met separately with representatives of William Blair & Company, L.L.C. ("William Blair") and BDT & Company, LLC ("BDT") to discuss strategic alternatives, including whether a potential sale of Molex could deliver significant value to Molex's stockholders. William Blair was chosen for its expertise as a financial advisor as well as its long history of service to the Company and resulting in-depth knowledge of the Company and the industry. BDT was selected because of its expertise and status as a premier financial advisor. Following those meetings, the Co-Chairmen requested that William Blair and BDT each evaluate, based on publicly available information, the viability of a sale of Molex, provide a range of price and financial terms that might be achievable, and propose a process for pursuing such a transaction, if Molex's Board of Directors decided on that course of action.

        On May 8, 2013, the Co-Chairmen met separately with William Blair and BDT. At those meetings, each of William Blair and BDT discussed their preliminary views regarding strategic alternatives, market conditions and possible transaction scenarios, including the financial aspects of a potential sale transaction. The Co-Chairmen then asked William Blair and BDT to discuss these matters with each other and prepare a joint meeting with the Co-Chairmen regarding a potential sale process for Molex.

        On May 15, 2013, representatives of William Blair and BDT met with the Co-Chairmen to discuss their preliminary views regarding the financial aspects of a potential sale based only upon publicly available information. They also discussed a potential process to follow if Molex's Board of Directors determined that it would be advisable to pursue a potential sale.

        During the last week of May 2013, the Co-Chairmen contacted each member of Molex's Board of Directors to apprise them of the discussions with William Blair and BDT and to coordinate a special meeting of Molex's Board of Directors to consider whether to pursue a potential sale of Molex.

        On June 3, 2013, Molex's Board of Directors held a special meeting to discuss the possibility of pursuing a potential sale of Molex. The Board of Directors was briefed on the provisions in Molex's certificate of incorporation that require the holders of Molex's Common Stock, Class A Common Stock and Class B Common Stock to receive identical consideration per share in any merger transaction. A representative of Dentons US LLP ("Dentons") advised the Board of Directors regarding its fiduciary duties in connection with the consideration of a potential sale and the retention of advisors. Representatives of William Blair and BDT reviewed market conditions and their preliminary view (based upon certain additional information made available to William Blair and BDT as well as publicly available information) regarding the financial aspects of a potential sale transaction, which could result in a substantial premium to current market prices. William Blair and BDT advised that the financing and investment return requirements of financial buyers would likely make it difficult for them to pay a purchase price above what strategic buyers could likely achieve. William Blair and BDT indicated that financial buyers would likely need to combine resources to acquire Molex, and also would need to contact multiple lenders and debt investors in the process of preparing a proposal and that such discussions could raise confidentiality concerns. The Board of Directors and William Blair and BDT discussed the risks of approaching Molex's principal direct competitors, including the risks posed by disclosure to a competitor of sensitive information if no transaction with that competitor was consummated and the risks to the confidentiality of the sale process. William Blair and BDT also noted potential regulatory and financing considerations of certain competitor strategic buyers and the view that principal direct competitors would need less time to consider a potential transaction with Molex given their familiarity with the industry, if the Board of Directors subsequently determined to approach principal direct competitors in the sale process. William Blair and BDT described a process to pursue a potential sale, focusing on the goal of generating meaningful indications of interest with respect to a potential transaction while protecting the confidentiality of the process and protecting Molex and its stockholders in the event the process did not result in a successful transaction. The Board of Directors concluded that it was in the best interest of the Company and its stockholders to have William Blair and BDT make initial approaches to targeted strategic buyers for which Molex was an appropriate strategic and financial fit and then to report back to Molex's Board of Directors on their discussions and receive direction on whether to approach financial buyers and/or principal direct competitors. The Board of Directors authorized the engagement of William Blair and BDT to act as financial advisors in connection with the exploration of a potential sale of Molex and authorized William Blair and BDT to begin a confidential process to initially approach certain potential strategic bidders. Molex's Board of Directors also determined that if the Board decided to pursue a transaction, it would engage a third financial advisor to provide financial advisory services in connection with such a transaction to undertake a study to enable such financial advisor to render an opinion as to the fairness, from a financial point of view, to the holders of common shares, of the financial consideration to the paid in connection with such a transaction, because Mr. Jannotta, the Chairman of William Blair, serves as a director of Molex, and because BDT had an institutional practice not to render fairness opinions. The Company formally engaged William Blair and BDT as of June 5, 2013.

        Following their engagement, representatives of William Blair and BDT met with Molex management, refined a list of potential parties to contact initially and prepared materials for use in the process. In identifying potential interested parties, consideration was given to potential acquirers' strategic interest and financial ability to consummate a potential transaction, as well as the confidentiality and other considerations noted above.

        Between June 17, 2013 and July 19, 2013, William Blair and BDT contacted 17 potential strategic bidders. Fifteen of these potential strategic bidders contacted by William Blair and BDT indicated that they were not interested in exploring a transaction with Molex. None of these 15 potential bidders entered into a confidentiality or standstill agreement with Molex. One of those potential strategic bidders (Party A) executed a confidentiality agreement with Molex on June 28, 2013, which did not contain a standstill provision. Party A received certain confidential information regarding Molex. On July 3, 2013, Party A indicated to representatives of William Blair and BDT that it was no longer interested in pursuing a transaction with Molex, noting that Party A's reasons included a preference for systems and solutions rather than components businesses and Molex's profit margin profile relative to internal targets of Party A. On July 8, 2013, William Blair and BDT provided an interim report to the Co-Chairmen and Mr. Slark, concerning their activities to date.

        On July 15, 2013, representatives of BDT first discussed a potential investment in Molex with representatives of Parent. During those discussions, representatives of Parent expressed interest in learning more about Molex. Later that day, Molex furnished Parent with a confidentiality agreement that included a customary standstill provision, but Parent's representatives advised that Parent would only accept a limited standstill at that time. Later that day, Molex and an affiliate of Parent entered into a confidentiality agreement with a limited standstill provision. The purpose of the initial confidentiality agreement was to facilitate the exchange of limited Molex confidential information and to permit an introductory meeting between members of Molex's management and representatives of Parent. Molex advised Parent that if Parent was interested in pursuing further discussions about a potential transaction after the meeting, Molex would require Parent to enter into a confidentiality agreement with a customary, more comprehensive standstill provision.

        On July 23, 2013, Molex and members of Molex's management met with representatives of Parent and BDT at Parent's offices in Wichita, Kansas to further discuss Molex's business.

        On July 25, 2013, an affiliate of Parent agreed to a revised confidentiality agreement that contained a customary standstill provision which by its terms superseded the July 15, 2013 confidentiality agreement and was made retroactive to that date.

        During the last week of July 2013, Molex provided Parent with access to additional confidential information about the Company, including Molex's financial forecast, which is described in greater detail in the section entitled "The Merger—Financial Information Forecasts," and Parent engaged in a further due diligence review of Molex, including visiting certain Molex manufacturing facilities, reviewing legal matters and conducting meetings with Molex's senior management regarding business operations and financial matters.

        Parent's due diligence continued into August, including a meeting on August 5, 2013 in Chicago, Illinois, attended by representatives of Parent and Molex regarding legal and compliance matters and an all-day meeting on August 6, 2013 in Naperville, Illinois, attended by representatives of Parent, Molex's senior management, William Blair and BDT, focusing on Molex's operations, financial performance and outlook.

        On August 8, 2013, representatives of Parent contacted representatives of BDT to express interest in continuing to evaluate a potential acquisition of Molex. Parent's representatives advised that Parent's due diligence review was continuing and that Parent wanted to continue to assess the quality of Molex's operations. Parent indicated that, because Molex would be a new platform for growth in an industry in which Parent did not have prior experience, and recognizing the perceived quality of the Company's management team, Parent expected to operate Molex as a standalone business and to retain Molex's current senior management team and other personnel if a transaction ultimately was achieved. Parent also acknowledged that the Co-Chairmen were expected to retire upon completion of any potential transaction. Parent advised that its willingness to continue pursuing a potential transaction with Molex was conditioned upon Molex not engaging in discussions with other potential bidders. Parent indicated a possible valuation range of $37.50 to $39.00 per share in cash. Parent also indicated that its proposal would not include a financing condition and that it would be prepared to work toward signing a definitive agreement during the first week of September 2013.

        On the morning of August 9, 2013, representatives of Parent contacted representatives of BDT to advise that after further analysis Parent had revised its estimated valuation range to $37.50 to $38.50. BDT representatives informed Parent that Molex's Board of Directors would likely be more willing to authorize Molex to continue discussions regarding a potential sale to Parent if Parent raised the lower end of its preliminary indication of value to $38.00. In response, Parent revised its preliminary indication of value to a range of $38.00 to $38.50.

        Later on August 9, 2013, Molex's Board of Directors held a regularly scheduled meeting. Representatives of William Blair and BDT reviewed the status of the potential sale process and reported on discussions that had taken place with Parent, including Parent's condition that Molex negotiate exclusively with Parent. The Board of Directors determined to authorize William Blair and BDT to continue discussions solely with Parent at that time and not to expand the list of potential bidders after consideration of a variety of factors including Parent's unwillingness to pursue a potential transaction if Molex were to approach other parties, the significant uncertainty as to whether other potential bidders would be interested in pursuing a potential acquisition of Molex at all or on terms that would be superior to those proposed by Parent, the risks to Molex posed by disclosure of sensitive information to Molex's direct competitors if no transaction was consummated and the potential for delay for other potential bidders associated with regulatory and financing issues that might arise in a transaction with a direct competitor or financial sponsor. It was also noted that a potential bidder would be able to submit a proposal under customary "fiduciary out" provisions that would be expected to be negotiated in a definitive merger agreement. During the course of this presentation, representatives of BDT confirmed to Molex's Board of Directors that BDT has various business relationships with Parent, and that Parent is an investor in funds managed by an affiliate of BDT and has co-invested directly in certain of such funds' portfolio companies. BDT noted that as a result of these relationships, BDT understood Parent and its strategic interests and imperatives, financial and operational strengths and deal completion capabilities. A representative of Dentons advised the Board of Directors regarding its fiduciary responsibilities in responding to Parent's preliminary expression of interest. The Board of Directors discussed terms of a draft merger agreement to be provided to Parent, including the restrictions on solicitation of competing proposals, the "fiduciary out" provisions and market data on customary termination fees. After discussion, Molex's Board of Directors also determined that the additional financial advisor would be retained.

        Following the Molex Board of Directors meeting, representatives of William Blair and BDT contacted representatives of Parent to advise them that the Board of Directors had authorized them to continue discussing a potential sale to Parent. Parent's representatives outlined additional due diligence requirements, and Parent continued its due diligence review.

        On August 12, 2013, Molex began providing additional confidential information to Parent's representatives. Continuing through August and the first week of September, Parent and its advisors continued their due diligence and review of Molex's operations, which included site visits to additional Molex manufacturing facilities.

        On August 15, 2013 a member of Molex's Board of Directors and its general counsel contacted Goldman, Sachs & Co. ("Goldman Sachs") to explore the possibility of engaging Goldman Sachs as the additional financial advisor. After considering several firms, Goldman Sachs was contacted because of its reputation, credentials, experience and Molex's understanding that Goldman Sachs did not have any conflicts of interest that would prevent Goldman Sachs from acting as financial advisor to Molex in connection with the contemplated transaction.

        On August 17, 2013, Molex sent to Parent and its counsel, Latham & Watkins LLP ("Latham & Watkins"), a draft merger agreement.

        On August 19 and 20, 2013, representatives of Parent attended presentations in Naperville, Illinois held by representatives of Molex, William Blair and BDT, which further focused on Molex's operations, financial performance and outlook.

        On August 20, 2013, Molex's Board of Directors held a special meeting at which representatives of William Blair and BDT provided updates on the process and discussions with Parent and recommendations as to how to proceed. Representatives of Goldman Sachs made a presentation to the Board of Directors regarding, among other things, Goldman Sachs' experience as a financial advisor, including rendering fairness opinions. The representatives of Goldman Sachs also reviewed certain relationships between the Investment Banking Division of Goldman Sachs and Parent and its affiliates. A representative of Dentons advised the Board of Directors regarding its fiduciary duties. The Board of Directors authorized the engagement of Goldman Sachs to provide financial advisory services in connection with a potential transaction, including to undertake a study to enable such financial advisor to render an opinion as to the fairness from a financial point of view, to the holders of common shares, of the financial consideration to be paid in connection with such a transaction. The engagement was formalized on August 23, 2013. The Board of Directors also authorized continuing discussions with Parent. Molex's Board of Directors also approved Molex continuing exclusive negotiations with Parent through September 9, 2013 regarding the proposed transaction.

        On August 27, 2013, a representative of Parent sent Molex a letter stating that Parent anticipated completing its due diligence process by September 6, 2013, confirming Parent's consideration of a transaction in the valuation range of $38.00 to $38.50 per share and seeking confirmation that Molex would continue to work with Parent regarding a potential transaction on an exclusive basis until September 9, 2013.

        Also on August 27, 2013, a representative of Molex's Board of Directors sent a letter to Parent confirming Parent's exclusivity through September 9, 2013.

        On August 28, 2013, representatives of Parent visited Molex's headquarters in Lisle, Illinois where they met with the Co-Chairmen and Molex's CEO, as well as a BDT representative, and discussed further Molex's business.

        On August 30, 2013, Latham & Watkins sent a revised draft of the merger agreement to Dentons, which draft provided, among other things, a termination fee equal to 3.75% of Molex's equity value, that Parent would be obligated to use only commercially reasonable efforts to obtain required regulatory approvals and would not be obligated to divest any assets to obtain such approvals and that certain members of the Krehbiel family and all of Molex's directors and executive officers would enter into voting agreements in favor of the Merger. The revised draft merger agreement referred to a voting agreement, but did not include a draft. On September 1, 2013, a form of voting agreement was sent by Latham & Watkins to Dentons, which required, among other things, the stockholders to vote in favor of the Merger without regard to whether the Board of Directors had changed its recommendation as to the Merger.

        On September 1, 2013 and September 2, 2013, representatives of Parent, Latham & Watkins, Molex, Dentons, William Blair and BDT telephonically discussed and negotiated various issues raised in the drafts of the merger agreement and the voting agreements.

        From September 3, 2013 through September 5, 2013, representatives of Parent, Latham & Watkins, Molex, Dentons, William Blair and BDT met at Latham & Watkins' offices in Chicago, Illinois and continued to discuss and negotiate the merger agreement, with particular focus on the conditions to consummation of the Merger, the amount of the termination fee, the extent of Molex's obligations under its non-solicitation covenant, provisions regarding a change in recommendation by Molex's Board of Directors, rights to terminate the merger agreement under certain circumstances, and the scope of the representations, warranties, and interim operating covenants. The representatives also discussed and negotiated the voting agreements, with particular focus on whether the obligations of the supporting stockholders to vote in favor of the Merger would be suspended following a change in recommendation by Molex's Board of Directors. After discussion and negotiation, Parent agreed, among other things, to be obligated to generally take all necessary efforts to obtain required regulatory approvals and also agreed that the obligations of the supporting stockholders to vote in favor of the Merger would be suspended, at the stockholders' option, upon a change in the recommendation of Molex's Board of Directors in connection with a superior proposal. On September 4, 2013, members of Molex's senior management and representatives from Molex's engineering team met with members of Parent's management at Molex's headquarters in Lisle, Illinois for additional due diligence as well as a tour of Molex's technology center.

        On September 5, 2013, representatives of Parent and BDT spoke telephonically, during which representatives of Parent proposed a price of $38.25 per share and a termination fee of 3.25%. Representatives of BDT stated that in light of Molex's willingness to agree to the contractual provisions requested by Parent, Molex's Board of Directors would not agree to a price below $38.50 per share and asked Parent to reconsider. Later that day, a representative of Parent notified a representative of BDT by telephone that Parent would agree to the $38.50 per share price.

        On September 6, 2013, Molex's Board of Directors held a special meeting to consider whether to approve the sale of Molex to Parent. Representatives of William Blair and BDT made a presentation regarding the discussions since the last Board of Directors meeting and the financial aspects of the transaction. Representatives of Goldman Sachs then reviewed its financial analyses of the proposed Merger. For additional information concerning Goldman Sachs' analysis, please see pages 40-50. Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, that based upon and subject to the factors and assumptions discussed with Molex's Board of Directors and set forth in the written opinion attached as Annex C, the $38.50 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of each class of Molex stock, taken in the aggregate, pursuant to the proposed Merger Agreement was fair from a financial point of view to such holders. The Board of Directors had an opportunity to ask questions of Goldman Sachs concerning its opinion. A representative of Dentons briefed the Board of Directors on the terms of the proposed Merger Agreement and the voting agreements and answered questions. It was noted that, under the "fiduciary out" provisions of the Merger Agreement, interested parties, including strategic direct competitors, would be able to submit a proposal after signing. The Board of Directors then (i) determined that it was advisable and in the best interests of Molex to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement were fair to and in the best interests of Molex and its stockholders and should be approved, (iii) authorized the Merger Agreement and the other transactions contemplated thereby, including the entry by certain of Molex's stockholders into the Voting Agreements and (iv) recommended that Molex's stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. See the section entitled "Summary Term Sheet—Recommendation of the Board of Directors of Molex" for a description of directors who did not participate in certain of the deliberations and voting at the board meetings described in this section.

        On the morning of September 9, 2013, the parties entered into the Merger Agreement and certain members of the Krehbiel family and certain executive officers of Molex entered into the Voting Agreements. The transaction was announced via a joint press release issued that day.

Reasons for the Merger and Recommendation of the Board of Directors

        Molex's Board of Directors, at a meeting duly called, determined that the Merger is fair to, and in the best interests of, Molex and its stockholders, approved the Merger Agreement and recommended that Molex's stockholders vote "FOR" the proposal to adopt the Merger Agreement. In the course of reaching its decision to recommend that Molex's stockholders vote "FOR" the proposal to adopt the Merger Agreement, Molex's Board of Directors retained and consulted with its financial advisors, reviewed a significant amount of information and considered a number of reasons, including the following:

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  the $38.50 per share in cash to be paid as the consideration in the Merger (Molex's certificate of incorporation requires that, in the event of a merger, holders of Common Stock, Class A Common Stock, and Class B Common Stock receive identical consideration) represents a substantial premium to recent trading prices of Molex's Common Stock and Class A Common Stock:

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  of approximately 30.4% above the closing price of $29.52 per share of Molex's Common Stock and approximately 55.9% above the closing price of $24.70 per share of Molex's Class A Common Stock on September 5, 2013, the last trading day prior to the meeting of Molex's Board of Directors at which the Merger Agreement was approved on September 6, 2013 (and the increase of such premium for Molex's Common Stock as compared to the closing price of $29.34 per share of Common Stock on September 6, 2013),

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  including to the weighted average closing prices of the Common Stock and Class A Common Stock for the 90-day, 180-day, one-year and three-year periods ended September 5, 2013, of 29.2%, 32.3%, 36.9%, and 55.0%, respectively for the Common Stock and 53.8%, 58.1%, 64.5%, and 85.4%, respectively for the Class A Common Stock, and

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  including to the 52-week high closing price of 24.0% and 48.4% for the Common Stock and Class A Common Stock, respectively, and low closing price of 54.1% and 93.1% for the Common Stock and Class A Common Stock, respectively, and 3-year high closing prices of 24.0% and 48.4% for the Common Stock and Class A Common Stock, in each case, for the period ended September 5, 2013,

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  the Per Share Merger Consideration consists entirely of cash, which provides certainty of value to Molex's stockholders compared to a transaction in which stock or other securities are received as consideration, which the Board of Directors viewed as desirable;

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  the right of the Company to continue to pay regular quarterly dividends during the period after signing and prior to consummation of the Merger in the ordinary course of business consistent with past practice and in an amount not to exceed $0.24 per share, and the potential right of stockholders to receive the Payment Adjustment Amount of up to $0.24 per share;

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  the belief of the Board of Directors that the Merger is more favorable to Molex's stockholders than any other alternative reasonably available to Molex and its stockholders, which belief was based on a number of factors, including the evaluation by the Board of Directors of Molex's business, operations, financial condition, acquisition opportunities, strategies and prospects, as well as the risks involved in achieving the goals of the strategies, and general industry, economic and market conditions, as compared to the certainty of value provided to Molex's stockholders in the Merger;

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  the likelihood that the Merger would be consummated based on, among other things, the relatively limited nature of the closing conditions included in the Merger Agreement, including the absence of any financing or due diligence-related conditions, Parent's obligation to generally take all necessary efforts to obtain required regulatory approvals, the absence of perceived substantive antitrust or competition issues resulting from the Merger, the likelihood that the Merger would be approved by requisite regulatory authorities and Parent's past practice of consummating other transactions;

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  Parent's financial strength and ability to consummate the Merger without the need for financing;

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  the strategic process undertaken by Molex's Board of Directors upon the advice of William Blair and BDT, which included contacting 17 potential purchasers and the fact that no party, other than Parent, expressed interest in continuing discussions with Molex;

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  the Merger Agreement affords Molex's Board of Directors the opportunity, subject to certain conditions and restrictions, to consider, provide diligence access to, negotiate with the bidder regarding and evaluate and change its recommendation upon the receipt of unsolicited superior proposals in the period after signing and prior to approval of the Merger Agreement by Molex's stockholders to the extent required by its fiduciary duties;

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  that the Merger Agreement allows, subject to certain conditions and restrictions, Molex's Board of Directors to change its recommendation that stockholders approve the Merger upon the occurrence of certain intervening events that were not known to the Board of Directors at or prior to the execution of the Merger Agreement to the extent required by its fiduciary duties;

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  the historical market prices of Molex's Common Stock and Class A Common Stock, including the possibility that if Molex remained a publicly-owned company, in the event of a decline in the market price of Molex's Common Stock or Class A Common Stock or the stock market in general, the price that might be received by holders of Molex's Common Stock and Class A Common Stock in the open market or in a future transaction might be less than the Per Share Merger Consideration to be paid pursuant to the Merger;

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  Goldman Sachs' review with Molex's Board of Directors of its financial analysis of the Merger and its delivery to Molex's Board of Directors of its oral opinion on September 6, 2013, which opinion was subsequently confirmed in writing that, as of the date of the written opinion and based upon and subject to the limitations and assumptions set forth in the written opinion, the $38.50 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of each class of common stock, taken in the aggregate, pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described below in the section entitled "The Merger—Opinion of Goldman, Sachs & Co. as Financial Advisor to the Board of Directors;"

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  the financial advice of William Blair and BDT provided during the process to Molex's Board of Directors;

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  the extensive arms-length negotiations between the parties and the terms reflected in the Merger Agreement that Molex's Board of Directors thought were reasonable under the circumstances;

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  the fact that the Merger is subject to approval by the Voting Stockholders; and

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  the fact that, under Delaware law, Molex's stockholders have appraisal rights with respect to their shares.

        In the course of its deliberations, the Board of Directors also considered a variety of risks and other countervailing factors concerning the Merger Agreement and the Merger, including the following:

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  the risks and costs to Molex if the Merger does not close, including, without limitation, the diversion of management and employee attention, employee attrition and the potential adverse effect on Molex's business relationships and customers;

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  the restrictions that the Merger Agreement imposes on Molex's ability to solicit competing bids, and the fact that Molex would be obligated to pay a termination fee of $232 million (which represents approximately 3.25% of the equity value of the Company implied by the transaction) to Parent under certain circumstances;

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  the fact that Parent may require Molex to hold the stockholder's meeting at which the Merger will be voted upon, even if Molex's Board of Directors has changed its recommendation with respect to the Merger, recognizing that such right was a condition to Parent's willingness to enter into the Merger Agreement and that Molex's Board of Directors considered such right reasonable in light of the anticipated benefits of the Merger;

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  the fact that Molex would no longer exist as an independent, publicly-traded company and Molex's stockholders would no longer participate in any of the potential future earnings or growth of Molex and would not benefit from any appreciation in value of Molex's Common Stock, Class A Common Stock and Class B Common Stock;

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  the fact that an all-cash transaction would constitute a taxable transaction for Molex's U.S. stockholders for U.S. federal income tax purposes;

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  the risk that Parent's matching rights might discourage third parties from submitting a competing acquisition proposal, but recognizing that such rights were a condition to Parent's willingness to enter into the Merger Agreement and that Molex's Board of Directors considered such rights reasonable in light of the anticipated benefits of the Merger;

  •
  the restrictions on the conduct of Molex's business prior to the completion of the Merger, requiring Molex to conduct its business only in the ordinary course and in a manner consistent with past practice, subject to specific limitations, which may delay or prevent Molex from undertaking business opportunities that may arise pending completion of the Merger;

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  the fact that Molex has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the Merger is consummated; and

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  the interests of Molex's executive officers and directors in the Merger described below under "The Merger—Interests of Molex's Directors and Executive Officers in the Merger," which may be different from or in addition to the interests of Molex's stockholders.

        The foregoing discussion of the reasons and factors considered by the Board of Directors is not intended to be exhaustive, but does set forth the principal factors considered by them. The members of the Board of Directors collectively reached the conclusion to recommend the approval of the proposal to adopt the Merger Agreement in light of the various reasons and factors described above and other reasons and factors that each member of the Board of Directors believed were appropriate. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the

Merger and the complexity of these matters, the Board of Directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the Board of Directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the reasons and factors discussed above, individual directors may have given different weights to different reasons and factors.

        After evaluating these reasons and factors, Molex's Board of Directors determined that the Merger is fair to, and in the best interests of, Molex and its stockholders. Accordingly, Molex's Board of Directors approved the Merger Agreement and recommends that Molex's stockholders approve the proposal to adopt the Merger Agreement.

        The Board of Directors recommends that the stockholders of Molex vote "FOR" the proposal to adopt the Merger Agreement.

Opinion of Goldman, Sachs & Co. as Financial Advisor to the Board of Directors

        Goldman Sachs delivered its opinion to the Company's Board of Directors that, as of September 9, 2013 and based upon and subject to the factors and assumptions set forth therein, the $38.50 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of each class of common stock, taken in the aggregate, pursuant to the Merger Agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated September 9, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Company's Board of Directors in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of common stock should vote with respect to the merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

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  the Merger Agreement;

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  annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2013;

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  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

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  certain other communications from the Company to its stockholders;

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  certain publicly available research analyst reports for the Company; and

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  certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs' use by the Company, which we refer to in this section as the Forecasts.

        Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Company Common Stock and Company Class A Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the sensors and connectors industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs, with the Company's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company's consent that the Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of each class of common stock, as of the date of the opinion, of the $38.50 per share in cash to be paid to such holders, taken in the aggregate, pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the allocation of the consideration payable pursuant to the Merger Agreement among the holders of shares of each class of common stock or the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the $38.50 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of each class of common stock, taken in the aggregate, pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company's Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 5, 2013, the last trading day prior to the date on which the Company's Board of Directors adopted the Merger Agreement, and is not necessarily indicative of current market conditions.

        Implied Premium Based on Historical Stock Price Performance Analysis.    Goldman Sachs reviewed the historical trading prices for shares of Molex's Common Stock and Molex's Class A Common Stock, respectively, for the three-year period ended September 5, 2013. In addition, Goldman Sachs analyzed the $38.50 per share in cash proposed to be paid to the holders of the shares of Common Stock and Class A Common Stock pursuant to the Merger Agreement in relation to the respective closing prices for shares of Common Stock and Class A Common Stock as of September 5, 2013, and to the respective volume weighted average closing prices of shares of Common Stock and Class A Common Stock for the 90-day period, 180-day period, one-year period and three-year period ended September 5, 2013, respectively. Goldman Sachs also analyzed the $38.50 per share in cash proposed to be paid to the holders of the shares of Common Stock and Class A Common Stock pursuant to the Merger Agreement in relation to the 52-week high closing prices, 52-week low closing prices and the three-year high closing prices for shares of Common Stock and Class A Common Stock as of September 5, 2013, respectively.

        This analysis indicated that the $38.50 per share in cash proposed to be paid to the holders of the shares of Common Stock and Class A Common Stock pursuant to the Merger Agreement represented:

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  a premium of 30.4% to the closing price of $29.52 per share of Common Stock as of September 5, 2013 and a premium of 55.9% to the closing price of $24.70 per share of Class A Common Stock as of September 5, 2013;

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  a premium of 29.2% to the volume weighted average price of $29.79 per share of Common Stock for the 90-day period ended on September 5, 2013 and a premium of 53.8% to the volume weighted average price of $25.04 per share of Class A Common Stock for the 90-day period ended on September 5, 2013;

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  a premium of 32.3% to the volume weighted average price of $29.09 per share of Common Stock for the 180-day period ended on September 5, 2013 and a premium of 58.1% to the volume weighted average price of $24.36 per share of Class A Common Stock for the 180-day period ended on September 5, 2013;

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  a premium of 36.9% to the volume weighted average price of $28.11 per share of Common Stock for the one-year period ended on September 5, 2013 and a premium of 64.5% to the volume weighted average price of $23.41 per share of Class A Common Stock for the one-year period ended on September 5, 2013;

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  a premium of 55.0% to the volume weighted average price of $24.84 per share of Common Stock for the three-year period ended on September 5, 2013 and a premium of 85.4% to the volume weighted average price of $20.77 per share of Class A Common Stock for the three-year period ended on September 5, 2013;

  •
  a premium of 24.0% to the 52-week high price of $31.06 per share of Common Stock for the 52-week period ended on September 5, 2013 and a premium of 48.4% to the 52-week high price of $25.94 per share of Class A Common Stock for the 52-week period ended on September 5, 2013;

  •
  a premium of 54.1% to the 52-week low price of $24.99 per share of Common Stock for the 52-week period ended on September 5, 2013 and a premium of 93.1% to the 52-week low price of $19.94 per share of Class A Common Stock for the 52-week period ended on September 5, 2013; and

  •
  a premium of 24.0% to the three-year high price of $31.06 per share of Common Stock for the three-year period ended on September 5, 2013 and a premium of 48.4% to the three-year high price of $25.94 per share of Class A Common Stock for the three-year period ended on September 5, 2013.

        Public Market Multiples.    Goldman Sachs reviewed and compared certain financial information, ratios and multiples for the Company to corresponding financial information, ratios and multiples for the following publicly traded companies in the sensors and connectors industry:

        U.S.-based connectors companies:

  •
  Amphenol Corporation

  •
  TE Connectivity Ltd.

        Other electrical components companies:

  •
  Belden Inc.

  •
  Hirose Electric Co., Ltd.

  •
  Hubbell Incorporated

  •
  Methode Electronics Inc.

        Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

        Goldman Sachs calculated and compared various financial multiples and ratios based on information it obtained from estimates from the Institutional Brokers' Estimate System, which we refer to in this section as IBES, the Forecasts and Wall Street research reports and market information as of September 5, 2013 (with all estimates calendarized to December). With respect to each of the selected companies, Goldman Sachs calculated the applicable company's enterprise value, which is the market capitalization of the applicable company (based on the closing price of shares of the applicable company's common stock as of September 5, 2013 and the number of shares of common stock outstanding of the applicable company on a fully diluted basis) plus the book value of debt less cash and cash equivalents and less investments in associated companies, as a multiple of estimated earnings before interest, taxes, depreciation and amortization (adjusted for certain non-recurring charges) (which we refer to in this section as Estimated EBITDA), for calendar years 2013 and 2014, respectively, and compared those to the enterprise value of the Company as of September 5, 2013 as a multiple of Estimated EBITDA of the Company for the same time periods, respectively. The results of these analyses are summarized as follows:

Selected Companies
Enterprise Value as a multiple of Estimated EBITDA:	Overall Range	Median U.S.-Based Connectors	Median Other Electrical Components	Company (per IBES estimates)	Company (per Forecasts)
CY2013E	8.8x - 14.4x	11.0x	9.9x	7.2x	7.8x
CY2014E	7.9x - 11.7x	10.1x	9.0x	6.6x	6.3x

        Goldman Sachs also calculated each selected company's estimated price-to-earnings ratio, calculated as the closing price of shares of the applicable company's common stock as of September 5, 2013 divided by its estimated earnings per share for calendar year 2013, and compared those to the estimated price-to-earnings ratio for the Company for calendar year 2013. The results of these analyses are summarized as follows:

Selected Companies
Price-to-earnings ratio:	Overall Range	Median U.S.-Based Connectors	Median Other Electrical Components	Company (per IBES estimates)	Company (per Forecasts)
CY2013E	15.2x - 26.2x	17.6x	20.7x	17.9x	19.8x

        Goldman Sachs also calculated each selected company's estimated price-to-earnings to growth ratio, calculated as the price-to-earnings ratio as of September 5, 2013 divided by its estimated average annual growth rate for the next five years, and compared those to the estimated price-to-earning to growth ratio for the Company for calendar year 2013. The results of these analyses are summarized as follows:

Selected Companies
Price-to-earnings to growth ratio:	Overall Range	Median U.S.-Based Connectors	Median Other Electrical Components	Company (per IBES estimates)	Company (per Forecasts)
CY2013E	1.2x - 1.9x	1.4x	1.8x	1.3x	1.1x

        Based on its review of the foregoing calculations and applying its professional judgment:

  •
  Goldman Sachs applied illustrative enterprise value to Estimated EBITDA multiples ranging from 7.0x to 9.0x to the Company's Estimated EBITDA for 2013 based on the Forecasts to derive a range of illustrative enterprise values of the Company and then added to such illustrative enterprise values the amount of the Company's cash and cash equivalents of $722 million as of June 30, 2013, based on SEC filings, and stake in Hi-P International Ltd. of $103 million, per its market value as of September 5, 2013, minus the amount of the Company's debt of $364 million as of June 30, 2013, based on SEC filings, to derive a range of illustrative equity values of the Company. Goldman Sachs then divided the range of illustrative equity values by the assumed number of total shares of each class of common stock outstanding on a fully diluted basis based on information provided by the Company's management to derive implied values per share of common stock ranging from $24.81 to $30.96.

  •
  Goldman Sachs applied illustrative estimated price-to-earnings ratios ranging from 15.0x to 20.0x to the Company's estimated earnings per share for calendar year 2013 based on the Forecasts to derive implied values per share of common stock ranging from $20.60 to $27.47.

        Implied Multiples Analysis.    Based on information obtained from IBES, the Forecasts and Wall Street research reports and market information as of September 5, 2013, Goldman Sachs performed certain analyses and calculated certain financial multiples and ratios for the Company based on the $38.50 per share in cash to be paid to the holders of shares of each class of common stock pursuant to the Merger Agreement. Goldman Sachs first calculated the implied equity value of the Company by multiplying the $38.50 per share in cash to be paid to the holders of shares of each class of common stock pursuant to the Merger Agreement by the assumed number of total shares of all classes of common stock outstanding on a fully diluted basis. Goldman Sachs then calculated the implied enterprise value of the Company by adding the implied equity value to the amount of the Company's debt of $364 million as of June 30, 2013, based on SEC filings, minus the amount of cash and cash equivalents of $722 million as of June 30, 2013, based on SEC filings, minus the stake in Hi-P International Ltd. of $103 million, per its market value as of September 5, 2013. Goldman Sachs then divided such implied enterprise value by the Company's Estimated EBITDA for calendar years 2013 and 2014, respectively (by using both the Forecasts and IBES projections). The following table presents the results of Goldman Sachs' analysis:

Implied enterprise value as a multiple of Estimated EBITDA:	Forecasts	IBES projections
2013E	11.5x	10.6x
2014E	9.3x	9.8x

        Goldman Sachs also calculated the implied price-to-earnings ratios of the Company based on the $38.50 per share in cash to be paid to holders of shares of each class of common stock pursuant to the

Merger Agreement by dividing the implied equity value of the Company (calculated as described above) by the estimated earnings of the Company for calendar year 2013 (by using both the Forecasts and IBES projections). The following table presents the results of Goldman Sachs' analysis:

Implied equity consideration as a multiple of earnings:	Forecasts	IBES projections
2013E	28.0x	25.3x

        Goldman Sachs also calculated the implied price-to-earnings to growth ratios of the Company based on the $38.50 per share in cash to be paid to holders of shares of each class of common stock pursuant to the Merger Agreement by dividing the implied price-to-earnings ratio by the estimated average annual growth rate of the Company for the next five years (by using both the Forecasts and IBES projections). The following table presents the results of Goldman Sachs' analysis:

Implied price-to- earnings to growth ratio:	Forecasts	IBES projections
2013E	1.5x	1.8x

        Illustrative Discounted Cash Flow Analysis.    Goldman Sachs performed an illustrative discounted cash flow analysis for the Company based on the Forecasts to determine a range of per share equity values for the Company. Goldman Sachs conducted its discounted cash flow analysis using estimated unlevered free cash flows (calculated as after-tax earnings before interest plus depreciation and amortization less increases in working capital or plus any decrease in working capital, less capital expenditures) for the Company for the fiscal years ending 2014 through 2018. The unlevered free cash flows were discounted to September 5, 2013 by assuming mid-year convention and using discount rates ranging from 10.0% to 12.0%, reflecting estimates of the Company's weighted average cost of capital. Goldman Sachs then calculated an illustrative range of terminal values as of December 31, 2018 for the Company using the terminal EBITDA multiple method.

        First Goldman Sachs calculated illustrative terminal values for the Company in the fiscal year 2018 by applying enterprise value to EBITDA multiples ranging from 6.5x to 7.5x (which at assumed discount rates of 10.0% to 12.0% implied a range of perpetuity growth rates of 2.7%-5.5%) to the estimated EBITDA for the fiscal year 2018 per the Forecasts. Goldman Sachs then discounted these illustrative terminal values to September 5, 2013 using the range of the same discount rates as described above. Goldman Sachs then aggregated the present values of the illustrative terminal values with the present values of the estimated unlevered free cash flows for each of the fiscal years ending 2014 through 2018 and added the amount of the Company's net cash of $356 million as of June 30, 2013, based on SEC filings, and stake in Hi-P International Ltd. of $103 million, per its market value as of September 5, 2013, to calculate the present values of illustrative equity values of the Company as of September 5, 2013. Goldman Sachs then divided such present values of illustrative equity values by the number of shares of each class of common stock on a fully diluted basis to calculate the illustrative per-share equity values. This analysis resulted in a range of illustrative value indications of $32.88 to $38.85 per share of common stock.

        Summary of Selected Precedent Transactions.    Goldman Sachs reviewed certain information relating to the following selected transactions in the sensors and connectors industry.

Announcement Date	Acquiror	Target
December 2012	Belden Inc.	PPC Limited
May 2012	Delphi Automotive PLC	FCI SA (Motorized Vehicles Division)
May 2012	Eaton Corporation	Cooper Industries PLC
March 2012	Siemens AG	Expro International Group
March 2012	Madison Dearborn Partners	Schrader International Inc.
January 2012	ABB Limited	Thomas & Betts Corporation
November 2011	TE Connectivity Ltd.	Deutsche Group
September 2011	Astorg Partners	FCI SA (Microconnections Division)
June 2011	Sensata Technologies Holding NV	Sensor-Nite NV
April 2011	Esterline Technologies Corp.	Souriau SAS
March 2011	ABB Limited	ABS Global Industries and Services Limited
February 2011	Valeo SA	Niles Corporation
December 2010	Teledyne Technologies Inc.	DALSA Corporation
November 2010	Belden Inc.	Thomas & Betts (Communications Products Division)
October 2010	Sensata Technologies Holding NV	Honeywell Controls
October 2010	The Carlyle Group LP	CommScope Inc.
February 2010	Thomas & Betts Corp.	PMA AG

        While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company's results, market size, industry and product profile.

        For each of the above selected transactions, Goldman Sachs calculated and compared, based on information it obtained from SEC filings, Capital IQ, press releases and Wall Street research (i) the implied enterprise value of the target company based on the announced transaction price, as a multiple of the target company's EBITDA for the last twelve-month period prior to the announcement of the transaction, or the "LTM EBITDA", and (ii) the implied enterprise value of the target company based on the announced transaction price, as a multiple of the target company's sales for the last twelve-month period prior to the announcement of the transaction, or the "LTM Sales." The following table presents the results of this analysis:

Selected Transactions Announced Enterprise Value as a Multiple of:
	LTM EBITDA	LTM Sales
High	12.6x	5.1x
Mean	10.0x	2.0x
Median	9.9x	1.9x
Low	6.6x	0.8x

        Based on its review of the foregoing calculations and applying its professional judgment:

  •
  Goldman Sachs applied illustrative enterprise value to LTM EBITDA multiples ranging from 8.0x to 11.0x to the Company's LTM EBITDA as of June 30, 2013 based on SEC filings to derive a range of illustrative enterprise values of the Company and then added to such illustrative enterprise values the amount of the Company's cash and cash equivalents of $722 million as of June 30, 2013, based on SEC filings, and stake in Hi-P International Ltd. of $103 million, per its market value as of September 5, 2013, minus the amount of the Company's debt of $364 million as of June 30, 2013, based on SEC filings, to derive a range of illustrative equity values of the Company. Goldman Sachs then divided the range of illustrative equity values by the assumed number of total shares of all classes of common stock outstanding on a fully diluted basis based on information provided by the Company's management to derive illustrative implied values per share of common stock ranging from $29.05 to $38.70.

        Illustrative Present Value of Future Share Price Analysis.    Goldman Sachs performed illustrative analyses of the implied present value of the future price per share of common stock, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as (i) a function of such company's estimated one-year forward EBITDA estimates and its assumed enterprise values to one-year forward EBITDA multiples and (ii) a function of such company's estimated one-year forward earnings and its assumed price to one-year forward earnings per share multiples. For this analysis, Goldman Sachs used certain financial information from the Forecasts for each of the fiscal years ending in 2014 to 2018.

        In calculating the implied present value of the future price per share of common stock as a function of the Company's estimated one-year forward EBITDA estimates and its assumed enterprise values to one-year forward EBITDA multiples, Goldman Sachs first calculated the implied future enterprise value of the Company for each of the fiscal years ending in 2014 to 2017 by multiplying the respective one-year forward EBITDA estimates per the Forecasts for the fiscal years ending in 2015 to 2018 by one-year forward enterprise value to EBITDA multiples ranging from 6.0x to 8.0x. Goldman Sachs then added the amount of net cash per the Forecasts for each of the respective fiscal years ending 2014 to 2017, and the stake in Hi-P International Ltd. of $103 million, per its market value as of September 5, 2013, to the implied future enterprise values in order to calculate the implied future equity values for fiscal years 2014 to 2017, respectively. Goldman Sachs then divided these implied future equity values by the respective projected fiscal year-end diluted shares outstanding based on information provided by the Company's management to calculate implied future equity values per share for fiscal years 2014 to 2017, respectively. Goldman Sachs then discounted these implied future equity values per share back to September 5, 2013 by using discount rates ranging from 12.0% to 14.0% derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the Company's target capital structure and historical beta, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $27.59 to $35.85 per share of common stock.

        In calculating the implied present value of the future price per share of common stock as a function of the Company's estimated one-year forward earnings and its assumed price to one-year forward earnings per share multiples, Goldman Sachs first applied one-year forward earnings per share multiples of 14.0x to 18.0x to earnings per share estimates for each of the fiscal years 2015 to 2018, and then, in each case, discounted those values back to September 5, 2013 by using discount rates ranging from 12.0% to 14.0% derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the Company's target capital structure and historical beta, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $27.77 to $36.09 per share of common stock.

        Public Deal Premia Review.    Goldman Sachs reviewed the implied premia paid in all transactions involving U.S. public companies having transaction enterprise values between $3 billion and $10 billion since 2003. For each of the transactions, Goldman Sachs compared, based on information it obtained from Thomson SDC, the implied premium paid in such transaction represented by the per share acquisition price as compared to the acquired company's closing share price one trading day prior to announcement, one week prior to the announcement and four weeks prior to the announcement each for transactions categorized as "Strategic", "Friendly", "Cash Transactions" and "Technology." The following tables present the results of this review:

	Strategic
Transaction Premia	Average Premium	Median Premium
One Day	26.7%	24.1%
One Week	27.8%	26.1%
Four Weeks	30.2%	26.9%

	Friendly
Transaction Premia	Average Premium	Median Premium
One Day	26.5%	23.0%
One Week	27.6%	25.7%
Four Weeks	29.9%	26.0%

	Cash Transactions
Transaction Premia	Average Premium	Median Premium
One Day	30.7%	26.9%
One Week	32.1%	27.7%
Four Weeks	33.2%	29.6%

	Technology
Transaction Premia	Average Premium	Median Premium
One Day	35.8%	30.3%
One Week	37.7%	31.2%
Four Weeks	39.8%	33.9%

        Goldman Sachs also calculated, using publicly available information, the implied premia per share of Company Common Stock and Company Class A Common Stock based on the $38.50 per share in cash to be paid to holders of shares of Company Common Stock and Company Class A Common Stock, relative to the market closing prices of the Company common stock and Company Class A common stock one day, one week and four weeks prior to the announcement of the transaction. The following table presents the results of this analysis:

	Company
Implied Offer Premia	Common Stock	Class A Common Stock
One Day	30.4%	55.9%
One Week	31.4%	55.4%
Four Weeks	26.3%	49.5%

        Leveraged Buyout Analysis.    Goldman Sachs performed an illustrative leveraged buyout analysis to determine the range of illustrative annual internal rate of equity returns a hypothetical financial buyer of the Company might realize. For purposes of this analysis, Goldman Sachs assumed a target exit date of June 2017, a purchase price of $38.50 per share of all classes of common stock, a range of illustrative leverage levels at entry of 4.5x to 5.5x fiscal year 2013 EBITDA and an exit one-year forward enterprise value/EBITDA multiple ranging from 6.0x to 8.0x. For purposes of this analysis, Goldman Sachs also assumed a hypothetical bank loan of $2.15 billion at an interest rate of LIBOR plus 3.50% per annum, hypothetical notes issued in the amount of $915 million at an interest rate of 7.75% and estimated transaction expenses of $92 million. This analysis resulted in illustrative annual internal rate of equity returns to a hypothetical financial buyer of the Company ranging from 2.8% to 14.4%.

        Goldman Sachs also performed an illustrative leveraged buyout analysis to determine the range of illustrative prices per share of all classes of common stock a hypothetical financial buyer would be willing to pay to acquire the Company. For purposes of this analysis, Goldman Sachs assumed a target exit date of December 2016, annual internal rate of equity returns ranging from 20.0% to 25.0% to be realized upon exit, an illustrative leverage level at entry of 5.0x fiscal year 2013 EBITDA and an exit one-year forward enterprise value/EBITDA multiple ranging from 6.0x to 8.0x. For purposes of this analysis, Goldman Sachs also assumed a hypothetical bank loan of $2.15 billion at an interest rate of LIBOR plus 3.50% per annum, hypothetical notes issued in the amount of $915 million at an interest rate of 7.75% and estimated transaction expenses of $92 million. This analysis resulted in illustrative prices that a hypothetical financial buyer would be willing to pay ranging from $27.49 to $34.56 per share.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Company's Board of Directors as to the fairness from a financial point of view of the $38.50 per share in cash to be paid to holders (other than Parent and its affiliates) of shares of each class of common stock, taken in the aggregate, pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The consideration to be paid pursuant to the Merger Agreement was determined through arm's-length negotiations between the Company and Parent and was approved by the Company's Board of Directors. Goldman Sachs acted as financial advisor to the Company in connection with the Merger. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the Company's Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

        As described above, Goldman Sachs' opinion to the Company's Board of Directors was one of many factors taken into consideration by the Company's Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent or any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Merger for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to the Company in connection with the Merger. Goldman Sachs has provided certain investment banking services to Parent and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a participant in Parent's commercial paper program since 2011. Goldman Sachs has advised Molex that, during the two-year period ended September 9, 2013, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and underwriting services provided to Parent and its affilates of approximately $8,000. Goldman Sachs may also in the future provide investment banking services to the Company, Parent and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

        The Company's Board of Directors selected Goldman Sachs as their financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated August 23, 2013 the Company engaged Goldman Sachs to act as financial advisor to the Company in connection with the Merger. Pursuant to the terms of the engagement letter between the Company and Goldman Sachs, the Company paid Goldman Sachs a fee of $2.5 million, in cash, following the delivery of the financial analysis of Goldman Sachs contemplated by its opinion. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Information Forecasts

        Molex does not as a matter of course publicly disclose financial forecasts, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial forecasts. The unaudited prospective financial information concerning Molex's anticipated operating performance for the fiscal years ended June 30, 2014 - 2018 set forth below are included in this Proxy Statement only because they were made available to our Board of Directors, to Goldman Sachs in connection with rendering its fairness opinion to the Board of Directors and its related financial analysis, and to Parent in connection with its due diligence review of Molex.

        The forecasts were prepared by our management in July 2013. You should note that the prospective financial information constitutes forward-looking statements. The forecasts set forth below were prepared solely for internal use and were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the forecasts do not purport to present Molex's operations in accordance with U.S. generally accepted accounting principles or "GAAP." Neither Molex's independent registered public accountant, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecasts. The forecasts should not be relied upon as being indicative of future results, and readers of this Proxy Statement are cautioned not to place undue reliance on the forecasts.

        Key assumptions underlying the forecasts include: (1) annual revenue growth is based on division 3-year plans for fiscal years 2015 and 2016 and then 150% of an assumed market growth rate of 5% for fiscal years 2017 and 2018; (2) dividends increase 10% per year; (3) no stock repurchase program; (4) days sales in inventory of approximately 78 days; (5) days sales outstanding of approximately 70 days; (6) excess cash is used to pay down revolving credit facility debt; (7) capital expenditures of approximately 6% of net revenue; (8) an effective tax rate of 30%; (9) sales, general and administrative expenses reduced to meet internal targets for fiscal year 2015 and beyond; and (10) the sale of ownership equity interests or securities resulting in a cash inflow of at least $100 million in 2014. The assumptions and estimates underlying the forecasts are inherently uncertain and, though considered reasonable by our management as of the date of their preparation, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasts, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in our business, financial condition or results of operations, and other risks and uncertainties under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended June 30, 2013 filed with the SEC. Accordingly, the projected results presented in the forecasts may not be indicative of our future performance, and actual results may differ materially from those presented. Inclusion of the forecasts in this Proxy Statement should not be regarded as a representation by any person that the results projected in the forecasts will be achieved. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after July 16, 2013, including the Merger or any changes that Molex's management or Board of Directors may make to Molex's operations or strategies as a result of the Merger or the Merger Agreement.

        A summary of the forecasts prepared by management are as follows:

Forecasts (in millions, except per share data)

	FY 2014E	FY 2015E	FY 2016E	FY 2017E	FY 2018E
Total Revenue	$3,755	$4,048	$4,359	$4,686	$5,038
Gross Profit	$1,116	$1,222	$1,334	$1,443	$1,562
EBIT(1)	$416	$536	$613	$692	$766
EBITDA(2)	$642	$779	$875	$973	$1,068
Net Income	$282	$373	$427	$483	$535
Earnings Per Share	$1.54	$2.02	$2.28	$2.56	$2.80
Operating Cash Flow	$426	$560	$620	$693	$752
Free Cash Flow(3)	$201	$318	$358	$411	$449

(1)
EBIT is defined as earnings before interest and tax. EBIT is not a defined term under GAAP and should not be used as an alternative to operating cash flow as a measure of liquidity. Management's forecast presented EBIT in the context of financial covenant coverage.

(2)
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not a defined term under GAAP and should not be used as an alternative to operating cash flow as a measure of liquidity.

(3)
Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under GAAP and should not be used as an alternative to operating cash flow as a measure of liquidity.

        The following table presents reconciliations of projected net income to projected EBITDA and the calculation of projected free cash flow from projected operating cash flow for each of the periods indicated:

	FY 2014E	FY 2015E	FY 2016E	FY 2017E	FY 2018E
Projected Net Income	281,761	373,085	426,828	483,285	534,978
Projected Depreciation and Amortization	225,295	242,868	261,569	281,187	302,276
Projected Interest Expense, net	8,003	3,235	3,235	1,435	1,435
Projected Income Taxes	126,588	159,894	182,926	207,122	229,276

Projected EBITDA	641,648	779,083	874,559	973,029	1,067,965

Projected Operating Cash Flow	426,282	560,370	619,600	692,520	751,504
Projected Capital Expenditures	(225,295)	(242,868)	(261,569)	(281,187)	(302,276)

Projected Free Cash Flow	200,987	317,502	358,031	411,334	449,228

        Based on the Forecasts and the effective tax rate imputed from that projected financial information, unlevered free cash flows for the years 2014 through 2018 were calculated as follows: $203 million (2014E); $320 million (2015E); $360 million (2016E); $412 million (2017E); and $450 million (2018E).

Effects on Molex if the Merger is Not Completed

        If the Merger Agreement is not approved by the Voting Stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Molex will remain an independent public company and Molex's Common Stock and Class A Common Stock will continue to be listed and traded on NASDAQ and the main market of London Stock Exchange (the "LSE"). In addition, if the Merger is not completed, Molex expects that management will operate the business in a manner similar to that in which it is being operated today and that Molex's stockholders will continue to be subject to the same risks and opportunities as they currently are, as well as general industry, economic and market conditions. Further, if the Merger is not completed, the trading price of Molex's Common Stock and Class A Common Stock may decrease, and such decrease may be substantial, at least in the short term. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the Merger is not completed, Molex's Board of Directors will from time to time evaluate and review the business operations, properties, dividend policy and capitalization of Molex, will make such changes as are deemed appropriate and will continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by Molex's stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Molex will be offered or become available, or that Molex's business, prospects or results of operations will not be adversely impacted.

        In addition, under certain circumstances specified in the Merger Agreement, Molex may be obligated to pay Parent (or one of its designees) a termination fee of $232 million or to reimburse expenses incurred by Parent or Merger Sub in connection with the transactions contemplated by the Merger Agreement in an aggregate amount not to exceed $15 million. See the section entitled "The Merger Agreement—Proposal No. 1—Termination Fee" beginning on page 87 of this Proxy Statement for a discussion of the circumstances under which the termination fee would be required to be paid.

Delisting and Deregistration of Molex's Common Stock and Class A Common Stock

        Molex's Common Stock and Class A Common Stock are currently registered under the Exchange Act and are quoted on the NASDAQ under the symbols "MOLX" and "MOLXA," respectively.

Molex's Class B Common Stock is not publicly traded. As a result of the Merger, Molex will become a privately-held, indirect wholly-owned subsidiary of Parent. As a private company following the completion of the Merger, the registration of Molex's Common Stock and Class A Common Stock and Molex's obligation to file reports and make other public disclosures with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to such registration will be terminated and Molex's Common Stock and Class A Common Stock will no longer be listed on NASDAQ. In addition, Molex's Common Stock and Class A Common Stock are listed on the Official List in the UK and are admitted to trading on the LSE. As a private company following the Merger, Molex also intends to cancel its listing on the Official List and to cancel the trading of its Common Stock and Class A Common Stock on the LSE with effect from the completion of the Merger.

Financing of the Merger

        The Merger is not conditioned upon Parent's receipt of any financing or the completion of the issuance of any securities by Parent or the availability of any cash at Molex to be used to complete the Merger or any transaction contemplated by the Merger Agreement.

Interests of Molex's Directors and Executive Officers in the Merger

        In considering the recommendation of Molex's Board of Directors, made without the participation of the Non-Participating Directors, with respect to the proposal to adopt the Merger Agreement, stockholders should be aware that, aside from their interests as stockholders of Molex, Molex's directors and executive officers have interests in the Merger that are different from, or in addition to, those of Molex's stockholders generally. These interests may create potential conflicts of interest and are described in more detail below.

        The Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that the Voting Stockholders vote in favor of approving the Merger Agreement. For further information with respect to these interests and the "golden parachute" compensation, see the section entitled "Advisory Non-Binding Vote Regarding Merger-Related Compensation—Proposal No. 2."

  Change-In-Control Agreements

        Except as described in this section and below in the section entitled, "Retention/Transaction Cash Bonuses," Molex has not entered into any Merger-contingent employment agreements, severance agreements, or change-in-control agreements with any of its executive officers.

        Robert J. Zeitler is Molex's General Counsel. Molex promoted Mr. Zeitler to Senior Vice President, General Counsel on October 1, 2013. At that time, Mr. Zeitler was designated as an executive officer of Molex, including for purposes of Section 16 under the Exchange Act. On July 24, 2013, Molex entered into a Change in Control and Severance Agreement ("CIC Agreement") with Mr. Zeitler. Under the terms of the CIC Agreement, if Mr. Zeitler's employment is terminated by Molex other than for cause, death or disability or by Mr. Zeitler for good reason within two years following the Merger, Molex will provide Mr. Zeitler: (i) a lump sum cash amount equal to a pro-rated annual bonus for the year that includes the termination date, based on the target bonus (or if the termination date is in the second half of the fiscal year, based on the projected amount of the actual bonus); (ii) a lump sum cash severance payment equal to two times the sum of Mr. Zeitler's base annual salary and target annual bonus; (iii) provided he elects continued coverage under Molex's group health plans in accordance with COBRA, such continued coverage for Mr. Zeitler and his eligible dependents for up to 18 months at the same rates for premiums, deductibles and out-of-pocket costs as apply to similarly situated active employees; and (iv) accelerated vesting of outstanding equity awards. Payment of these amounts is conditioned on Mr. Zeitler's execution and non-revocation of a customary waiver and release in favor of Molex. After the second year following the Merger, Mr. Zeitler may be entitled to one times annual base salary and target annual bonus. The lump sum amounts are payable within 5 days after the release becomes effective. If amounts payable under the CIC Agreement are determined to subject Mr. Zeitler to golden parachute taxes under Section 4999 of the Code, the payments will be reduced to the extent necessary so that no portion of the remaining payments would be subject to such taxes (a "cutback"), unless the amount of such payments Mr. Zeitler would retain after payment of the golden parachute taxes and all other applicable taxes would exceed the amount of payments Mr. Zeitler would retain after applying the cutback.

        If the Merger is completed, Mr. Zeitler will not receive any payment under the CIC Agreement unless his employment is terminated within two years thereafter. The estimated payments in that case would be $863,000. As described in the section entitled "Retention/Transaction Cash Bonuses," Mr. Zeitler would separately receive $350,000 as a Retention/Transaction Cash Bonus (providing he meets the conditions for receiving such bonus payment).

  New Management Arrangements

        Pursuant to the Merger Agreement, certain executive officers of Molex will continue as the officers of Molex after the Merger is completed. As of the date of this Proxy Statement, however, none of Molex's executive officers has entered into any agreement, arrangement or understanding with Molex or with Parent or their respective affiliates specifically regarding the terms of employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the Merger.

        Parent has indicated that it or its affiliates may pursue agreements, arrangements or understandings with Molex's executive officers, which may include cash-based and equity-based compensation and other forms of compensation. Prior to the effective time of the Merger, Parent may initiate negotiations of these agreements, arrangements and understandings, and may enter into with Molex's executive officers definitive agreements regarding employment with the surviving corporation or Parent on a going-forward basis following the completion of the Merger.

  Retention/Transaction Cash Bonuses

        On September 6, 2013, the Compensation Committee of Molex's Board of Directors approved arrangements to provide special retention awards in the form of performance-based cash bonuses to aid in the retention of Molex's executive officers who are critical to Molex's current and future success, including to perform the significant additional work necessary to complete the Merger. Payment of the retention/transaction cash bonuses is contingent upon the executive officer's continued service to Molex from September 6, 2013 until the effective date of the Merger. The transaction bonuses, if earned, will be paid in lump sum by Molex after the effective date of the Merger. The table below shows the retention/transaction bonuses eligible to become payable to Molex's executive officers.

Name	Amount of Transaction Bonus
Martin P. Slark	$2,400,000
David D. Johnson	$1,000,000
Liam G. McCarthy	$1,500,000
Graham C. Brock	$750,000
Gary J. Matula	$750,000
Junichi Kaji	$250,000
J. Michael Nauman	$500,000
Joseph Nelligan	$500,000
Timothy I. Ruff	$250,000
Ana G. Rodriguez	$350,000
Robert J. Zeitler	$350,000

  Acceleration and Payment of Equity Awards to Directors and Executive Officers

        Directors, executive officers and all other Molex employees that have been granted equity compensation awards under certain Molex equity compensation plans are entitled to accelerated vesting of such awards upon certain events, including a change-in-control of Molex, retirement and death or disability. The Merger constitutes a change-in-control under such equity compensation plans. Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger, each share of Molex restricted stock then outstanding and unvested will become fully vested, and the holders of such outstanding shares will receive the same amount of the Per Share Merger Consideration in the Merger as other holders of Molex's Class A Common Stock, less any applicable withholding taxes. All outstanding unvested stock options will also become fully vested immediately prior to the effective time of the Merger. All outstanding stock options will be cancelled immediately prior to the effective time of the Merger in exchange for the right to receive in cash lump sum amount from Molex equal to the product of (i) the total number of shares subject to the stock option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price of the option, less any applicable withholding taxes. Such cash payment will be made by Molex in a lump sum immediately prior to the effective time of the Merger.

        If the Merger is completed prior to the time Molex has declared or paid a dividend for the quarter in which the effective time of the Merger occurs, the Payment Adjustment Amount will be equal to (i) $0.24 multiplied by (ii) the quotient of (a) the total number of days elapsed between the first day of the fiscal quarter in which the effective time of the Merger occurs and the closing date of the Merger and (b) the total number of days in such fiscal quarter, less any applicable withholding taxes. Molex currently cannot estimate the amount of the Payment Adjustment Amount, which will range between $0.00 and $0.24. Accordingly, the tables below reflect the minimum Per Share Merger Consideration of $38.50, assuming the Payment Adjustment Amount is $0.00, and the maximum Per Share Merger Consideration of $38.74, assuming the Payment Adjustment Amount is $0.24.

        The following table sets forth, for each of Molex's directors and executive officers holding stock options as of October 14, 2013, the aggregate number of shares of Molex's Class A Common Stock subject to vested and unvested stock options that have a per-share exercise price lower than the Per Share Merger Consideration. The value of the vested and unvested stock options has been calculated on a pre-tax basis by multiplying (i) the difference between the Per Share Merger Consideration and the per-share exercise price of each stock option by (ii) the number of shares of Class A Common Stock subject to such stock option:

Name	Vested Options	Unvested Options(1)	Valued at $38.50 per share	Valued at $38.74 per share
Directors
Michael J. Birck	12,500	12,500	$519,200	$525,200
Michelle L. Collins	7,750	11,250	$379,005	$383,565
Anirudh Dhebar	2,125	9,375	$206,405	$209,166
Edgar D. Jannotta	12,500	12,500	$519,200	$525,200
Frederick A. Krehbiel	—		—
Fred L. Krehbiel	20,925	975	$513,915	$519,171
John H. Krehbiel, Jr.	—		—
David L. Landsittel	6,625	10,875	$344,485	$348,691
Joe W. Laymon	6,625	10,875	$344,485	$348,691
Donald G. Lubin	12,500	12,500	$519,200	$525,200
James S. Metcalf	4,375	10,125	$275,445	$278,927
Robert J. Potter	12,500	12,500	$519,200	$525,200
Executive Officers
Martin P. Slark(2)	506,250	1,168,750	$35,407,500	$35,809,500
David D. Johnson	218,750	531,250	$15,871,250	$16,051,250
Liam G. McCarthy	262,500	637,500	$19,045,500	$19,261,500
Graham C. Brock	113,750	271,250	$8,354,750	$8,447,150
Katsumi Hirokawa	113,750	271,250	$8,354,750	$8,447,150
Junichi Kaji	7,025	17,275	$513,274	$519,106
J. Michael Nauman	113,750	271,250	$8,354,750	$8,447,150
Gary J. Matula	67,500	160,000	$4,911,375	$4,965,975
Joseph Nelligan	34,755	35,505	$1,384,709	$1,401,571
Timothy I. Ruff	34,125	29,975	$1,334,579	$1,349,963
Ana G. Rodriguez	57,500	127,500	$4,029,900	$4,074,300
Robert J. Zeitler	9,670	12,770	$497,141	$502,526

(1)
Between October 26, 2013 and October 30, 2013, 38,125 options held by directors of Molex and unvested as of October 14, 2013 will vest according to their regular vesting schedules. Accordingly, the Merger will not have any effect on the vesting of such options.

(2)
Mr. Slark is also Vice Chairman of Molex's Board of Directors.

        The following table sets forth the number of restricted shares of Class A Common Stock held by directors and executive officers as of October 14, 2013 and their corresponding values, calculated on a pre-tax basis by multiplying the number of such shares by the Per Share Merger Consideration:

Name	Restricted Shares (#)(1)	Valued at $38.50 per share	Valued at $38.74 per share
Directors
Michael J. Birck	6,215	$239,277	$240,769.10
Michelle L. Collins	6,215	$239,277	$240,769.10
Anirudh Dhebar	6,215	$239,277	$240,769.10
Edgar D. Jannotta	6,215	$239,277	$240,769.10
Frederick A. Krehbiel	—	—	—
Fred L. Krehbiel	—	—	—
John H. Krehbiel, Jr.	—	—	—
David L. Landsittel	6,215	$239,277	$240,769.10
Joe W. Laymon	6,215	$239,277	$240,769.10
Donald G. Lubin	6,215	$239,277	$240,769.10
James S. Metcalf	6,215	$239,277	$240,769.10
Robert J. Potter	6,215	$239,277	$240,769.10
Executive Officers
Martin P. Slark(2)	431,250	$16,603,125	$16,706,625
David D. Johnson	187,500	$7,218,750	$7,263,750
Liam G. McCarthy	225,000	$8,662,500	$8,716,500
Graham C. Brock	82,500	$3,176,250	$3,196,050
Katsumi Hirokawa	82,500	$3,176,250	$3,196,050
Junichi Kaji	4,375	$168,437	$169,487
J. Michael Nauman	82,500	$3,176,250	$3,196,050
Gary J. Matula	60,000	$2,310,000	$2,324,400
Joseph Nelligan	34,750	$1,337,875	$1,346,215
Timothy I. Ruff	25,750	$991,375	$997,555
Ana G. Rodriguez	37,500	$1,443,750	$1,452,750
Robert J. Zeitler	4,750	$182,875	$184,015

(1)
Between October 26, 2013 and October 30, 2013, 15,993 shares of restricted stock held by directors of Molex and unvested as of October 14, 2013 will vest according to their regular vesting schedules. Accordingly, the Merger will not have any effect on the vesting of such restricted stock.

(2)
Mr. Slark is also Vice Chairman of Molex's Board of Directors.

  Director Deferred Compensation Plans

        Molex's non-employee directors are eligible to participate in the Molex Deferred Compensation Plan (for deferrals prior to 2005) and the Molex 2005 Outside Directors' Deferred Compensation Plan (the "2005 Director Plan" and collectively, the "Director Plans"), under which they may elect on a yearly basis to defer all or a portion of the following year's director's fees. Directors who are employees of Molex are not eligible to participate. A non-employee director may elect to have the deferred fees either accrue interest during each calendar quarter at a rate equal to the average six-month Treasury Bill rate in effect at the beginning of each calendar quarter ("interest account") or converted to stock units at the closing price of the Common Stock on the date the fees would otherwise be paid ("stock account"). Upon a director's termination of service as a director (or, if later, upon reaching age 59 1/2 with respect to amounts deferred under the 2005 Director Plan) or upon the director's death or disability, the accumulated amount in the director's interest account is distributed in cash, and the stock units in the director's stock account are converted to and distributed in cash at the fair market value of underlying shares. If the Merger is completed, the Director Plans will be terminated within 30 days prior to the completion of the Merger and the accounts of participating directors will be paid to them by Molex in cash prior to the effective time. Molex will continue to make all regular contributions to the Director Plans through their termination date. The following table sets forth the amounts payable to Molex's directors based on account balances on October 14, 2013 and calculating the values of the stock accounts using the minimum and maximum Per Share Merger Consideration.

Name	Director Plan Account Balance (Valued at $38.50 per share)	Director Plan Account Balance (Valued at $38.74 per share)
Michael J. Birck	$1,846,495.42	$1,858,006.04
Michelle L. Collins	$408,876.57	$411,425.25
Anirudh Dhebar	$31,415.42	$31,661.26
Edgar D. Jannotta	$3,061,140.51	$3,080,222.94
David L. Landsittel	$389,339.07	$391,766.11
Joe W. Laymon	$530,333.80	$533,639.74
Donald G. Lubin	$1,889,170.78	$1,900,947.43
James S. Metcalf	$56,569.78	$56,922.43
Robert J. Potter	$2,065,227.05	$2,078,101.19

  Payout of Benefits under the SERP

        The 2005 Molex Supplemental Executive Retirement Plan (the "SERP") is a nonqualified defined contribution plan available to certain participants in the Retirement and Savings Plan (the "401(k) Plan") whose contributions are affected by the Internal Revenue Service (the "IRS") contribution limits. Participants of the SERP may defer up to 100% of their base pay and/or cash incentive. For individuals who are affected by the IRS contribution limits, Molex matches participant contributions up to 4% of base pay in the SERP. All of Molex's executive officers, other than Messrs. Brock, Hirokawa and Kaji, participate in and currently defer pay into the SERP. SERP accounts are all fully vested and would otherwise be paid upon termination of employment, disability, death or unforeseeable emergency in accordance with the terms of the SERP. Pursuant to the Merger Agreement, the SERP will be terminated within 30 days prior to the completion of the Merger, and the accounts of all participants will be paid to them by Molex in cash prior to the effective time of the Merger. Molex will continue to make all regular contributions to the SERP through its termination date. The following table sets forth the amounts under the SERP accounts payable to Molex's executive officers who participate in the SERP as of October 14, 2013:

Name	SERP Account Balance
Martin P. Slark	$1,248,670.34
David D. Johnson	$282,783.10
Liam G. McCarthy	$356,332.26
Frederick A. Krehbiel	$994,601.05
John H. Krehbiel, Jr.	$863,935.49
J. Michael Nauman	$155,504.08
Timothy I. Ruff	$37,280.78
Ana G. Rodriguez	$80,608.04
Gary J. Matula	$566,877.82
Joseph Nelligan	$79,415.24
Robert J. Zeitler	$681,727.16

  Other Interests of Certain Directors

        Edgar D. Janotta, Donald G. Lubin and Martin P. Slark are members of Molex's Board of Directors, and Mr. Slark is also Vice Chairman of Molex's Board of Directors and Molex's Chief Executive Officer. Mr. Janotta is Chairman of William Blair, which Molex engaged to provide it with financial advice in connection with the Merger. Mr. Lubin is a partner at Dentons, which Molex engaged as its legal counsel for the Merger. Mr. Jannotta, Mr. Lubin and Mr. Slark each recused themselves from and did not participate in the deliberations of or vote on (i) Molex's engagement of either William Blair or Dentons or (ii) the Merger. Mr. Janotta's recusal was based on his association with William Blair. Mr. Lubin's recusal was based on his association with Dentons. Mr. Slark's recusal was based on his view that, in any transaction involving the sale of Molex, his interests as a member of management may be different than those of other stockholders generally.

        As a result of Mr. Janotta's position with William Blair and Mr. Lubin's position at Dentons, Mr. Janotta and Mr. Lubin may receive compensation from their respective firms that is related to the fees paid to such firms by Molex in connection with the Merger.

        Molex's Board of Directors approved the engagement of William Blair and Dentons consistent with the Audit Committee's written policy governing the review and approval of related party transactions, in the event that the engagements would potentially not qualify for standing pre-approval, even though neither Mr. Janotta nor Mr. Lubin is a beneficial owner of 10% or more of his firm's shares or interests.

        Mr. Slark is expected to receive payments in connection with the Merger and is expected to continue to be employed with Molex following the Merger. These interests are disclosed above.

  Retirement Agreements

        On a case-by-case basis, Molex has offered individual retirement packages to retiring executive officers with terms based on their years of service and contributions to Molex.

        On April 30, 2013, Molex and Katsumi Hirokawa entered into a Retirement and Waiver and Release Agreement. Under this agreement, Mr. Hirokawa stepped down as Executive Vice President & President, Micro Products Division, ceased to be an executive officer of Molex effective June 30, 2013, and was appointed Chairman of Molex Japan Co. Ltd. ("Molex Japan") effective July 1, 2013 until June 30, 2014. While so employed, Mr. Hirokawa is entitled to receive 100% of his annual base salary as of June 30, 2013 and certain benefits. Upon retirement as Chairman of Molex Japan on June 30, 2014, Mr. Hirokawa is entitled to continue to receive salary and an annual car allowance of $16,800 from Molex through June 30, 2016 ($33,600 total), payable in accordance with Molex's regular payroll practices. The agreement also provides that any unvested stock held by Mr. Hirokawa will vest in full effective June 30, 2014. Mr. Hirokawa's right to the retirement compensation and benefits is subject to his compliance, through June 30, 2016, with certain non-competition, non-solicitation and non-disparagement covenants. The estimated value of the base salary continuation under the Retirement and Waiver and Release Agreement is $1,229,094.

        On September 16, 2013, Molex and Graham C. Brock entered into a Retirement and Waiver and Release Agreement. Under this agreement, Mr. Brock will retire on June 30, 2014. The agreement also entitles Mr. Brock to receive, upon such retirement, 36 months of salary continuation payments, payment of his annual management incentive bonus for 2014, if any, and accelerated vesting on June 30, 2014 of any then outstanding and unvested equity awards. Certain relocation expenses will also be reimbursed by Molex in accordance with its Long-Term Assignment Policy. The estimated amount payable under this Retirement and Waiver and Release Agreement, including an estimated $25,000 in relocation expenses and assuming Mr. Brock retires with his approved, fiscal 2014 salary on June 30, 2014, is $1,538,500.

  Other Existing Compensation Arrangements

        The 401(k) Plan is a tax qualified plan. Executive officers of Molex participate in the 401(k) Plan on the same terms as are applicable to all employees other than Messrs. Brock, Hirokawa and Kaji, who do not participate. Molex will continue to make all regular contributions under the 401(k) Plan through the closing date of the Merger.

        In accordance with the Merger Agreement, the Molex Employee Stock Purchase Plan ("ESPP") terminated with the purchase period ended September 30, 2013 and no additional shares will be issued under the ESPP. Molex's executive officers participate in the ESPP on the same basis as Molex's other employees.

        Mr. Hirokawa participates in the Japanese national retirement plan and the Molex-Japan Directors Retirement Trust, a defined contribution plan under which Molex makes discretionary annual contributions to eligible executive directors of Molex Japan. Mr. Brock participates in the Molex Group Personal Pension Plan, a defined contribution retirement savings plan under which employee and company contributions are based upon the participant's age, service and salary. Participating employees contribute between 2% and 5% of their salary and if the employee participates at these minimum levels, Molex makes a contribution between 4.5% and 11.5% of salary.

  Executive Perquisites

        Molex provides certain perquisites to its executive officers consisting primarily of financial counseling fees, executive physicals and car allowances or leased cars. With the exception of the car allowance for Mr. Hirokawa, which will continue to be provided to him after retirement through June 30, 2016, as described above under "Retirement Agreements," none of the perquisites is enhanced in connection with the Merger.

  Indemnification and Insurance

        Under the Merger Agreement, Molex's directors and executive officers will be entitled to certain ongoing indemnification, advancement of expenses and insurance coverage after the Merger under a continuation of the indemnification and advancement of expense provisions in Molex's certificate of incorporation and bylaws for a period of ten years after the effective time of the Merger and, subject to certain limitations, Molex has also agreed to maintain directors' and officers' liability insurance policies from the surviving corporation for a period of six years after the effective time. For more information regarding such indemnification and insurance coverage, see the section entitled "The Merger Agreement—Proposal No. 1—Indemnification and Insurance" beginning on page 83.

 Regulatory Matters

        Molex and Parent were required to make a filing under the HSR Act in connection with the Merger. The HSR Act provides that certain acquisition transactions may not be consummated until the parties to the transaction have filed a prescribed notification and report form and have supplied certain information concerning the transaction to the Antitrust Division of the DOJ and the FTC and the waiting period has expired or has been terminated. The HSR Act filing occurred on September 17, 2013, and the FTC granted early termination of the waiting period on September 27, 2013. The parties need nothing further from the Antitrust Division of the DOJ or the FTC to consummate the Merger.

        Private parties, as well as state governments, have the ability to bring legal action under the antitrust laws under certain circumstances. For additional information, see the section entitled "The Merger Agreement—Proposal No. 1—Efforts to Complete the Merger; Governmental Approvals."

        The Merger is also conditioned on the filing of a notification with the European Commission under Council Regulation (EC) No 139/2004, and the filings required by the antitrust and competition laws and regulations of China, Israel, Japan, Mexico, South Korea, Turkey, and Ukraine and receipt of the applicable clearances or expiration of waiting periods under the laws and regulations of any other jurisdiction. The parties have made the appropriate notifications in these countries and jurisdictions to begin the process to receive the necessary clearances or expiration of waiting periods under the appropriate laws and regulations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes the material U.S. federal income tax consequences of the Merger to Molex's stockholders. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences (i) arising under any state, local or foreign tax laws, (ii) of any U.S. federal tax laws other than income tax laws, or (iii) with respect to the tax on net investment income imposed by Section 1411 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this Proxy Statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed herein, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger or that any such contrary position would not be sustained by a court.

        This discussion is limited to holders who hold Molex's Common Stock, Class A Common Stock or Class B Common Stock, as the case may be, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder's particular circumstances. This discussion also does not address U.S. federal income tax considerations that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, U.S. expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities (or persons holding Molex's Common Stock, Class A Common Stock or Class B Common Stock through such entities), "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, banks and other financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, real estate investment trusts and regulated investment companies, U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar, and persons holding Molex's Common Stock, Class A Common Stock or Class B Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequences to holders of Molex's Common Stock, Class A Common Stock or Class B Common Stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion does not consider the U.S. federal income tax consequences to holders of Molex's Common Stock, Class A Common Stock or Class B Common Stock who exercise appraisal rights under Delaware law.

        MOLEX URGES HOLDERS OF ITS COMMON STOCK TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

        As used in this discussion, a U.S. holder is any beneficial owner of Molex's Common Stock, Class A Common Stock or Class B Common Stock that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996, was treated as a U.S. person for U.S. federal income tax purposes prior to such date, and has validly elected to continue to be treated as a U.S. person for U.S. federal income tax purposes.

        A non-U.S. holder is any beneficial owner of Molex's Common Stock, Class A Common Stock or Class B Common Stock that is not a U.S. holder or treated as a partnership for U.S. federal income tax purposes.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Molex's Common Stock, Class A Common Stock or Class B Common Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold Common Stock, Class A Common Stock or Class B Common Stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences of the Merger.

U.S. Holders

  Effect of the Merger

        The receipt of cash in exchange for shares of Molex's Common Stock, Class A Common Stock or Class B Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of Molex's Common Stock, Class A Common Stock or Class B Common Stock in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder's adjusted tax basis in the shares surrendered. A U.S. holder's adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Any such gain or loss will be calculated for each block of shares of Molex's Common Stock, Class A Common Stock or Class B Common Stock (i.e., shares of Molex's Common Stock, Class A Common Stock or Class B Common Stock acquired at the same time in a single transaction), and will be long-term capital gain or loss if the holding period for such shares exceeds one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        Payments made with respect to Molex's Common Stock, Class A Common Stock or Class B Common Stock exchanged for cash in the Merger may be subject to information reporting to the IRS, and such payments will be subject to U.S. federal backup withholding tax (currently at a rate of 28%) unless the U.S. holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner. Each U.S. holder should provide an IRS Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent.

Non-U.S. Holders

  Effect of the Merger

        Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

          1.     the gain on shares of Molex's Common Stock, Class A Common Stock or Class B Common Stock, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. holder's permanent establishment or fixed base in the United States) in which event

            (A)  the non-U.S. holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such non-U.S. holder should complete, sign and return an IRS Form W-8ECI instead of an IRS Form W-9, and

            (B)  if the non-U.S. holder is a corporation, it may be subject to branch profits tax on its effectively connected earnings and profits, as adjusted for certain items, at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

          2.     the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of Molex's Common Stock, Class A Common Stock or Class B Common Stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

          3.     the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Molex's outstanding Common Stock, Class A Common Stock and Class B Common Stock at any time during the five years preceding the Merger, and Molex is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during such non-U.S. holder's ownership of more than 5% of Molex's common Stock, Class A Common Stock and Class B Common Stock. Although there can be no assurances in this regard, Molex does not believe that it is or was a "United States real property holding corporation" for U.S. federal income tax purposes.

  Information Reporting and Backup Withholding

        In general, a non-U.S. holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Molex's Common Stock, Class A Common Stock or Class B Common Stock exchanged for cash in the Merger if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder's gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's United States federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

        NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM.

LITIGATION RELATED TO THE MERGER

        On September 10, 2013, a putative stockholder class action complaint was filed in the Chancery Division of the Circuit Court of DuPage County in the State of Illinois, captioned Carolyn Williams v. Molex Incorporated, et. al., Case No. 2013CH002616. The complaint purports to be brought on behalf of holders of Molex common stock, with certain exclusions, and names as defendants Molex, each member of Molex's Board of Directors (the "Individual Defendants"), Parent and Merger Sub. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties. The complaint includes, among other allegations, that the Individual Defendants failed to take steps to maximize the value of Molex and obtain for Molex's stockholders the highest value available in the marketplace, that the "intrinsic value" of Molex's stock is in excess of the amount offered in the transaction, and that the "no-shop," "matching rights" and termination fee provisions of the Merger Agreement unfairly favor Parent and Merger Sub and improperly restrain Molex's ability to consider other offers. The relief sought includes, among other things, an injunction prohibiting the completion of the Merger, rescission (to the extent the Merger has been completed), and the payment of plaintiff's attorneys' and experts' fees and costs. Molex, Parent and Merger Sub believe that the complaint is without merit and intend to vigorously defend the action. As of September 27, 2013, the parties orally stipulated that the time for all defendants to answer or otherwise plead would be stayed until a mutually agreed-upon date after an amended and/or consolidated complaint is filed, but as of October 14, 2013, no such amended or consolidated complaint has been served.

        On September 11, 2013, a putative stockholder class action complaint was filed in the Eighteenth Judicial District of the Circuit Court of DuPage County in the State of Illinois, captioned Spoleto Corp. v. Molex Incorporated, et. al., Case No. 2013CH002625. The complaint names as defendants Molex, the Individual Defendants, Parent and Merger Sub. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Molex, Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties. The complaint includes, among other allegations, that the Individual Defendants failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations, and that the Voting Agreements, the "no-shop" and "matching rights" provisions, the termination fee, certain alleged restrictions on the Board of Directors' ability to change its recommendation concerning the Merger upon certain material favorable changes in Molex's condition, and Parent's ability to require a vote on the Merger all allegedly gives Parent an advantage over potential future competing bids. The relief sought includes, among other things, an injunction prohibiting the completion of the Merger, rescission (to the extent the Merger has been completed), and the payment of plaintiff's attorneys' and experts' fees and costs. Molex, Parent and Merger Sub believe that the complaint is without merit and intend to vigorously defend the action. On September 27, 2013, the parties executed a stipulation that the time for all defendants to answer or otherwise plead would be stayed until a mutually agreed-upon date after an amended and/or consolidated complaint is filed, but as of October 14, 2013, no such amended or consolidated complaint has been served.

        On September 30, 2013, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned George Leon Family Trust v. Molex Incorporated, et al., Civil Action No. 8961-VCL. The complaint names as defendants Molex, the Individual Defendants, Parent and Merger Sub. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Molex, Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties. The complaint includes, among other allegations, that the Individual Defendants failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations, and that the Voting Agreements, the "force-the-vote," "no-shop" and "matching rights" provisions, the termination fee and notice requirement all allegedly give Parent an advantage over potential future competing bids. In addition, the complaint alleges that the Preliminary Proxy Statement fails to adequately disclose whether Parent was one of the original potential strategic bidders contacted by William Blair, what strategic alternatives other than the sale of Molex the Co-Chairmen and Molex's Board of Directors considered, what reasons were given by the fifteen strategic bidders for not pursuing due diligence for the acquisition of Molex, how the terms of customary and limited standstill agreements Parent entered into differed, the prior business relationships that BDT had with Parent, and the services William Blair had provided to Molex and/or Parent during the preceding two years and the corresponding fees received. The complaint also contends that the Preliminary Proxy Statement fails to disclose information concerning the work of Goldman Sachs in preparing its fairness opinion; specifically, the alleged failure to disclose all of the inputs and assumptions underlying Goldman Sachs' discount rates and weighted average cost of capital estimates, and to disclose Goldman Sachs' method for selecting companies and transactions for its comparable company analysis and the individual multiples used for each selected company or the proposed transaction. The relief sought includes, among other things, an injunction prohibiting the completion of the Merger, an accounting of putative damages and the payment of plaintiff's attorneys' and experts' fees, costs and expenses. Contemporaneously with the filing of the complaint, Plaintiffs filed a motion for expedited proceedings and a motion for a preliminary injunction. To date, the court has not set a briefing schedule or hearing on either motion. Molex, Parent and Merger Sub believe that the complaint and motions are without merit and intend to vigorously defend the action.

        On September 27, 2013, a putative stockholder class action complaint was filed in the Eighteenth Judicial District of the Circuit Court of DuPage County in the State of Illinois, captioned Donald C. Croson v. Molex Incorporated, et. al., Case No. 2013CH002766. The complaint names as defendants Molex, the Individual Defendants, Parent and Merger Sub. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Molex, Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties. The complaint alleges, among other things, that: the Individual Defendants breached their fiduciary obligations by failing to conduct an adequate sales process; failing to take steps to maximize the value of Molex; entering into Voting Agreements and the Merger Agreement that potentially preclude competing offers through provisions such as "force the vote," "no solicitation," Parent's right to match a competing bid, termination fee, and restriction on Individual Defendants' ability to change their recommendation to stockholders with respect to the Merger. The complaint further alleges that the Preliminary Proxy Statement contains a variety of inaccurate, misleading or incomplete disclosures including with respect to Molex's prospective financial information, any intention of the Co-Chairmen to resign, retention of financial advisors William Blair and BDT and those advisors' prior business relationships with Parent, the retention of Goldman Sachs, any consideration of Parent's principal direct competitors as potential purchasers, and the criteria used to identify the seventeen potential purchasers which were contacted in July 2013. The complaint further alleges that the Preliminary Proxy Statement makes material omissions with respect to the data and underlying financial analyses supporting Goldman Sachs' fairness opinion including its analyses regarding public market multiples, illustrative discounted cash flow, summary of selected precedent transactions, illustrative present value of future share price, and leveraged buyout. The relief sought includes, among other things, an injunction prohibiting the completion of the Merger, rescission (to the extent the Merger has been completed), and the payment of plaintiff's attorneys' and experts' fees and costs. Molex, Parent and Merger Sub believe that the complaint is without merit and intend to defend vigorously the action.

THE MERGER AGREEMENT—PROPOSAL NO. 1

        This section of the Proxy Statement describes the material provisions of the Merger Agreement, but does not purport to describe all the provisions of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. Molex urges you to read the full text of the Merger Agreement because it is the legal document that governs the Merger and the rights and obligations of the parties to the Merger Agreement. The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about Molex. Such information can be found elsewhere in this Proxy Statement and in the public filings Molex makes with the SEC, as described in the section entitled "Where You Can Find More Information" below.

 Structure of the Merger

        If all of the conditions to the Merger are satisfied or waived in accordance with the Merger Agreement, Merger Sub, an indirect wholly-owned subsidiary of Parent formed solely in connection with the Merger, will merge with and into Molex. The separate corporate existence of Merger Sub will cease and Molex will survive the Merger and become an indirect wholly-owned subsidiary of Parent. From the effective time, all properties, rights, privileges, immunities, powers, franchises, licenses and authority of Molex and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions and duties of Molex and Merger Sub will become those of the surviving corporation. Following the completion of the Merger, the registration of Molex's Common Stock and Class A Common Stock and Molex's obligation to file reports and make other public disclosures with the SEC under the Exchange Act with respect to such registration will be terminated, and Molex's Common Stock and the Class A Common Stock will no longer be listed on NASDAQ. In addition, Molex's Common Stock and Class A Common Stock are listed on the Official List in the UK and are admitted to trading on the LSE. As a private company following the Merger, Molex also intends to cancel its listing on the Official List and to cancel the trading of its Common Stock and Class A Common Stock on the LSE with effect from the completion of the Merger.

        This Proxy Statement sometimes refers to Molex after the Merger as the surviving corporation.

Effective Time

        The closing date will occur no later than three business days after the date on which the last of the conditions to the Merger is satisfied or waived (with the exception of certain conditions to be satisfied at the closing, but subject to their satisfaction or waiver), except that, if the Merger would otherwise occur within the ten business day period prior to the date on which Molex is required to file an annual report on Form 10-K or a quarterly report on Form 10-Q, the closing date will occur on the third business day after the filing of such report (subject to satisfaction or waiver of closing conditions as of such date).

        The effective time of the Merger, which this Proxy Statement sometimes refers to as the "effective time" or time of completion of the Merger, will occur as soon as practicable on the closing date upon filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is mutually agreed by the parties and specified in the certificate of merger).

Board of Directors and Officers of the Surviving Corporation

        The directors of Merger Sub immediately prior to the effective time will become the initial directors of the surviving corporation following the Merger until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. The officers of Molex immediately prior to the effective time will continue as the officers of the surviving corporation following the Merger until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Consideration to be Received in the Merger

        At the effective time, holders of Molex's Common Stock, Class A Common Stock and Class B Common Stock will be entitled to receive the Per Share Merger Consideration, less any applicable withholding taxes. The foregoing treatment will not apply to shares of Common Stock, Class A Common Stock and Class B Common Stock:

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  held in the treasury of Molex, all of which will cease to be outstanding and will be cancelled without payment of any consideration therefor and shall cease to exist;

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  owned by Parent, Merger Sub, Molex or any direct or indirect wholly-owned subsidiary of either of them, and in each case not held on behalf of third parties, all of which will cease to be outstanding and will be cancelled without payment of any consideration therefor and shall cease to exist; and

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  held by stockholders who are entitled to demand, do properly demand, and have not withdrawn such demand for appraisal rights pursuant to, and otherwise complied in all respects with, Section 262 of the DGCL, all of which will not be converted into, or represent the right to receive the Per Share Merger Consideration, unless such stockholders withdraw, fail to perfect, or otherwise lose the right to payment of the fair cash value of their shares under the DGCL (see "The Merger—Proposal No. 1—Appraisal Rights" beginning on page 89 of this Proxy Statement).

        Parent, Molex and the paying agent to be engaged by Parent in connection with the Merger are entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Molex's Common Stock, Class A Common Stock or Class B Common Stock or other amounts otherwise payable pursuant to the Merger Agreement any applicable taxes required to be deducted and withheld under the Code or any provision of state, local or foreign tax law.

        Molex's stockholders may be entitled to assert appraisal rights instead of receiving the Merger consideration. For a description of these appraisal rights, please see the section entitled "The Merger—Proposal No. 1—Appraisal Rights" beginning on page 89 of this Proxy Statement.

Treatment of Options, Restricted Stock and Employee Stock Purchase Plan

        The Merger Agreement provides that, immediately prior to the effective time of the Merger, each share of Molex restricted stock then outstanding and unvested will become fully vested, and the holders of such outstanding shares will receive the same amount of the Per Share Merger Consideration in the Merger as other holders of Molex's Class A Common Stock, less any applicable withholding taxes. All outstanding unvested stock options (as of immediately prior to the effective time of the Merger) will also become fully vested immediately prior to the effective time of the Merger. All outstanding stock options will be cancelled in the Merger in exchange for the right to receive in cash an amount equal to the product of (i) the total number of shares subject to the stock option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price of the option, less any applicable withholding taxes.

        In accordance with the Merger Agreement, the ESPP terminated with the purchase period ended September 30, 2013 and no additional shares will be issued under the ESPP. Outstanding shares acquired under the ESPP will receive the same Per Share Merger Consideration in the Merger as other holders of Molex's Class A Common Stock, less any applicable withholding taxes.

        The Merger Agreement also provides that Molex, its Board of Directors and the Compensation Committee of the Board of Directors will take all necessary action to give effect to the foregoing treatment of stock options and restricted stock and to terminate each of Molex's equity plans.

Payment Procedures

        As soon as practicable following the effective time, but in no event more than five days after the effective time, Molex will cause the paying agent to mail to each person who was, at the effective time, a holder of record of shares entitled to receive the Per Share Merger Consideration (other than holders of restricted stock described in the discussion under the heading "The Merger—Proposal No. 1—

Treatment of Options, Restricted Stock and Employee Stock Purchase Plan" above), a letter of transmittal and instructions for use in effecting the surrender of certificates evidencing shares (or affidavits of loss in lieu of certificates). The paying agent will pay the Per Share Merger Consideration, less any applicable withholding taxes, to Molex's stockholders promptly following the paying agent's receipt of the stock certificate, together with a properly completed letter of transmittal.

        In the case of book-entry shares, each holder of such shares whose shares were converted into the right to receive the Per Share Merger Consideration shall automatically upon the effective time be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as practicable after the effective time, the cash amount of the Per Share Merger Consideration with respect to such shares. You should NOT send your Molex stock certificates to the paying agent until you have received transmittal materials from the paying agent. DO NOT return your Molex stock certificates with the enclosed proxy.

        If any of your certificates representing Molex's Common Stock, Class A Common Stock or Class B Common Stock have been lost, stolen, mutilated or destroyed, you will be entitled to obtain the Per Share Merger Consideration after you make an affidavit of that fact and, if required by Parent, post a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent in respect of such certificates.

        The surviving corporation will be entitled, upon demand, to cause the paying agent to deliver to it any funds that remain undistributed to the holders of Common Stock, Class A Common Stock and Class B Common Stock one year after the effective time, and any holders of shares of Common Stock, Class A Common Stock or Class B Common Stock who have not surrendered or transferred their shares to the paying agent will thereafter look to the surviving corporation for the Per Share Merger Consideration to which they are entitled. If a holder of Common Stock, Class A Common Stock or Class B Common Stock does not comply with the procedures set forth in the Merger Agreement for receiving the Per Share Merger Consideration within six years after the effective time (or otherwise prior to such time on which any payment in respect of the Per Share Merger Consideration would escheat to or become the property of any governmental entity pursuant to applicable law), the Merger Agreement provides that such payment of the Per Share Merger Consideration will become property of the surviving corporation to the extent permitted by law.

        At the effective time, the stock transfer books of Molex will be closed, and there will be no further registration of transfers on the stock transfer books of Molex. On or after the effective time, any certificates presented to the paying agent, the surviving corporation or Parent for any reason will be cancelled against delivery of the Per Share Merger Consideration to which the holders are entitled pursuant to the terms of the Merger Agreement.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by Molex to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to Molex. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. See the section entitled "Where You Can Find More Information" on page 152 of this Proxy Statement for a further description of these qualifications and limitations.

        The Merger Agreement contains representations and warranties that Molex made to Parent and Merger Sub regarding, among other things:

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  corporate matters relating to Molex and its subsidiaries, including due organization, existence, qualification, corporate power and authority;

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  Molex's capitalization;

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  absence of certain liens or encumbrances;

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  compliance by Molex and its subsidiaries with organizational documents;

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  authorization, execution, delivery, performance and enforceability of the Merger Agreement and the transactions contemplated thereby;

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  approval by Molex's Board of Directors of the Merger Agreement, recommendation by Molex's Board of Directors that Molex's stockholders approve the Merger Agreement and submission of the Merger Agreement for consideration by Molex's stockholders at the annual meeting;

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  requisite vote of Molex's stockholders required to approve the Merger Agreement and the transactions contemplated thereby;

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  receipt of a fairness opinion from Goldman Sachs;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  financial information and the accuracy of information contained in registration statements, reports and other documents that Molex files with the SEC, the compliance of Molex's SEC filings with applicable federal securities law and, with respect to the financial statements therein, generally accepted accounting principles, or GAAP;

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  maintenance of disclosure controls and procedures required by Rule 13a-15 or 15d-15 of the Exchange Act and compliance with Sarbanes-Oxley Act in all material respects;

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  maintenance of internal accounting controls in accordance with GAAP and continued status of Ernst & Young LLP as independent public accountant of the Company;

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  operation of Molex's business in the ordinary course and in a manner consistent with past practice since June 30, 2013;

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  the absence of certain changes with respect to Molex from June 30, 2013;

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  the absence of any Proceedings (as defined in the Merger Agreement), whether pending or threatened against Molex or any of its subsidiaries that would, if determined adversely to Molex, (i) result in material liability to Molex or any of its subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted or (ii) challenge the validity or propriety of the Merger or otherwise prevent or materially delay consummation of the Merger or performance by Molex of any of its material obligations under the Merger Agreement;

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  absence of certain undisclosed liabilities;

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  compliance with laws and licenses;

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  personal property of Molex;

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  Molex's employee benefits plans, ERISA matters and other labor and employment matters;

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  absence since June 30, 2008 of (i) any violations of laws or charges of violations of law that would result, or would reasonably be expected to result, in the imposition of a criminal sentence, criminal penalty, criminal fine, or other criminal liability with respect to Molex, any of its subsidiaries or any of their respective representatives or (ii) pending or threatened investigations of Molex, any of its subsidiaries or any of their respective representatives by any governmental entity regarding the actual or potential violation of such laws, where such investigation, if determined adversely to Molex, any of its subsidiaries, or any of their respective directors, officers or employees (in their capacities as such), would reasonably be expected to result in the imposition of a criminal sentence, criminal penalty or criminal fine, or other criminal liability with respect to Molex, any of its subsidiaries or any of their respective directors, officers or employees (in their capacities as such);

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  Molex's material contracts;

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  Molex's owned and leased real property;

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  inapplicability to the Merger of certain anti-takeover provisions in Molex's certificate of incorporation and bylaws and Section 203 of the DGCL and other takeover laws, and absence of stockholder rights plans, "poison pills," and similar arrangements;

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  environmental matters;

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  tax matters;

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  intellectual property;

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  absence of certain prohibited payments;

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  insurance;

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  accuracy of information supplied by Molex for inclusion in this Proxy Statement and certain other securities filings;

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  brokers' and finders' fees;

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  absence of related party transactions;

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  names and status of Molex's, or its subsidiaries', relationship with significant customers and suppliers;

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  compliance with export controls;

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  competition and antitrust compliance; and

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  non-reliance by Parent and Merger Sub on representations and warranties of Molex that are not included in the Merger Agreement.

        All of Molex's representations and warranties are qualified by reference to the disclosure in Molex's filings with the SEC after June 30, 2012 and publically available at least two business days prior to the date of the Merger Agreement (other than disclosures in any exhibits or schedules thereto that are not press releases filed as an exhibit to any such filing with the SEC or in any documents incorporated by reference therein, certain forward-looking disclosures and statements and other disclosures that are primarily predictive or forward-looking in nature) and as set forth in Molex's disclosure letter delivered to Parent pursuant to the Merger Agreement. In addition, many of Molex's representations and warranties are qualified by knowledge or by a materiality or a material adverse effect standard.

        For purposes of the Merger Agreement, "material adverse effect" means any event, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, (i) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of Molex and its Subsidiaries (as defined in the Merger Agreement) taken as a whole; or (ii) prevents or delays beyond the Outside Date (as defined in the Merger Agreement), or would be reasonably expected to prevent or delay beyond the Outside Date, consummation of the Merger or the performance by Molex of any of its material obligations under the Merger Agreement; provided, however, that, in the case of clause (x) only, none of the following, and no event, change, effect, occurrence or state of facts, to the extent attributable to the following, shall constitute a material adverse effect or be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur: (A) (1) the execution of the Merger Agreement and/or the announcement thereof, the pendency or consummation of the Merger and/or the other transactions contemplated thereby; (2) the performance of or compliance with the Merger Agreement by any party with its covenants set forth therein (provided, however, that the exceptions in clauses (1) and (2) in this clause (A) shall not apply in the context of the representations and warranties regarding required consents and approvals, absence of violations of law, governance documents or agreements); or (3) taking or not taking any actions at the written request of, or with the express prior written consent of, Parent (including, for purposes of clause (A), any Proceedings brought by or on behalf of Molex's stockholders arising from or related to any of the foregoing provisions of clause (A) and/or the threatened or actual loss of employees, customers, vendors or suppliers); (B) changes in the economy, financial markets or economic conditions generally in the United States and/or in any other jurisdiction; (C) changes that are the result of factors generally affecting the industry or industries in which Molex and/or its subsidiaries, or any of their customers, vendors or suppliers, or group of their customers, vendors or suppliers, operate; (D) changes in United States generally accepted accounting principles or in any applicable law after the date of the Merger Agreement; (E) customary seasonal fluctuations in the business of Molex and its subsidiaries; (F) a decline in the price, or a change in the trading volume, of Molex's Common Stock, Class A Common Stock and Class B Common Stock on NASDAQ or the LSE (provided, however, that the exception in this clause (F) shall not apply to the underlying causes giving rise to or contributing to any such decline or change or prevent any of such underlying causes from being taken into account in determining whether a material adverse effect has occurred, except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (A) through (E), (G) or (H)); (G) the failure to meet internal or analysts' expectations, projections or results of operations (provided, however, that the exception in this clause (G) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a material adverse effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (A) through (F) or clause (H)); and (H) any outbreak, escalation or occurrence after the date of the Merger Agreement of significant hostilities in which the United States or any other jurisdiction is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within the United States or any other jurisdiction; except, with respect to the items set forth in clauses (B), (C), (D), (E) and (H), if any event, change, effect, occurrence or state of facts affects in a materially disproportionate manner, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, Molex and/or its subsidiaries when compared to other persons operating in the comparable industry or industries in which Molex and/or its subsidiaries operate.

        In addition, each of Parent and Merger Sub, jointly and severally, made representations and warranties to Molex regarding:

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  corporate matters relating to Parent and Merger Sub, including due organization, existence, qualification, corporate power and authority;

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  capitalization of the Merger Sub;

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  authorization, execution, delivery and performance and enforceability of the Merger Agreement and related matters;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  absence of certain proceedings pending or threatened against Parent or Merger Sub;

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  accuracy of information supplied by Parent and Merger Sub for inclusion in this Proxy Statement and certain other securities filings;

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  "interested stockholder" status of Parent or any of its affiliates under Section 203 of the DGCL;

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  availability of funding;

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  absence of affiliate relationship with Molex;

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  brokers' and finders' fees; and

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  non-reliance by Molex on representations and warranties of Parent and Merger Sub that are not included in the Merger Agreement.

Covenants Relating to the Conduct of Molex's Business

        From the date of the Merger Agreement until the earlier of the effective time or termination of the Merger Agreement, Molex has agreed to, and to cause its subsidiaries to, subject to certain exceptions, conduct its business only in the ordinary course of business consistent with past practice and to use reasonable best efforts to preserve intact Molex's business organization and legal structure and keep available the services of Molex's current officers, employees and consultants and preserve the goodwill and current relationships with Molex's customers, suppliers and certain other persons. During the same period, Molex has also agreed that, subject to certain exceptions, including those listed in Molex's disclosure letter to Parent, Molex will not do any of the following or take certain other actions without the prior written approval of Parent, which approval may not be unreasonably withheld, conditioned or delayed:

  •
  amend, modify, waive, rescind or otherwise change Molex's certificate of incorporation or bylaws or those of any of Molex's subsidiaries;

  •
  merge or consolidate Molex or any of Molex's subsidiaries with any other person, or restructure, or reorganize all or a material part of Molex's assets or adopt a plan of complete or partial liquidation;

  •
  acquire any interest in or assets of any other person, other than acquisitions in the ordinary course of business consistent with past practice and acquisitions pursuant to which the aggregate value exchanged or purchase price paid by Molex and its subsidiaries would not exceed $25 million in the aggregate;

  •
  issue, deliver, sell, pledge, dispose of, grant, transfer encumber or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock or certain other equity interests of Molex or any of Molex's subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock or certain other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except for (i) the issuance of shares in respect of stock options outstanding as of the date of the Merger Agreement, in accordance with their terms and, as applicable, Molex's equity plans as in effect on the date of the Merger Agreement; (ii) the release and delivery of unrestricted shares in respect of shares of restricted stock granted under certain of Molex's equity plans; (iii) the issuance of shares of stock in accordance with the terms of the ESPP and the Merger Agreement; and (iv) the issuance of shares of stock in accordance with the terms of certain deferred compensation plans, each as in effect on the date of the Merger Agreement;

  •
  sell, pledge, dispose of, transfer, assign, lease, license, guarantee, abandon, dedicate to the public, fail to maintain or permit to lapse, or permit any liens (other than certain permitted liens) to be placed upon, any material property or assets (including intellectual property) of Molex or any of its subsidiaries, except for the sale of goods or services in the ordinary course of business consistent with past practice;

  •
  make any loans, advances or capital contributions to, or investments in, any other person other than loans, advances or capital contributions made in the ordinary course of business consistent with past practice or among Molex and one or more of its wholly-owned subsidiaries;

  •
  declare, set aside, make or pay any dividend or distribution (whether payable in cash, stock, property or otherwise) with respect to Molex's outstanding capital stock or certain other equity interests, except for regular quarterly cash dividends by Molex in the ordinary course of business consistent with past practice in the amount not to exceed, with respect to each quarter, $0.24 per share, and dividends by any of Molex's direct or indirect wholly-owned subsidiaries to Molex or any of its other direct or indirect subsidiaries, in each case, in the ordinary course of business consistent with past practice;

  •
  purchase, redeem or otherwise acquire, directly or indirectly, any shares of Molex's capital stock or other equity interests or subdivide, reclassify, recapitalize, combine, split, or exchange or enter into any similar transaction, directly or indirectly, with respect to any shares of Molex's capital stock or other equity interests of Molex, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Molex's capital stock or other equity interests of Molex, except (i) purchases, redemptions or other acquisitions of capital stock or other securities pursuant to the express terms of any of Molex's benefit plans existing on the date of the Merger Agreement (or any other contract entered into after the date of the Merger Agreement in compliance with its terms) between Molex or any of its subsidiaries and any director, officer or employee of Molex or any of its subsidiaries; or (ii) the issuance of shares in respect of Molex's stock options outstanding as of the date of the Merger Agreement in accordance with their terms and, as applicable, Molex's equity plans as in effect on the date of the Merger Agreement and the issuance of shares of stock in accordance with the terms of the ESPP and the Merger Agreement;

  •
  enter into any agreement with respect to voting of its capital stock or other equity interests of Molex;

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  incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for any indebtedness or obligation (whether directly, contingently or otherwise) of another person; issue or sell any debt securities or warrants or other rights to acquire debt securities of Molex or any of its subsidiaries; enter into any "keep well" or other contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, subject to certain exceptions, including borrowings not to exceed $50 million in the aggregate;

  •
  terminate, cancel, renew or request or agree to any material amendment of, change in or waiver under any of Molex's material contracts; or enter into any contract that, if existing on the date of the Merger Agreement, would be a Material Contract (as defined in the Merger Agreement) or amend any contract in existence on the date of the Merger Agreement that, after giving effect to such amendment, would be a Material Contract, except to the extent entered into or amended in the ordinary course of business consistent with past practice;

  •
  except for any changes in the ordinary course of business consistent with past practice, make or authorize capital expenditures in the aggregate in excess of Molex's capital expenditure budget as disclosed to Parent prior to the date of the Merger;

  •
  pre-pay any long-term debt, except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; or waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms; or other than such waivers, releases, payments, discharges or satisfactions not in excess of $5 million individually or $20 million in the aggregate;

  •
  make any changes with respect to accounting policies or procedures, except to the extent required by GAAP or SEC rules and regulations;

  •
  except as required pursuant to the express terms of, as of the date of the Merger Agreement, any of Molex's benefit plans or as otherwise required by applicable law, (i) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or other individual providing services to Molex or any of its subsidiaries (except for the routine payment of severance or other termination benefits to persons (other than employees classified with a global grade level of 15 or above and directors of Molex and its subsidiaries) pursuant to Molex's existing written policies in the ordinary course of business consistent with past practice); (ii) increase in any manner the compensation, bonus, pension, welfare, fringe, severance or other benefits of, or make any new equity awards to, any current or former director, officer, employee or other individual providing services to Molex or any of its subsidiaries (except for routine increases in base cash compensation in the ordinary course of business consistent with past practice not to exceed the aggregate amount set forth in Molex's disclosure letter delivered to Parent pursuant to the Merger Agreement); (iii) become a party to, establish, adopt, amend or terminate, any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, or other plan, program, policy, practice, contract, agreement or other arrangement that would have constituted a benefit plan if in existence on the date of the Merger Agreement with or for the benefit of any current or former directors, officers, employees or individuals providing services to Molex or any of its subsidiaries or amend the terms of any outstanding equity-based awards; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already required pursuant to the express terms of any such benefit plan; (v) forgive any loans or issue any loans to current or former directors, officers, employees, consultants or individuals providing services to Molex or any of its subsidiaries (other than travel and relocation expense advances in immaterial amounts made in the ordinary course of business consistent with past practice to officers or employees of Molex and its subsidiaries); or (vi) become a party to, establish, adopt, amend or terminate any collective bargaining, union, labor or similar contract;

  •
  implement or announce any plant closing, material reduction in labor force or other material layoff of employees or service providers other than routine employee terminations for cause or following performance reviews in the ordinary course of business consistent with past practice;

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  compromise, settle or agree to settle any Proceeding (including any Proceeding relating to the Merger Agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $10 million individually or $25 million in the aggregate, unless such compromise, settlement or agreement to settle involves or results in any (i) imposition of equitable relief on, or the admission of wrongdoing by, Molex or any of its subsidiaries; or (ii) actual or potential violation of any criminal law;

  •
  write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

  •
  take any action that is intended or would reasonably be expected to result in any of the conditions and requirements of the Merger set forth in the Merger Agreement not being satisfied, except to the extent permitted by no solicitation provisions of the Merger Agreement summarized below;

  •
  convene any regular or special meeting (or any adjournment or postponement thereof) of Molex's stockholders other than (i) a stockholder meeting to adopt the Merger Agreement and approve the Merger; and (ii) an annual meeting of stockholders for purposes of election of directors, ratification of the Molex's auditors and other routine matters; provided, that Molex uses reasonable best efforts to oppose any stockholder proposal presented at such annual meeting which could materially affect the transactions contemplated by the Merger Agreement or their likelihood of consummation;

  •
  fail to keep in force insurance policies, or replacement or revised insurance policies, providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of Molex and any of its subsidiaries as are currently in effect;

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  make, change or rescind any material tax election; settle or compromise any material liability for taxes; file or amend any material income or other tax return except to the extent otherwise required by law; request any ruling or enter into any closing agreement with respect to taxes; make any change (or file a request to make any such change) in any method of tax accounting or any annual tax accounting period; enter into any tax allocation, sharing, indemnity or closing agreement; or file any tax return in a manner materially inconsistent with past practices except to the extent otherwise required by law; or

  •
  agree, authorize or commit to do any of the foregoing.

No Solicitation

        Molex has agreed that, except as expressly permitted by the Merger Agreement, neither Molex nor any of its subsidiaries, nor any of its or their respective officers and directors shall, and that it shall instruct and use reasonable best efforts to cause its and their respective employees, investment bankers, attorneys, accountants, and other advisors and representatives not to, directly or indirectly:

  •
  initiate, solicit or knowingly facilitate or encourage any inquiries, discussions, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any acquisition proposal;

  •
  approve, endorse, recommend or enter into any agreement or agreement in principle, whether written or oral, with any person (other than Parent and Merger Sub) concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement concerning an acquisition proposal (other than a confidentiality and standstill agreement entered into in compliance with the Merger Agreement) (an "Alternative Acquisition Agreement");

  •
  terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by Molex or any of its subsidiaries in respect of or in contemplation of an acquisition proposal (other than to the extent Molex's Board of Directors determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions would be inconsistent with the directors' fiduciary duties under applicable law);

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal;

  •
  furnish any non-public information relating to Molex or any of its subsidiaries, or afford access to the books or records or Molex's representatives or any of its subsidiaries, to any third party that, to Molex's knowledge, after consultation with Molex's representatives, is seeking to or may make, or has made, an acquisition proposal;

  •
  take any action to make the provisions of any takeover law inapplicable to any transactions contemplated by any acquisition proposal;

  •
  terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, Article Thirteenth (Business Combinations) of the certificate of incorporation of Molex or Article II, Section 10 (Stockholder Nominations and Business Proposals) of the bylaws of Molex; or

  •
  resolve or publicly propose to do any of the foregoing.

        Molex has also agreed to immediately cease and cause to be terminated any ongoing discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any person with respect to an acquisition proposal (or that would reasonably be expected to lead to an acquisition proposal) which were on-going as of the date of the Merger Agreement and request that any such person promptly return and destroy (and confirm destruction of) all confidential information concerning Molex and its subsidiaries. Molex has agreed to cause its subsidiaries and its and their directors, officers and other representatives to do the same.

        However, at any time prior to the approval of the Merger Agreement by the Voting Stockholders, in response to an unsolicited written bona fide acquisition proposal that was not received or obtained in violation of the Merger Agreement, and with respect to which Molex has complied with its obligations under the Merger Agreement, Molex is permitted, subject to the conditions in the Merger Agreement, to:

  •
  provide non-public information (pursuant to an acceptable confidentiality and standstill agreement) requested by a person or entity that has made a bona fide unsolicited acquisition proposal, provided that Molex gives advance notice to Parent and make available to Parent any non-public information so provided to the extent such information has not been previously made available to Parent; and

  •
  engage or participate in any discussions or negotiations with any person that has made a bona fide acquisition proposal that Molex's Board of Directors determines in good faith constitutes or could reasonably be expected to lead to a superior proposal;

provided that Molex's Board of Directors delivers a written notice to Parent at least one business day prior to taking any such action, including an unredacted copy of such bona fide acquisition proposal, and stating that the Board of Directors intends to take such actions and stating that Board of Directors has determined in good faith after consultation with its outside financial and legal advisors that (i) such bona fide acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal and (ii) the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law.

        Molex also agreed that, except in the circumstances described below, Molex's Board of Directors and its committees will not take any of the following actions, which the Merger Agreement refers to as a "change of recommendation":

  •
  withdraw, qualify or modify (or publicly propose or announce any intention to withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the recommendation of Molex's Board of Directors to vote "FOR" the Merger Agreement;

  •
  fail to announce publicly, within ten business days after a tender offer or exchange offer relating to Molex's securities shall have been commenced, that the Board of Directors recommends rejection of such tender or exchange offer;

  •
  fail to include the recommendation of Molex's Board of Directors to vote "FOR" the Merger Agreement in this Proxy Statement in connection with the meeting to adopt the Merger Agreement;

  •
  make any other public statement of the Board of Directors or a committee thereof that is inconsistent with such recommendation; or

  •
  approve, adopt, recommend, or resolve or publicly propose to approve, adopt or recommend, any proposal with respect to a competing transaction; provided that any determination of Molex's Board of Directors or any committee thereof to provide, or the provision of, a notice to Parent regarding a superior proposal or occurrence of an intervening event in compliance with the terms of the Merger Agreement shall not, in and of itself, be deemed a change of recommendation.

        However, at any time prior to the approval of the Merger Agreement by Molex's stockholders, Molex is permitted, upon the terms and subject to the conditions in the Merger Agreement summarized below, to:

  •
  make a change of recommendation if Molex's Board of Directors determines in good faith that a bona fide acquisition proposal is a superior proposal, and after consultation with its outside financial and legal advisors, that the Merger Agreement and the Merger is no longer in the best interests of Molex's stockholders and that such change of recommendation is required to satisfy its fiduciary duties to Molex's stockholders under applicable law; and

  •
  make a change of recommendation in response to an intervening event if Molex's Board of Directors determines in good faith after consultation with its outside financial and legal advisors, that the Merger Agreement and the Merger is no longer in the best interests of Molex's stockholders and that such change of recommendation is required to satisfy its fiduciary duties to Molex's stockholders under applicable law.

        Molex is permitted to make a change of recommendation as a result of a superior proposal if Molex complies with the following procedure:

  •
  Molex has provided Parent with a written notice (i) stating that Molex's Board of Directors intends to take such action, (ii) stating that Molex's Board of Directors has made the requisite determinations summarized above and (iii) enclosing an unredacted copy of such superior proposal and proposed and unredacted forms of any Alternative Acquisition Agreement relating to such superior proposal (including any materials relating to such person's proposed equity and debt financing, if any); and

  •
  during the four business day period after Parent's receipt of such notice, Molex has negotiated in good faith with Parent (if Parent desires to negotiate) to enable Parent to propose revisions to the terms of the Merger Agreement such that it would cause the superior proposal to no longer constitute a superior proposal (provided that, if any change to any of the financial or other material terms of such acquisition proposal is made (or terms or conditions related thereto, such as the proposed equity and debt financing), Molex must deliver a new notice to Parent (and enclose the amended forms of any Alternative Acquisition Agreement relating to such proposal or terms or conditions related thereto, such as the proposed equity and debt financing) and must again comply with the foregoing requirements with respect to the modified proposal for a notice period equal to two business days).

        Molex is permitted to make a change of recommendation as a result of an intervening event if Molex complies with the following procedure:

  •
  Molex has provided Parent with a written notice (i) stating that Molex's Board of Directors intends to take such action, (ii) stating that Molex's Board of Directors has made the requisite determinations summarized above and (iii) enclosing a summary, in all material respects, of the intervening event; and

  •
  during the five business day period after delivery of such notice, Molex has negotiated in good faith with Parent (if Parent desires to negotiate) to enable Parent to propose revisions to the terms of the Merger Agreement such that Molex's Board of Directors would no longer be required or permitted by the terms of the Merger Agreement to effect a change of recommendation (provided that, each time there is a material change to the facts or circumstances relating to the intervening event, Molex must deliver a new notice to Parent (and enclose the amended summary, in all material respects, of the intervening event) and must again comply with the foregoing requirements with respect to the modified proposal for a notice period equal to three business days).

        The non-solicitation provisions described above do not prohibit Molex's Board of Directors from taking any of the following actions: taking and disclosing to Molex's stockholders a position contemplated by Rule 14d-9 under the Exchange Act or making any disclosure required under applicable law. Any disclosure pursuant to the foregoing that is not an express rejection of any acquisition proposal or an express confirmation of the recommendation of Molex's Board of Directors that the Voting Stockholders approve the Merger Agreement shall be deemed to be a change in recommendation.

        If Molex's Board of Directors effects, or causes Molex to effect, as the case may be, a change of recommendation, Parent has the option of requiring Molex's Board of Directors to submit the Merger Agreement to Molex's stockholders for the purpose of obtaining approval of the Merger Agreement by the Voting Stockholders. In order to exercise this option, Parent must deliver to Molex a notice to that effect within five business days after a change of recommendation. Molex and its subsidiaries may not submit to a vote of Molex's stockholders any other acquisition proposal and Molex also agreed that if Parent exercises such option, Molex would not enter into a definitive agreement giving effect to an acquisition proposal prior to the termination of the Merger Agreement.

        Molex agreed to promptly, and in any event within 24 hours, notify Parent orally and in writing if any inquiry, proposal or offer with respect to any acquisition proposal or requests for non-public information relating to Molex or any of its subsidiaries (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an acquisition proposal) are received by, or any discussions or negotiations with respect to an acquisition proposal are sought to be initiated or continued with, Molex, its subsidiaries or any of their respective representatives. Such notification must include the identity of the person or entity making the proposal or party to discussion or negotiations and the material terms and conditions of such discussions, proposals, offers or requests, in each case, including any amendments or modifications thereto. Molex also agreed to promptly (and, in any event, within 24 hours after any amendment or modification of, or development with respect to, any such proposal, offer, request or acquisition proposal, or at the reasonable request of Parent) notify Parent orally and in writing of the status of any such inquiries, proposals, offers or requests, including any material developments, notifications, amendments or modifications thereto and furnish to Parent copies of any written inquiries, correspondence and draft documentation and written summaries of any material oral inquiries in connection with such discussions, proposals, offers or requests.

        Any failure of Molex's subsidiaries or Molex's or its subsidiaries' representatives to fully comply with the non-solicitation obligations under the Merger Agreement (as if such subsidiaries and representatives were directly subject to the non-solicitation obligations under the Merger Agreement), or any failure of any Supporting Stockholder to fully comply with Section 3(b) of the applicable Voting Agreement, shall be deemed to be a breach of the non-solicitation obligations under the Merger Agreement by Molex.

        As used in this Proxy Statement:

  •
  "acquisition proposal" means any proposal or offer made by a person (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 15% or more of the consolidated total assets of Molex and its subsidiaries, taken as a whole; or (B) 15% or more of any class of outstanding equity interests of Molex or any of its Significant Subsidiaries (as defined in the Merger Agreement); (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of outstanding equity interests of Molex or any of its Significant Subsidiaries; (iii) any Merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange or other transactions involving Molex or any of its Significant Subsidiaries pursuant to which any person or its holders of equity interests would beneficially own, directly or indirectly 15% or more of any class of outstanding equity interests of Molex or any of its subsidiaries or the surviving entity or the resulting direct or indirect partner of the surviving entity resulting, directly or indirectly, from any such transaction, or (iv) concerning any recapitalization, liquidation, dissolution or any other similar transaction involving Molex or any of its Significant Subsidiaries, in each case other than the Merger.

  •
  "intervening event" means any material event, development or change in circumstances that first occurs, arises or becomes known to Molex or its directors after the date of the Merger Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of the Merger Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an intervening event: (i) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof; (ii) any event, development or change in circumstances relating to Parent or Merger Sub or any of their respective affiliates; (iii) any change in laws applicable to Molex or any of its subsidiaries; (iv) any increase in the price, or change in trading volume, of Molex's Common Stock or Class A Common Stock on NASDAQ or the LSE (provided, however, that the exception to this clause (iv) shall not apply to the underlying causes giving rise to or contributing to such increase or change or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of the foregoing clauses (i) through (iii)); and (v) meeting or exceeding internal or analysts' expectations, projections or results of operations (provided, however, that the exception to this clause (v) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of the foregoing clauses (i) through (iv)).

  •
  "superior proposal" means a bona fide acquisition proposal that Molex's Board of Directors has determined in good faith, after consultation with its outside financial and legal advisors, taking into account the various legal, financial, regulatory and other aspects of such bona fide acquisition proposal, including the financing terms thereof, the nature of the consideration offered, the provisions permitting the payment of dividends by Molex, the expected timing and risk and likelihood of consummation (including as a consequence of the impacts of any Antitrust Law (as defined in the Merger Agreement) on such bona fide acquisition proposal), is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction more favorable to the holders of each of Molex's Common Stock, Class A Common Stock and Class B Common Stock from a financial point of view than the Merger and the transactions contemplated thereby (including any revisions to the terms of the Merger or the transactions contemplated thereby proposed by Parent); provided, however, that for purposes of the definition of "superior proposal," the references to "15% or more" in the definition of acquisition proposal shall be deemed to be references to "more than 85%."

No Financing Condition

        Neither Parent's receipt of any financing, nor completion of the issuance of any securities contemplated by any financing, nor the availability of cash at Molex to be used to complete the Merger and transactions contemplated by the Merger Agreement is a condition to closing the Merger.

Efforts to Complete the Merger; Governmental Approvals

        Molex and Parent have agreed to cooperate with one another and use (and cause their respective subsidiaries to use) all necessary efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to complete the Merger and the transactions contemplated thereby as soon as practicable, including by (i) filing the requisite antitrust notification and report forms pursuant to the HSR Act within ten business days after the date of the Merger Agreement and making all necessary filings with respect to the other antitrust consents as promptly as reasonably practicable after the date of the Merger Agreement; (ii) using all necessary efforts (including complying with their obligations with respect to filing fees) to obtain as promptly as practicable all antitrust consents and other governmental consents, and the termination or expiration, as applicable, of approvals or waiting periods required under all applicable antitrust laws in order to consummate the Merger and the transactions contemplated thereby; and (iii) cooperating in all commercially reasonable respects with each other in connection with any review of, inquiry into, investigation of, or challenge to the Merger or the transactions contemplated thereby under any antitrust law by a governmental entity and all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any governmental entity in respect of antitrust consents and other governmental consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings challenging, the consummation of the Merger and the transactions contemplated thereby. However, nothing in the Merger Agreement requires Molex or any of its affiliates to (A) take any action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect in order to obtain any antitrust consent or other governmental consent; or (B) pay any fee, penalty or other consideration to any governmental entity or other person in order to obtain any antitrust consent or other governmental consent. Molex and Parent have agreed to each request early termination or expiration of the waiting period with respect to the Merger under the HSR Act and the termination or expiration, as applicable, of approvals or waiting periods required under all other applicable antitrust laws in order to consummate the Merger and the transactions contemplated thereby. In exercising the foregoing rights, Parent, Merger Sub and Molex agreed to act reasonably and as promptly as practicable.

        The Merger Agreement provides for Parent and Merger Sub to have the right to contest at their cost and expense any challenge to the Merger Agreement by any governmental entity, including through litigation proceeding initiated by the DOJ or the FTC to enjoin the Merger or any of the transactions contemplated thereby, and to control all aspects of such litigation, provided that (i) such actions do not prevent the closing from occurring later than February 28, 2014 (the "Outside Date") except that the Outside Date will be automatically extended for up to twelve months to the extent necessary to obtain required antitrust approvals or consents as long as all the other closing conditions have been satisfied and (ii) Parent and Merger Sub afford Molex reasonable advance notice of any such contest or litigation, an opportunity to participate in all associated proceedings and consider in good faith Molex's views and opinions in all material respects related to the foregoing matters, provided that Parent and Merger Sub retain full discretion and authority with respect to the aspects of any such litigation described in clause (ii) above.

        Molex, Parent and Merger Sub agreed to promptly notify each other of any communication any of them or any of their affiliates receive from any governmental entity relating to the matters that are the subject of the Merger Agreement. Molex, Parent and Merger Sub agreed to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Molex, Parent and Merger Sub agreed to provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental entity or members of its staff, on the other hand, with respect to the Merger Agreement, the Merger and the transactions contemplated thereby. Molex, Parent and Merger Sub agreed to take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

        Parent agreed to be responsible for all statutory filing fees incurred by Parent and Molex in order to obtain the antitrust consents and other governmental consents and has agreed to promptly reimburse

Molex for any such fees actually paid by Molex. Other than (i) Parent's obligation to pay filing fees as set forth in the immediately preceding sentence; (ii) Parent's obligation to pay counsel responsible for obtaining certain antitrust consents on behalf of Parent and Molex in Japan, Mexico and South Korea; or (iii) as Parent and Molex may otherwise agree in writing, each of Parent and Molex agreed to be responsible for their own costs and expenses, including those of any necessary experts or consultants, incurred by Parent or Molex, as applicable, in connection with any review of, inquiry into, investigation of, or challenge to the Merger.

Stockholders Meeting

        Molex agreed to take all action reasonably necessary to establish a record date for, duly call, and give notice of a meeting of holders of the issued and outstanding shares of Common Stock, Class B Common Stock and Class A Common Stock as promptly as practicable after the date of the Merger Agreement for the purpose of considering and voting on the Merger Agreement and non-binding advisory vote on "golden parachute" executive compensation arrangements. Molex agreed to mail a proxy statement to its stockholders of record and to other stockholders as required by the Exchange Act, as of the record date, in each case as promptly as practicable after the date of the Merger Agreement (and in any event within five business days following the date on which the SEC confirms that it has no further comments on this Proxy Statement (this Proxy Statement refers to the date on which Molex is required to take such actions as the "Proxy Date"). Molex is required to convene and hold the annual meeting of its stockholders to adopt the Merger Agreement as promptly as practicable after the Proxy Date and not later than 35 days following the date the proxy statement is mailed to Molex's stockholders.

        Molex agreed to not postpone or adjourn the meeting of its stockholders to adopt the Merger Agreement without the prior written consent of Parent, provided that Molex may adjourn or postpone such meeting to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed Molex is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Molex's stockholders prior to the meeting to adopt the Merger Agreement. After the annual meeting of stockholders has been convened, Molex must, upon the request of Parent, and Molex may, if Parent does not make such request, adjourn such meeting on one or more occasions to the extent necessary to (i) solicit additional votes in favor of adoption of the Merger Agreement, and (ii) allow two business days to pass after the expiration of the most recent negotiation period with respect to a change of recommendation before the meeting is reconvened, provided that in the case of clause (i) (A) such adjournment shall not exceed 15 calendar days for each such adjournment, (B) the annual meeting of stockholders shall not be adjourned by more than 45 calendar days in the aggregate from the originally scheduled date of the annual meeting of stockholders and (C) no such adjournment shall be permitted if Molex shall have received by the annual meeting of stockholders an aggregate number of proxies voting for the adoption of the Merger Agreement, which have not been withdrawn, such that the Voting Stockholders would have approved the Merger Agreement if a vote were taken at the annual meeting of stockholders.

        In addition, Molex agreed to include the recommendation of Molex's Board of Directors to vote for the Merger Agreement in the proxy statement mailed to its stockholders in connection with the meeting to adopt the Merger Agreement, use reasonable best efforts to solicit proxies in favor of, or if there has been a change of recommendation, with respect to, the adoption of Merger Agreement and ensure that all proxies solicited in connection with the meeting of Molex's stockholders to adopt the Merger Agreement are solicited in compliance with all applicable law.

Indemnification and Insurance

        The Merger Agreement provides that Molex's directors and executive officers will be entitled to certain ongoing indemnification and advancement of expenses in connection therewith (provided, that any director or executive officer to whom expenses are advanced shall, prior to such advances, provide an undertaking to repay such advanced expenses, if it is ultimately determined that such individual is not entitled to indemnification pursuant to the Merger Agreement) under a continuation of the indemnification and advancement of expense provisions in Molex's certificate of incorporation and bylaws for a period of ten years after the effective time.

        After completion of the Merger, Molex will, and Parent has agreed to cause Molex to, to the fullest extent permitted under the DGCL, indemnify and hold harmless, and advance expenses to, each of Molex's present and former directors and officers in accordance with applicable law. Parent and Molex agreed that the certificate of incorporation and bylaws of Molex, for at least ten years after the effective time, will contain provisions no less favorable with respect to indemnification and expense advancement than were set forth in such organizational documents in effect immediately prior to the effective time.

        Additionally, Molex will, and Parent has agreed to cause Molex to, retain and maintain in effect for a period of at least six years from and after the effective time a policy of directors' and officers' liability insurance covering the persons serving as officers and directors of Molex immediately prior to the Merger, at no expense to the beneficiaries, with respect to acts or omission occurring prior to the effective time (including in connection with the Merger Agreement, the Merger and the transactions contemplated thereby). Parent agreed that the coverage, terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions of such policy will be, in the aggregate, no less advantageous, to the covered directors and officers than those in effect on the date of the Merger Agreement. However, if the annual cost of such policy to Parent or the surviving company after the Merger is more than 400% of Molex's current annual premiums for such insurance, Parent will be required to purchase only such level of insurance coverage as can be purchased for an annual premium equal to 400% of the current annual premium.

        Parent can satisfy the foregoing insurance obligations by causing Molex to acquire as of the effective time a "tail" policy covering persons serving as officers and directors of Molex immediately prior to the Merger at no cost to such persons and on the same terms as the terms of the directors' and officers' liability insurance covering such persons on the date of the Merger Agreement.

        If Parent or Molex (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the foregoing obligations.

 Conditions to the Merger

        Molex, Parent and Merger Sub are not required to complete the Merger unless the following conditions are satisfied or waived:

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  the approval of the Merger Agreement by the holders of at least a majority of the issued and outstanding shares of Common Stock, voting separately as a class, and at least a majority of the issued and outstanding shares of Class B Common Stock, voting separately as a class;

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  absence of any law, order, injunction, judgment, ruling, or pending governmental action enacted, entered, promulgated or enforced by or on behalf of any governmental entity of competent jurisdiction which is in effect that has the effect of making illegal, restraining, enjoining or otherwise prohibiting consummation of the Merger; and

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  expiration or early termination of the waiting period applicable to the consummation of the Merger under the HSR Act, receipt of certain other antitrust clearances in China, the European Union, Israel, Japan, Mexico, South Korea, Turkey and Ukraine and the Other Required Governmental Approvals (as defined in the Merger Agreement) shall have been obtained.

        Parent's and Merger Sub's obligations to complete the Merger are also subject to the satisfaction or waiver of the following additional conditions:

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  Molex's representations and warranties in the Merger Agreement relating to due incorporation, valid existence, good standing, capital structure, corporate authority, approval of the Merger, opinion of financial advisor, absence of violations (to the extent they relate to Molex's certificate of incorporation and bylaws) being true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures in the accuracy of any representations and warranties related to the number of shares subject to Molex's stock options and the exercise price thereof as of September 5, 2013 that in the aggregate would cause the aggregate consideration required to be paid by Parent and Merger Sub to exceed by no more than a de minimis amount the aggregate consideration that would have been required to be paid by Parent and Merger Sub to acquire or cancel Molex's equity interests in connection with the Merger if such representations and warranties had been true and correct in all respects as of such date;

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  Molex's representations and warranties regarding capital structure (other than those referenced above), antitakeover statutes and brokers' and finders' fees being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date);

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  Molex's representations and warranties in the Merger Agreement relating to absence of criminal law violations, prohibited payments, export control and competition and antitrust compliance (i) being true and correct to Molex's knowledge in all respects as of the date of the Merger Agreement and (ii) being true and correct in all respects as of the closing date as though made on and as of the closing date, except in the case of clause (ii) as shall not have resulted in, and would not reasonably be expected to result in a Criminal Penalty or a material adverse effect (ignoring for purposes of the material adverse effect standard any materiality or material adverse effect qualifications and limitations contained in such representations and warranties) (the Merger Agreement defines "Criminal Penalty" as any criminal penalty, criminal fine or other criminal liability, in each case, imposed upon, or that would reasonably be expected to be imposed upon, Molex, any of its subsidiaries or any of their respective directors, officers or employees (to the extent such employee has management authority over, or is a functional leader for, one or more of Molex's or any of its subsidiaries' businesses, divisions or facilities) (in his or her capacity as such) involving (x) a criminal offense where the maximum statutory fine is $10,000,000 or more per occurrence or series of related occurrences; (y) a felony criminal jail sentence, where the statutory maximum sentence of imprisonment is five years or more per occurrence or series of related occurrences as to matters over which the United States has jurisdiction; or (z) a criminal jail sentence where the statutory maximum sentence of imprisonment is five years or more per occurrence, or series of related occurrences, as to matters over which jurisdiction is wholly outside of the United States; and defines "Functional Leader" as the leader of the sales, product management, finance, human resources, legal or compliance functions for Molex's or any of its subsidiaries' businesses, divisions or facilities or any other person who is a member of Molex's Global Management Group (GMT));

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  all of Molex's other representations and warranties in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly relates to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events, changes, effects, occurrences or states of facts giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (provided, that any materiality, material adverse effect or other materiality qualifications or limitations contained in such representations and warranties shall be ignored both for purposes of determining whether or not a representation or warranty is so true and correct and for purposes of applying the material adverse effect exception in this sentence);

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  Molex having performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the closing date;

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  absence, since the date of the Merger Agreement, of any event, change, effect, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Molex;

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  receipt of an officer's certificate from Molex certifying as to the satisfaction of the conditions listed above;

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  absence of any proceeding by any governmental entity of competent jurisdiction against Parent, Merger Sub, Molex or any of its subsidiaries, or otherwise in connection with the Merger (i) seeking to make illegal, restrain, prohibit or materially limit the making or consummation of the Merger; (ii) seeking to make illegal, restrain, prohibit or materially limit the ownership or operation by Parent, Molex or any of their respective subsidiaries of all or any material portion of the business or assets of Molex and its subsidiaries, taken as a whole, as a result of or in connection with the Merger; (iii) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Parent or Merger Sub effectively to acquire, hold or exercise full rights of ownership of all issued and outstanding shares of Common Stock, Class A Common Stock or Class B Common Stock; or (iv) which otherwise would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

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  absence of any court order, other than the application to the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to certain other required governmental approvals, that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in the paragraph immediately above.

        Molex's obligation to complete the Merger is also subject to the satisfaction or waiver of the following additional conditions:

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  Parent's and Merger Sub's representations and warranties in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly relates to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events, changes, effects, occurrences or states of facts giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined in the Merger Agreement);

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  each of Parent and Merger Sub having performed in all material respects all obligations required to be performed or complied with by them on or prior to the closing date; and

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  receipt of an officer's certificate from Parent certifying as to the satisfaction of the foregoing conditions.

        Molex, Parent and Merger Sub agreed that neither Molex nor Parent nor Merger Sub may rely on the failure of any applicable closing condition set forth in Merger Agreement to be satisfied, if such party's failure to perform any material obligation required to be performed by it has been a primary cause of, or primarily results in, such failure.

Termination of the Merger Agreement

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the completion of the Merger as follows:

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  by mutual written consent of Parent and Molex, whether before or after the approval of the Merger Agreement by the Voting Stockholders, by action authorized by the respective boards of directors;

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  by either Parent or Molex, whether before or after the approval of the Merger Agreement by the Voting Stockholders, if the Merger has not been completed on or prior to the Outside Date; provided, that the right to terminate the Merger Agreement for this reason is not available to any party whose failure to perform any material obligation required to be performed by such party under the Merger Agreement has been a cause of, or results in, the failure of the Merger to be consummated by such date;

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  by either Parent or Molex, whether before or after the approval of the Merger Agreement by the Voting Stockholders, if any Restraining Order (as defined in the Merger Agreement) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger has become final and nonappealable;

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  by either Parent or Molex, if the Voting Stockholders do not approve the Merger Agreement at the meeting of stockholders to adopt the Merger Agreement or any adjournment or postponement thereof at which the Merger Agreement is voted upon;

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  by Molex, whether before or after the approval of the Merger Agreement by the Voting Stockholders, in the event Parent or Merger Sub have breached or failed to perform any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any of such representations and warranties have become inaccurate, which breach, failure to perform, or inaccuracy (i) would result in a failure of certain conditions to Molex's obligation to complete the Merger and (ii) cannot be cured prior to the Outside Date, or if curable, is not cured within 45 days following Molex's delivery of written notice to Parent of such breach (which notice specifies in reasonable detail the nature of such breach or failure or inaccuracy), provided that the right to terminate the Merger Agreement for this reason is not available to Molex if Molex is in material breach of any of its material covenants or agreements contained in the Merger Agreement;

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  by Molex, at any time prior to the approval of the Merger Agreement by the Voting Stockholders, if Molex's Board of Directors makes a change of recommendation in compliance with the Merger Agreement, Parent determines not to exercise the option to require the Voting Stockholders to vote on the Merger Agreement and Molex pays the termination fee in accordance with the Merger Agreement;

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  by Parent, whether before or after the approval of the Merger Agreement by the Voting Stockholders, if Molex has breached or failed to perform any of Molex's representations, warranties, covenants or agreements contained in the Merger Agreement, or if any of such representations and warranties have become inaccurate, which breach, failure to perform or inaccuracy, (i) would result in a failure of certain conditions to Parent's and Merger Sub's obligation to complete the Merger and (ii) cannot be cured prior to the Outside Date, or, if curable, is not cured within 45 days following Parent's delivery of written notice to Molex of such breach (which notice specifies in reasonable detail the nature of such breach, failure or inaccuracy), provided that the right to terminate the Merger Agreement for this reason is not available to Parent or Merger Sub if Parent or Merger Sub are then in material breach of any of their respective material covenants or agreements contained in the Merger Agreement; or

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  by Parent at any time prior to the approval of the Merger Agreement by the Voting Stockholders, in the event of a change of recommendation or a breach by Molex of its non-solicitation obligations under the Merger Agreement.

Effect of Termination or Breach of Merger Agreement

        If the Merger Agreement is terminated, the terminating party is required to provide the notice of termination to the other parties, specifying the provisions of the Merger Agreement pursuant to which such termination is made and describing the basis for such termination in reasonable detail. Upon termination, the Merger Agreement will be void and of no further effect and there will be no liability under the Merger Agreement on the part of any party, except (i) with respect to the Merger Agreement provisions addressing termination fees and Molex's reimbursement obligations, as provided in those provisions, (ii) survival of the confidentiality agreement between Molex and Parent's affiliate and (iii) nothing in the Merger Agreement relieves any party from liability or damages to the other party for fraud or intentional material breach of the Merger Agreement prior to its termination.

Termination Fee

        Molex will be required to pay Parent a termination fee of $232 million if:

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  Molex's Board of Directors makes a change of recommendation and terminates the Merger Agreement after Parent determines not to exercise its right to require the Voting Stockholders to vote on the Merger Agreement;

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  Parent terminates the Merger Agreement as a result of a change in recommendation by Molex's Board of Directors or a breach by Molex of its non-solicitation obligations under the Merger Agreement; or

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  in the event that a bona fide acquisition proposal is made to Molex or its subsidiaries or any stockholders of Molex or any person publicly announces an intention (whether or not conditional) to make an acquisition proposal and, thereafter, the Merger Agreement is terminated as a result of (i) a failure to obtain the Voting Stockholders' approval of the Merger

    Agreement, (ii) Molex's failure to perform any covenant or agreement set forth in the Merger Agreement or (iii) a failure to consummate the Merger on or before the Outside Date (provided that the termination is effected at a time when Parent could terminate the Merger Agreement as a result of a Molex's failure to perform any covenant or agreement set forth in the Merger Agreement), and, within nine months after such termination, Molex or any of its subsidiaries (a) enters into an Alternative Acquisition Agreement or has approved or recommended, or otherwise not opposed, an acquisition proposal to its stockholders or (b) an acquisition proposal has been completed.

        Any termination fee shall be reduced by the amount of any expense reimbursement paid by Molex to Parent.

Expense Reimbursement

        Molex agreed to reimburse Parent up to $15 million in expenses if the Merger Agreement is terminated (i) by Parent due to a breach by Molex of any of Molex's covenants or agreements under the Merger Agreement or (ii) by either party if a bona fide acquisition proposal is made to Molex or its subsidiaries or any stockholders of Molex or any person publicly announces an intention (whether or not conditional) to make an acquisition proposal and the Voting Stockholders fail to approve the Merger Agreement at the annual meeting.

        Parent is required to reimburse Molex for its expenses incurred in obtaining requisite antitrust and other government approvals.

Specific Performance; Damages

        The Merger Agreement provides that the parties will be entitled to a temporary, preliminary and permanent injunctive relief (without requirement of posting bond) to prevent breaches or threatened breaches of, and to enforce compliance with, the covenants and obligations under the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the terms and provisions of the Merger Agreement requiring a party to the Merger Agreement to consummate the Merger) in the Court of Chancery of the State of Delaware and the Federal courts of the Unites States of America located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Molex, Parent and Merger Sub each agreed to not oppose the granting of specific performance relief on the basis that a party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Molex, Parent and Merger Sub agreed that in the event that the termination fee is paid (or becomes payable in accordance with the Merger Agreement) by Molex to Parent in accordance with the Merger Agreement, subject to certain exceptions, the payment of such fee shall be the sole and exclusive remedy of Parent or Merger Sub against Molex for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorneys' fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of the Merger Agreement by Molex, and neither Molex nor any of its subsidiaries nor any of their respective former, current or future representatives, agents, partners, managers, members, stockholders, assignees or affiliates shall have any further liability or obligations relating to or arising out of the Merger Agreement; provided, however, that the foregoing shall not impair the rights of Parent, if any, to obtain injunctive relief in accordance with the Merger Agreement prior to its termination.

        Molex agreed not to bring or support any action, suit or proceeding against any source that may provide debt financing for the Merger or the transactions contemplated thereby and the related fees and expenses to Parent or Merger Sub in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York. Each party has agreed not to bring any claim or cause of action against any party not expressly named as a party to the Merger Agreement.

Amendment, Modification and Waiver

        Subject to the provisions of the applicable laws, at any time prior to the effective time, Molex, Parent and Merger Sub may modify or amend the Merger Agreement (by action approved by or on behalf of their respective boards of directors) by written agreement executed and delivered by duly authorized officers of each of the respective parties, provided, that after adoption of the Merger Agreement by the Voting Stockholders, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without any such required approval.

        Subject to the provisions of applicable law, at any time prior to the effective time, Parent and Merger Sub, on the one hand, and Molex, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracy or breach in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto; and (c) waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement; provided, however, that after any adoption of the Merger Agreement by the Voting Stockholders, there may not be any extension or waiver of the Merger Agreement which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without any such required approval. The parties agreed that any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Appraisal Rights

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of DGCL ("Section 262"), which is provided in its entirety as Annex D to this Proxy Statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in this summary to a "holder" or "stockholder" are to the record holder of the shares of Common Stock, Class A Common Stock or Class B Common Stock as to which appraisal rights are asserted. All references to "eligible common stock" are to the shares of eligible common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of eligible common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow properly the steps set forth in Section 262 and summarized below in a timely manner to perfect appraisal rights.

        Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of Molex's annual meeting, Molex, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement constitutes such notice and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex D, in compliance with the requirements of Section 262. Any stockholder who wishes to forego the Per Share Merger Consideration and to exercise appraisal rights or who wishes to preserve the right to do so should carefully review the following discussion and Annex D to this Proxy Statement. Failure to strictly comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of demanding and perfecting appraisal of eligible common stock, Molex believes that stockholders who consider exercising such appraisal rights should seek the advice of legal counsel.

        Any holder of eligible common stock wishing to exercise appraisal rights under Section 262 must satisfy each of the following conditions:

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  as more fully described below, the holder must deliver to Molex a written demand for appraisal of the holder's shares of eligible common stock before the vote on the adoption of the Merger Agreement at Molex's annual meeting, which demand will be sufficient if it reasonably informs Molex of the identity of the holder and the holder's intention to demand the appraisal of the holder's shares under the DGCL;

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  the Voting Stockholder must not vote the holder's shares of eligible common stock in favor of adoption of the Merger Agreement; a validly submitted proxy which does not contain voting instructions with respect to Proposal No. 1 will, unless revoked, be voted in favor of adoption of the Merger Agreement and it will effectively constitute a waiver of the stockholder's right of appraisal and nullify any previously delivered written demand with respect to the shares represented by the proxy. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must vote against adoption of the Merger Agreement or abstain from voting on adoption of the Merger Agreement (Proposal No. 1); and

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  the holder must continuously hold the shares of eligible common stock from the date of making the demand through the effective time of the Merger; a stockholder who is the record holder of shares of eligible common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the Merger will effectively lose any right to appraisal in respect of those shares.

        Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

        If a holder of shares of eligible common stock fails to comply with these conditions and the Merger is completed, he, she or it will be entitled to receive payment for his, her or its shares of eligible common stock as provided for in the Merger Agreement, but he, she or it will have no appraisal rights with respect to his, her or its shares of eligible common stock.

        Only a holder of record of shares of eligible common stock is entitled to assert appraisal rights for the shares in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on Molex's stock records, and should specify the stockholder's name and mailing address, the number of shares of eligible common stock owned and that the stockholder intends to demand appraisal of the "fair value" of the stockholder's eligible common stock. If a stockholder of record transfers his, her or its shares of eligible common stock prior to the effective time of the Merger, he, she or it will effectively lose any right to appraisal in respect of such shares. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will effectively constitute a waiver of the stockholder's right of appraisal and will nullify any previously written demand for appraisal with respect to the shares represented by proxy. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement (Proposal No. 1). If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank, broker or trust who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in bank, brokerage or trust accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their banks, brokers, trusts or nominees to determine appropriate procedures for the making of a demand for appraisal by the nominee.

        A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Molex Incorporated
2222 Wellington Court
Lisle, Illinois 60532
Attention: Secretary

        Such demands must be delivered to Molex before the vote is taken to approve the proposal to adopt the Merger Agreement at the annual meeting, and must be executed by, or on behalf of, the record holder of the shares of eligible common stock. The demand must reasonably inform Molex of the identity of the stockholder and the intention of the stockholder effectively to demand appraisal of the "fair value" of his, her or its shares of eligible common stock. A stockholder's failure to make such written demand prior to the taking of the vote on the adoption of the Merger Agreement at the annual meeting will constitute a waiver of appraisal rights.

        Within ten days after the effective time of the Merger, Molex, as the surviving corporation, must send a notice as to the effectiveness of the Merger to each former stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the Merger Agreement. Within 120 days after the effective time of the Merger, but not thereafter, either Molex or any stockholder of Molex who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of eligible common stock held by all stockholders seeking appraisal of their shares in lieu of receiving the Per Share Merger Consideration of at least $38.50. Upon the filing of any such petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. Molex is under no obligation to and has no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Molex will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as Molex has no obligation to file such a petition, the failure of a stockholder to do so within the period specified will nullify the stockholder's previous written demand for appraisal.

        Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Molex, as the surviving corporation, must mail that statement to the stockholder within ten days after receipt of the request or within ten days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. A person who is the beneficial owner of shares of eligible common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or may request from Molex the statement described in this paragraph.

        A stockholder timely and duly filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy of the petition to Molex. Molex will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom Molex has not reached agreements as to the value of their shares. After notice to those stockholders, as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Molex and to the stockholders shown on the list at the addresses stated therein. Such notice will also be given by one or more publications at least one week before the date of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After the Delaware Court of Chancery determines the holders of eligible common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the "fair value" of the shares of eligible common stock as of the effective time of the Merger after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. The fair value determined by the Delaware Court of Chancery may be more than, the same as or less than the Per Share Merger Consideration paid to stockholders in the Merger. No representation is made by Molex as to the outcome of an appraisal of the fair value of shares. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of eligible common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. The costs of the action (which do not include attorneys' fees and the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination, each party bears its own expenses. If no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder's right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder's shares will be deemed to have been converted at the effective time of the Merger into the right to receive the Per Share Merger Consideration, less any applicable tax withholdings, pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of cash they would receive under the Merger Agreement if they did not seek appraisal of their shares. Neither Parent nor Molex anticipate offering more than the applicable Merger consideration to any stockholder exercising appraisal rights, and each of Parent and Molex reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of eligible common stock is less than the applicable Merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy. Stockholders should be aware that Goldman Sachs' opinion regarding fairness, is not an opinion as to fair value under Section 262.

        In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger and which throw any light on future prospects of the merged corporation." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the Merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered."

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the Merger).

        At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective time of the Merger will require written approval of Molex, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the Merger consideration offered pursuant to the Merger Agreement within 60 days after the effective time of the Merger. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the Merger Agreement.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement as Annex D and which is incorporated herein by reference. Failure to strictly comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

        Any stockholder that perfects its rights to be paid the fair value of its shares in an appraisal proceeding is urged to consult its tax advisors regarding relevant tax consequences.

ADVISORY NON-BINDING VOTE REGARDING MERGER-RELATED COMPENSATION—PROPOSAL NO. 2

        In accordance with Section 14A of the Exchange Act, Molex is asking the Voting Stockholders to cast a non-binding advisory vote on the compensation that may be paid or become payable to each of its "named executive officers," as determined in accordance with Item 402(t) of Regulation S-K, in connection with the Merger. The terms of the merger-related compensation are described in this Proxy Statement under "The Merger—Interests of Molex's Directors and Executive Officers in the Merger" and the total amounts payable to our named executive officers is set forth below under the table entitled "Merger-Related Compensation." Accordingly, Molex is asking its Voting Stockholders to vote on the adoption of the following resolution:

        RESOLVED, that the compensation that may be paid or become payable to Molex's named executive officers in connection with the Merger, as disclosed in the section of this Proxy Statement entitled "Advisory Non-Binding Vote Regarding Merger-Related Compensation—Proposal No. 2—Merger-Related Compensation" pursuant to Item 402(t) of Regulation S-K, is hereby APPROVED on a non-binding advisory basis.

        The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve this proposal on merger-related compensation and vote not to adopt the Merger Agreement and vice versa. Because the vote on the compensation that may be paid or become payable to Molex's named executive officers in connection with the Merger is advisory in nature only, it will not be binding on either Molex, Parent or Merger Sub. Molex is contractually obligated to pay such executive compensation, subject only to the conditions applicable thereto, if the proposal to adopt the Merger Agreement is approved and regardless of the outcome of the advisory vote.

Merger-Related Compensation

        The following table set forth the information required by item 402(t) of Regulation S-K regarding the compensation for each named executive officer that is based on or otherwise relates to the Merger, assuming the following:

  •
  the price per share paid to each stockholder in the Merger is $38.50; and

  •
  the Merger closed on October 14, 2013, the last practicable date prior to the filing of this Proxy Statement.

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ benefits(4)	Tax Reimbursement(5)	Other(6)	Total(7)
Martin Slark	$2,400,000	$26,685,000	$0	$0	$0	$0	$29,085,000
David Johnson	$1,000,000	$11,553,125	$0	$0	$0	$0	$12,553,125
Liam McCarthy	$1,500,000	$13,863,750	$0	$0	$0	$0	$15,363,750
Graham Brock	$750,000	$5,452,938	$0	$25,000	$0	$1,288,500	$7,516,438
Katsumi Hirokawa	$0	$5,452,938	$0	$33,600	$0	$1,229,094	$6,715,632

(1)
The amounts shown reflect amounts that may be paid as retention/transaction cash bonuses. Payment of the retention/transaction cash bonus is contingent upon the named executive officer's continued service to Molex from September 6, 2013 to the effective date of the Merger. The retention/transaction cash bonus is not payable to any named executive officer if (i) the named executive officer does not provide continued service through the effective date of the Merger or (ii) the Merger is not completed. These amounts are payable on a single-trigger basis upon consummation of the Merger, and the payments are not conditioned upon termination of employment. No named executive officer is entitled to receive severance upon termination of employment as of October 14, 2013.

(2)
These amounts are based on an assumed Per Share Merger Consideration of $38.50 and include (i) the estimated intrinsic value of Molex's stock options that accelerate, vest and are cashed out in connection with the Merger as follows: Mr. Slark—$10,081,875; Mr. Johnson—$4,334,375; Mr. McCarthy—$5,201,250; Mr. Brock—$2,276,688; and Mr. Hirokawa—$2,276,688; and (ii) the value of restricted stock that vests in connection with the Merger as follows: Mr. Slark—$16,603,125; Mr. Johnson—$7,218,750; Mr. McCarthy—$8,662,500; Mr. Brock—$3,176,250; and Mr. Hirokawa—$3,176,250. Assuming a maximum Per Share Merger Consideration of $38.74, these amounts would include (i) the estimated intrinsic value of Molex's stock options that accelerate, vest and are cashed out in connection with the Merger as follows: Mr. Slark—$10,203,375; Mr. Johnson—$4,386,875; Mr. McCarthy—$5,264,250; Mr. Brock—$2,303,988; and Mr. Hirokawa—$2,303,988; and (ii) the value of restricted stock that vests in connection with the Merger as follows: Mr. Slark—$16,706,625; Mr. Johnson—$7,263,750; Mr. McCarthy—$8,716,500; Mr. Brock—$3,196,050; and Mr. Hirokawa—$3,196,050. These amounts are payable pursuant to the Merger Agreement on a single-trigger basis and the payments are not conditioned upon termination of employment. These payments will be made in a lump sum in connection with the closing of the Merger (less applicable withholding taxes). The acceleration is based on vesting status as of October 14, 2013.

(3)
All named executive officers other than Mr. Hirokawa, who does not participate, are fully vested in SERP benefits but, pursuant to the Merger Agreement, such SERP benefits will become payable on or prior to the completion of the Merger rather than upon termination, and thus there is no enhancement of compensation as a result of the Merger, but there is an acceleration of the timing of payment as a result of the Merger. Mr. Hirokawa participates in the Japanese national retirement plan and the Molex-Japan Directors Retirement Trust, a defined contribution plan under which Molex makes discretionary annual contributions to eligible executive directors of Molex Japan. There is no enhancement of Mr. Hirokawa's compensation under such plan as a result of the Merger. Mr. Brock participates in the Molex Group Personal Pension Plan, a defined contribution retirement savings plan under which employee and Company contributions are based upon the participant's age, service and salary. Participating employees contribute between 2% and 5% of their salary and if the employee participates at these minimum levels, Molex makes a contribution between 4.5% and 11.5% of salary. There is no enhancement of Mr. Brock's compensation under such plan as a result of the Merger.

(4)
For Mr. Brock, this includes an estimation of the cost of reimbursement for his repatriation expenses to Great Britain, which cannot be known until they are incurred, but is estimated by Molex to be $25,000 and will be paid in accordance with Molex Long-Term Assignment Policy. This amount is conditioned on termination of employment and is payable to Mr. Brock without regard to a change in control or the Merger, but is included in this table in light of the timing of his entry into the Retirement and Waiver and Release Agreement with Molex. For Mr. Hirokawa, the amount reflects an annual car allowance in the amount of $16,800 for two years after his retirement. These amounts are payable without regard to a change in control or the Merger, and the payment is conditioned upon termination of employment (i.e., payable on a single trigger basis).

(5)
None of Molex's named executive officers is eligible for a tax gross-up under Internal Revenue Code Section 4999 (golden parachute payments) or 409A (deferred compensation) or other merger-related tax reimbursement.

(6)
For Mr. Hirokawa, reflects amount payable under the Retirement and Waiver and Release Agreement entered into on April 30, 2013, between Molex and Mr. Hirokawa. Under this agreement, Mr. Hirokawa ceased to be an executive officer of Molex effective June 30, 2013 and was appointed Chairman of Molex Japan Co. Ltd. effective July 1, 2013 until June 30, 2014. While so employed, Mr. Hirokawa is entitled to receive 100% of his annual base salary as of June 30, 2013 and certain benefits. Upon retirement as Chairman of Molex Japan on June 30, 2014, Mr. Hirokawa is entitled to continue to receive salary through June 30, 2016. This amount is payable to Mr. Hirokawa without regard to the Merger, but is included in this table in light of the timing of his entry into the Retirement and Waiver and Release Agreemet with Molex. For Mr. Brock, reflects amounts payable under the Retirement and Waiver and Release Agreement entered into on September 16, 2013 between Molex and Mr. Brock. Under this agreement, Mr. Brock will retire on June 30, 2014. The agreement entitles Mr. Brock to receive 36 months of salary continuation payments, payment of his annual management incentive bonus for 2014, if any, at the normal time for such payments, and accelerated vesting on June 30, 2014 of any then outstanding and unvested equity awards. This amount is payable to Mr. Brock without regard to the Merger, but is included in this table in light of the timing of his entry into the Retirement and Waiver and Release Agreement with Molex.

(7)
All payments are payable either (a) without regard to a change in control or the Merger or (b) on a single trigger basis upon the Merger. Except for retirement agreements with Messrs. Brock and Hirokawa, no payments are conditioned upon termination or employment.

The Board of Directors recommends that you vote "FOR" the proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the Merger.

 ADJOURNMENT OF THE ANNUAL MEETING—PROPOSAL NO. 3

        If there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement, Molex may propose to adjourn the annual meeting for the purpose of soliciting additional votes to approve the proposal to adopt the Merger Agreement. In the event there are present, in person or by proxy, sufficient votes by the Voting Stockholders to approve the proposal to adopt the Merger Agreement, Molex does not anticipate that it will adjourn or postpone the annual meeting. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given unless the adjournment is for more than 30 days or Molex is required to change the record date. Any adjournment of the annual meeting for the purpose of soliciting additional votes to approve the Merger Agreement will allow Molex's Voting Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting, as adjourned or postponed.

The Board of Directors recommends that you vote "FOR" the approval of the adjournment of the annual meeting, if necessary, to solicit additional votes to approve the proposal to adopt the Merger Agreement.

 IMPORTANT INFORMATION ABOUT MOLEX

        Molex is a Delaware corporation with principal executive offices at 2222 Wellington Court, Lisle, Illinois 60532. Our telephone number is (630) 527-4447. Molex was incorporated in the State of Delaware in 1972 and originated from an enterprise established in 1938. Molex is one of the world's largest manufacturers of electronic components in terms of net revenue. Our net revenue was $3.6 billion for fiscal year 2013. Molex operated 41 manufacturing locations in 15 countries and employs more than 35,000 people globally. Molex's products are used by a large number of leading original equipment manufacturers throughout the world. Molex designs, manufactures and sells more than 100,000 products through direct salespeople and authorized distributors.

Market Price and Dividend Data

        Molex Incorporated is traded on NASDAQ under the symbols "MOLX" for Common Stock and "MOLXA" for Class A Common Stock. Our Common Stock and Class A Common Stock are also traded on the LSE under the symbols "MOL" and "MOLA," respectively. Our Class B Common Stock is not publicly traded.

        The tables below shows, for the periods indicated, the high and low closing sales prices for shares of Molex's Common Stock and Class A Common Stock as reported by NASDAQ and the dividends declared on the Common Stock and the Class A Common Stock.

	2014 First Quarter		2014 Second Quarter Through October 14, 2013
	Low - High		Low - High
Common Stock	$29.02	$38.79	$38.43	$38.62
Class A Common Stock	$24.48	$38.49	$38.26	$38.46

		2013		2012
	Quarter	Low - High		Low - High
Common Stock	1st	$22.74	$28.20	$18.62	$26.63
	2nd	25.04	27.67	19.09	25.88
	3rd	27.01	29.30	24.35	28.38
	4th	26.38	30.44	22.19	28.28

		2013		2012
	Quarter	Low - High		Low - High
Class A Common Stock	1st	$19.21	$23.29	$15.83	$22.18
	2nd	20.81	22.70	15.85	21.39
	3rd	22.42	24.12	20.10	23.62
	4th	22.24	25.33	18.96	23.55

	2013	2012
Quarter ended:
September 30	$0.22	$0.20
December 31	0.22	0.20
March 31	0.22	0.20
June 30	0.24	0.22

Total	$0.90	$0.82

        The closing price of Molex's Common Stock and Class A Common Stock on NASDAQ on Friday, September 6, 2013, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $29.34 and $24.70 per share, respectively. You are encouraged to obtain current market quotations for Molex's Common Stock and Class A Common Stock in connection with voting your shares of Common Stock and Class B Common Stock.

        The number of stockholders of record at October 14, 2013 was approximately 1,697, 4,700 and 13, respectively, for the Common Stock, Class A Common Stock and Class B Common Stock.

        There is no established public trading market for Molex's Class B Common Stock. The shares of Common Stock, Class A Common Stock and Class B Common Stock are substantially identical except as to voting rights. Dividends paid on the Class B Common Stock are equivalent in amount to and declared and paid at the same time as dividends on the Common Stock and Class A Common Stock. The approval of a majority of the holders of Class B Common Stock, voting as a separate class, is required for the adoption of any matter to be submitted to the vote of the Voting Stockholders, except for the election of directors (in which case holders of Common Stock and Class B Common Stock vote together as a single class), so long as more than 50% of the authorized shares of Class B Common Stock are outstanding. As of October 14, 2013, more than 50% of the authorized shares of Class B Common Stock were outstanding.

        Class A Common Stock has no voting rights except in limited circumstances. During such period, holders of a majority of the Class B Common Stock could veto corporate action, other than the election of directors, which requires stockholder approval.

        All shares of Class A Common Stock automatically convert, on a one for one basis, into shares of Common Stock upon the occurrence of either of the following events: (i) the aggregate number of voting shares of Common Stock and Class B Common Stock is less than 10% of the aggregate of all equity shares of Common Stock, Class A Common Stock and Class B Common Stock or (ii) any person, other than Fred L. Krehbiel, John H. Krehbiel, Jr. and the Krehbiel Limited Partnership, becomes the beneficial owner of a majority of the Common Shares.

        All shares of Class B Common Stock are convertible, on a one for one basis, into Common Stock any time at the option of the holder of the Class B Common Stock. Upon conversion of any shares of Class B Common Stock, such shares are retired and may not be reissued.

 SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the number of shares of Molex stock beneficially owned by each director, the named executive officers, and all directors and executive officers as a group as of October 14, 2013. The beneficial ownership of the non-voting Class A Common Stock is reported for informational purposes.

	Common Stock			Class B Common Stock			Class A Common Stock
Name	# Shares(1)%			# Shares		%	# Shares(1)		# Options(2)%
Michael J. Birck	61,391		*	—		—	5,670		17,500	*
Michelle L. Collins	10,788		*	—		—	2,670		11,875	*
Anirudh Dhebar	906		*	—		—	2,220		5,000	*
Edgar D. Jannotta	176,509		*	—		—	79,659		17,500	*
Frederick A. Krehbiel	19,009,268	(3)	19.9	41,950	(4)	44.5	3,742	(5)	—	*
Fred L. Krehbiel	965,188		1.0	1,701		1.8	413,455		20,925	*
John H. Krehbiel, Jr.	27,911,826	(6)	29.2	41,950	(7)	44.5	4,514,934	(8)	—	5.4
David L. Landsittel	10,194		*	—		—	2,670		10,500	*
Joe W. Laymon	18,908		*	—		—	2,670		10,500	*
Donald G. Lubin	59,532		*	—		—	13,344		17,500	*
James S. Metcalf	1,481		*	—		—	3,170		7,750	*
Robert J. Potter	57,811		*	—		—	8,679		17,500	*
Martin P. Slark(9)	24,183		*	—		—	725,083		1,168,750	2.3
David D. Johnson	2,548		*	—		—	279,509		531,250	*
Liam G. McCarthy(10)	26,431		*	—		—	365,112		637,500	1.2
Graham C. Brock(11)	9,079		*	—		—	117,296		271,250	*
Katsumi Hirokawa	—		*	—		—	176,392		271,250	*
All Directors and Executive Officers as a Group (25 people)(12)	29,441,619		30.8	85,600		90.8	6,864,866		3,661,680	12.6

*
Less than 1%.

(1)
Includes stock units credited to the fully vested accounts of non-employee directors under Molex's deferred compensation plans. The value of stock units is distributed in cash.

(2)
These are stock options exercisable within 60 days of October 14, 2013.

(3)
Includes 18,907,343 shares held by the Krehbiel Limited Partnership. Mr. Krehbiel and his brother John H. Krehbiel, Jr. are each general and limited partners of the partnership and share the power to vote and dispose of the shares held by the partnership. Also includes 98,180 shares owned indirectly as trustee for a revocable trust and 3,745 shares beneficially owned by Mr. Krehbiel's spouse.

(4)
Includes 41,949 shares owned indirectly as trustee of a revocable trust, and one share owned jointly by Frederick A. Krehbiel and John H. Krehbiel, Jr.

(5)
Includes 76 shares owned indirectly as trustee of a revocable trust and 3,666 shares beneficially owned by Mr. Krehbiel's spouse.

(6)
Includes 18,907,343 shares held by the Krehbiel Limited Partnership. See footnote (3) above. Includes 8,997,531 shares owned indirectly as trustee of a revocable trust and 6,952 shares beneficially owned by Mr. Krehbiel's spouse.

(7)
Includes 41,949 shares owned indirectly as trustee of a revocable trust and one share owned jointly by Frederick A. Krehbiel and John H. Krehbiel, Jr.

(8)
Includes 4,511,332 shares owned indirectly as trustee of a revocable trust and 3,602 shares beneficially owned by Mr. Krehbiel's spouse. Includes 994,273 shares pledged to a financial institution as collateral for a line of credit.

(9)
Includes 23,540 shares of Common Stock and 264,463 shares of Class A Common Stock beneficially owned by a trust, and 643 shares of Common Stock and 9,641 shares of Class A Common Stock beneficially owned by family members, and 179,545 shares of Class A Common Stock owned indirectly by Tanglin Claymore LLC.

(10)
Includes 31,883 shares of Class A Common Stock owned by Mr. McCarthy's spouse, 1,729 shares of Common Stock and 2,561 shares of Class A Common Stock held in joint tenancy and 484 shares held in the Employee Stock Purchase Plan.

(11)
Includes 1 share of Common Stock and 1 share of Class A Common Stock owned by Mr. Brock's spouse.

(12)
The Krehbiel Limited Partnership shares beneficially owned by both Frederick A. Krehbiel and John H. Krehbiel, Jr. and the share of Class B Common Stock owned jointly by Frederick A. Krehbiel and John H. Krehbiel, Jr. are counted once for purposes of these totals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding beneficial ownership of the stockholders of more than 5% (other than directors and executive officers) of the outstanding Molex stock as of October 14, 2013, unless otherwise indicated in the applicable Schedule 13G referenced below. The beneficial ownership of the non-voting Class A Common Stock is reported for informational purposes.

	Common Stock		Class A Common Stock
Name	# Shares	%	# Shares	%
Krehbiel Limited Partnership(1) 2222 Wellington Court Lisle, IL 60532	18,907,343	19.8	—	—
Barrow, Hanley, Mewhinney & Strauss, LLC(2) 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761	6,093,640	6.4	—	—
BlackRock Inc.(3) 55 East 52nd Street New York, NY 10055	5,858,606	6.1
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	5,405,415	5.7	—	—
State Street Corp.(5) One Lincoln Street Boston, MA 02111	4,898,971	5.1	—	—
Dodge & Cox(6) 555 California Street, 40th Floor San Francisco, CA 94104	—	—	16,426,229	20.0
T. Rowe Price Associates, Inc.(7) 100 E. Pratt Street Baltimore, MD 21202	—	—	6,103,170	7.4
Stowers Institute for Medical Research(8) 4500 Main Street, 9th Floor Kansas City, MO 64111	—	—	4,448,889	5.4
Piper Jaffray Companies(9) 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402	—	—	4,320,166	5.2

(1)
See footnote (3) of the "Security Ownership of Directors and Executive Officers" table.

(2)
As reported in a Schedule 13G dated May 22, 2013 by Barrow, Hanley, Mewhinney & Strauss, LLC ("Barrow, Hanley"). According to the Schedule 13G, as May 20, 2013, Barrow, Hanley reported that it beneficially owned 6,093,640 shares, 1,550,890 with sole voting power, 4,542,750 with shared voting power, and 6,093,640 with sole dispositive power. The shares are beneficially owned by clients of Barrow, Hanley which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(3)
As reported in a Schedule 13G dated February 4, 2013 by BlackRock Inc. on behalf of its subsidiaries BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional

  Trust Company, NA, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Fund Managers Limited., BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Life Limited and BlackRock Investment Management (UK) Limited. According to the Schedule 13G, as of December 31, 2012, BlackRock Inc. reported that it beneficially owned 5,858,606 with sole voting and dispositive power.

(4)
As reported in a Schedule 13G dated February 7, 2013 by The Vanguard Group, Inc. According to the Schedule 13G, as of December 31, 2012, The Vanguard Group, Inc. reported that it beneficially owned 5,405,415 shares, 193,263 shares with sole voting power, 5,215,052 shares with sole dispositive power and 190,363 with shared dispositive power. The shares are beneficially owned by clients of The Vanguard Group, Inc. which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(5)
As reported in a Schedule 13G dated February 8, 2013 by State Street Corp. on behalf of its subsidiaries State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., Ltd., and State Street Global Advisors, Asia Limited. According to the Schedule 13G, as of December 31, 2012, State Street Corp. reported that it beneficially owned 4,898,971 shares with shared voting and dispositive power.

(6)
As reported in a Schedule 13G dated February 13, 2013 by Dodge & Cox. According to the Schedule 13G, as of December 31, 2012, Dodge & Cox reported that it beneficially owned 16,426,229 shares, 15,380,460 shares with sole voting power and 16,426,229 shares with sole dispositive power. The shares are beneficially owned by clients of Dodge & Cox which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(7)
As reported in a Schedule 13G dated on February 14, 2013 by T. Rowe Price Associates, Inc., and T. Rowe Price Mid-Cap Value Fund, Inc. According to the Schedule 13G, as of December 31, 2012, T. Rowe Price Associates reported that it beneficially owned 6,103,170 shares,1,001,727 shares with sole voting power and 6,103,170 shares with sole dispositive power. T. Rowe Price Mid-Cap Value Fund beneficially owns 5,088,143 shares with sole voting power. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however it expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)
As reported in a Schedule 13G dated February 11, 2013 by Stowers Institute or Medical Research, American Century Companies, Inc. and American Century Investment Management, Inc. According to the Schedule 13G, as of December 31, 2012 Stowers Institute or Medical Research, American Century Companies, Inc. and American Century Investment Management, Inc. reported that they beneficially owned 4,448,889 shares with sole dispositive power and 4,297,107 with sole voting power. These securities are owned by various individual and institutional investors which American Century Investment Management, Inc. serves as investment adviser with power to direct investments and/or sole power to vote. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Stowers Institute or Medical Research is deemed to be a beneficial owner of such securities.

(9)
As reported in a Schedule 13G dated February 14, 2013 by Piper Jaffray Companies on behalf of its subsidiary, Advisory Research, Inc. According to the Schedule 13G, as of December 31, 2012, Piper Jaffray Companies reported that it beneficially owned 4,320,166 shares with sole voting power and dispositive power. The shares are beneficially owned by clients of Advisory Research, Inc. which may include investment companies and/or employees.

ELECTION OF CLASS II DIRECTORS—PROPOSAL NO. 4

          Molex's Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Vacancies on Molex's Board of Directors may be filled only by persons elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the size of Molex's Board of Directors). A director elected by Molex's Board of Directors to fill a vacancy (including a vacancy created by an increase in the size of Molex's Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal.

          Each share of Common Stock and Class B Common Stock is entitled to one vote for each of the four director nominees. It is the intention of the named proxy holders to vote the proxies received by them for the election of the four nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the annual meeting, an event that currently is not anticipated by the Board of Directors, the proxies will be voted for the election of a substitute nominee proposed by Molex's Board of Directors unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Each person nominated for election has agreed to serve if elected, and Molex's Board of Directors has no reason to believe that any nominee will be unable to serve.

          The Corporate Governance and Nominating Committee of the Board of Directors is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board of Directors vacancies. The characteristics sought in director candidates are: well regarded in the community with long-term, good reputation for highest ethical and moral standards; good common sense and judgment; an independent, objective, candid, yet constructive approach; the ability to contribute from a diversity of perspectives including geographical, cultural and professional; a strategic perspective, awareness of the dynamics of change and the ability to anticipate and capitalize on business opportunities; a history of significant business or professional responsibilities leading to a positive record of accomplishment in present and prior positions; business and/or professional knowledge and experience applicable to the Company's business; and the time, energy, interest, and willingness to assume the full responsibilities of being a member of Molex's Board of Directors.

          In addition, the Committee considers whether the candidate is committed to act in the best interests of all stockholders, satisfies the independence standards, contributes to the overall functioning of Molex's Board of Directors and promotes diversity among the directors. The Committee discusses diversity considerations in connection with each candidate, and in connection with the composition of Molex's Board of Directors as a whole. The Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the deliberations of Molex's Board of Directors.

          Based upon the recommendation of the Corporate Governance and Nominating Committee, Michael J. Birck, Anirudh Dhebar, Frederick A. Krehbiel and Martin P. Slark are all nominees for reelection to Molex's Board of Directors. If elected, each nominee would serve until the effective time of the Merger (at which time Molex will cease to be a public company and all directors of Molex will resign), or, if the Merger is not completed, until the 2016 annual meeting of stockholders.

          Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a director and their age.

          Frederick A. Krehbiel and John H. Krehbiel, Jr., are brothers and Fred L. Krehbiel is the son of John H. Krehbiel, Jr (the "Krehbiel Family"). The Krehbiel Family may be considered "control persons" of Molex. Other than the Krehbiel Family, no director or executive officer has any family relationship with any other director or executive officer.

Class II Directors Subject to Election at the 2013 Annual Meeting of Stockholders

  MICHAEL J. BIRCK

        Michael J. Birck, age 75, has served as a director of Molex since 1995. He is the co-founder of Tellabs, Inc., a telecommunications equipment company. He was Chairman of Tellabs from 2000 until his retirement in April 2013. He was the Chief Executive Officer of Tellabs from 2002 to 2004, and Chief Executive Officer and President from 1975 to 2000. Mr. Birck's prior public company director experience includes Illinois Tool Works Inc. (1996-2008).

        Molex's Board of Directors believes Mr. Birck, as the co-founder, former Chairman and CEO of Tellabs, brings to the Board of Directors significant senior leadership, industry, technical, sales and marketing and global experience. He is a recognized industry expert with more than 25 years of experience and has received a number of awards for innovation and entrepreneurship. Mr. Birck also brings to the Board of Directors other public company directorship experience.

        Mr. Birck is a member of the Corporate Governance and Nominating Committee, Technology Committee and Executive Committee.

  ANIRUDH DHEBAR

        Anirudh Dhebar, age 62, has served as a director of Molex since 2009. Dr. Dhebar has been a professor of marketing at Babson College since 1997, and prior to joining the faculty at Babson College, he was on the faculty at the Harvard Business School (1983-1995) and the Sloan School of Management at the Massachusetts Institute of Technology (1995-1997). Dr. Dhebar is also the managing partner of The Momenteum Group (business development programs and advisory services). Dr. Dhebar has not served as a director of any other public company during the past five years.

        Molex's Board of Directors believes that Dr. Dhebar's experience as a scholar, educator and consultant focusing on the interplay of technology, product policy, pricing and marketing strategy in the industries and markets in which Molex competes provides valuable technical experience to the Board of Directors in the areas of marketing, research and development.

        Dr. Dhebar is a member of the Technology Committee and Audit Committee.

  FREDERICK A. KREHBIEL

        Frederick A. Krehbiel, age 72, has served as a director of Molex since 1972. Mr. Krehbiel has been Co-Chairman of Molex's Board of Directors since 1999. From 1988 to 1999 he served as Vice Chairman and Chief Executive Officer and as Chairman from 1993 to 1999. From 1999 to 2001 he served as Co-Chief Executive Officer and as Chief Executive Officer from 2004 to 2005. Mr. Krehbiel's prior public company director experience includes DeVry Inc. (1996-2008) and Tellabs, Inc. (1985-2008).

        Molex's Board of Directors believes that Mr. Krehbiel's 48 years of experience with Molex, including as Co-Chairman and former CEO brings a deep knowledge of Molex's business to Board deliberations. Mr. Krehbiel was instrumental in the growth of Molex's international operations and his life-long affiliation with the Company provides the Board of Directors with a unique historical perspective and a focus on the long-term interests of the Company and its stockholders.

        Mr. Krehbiel is Co-Chairman of the Executive Committee.

  MARTIN P. SLARK

        Martin P. Slark, age 58, has served as a director of Molex since 2000. Mr. Slark has been Vice Chairman and Chief Executive Officer since 2005. From 2001 to 2005, he served as President and Chief Operating Officer. From 1999 to 2001, he served as Executive Vice President. Mr. Slark is a director of two other public companies, Hub Group, Inc. and Northern Trust Corp. He also serves as a director of Liberty Mutual Insurance Group (not a public company).

        Molex's Board of Directors believes that Mr. Slark provides the strategic and management leadership necessary to guide Molex through uncertain economic conditions and global competition. Mr. Slark possesses over 36 years of experience at Molex in a broad variety of roles and geographies giving him in-depth knowledge of Molex's divisions, employees, customers and markets. Mr. Slark also brings to the Board of Directors other public company directorship experience.

        Mr. Slark is a member of the Executive Committee.

        If the Voting Stockholders approve Proposal No. 1 to adopt the Merger Agreement and the Merger is completed, Molex will become a wholly-owned subsidiary of Parent at the effective time of the Merger. Accordingly, if the Voting Stockholders approve Proposal No. 1, the effect of any vote on Proposal No. 4 will continue until the effective time of the Merger.

The Board of Directors recommends that you vote "FOR" the election of each named nominee for Class II director.

 Directors Continuing in Office

  MICHELLE L. COLLINS

        Michelle L. Collins, age 53, has served as a director of Molex since 2003. Ms. Collins has been President of Cambium LLC, a business and financial advisory firm, and Advisory Board Member of Svoboda Capital Partners LLC since 2007. Ms. Collins was a co-founder of Svoboda, Collins LLC, a private equity firm, where she served as Managing Director from 1998 to 2007. From 1992 to 1997, Ms. Collins was a principal at William Blair & Company, LLC. Ms. Collins is a director of Columbia Wanger and Acorn Trusts, Health Care Service Corporation, Strategic Marketing Inc. and Integrys Energy Group, Inc.(public company). Ms. Collins' prior public company director experience includes CDW Corporation (1996-2007) and Bucyrus International (2009-2011).

        Molex's Board of Directors believes that Ms. Collins, co-founder and former managing director of a private equity firm, brings broad business, management and financial experience, including financial statement evaluation and analysis, oversight and reporting experience. Ms. Collins also has extensive governance experience from her service as a director of other public and private companies, mutual funds, civic and not-for-profit organizations.

        Ms. Collins is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Ms. Collins is a Class I director continuing in office until the 2015 annual meeting of Stockholders (if one is held).

  EDGAR D. JANNOTTA

        Edgar D. Jannotta, age 82, has served as a director of Molex since 1986. Mr. Jannotta has been Chairman of William Blair & Company LLC, an international investment banking firm, since 2001. He has served in numerous capacities at William Blair since 1965, including Senior Director, Senior Partner and Managing Partner. Mr. Jannotta is a director of Aon Corporation and Laboratorios Grifols, S.A. Mr. Jannotta's prior public company director experience includes Exelon Corporation (2000-2008) and Bandag, Incorporated (1973-2008).

        Molex's Board of Directors believes that Mr. Jannotta's 25-plus years of service as a director and 50 years as a partner and Chairman of an international investment banking firm provides the Board of Directors with global financial, marketing, management and corporate governance experience and insight into global economic and financial trends and strategic financial issues. Mr. Jannotta also brings to the Board of Directors other public company directorship experience.

        Mr. Jannotta is the Chairman of the Corporate Governance and Nominating Committee and is a member of the Executive Committee. Mr. Jannotta is a Class III director continuing in office until the 2014 annual meeting of Stockholders (if one is held).

  FRED L. KREHBIEL

        Fred L. Krehbiel, age 48, has served as a director of Molex since 1993. Since 1988, he has served in various engineering, marketing and managerial positions within Molex. Mr. Krehbiel is Senior Vice President, Technology Innovation; from July 2007 through August 2009 he was Vice President, Product Development and Commercialization for Molex's Global Commercial Products Division; from 2003 to 2007, he was President, Connector Products Division (Americas), and from 2002 to 2003, he served as President, Automotive Division (Americas). Mr. Krehbiel has not served as a director of any other public company during the past five years.

        Molex's Board of Directors believes that Mr. Krehbiel's 20-plus years of experience with Molex in a variety of roles including current service as Senior Vice President, Technology Innovation, provides the Board of Directors with an extensive understanding of Molex's products, customers and markets. Mr. Krehbiel also brings an understanding of the industry's trends and opportunities and Molex's technology competitiveness and strategy.

        Mr. Krehbiel is a member of the Technology Committee. Mr. Krehbiel is a Class I director continuing in office until the 2015 annual meeting of Stockholders (if one is held).

  JOHN H. KREHBIEL, JR.

        John H. Krehbiel, Jr., age 76, has served as a director of Molex since 1966. Mr. Krehbiel has been Co-Chairman of Molex's Board of Directors since 1999. From 1999 to 2001, he served as Co-Chief Executive Officer. From 1996 to 1999, he served as Chief Operating Officer, and from 1975 to 1999, he served as President. Mr. Krehbiel has not served as a director of any other public company during the past five years.

        Molex's Board of Directors believes that Mr. Krehbiel's 50-plus years of experience with Molex, including as Co-Chairman and former Co-CEO, provides the Board of Directors with a deep understanding of the Company. Mr. Krehbiel was instrumental in the growth of Molex's domestic operations and that experience assists the Board of Directors in overseeing Molex's long-term strategy and his life-long affiliation with the Company adds significant value to the Company's relationship with its stakeholders.

        Mr. Krehbiel is Co-Chairman of the Executive Committee. Mr. Krehbiel is a Class III director continuing in office until the 2014 annual meeting of Stockholders (if one is held).

  DAVID L. LANDSITTEL

        David L. Landsittel, age 73, has served as a director of Molex since 2005. Mr. Landsittel served as the Chairman of COSO, a private sector organization that provides guidance to business enterprises and others on internal controls, enterprise risk management and fraud deterrence, from 2009-May 2013. He previously served as Chairman of the Auditing Standards Board of the American Institute of Certified Public Accountants. From 1963 to 1997, Mr. Landsittel served as an auditor in various positions with Arthur Andersen LLP. Mr. Landsittel is a Trustee of Burnham Investors Trust.

        Molex's Board of Directors believes Mr. Landsittel's experience in accounting, auditing and financial reporting lends financial expertise to oversee Molex's financial statements, internal controls and risk management. Mr. Landsittel's leadership positions in accounting and auditing organizations offers current insight and perspective on financial reporting and audit processes. Mr. Landsittel also brings to the Board of Directors investment management company experience.

        Mr. Landsittel is the Chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Landsittel is a Class I director continuing in office until the 2015 annual meeting of Stockholders (if one is held).

  JOE W. LAYMON

        Joe W. Laymon, age 60, has served as a director of Molex since 2002. He resigned from Molex's Board of Directors in 2006 and was re-elected in January 2008. Mr. Laymon has been Corporate Vice President of Human Resources at Chevron Corporation since 2008. Prior to that, Mr. Laymon was Group Vice President of Corporate Human Resources and Labor Affairs of Ford Motor Company from 2004 to 2008. Mr. Laymon has not served as a director of any other public company during the past five years.

        Molex's Board of Directors believes that Mr. Laymon's executive and management experience at two Fortune 100 companies brings knowledge in global human resources and labor affairs, assists the Board of Directors in overseeing the pay-for-performance culture at Molex and provides perspective into executive compensation and benefits.

        Mr. Laymon is the Chairman of the Compensation Committee. Mr. Laymon is a Class I director continuing in office until the 2015 annual meeting of Stockholders (if one is held).

  DONALD G. LUBIN

        Donald G. Lubin, age 79, has served as a director of Molex since 1994. Mr. Lubin is a partner of the law firm Dentons, U.S., L.L.P. He has been a partner since 1964 and was Chairman from 1990 to 1996.

        Mr. Lubin was also a director of Shaklee Global Group, Inc. until May 2013.

        Molex's Board of Directors believes that Mr. Lubin's extensive legal experience in counseling Boards of Directors and senior management of publicly- and privately-owned companies regarding corporate restructurings, takeover defense, corporate governance and mergers and acquisitions provides the Board of Directors with unique insight and perspective in matters relating to law, governance and compliance. Mr. Lubin is a Class III director continuing in office until the 2014 annual meeting of Stockholders (if one is held).

  JAMES S. METCALF

        James S. Metcalf, age 55, has served as a director of Molex since 2007. Since 2011, he has been the Chairman, President and Chief Executive Officer of USG Corporation, a leading manufacturer and distributor of building materials and products used in certain industrial processes and the President and Chief Operating Officer of USG from 2006-2010. Mr. Metcalf joined USG in 1980 and has held numerous executive positions within the company. Mr. Metcalf is Chairman of the board of directors of USG and is a director of the National Association of Manufacturers.

        Molex's Board of Directors believes that Mr. Metcalf's executive and management experience with respect to business conditions, manufacturing operations, corporate strategy, acquisitions and divestitures and quality management provides the Board of Directors with insight and expertise to oversee corporate strategy. Mr. Metcalf also brings to the Board of Directors other public company directorship experience.

        Mr. Metcalf is a member of the Compensation Committee. Mr. Metcalf is a Class I director continuing in office until the 2015 annual meeting of Stockholders (if one is held).

  ROBERT J. POTTER

        Robert J. Potter, age 80, has served as a director of Molex since 1981. Dr. Potter has been President and Chief Executive Officer of R.J. Potter Company, a business consulting firm, since 1990. From 1987 to 1990, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation, a leader in network-based data processing. Dr. Potter is a director of Zebra Technologies Corporation and his prior public company director experience includes Cree, Inc. (2001-2007).

        Molex's Board of Directors believes Dr. Potter's 30-plus years of service as a director of Molex and experience as an officer and consultant to industrial and service businesses along with his Ph.D. in optics contributes scientific and technical knowledge with practical business sense to the Board of Directors in the areas of technology strategies, investments in new products, ventures and emerging technologies. Dr. Potter also brings to the Board of Directors other public company directorship experience.

        Dr. Potter is the Chairman of the Technology Committee and is a member of the Audit Committee. Mr. Potter is a Class III director continuing in office until the 2014 annual meeting of Stockholders (if one is held).

CORPORATE GOVERNANCE

Board Independence

        Molex's Board of Directors of Directors has assessed the independence of the directors in light of the listing standards of NASDAQ and the more stringent Independence Standards established by Molex's Board of Directors, which are described below and posted on Molex's website, www.molex.com/financial/corporate_governance.html, on the Investors link under Corporate Governance.

        The NASDAQ standards have objective tests and a subjective test for determining who is an "independent director." Under the objective tests, a director cannot be considered independent if the director (i) is an employee of the Company or (ii) is a partner in, or an executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenue for that year.

        The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        In addition to the Board-level standards for director independence, each director who serves on the Audit Committee must satisfy standards established by the SEC providing that to qualify as "independent" for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation and must not be an affiliated person.

        Under the additional Independence Standards established by Molex's Board of Directors, a director cannot be affiliated with a business organization that either paid or received payments to or from Molex during any one of the past three fiscal years that exceed the greater of 2% of the recipient's gross revenues for that year or $200,000.

        In assessing independence, Molex's Board of Directors reviewed transactions and relationships of the directors based on information provided by each director, Molex's records and publicly available information. Based on the review and recommendation by the Corporate Governance and Nominating Committee, the Board of Directors determined that under these standards, the following directors are independent including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Michael J. Birck, Michelle L. Collins, Anirudh Dhebar, Edgar D. Jannotta, David L. Landsittel, Joe W. Laymon, James S. Metcalf and Robert J. Potter. Donald G. Lubin has determined that he is not independent in light of his longstanding role as a legal advisor to Molex and the Krehbiel Family, and Molex's Board of Directors agrees with Mr. Lubin's determination.

        From time to time, Molex makes charitable contributions to organizations with which a non-employee director has an affiliation. The Corporate Governance and Nominating Committee reviewed all such charitable contributions and Molex's Board of Directors determined that they did not affect the independent status of any non-employee director.

Board Leadership Structure

        As stated in Molex's Corporate Governance Principles, Molex's Board of Directors generally believes that the positions of CEO and Chairman should be held by separate persons and reviews this arrangement when a new CEO or Chairman is being considered. Currently, the positions of CEO and Chairman are held by separate persons, Martin P. Slark is Molex's CEO and Frederick A. Krehbiel and John H. Krehbiel, Jr. serve as Co-Chairmen. Molex believes this structure is optimal for Molex because it allows Mr. Slark to focus on the day-to-day operation of the business. At the same time, the Co-Chairmen focus on leadership of the Board of Directors, including preparing meeting agendas, calling and presiding over Board of the Directors meetings and providing Molex with direction on company-wide issues. The Co-Chairmen also work with Mr. Slark to ensure management is adequately addressing the matters identified by Molex's Board of Directors. This structure optimizes the roles of CEO and Chairman and provides Molex with sound corporate governance practices in the management of its business.

Board and Committee Information

        Molex's Board of Directors of Directors held seven meetings during fiscal 2013, and all of the directors attended at least 75% of the total number of meetings of Molex's Board of Directors and committees on which they served. Molex's Board of Directors expects all directors to attend the annual meeting of stockholders, barring unforeseen circumstances. All members of the Board of Directors were present at the 2012 annual meeting of stockholders except Michael J. Birck due to health reasons. The non-employee directors meet in executive session without management present following each regularly scheduled Board of Directors meeting. The Chairman of the Corporate Governance and Nominating Committee presides at these executive sessions.

        Molex's Board of Directors has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Technology Committee and Executive Committee. The charters of these committees are posted on Molex's website, www.molex.com/financial/corporate_governance.html. In addition, Molex's Board of Directors has established a Stock Option Plan Committee comprised of Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark.

        The Audit Committee consists of Mr. Landsittel (Chair), Ms. Collins, Dr. Dhebar and Dr. Potter. Molex's Board of Directors has determined that each of the members of the Audit Committee is independent under the listing standards of NASDAQ and the SEC and that each member of the committee is an "audit committee financial expert" as defined by SEC regulations other than Dr. Dhebar. All members of the Audit Committee meet the NASDAQ audit committee composition requirements, including the requirements regarding financial literacy and financial sophistication. The functions of the Audit Committee are described under "Audit Committee Report." During fiscal 2013, the Audit Committee met nine times.

        The Compensation Committee consists of Mr. Laymon (Chair) and Messrs. Landsittel and Metcalf. Molex's Board of Directors has determined that each of the members of the Compensation Committee is independent under the listing standards of NASDAQ and the SEC. The Compensation Committee is responsible for establishing executive compensation policies and overseeing executive compensation practices. The roles and responsibilities of the Compensation Committee, management and the compensation consultants are described in greater detail under "Executive Compensation—Compensation Discussion and Analysis." The Compensation Committee is authorized to delegate responsibilities to subcommittees when appropriate but has not done so. During fiscal 2013, the Compensation Committee met five times.

        The Corporate Governance and Nominating Committee consists of Mr. Jannotta (Chair), Mr. Birck and Ms. Collins. Molex's Board of Directors has determined that each of the members of the Corporate Governance Committee is independent under the listing standards of NASDAQ. The Corporate Governance Committee oversees corporate governance and Board of Directors membership matters and monitors the independence of the Board of Directors. The Corporate Governance Committee also determines Board of Directors membership qualifications, selects, evaluates and recommends to the Board nominees for election to the Board of Directors and reviews the performance of Molex's Board of Directors. During fiscal 2013, the Corporate Governance Committee met two times.

        The Technology Committee consists of Dr. Potter (Chair), Mr. Birck, Dr. Dhebar and Fred L. Krehbiel. The Technology Committee reviews and monitors the execution of the Company's technology strategies and its technology competitiveness. In addition, the Technology Committee reviews and discusses significant emerging technology issues, trends and opportunities that may affect the Company, its business and strategy. During fiscal 2013, the Technology Committee met three times.

        The Executive Committee consists of Frederick A. Krehbiel (Co-Chair), John H. Krehbiel, Jr. (Co-Chair), and Messrs. Birck, Jannotta and Slark. The Executive Committee has all the powers and authority of Molex's Board of Directors in the management of the business and affairs, except with respect to certain enumerated matters including Board of Directors composition and compensation, changes to Molex's charter documents, or any other matter expressly prohibited by law or Molex's charter documents. Pursuant to its charter, the Executive Committee has appointed a subcommittee consisting of Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark to act in certain prescribed and specific areas. During fiscal 2013 the Executive Committee did not meet, but its subcommittee acted by unanimous written consent with respect to certain broad-based employee benefit and equity compensation matters.

  Corporate Governance Principles

        The Board of Directors has adopted policies and procedures to ensure effective governance of the Company. Molex's corporate governance materials, including Molex's Corporate Governance Principles, the charters of each of the standing committees of the Board of Directors, Molex's Director Independence Standards, Molex's codes of conduct and information regarding securities transactions by Molex's directors and officers, may be viewed on Molex's website at www.molex.com/financial/corporate_governance.html. Molex will also provide any of the foregoing information in print without charge upon written request to the Secretary, Molex Incorporated, 2222 Wellington Court, Lisle, Illinois 60532.

  Code of Conduct

        Molex has adopted a Code of Business Conduct and Ethics applicable to all employees, officers and directors. The Code of Business Conduct incorporates Molex's policies and guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. Molex has also adopted a Code of Ethics for Senior Financial Management applicable to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial managers. The Code of Ethics sets out Molex's expectations that financial management produce full, fair, accurate, timely and understandable disclosure in Molex's filings with the SEC and other public communications. Molex intends to post any amendments to or waivers from the Codes on its website at www.molex.com. The full text of each Code is published on the investor relations page of Molex's website at www.molex.com.

  Process for Identifying Board Candidates

        The Corporate Governance and Nominating Committee maintains, with the approval of Molex's Board of Directors, certain criteria and procedures relating to the identification, evaluation and selection of candidates to serve on Molex's Board of Directors. The minimum criteria sought by Molex's Board of Directors for candidates as directors are described in the Board of Directors' "Criteria for Membership on the Board of Directors." In addition, the Corporate Governance and Nominating Committee has established "Procedures for Identifying and Evaluating Candidates for Director." These documents are posted on Molex's website, www.molex.com/financial/corporate_governance.html, on the Investors link under Corporate Governance. The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders provided that appropriate notice is given.

  Outside Board Memberships

        In recognition of the increasing demands of board service, the Board of Directors has limited the number of public company boards on which Molex's directors and executive officers may serve as follows: (i) non-employee directors are limited to service on four other public company boards; (ii) the Chief Executive Officer is limited to service on two other public company boards; and (iii) all other executive officers (other than the Co-Chairmen) are limited to service on one other public company board.

  Change in Director Occupation

        When a director's principal occupation or business association changes substantially during his or her tenure as a director, that director is required to tender his or her resignation for consideration by Molex's Board of Directors. Molex's Board of Directors will determine whether any action should be taken with respect to the resignation.

  Stockholder Communication With the Board of Directors

        Molex's annual meetings provide an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of Molex's Board of Directors on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of Molex's Board of Directors, or the directors as a group by following the "Procedures for Stockholder Communications with Directors" posted on Molex's website www.molex.com/financial/corporate_governance.html, on the Investors link under Corporate Governance.

Risk Oversight

        Molex's Corporate Governance Principles provide that Molex's Board of Directors is responsible for the consideration and oversight of strategic issues and risks facing the Company. Together with the standing committees of the Board of Directors, Molex's Board of Directors is responsible for ensuring that material risks are identified and managed appropriately. Molex's Board of Directors carries out this responsibility by considering specific risk topics, including risks associated with Molex's strategic plan, capital structure and corporate development activities. At each Board meeting, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer present detailed reports that include strategic, operational and financial risks. In addition, the executive vice presidents of Molex's global divisions and senior vice presidents and vice presidents of Molex's corporate functions periodically present reports to the Board of Directors that include the risks relative to their respective areas. Furthermore, Molex's Board of Directors is routinely informed by senior management of developments that could affect Molex's risk profile or other aspects of its business.

        Molex's Board of Directors also executes its risk oversight responsibility through its standing committees: Audit, Compensation, Corporate Governance and Nominating and Technology. Each committee chairperson reports on the committee's activities at regularly scheduled board meetings.

  •
  The Audit Committee oversees and monitors Molex's risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The internal auditor regularly reports to the Audit Committee with respect to risk management and risk assessment and the Chairman of the Business Conduct Committee regularly reports to the Audit Committee with respect to the compliance and ethics program and internal investigations. Other functions, including Treasury, Information Technology, Tax and Investor Relations, report at least annually to the Audit Committee and their presentations include risks inherent in their areas.

  •
  The Compensation Committee oversees and monitors the risks associated with Molex's compensation policies and practices and executive evaluation and the Senior Vice President, Human Resources, regularly reports to the Compensation Committee on such matters.

  •
  The Corporate Governance and Nominating Committee oversees and monitors risks relating to Molex's governance structure and processes and the Secretary regularly reports to the Corporate Governance Committee on such matters.

  •
  The Technology Committee reviews and monitors Molex's technology strategies and competitiveness and the Senior Vice President, Technology Innovation coordinates the reporting on such matters to the Technology Committee.

 Compensation and Risk

        Molex believes that its compensation programs are designed with appropriate risk mitigators, including:

  •
  Mix of base salary, cash incentive opportunities, and long-term equity compensation, that provide a balance of short-term and long-term incentives with fixed and variable components;

  •
  Capped payout levels for cash incentives;

  •
  Inclusion of non-financial metrics, such as qualitative performance factors, in determining actual compensation payouts;

  •
  Use of stock options and equity awards that typically vest over a multi-year period, with stock options being exercisable for a ten-year period to encourage executives to take actions that promote the long-term sustainability of Molex's business;

  •
  Recoupment and forfeiture policies requiring reimbursement of cash incentives and/or forfeiture of equity awards; and

  •
  Stock ownership guidelines for executive officers that align the interests of the executive officers with those of Molex's stockholders.

        Molex has reviewed the compensation programs with the Compensation Committee, and Molex does not believe that its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

COMPENSATION OF DIRECTORS

        Molex uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on Molex's Board of Directors. In setting director compensation, Molex considers the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of Molex's Board of Directors and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on Molex's Board of Directors.

Director Fees

        Each non-employee director receives an annual retainer of $70,000 and the chairpersons of the Board committees receive the following additional fees: Audit $20,000, Compensation $15,000, Corporate Governance and Nominating $10,000 and Technology $10,000. Each member of the Audit Committee (other than the Chairperson) receives an additional $10,000 fee.

        In addition, non-employee directors are reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board of Directors and committee meetings and continuing education seminars.

Equity Awards

        Each non-employee director receives annual grants of restricted stock and stock options on the date of each annual meeting of stockholders. The restricted stock has a value of $75,000 and the number of Class A shares granted is calculated based on the closing price of the Class A Common Stock on the grant date. The restricted stock vests ratably over four years commencing on the first anniversary of the grant date. The stock options, which are exercisable for 5,000 shares of Class A Common Stock, have an exercise price equal to the closing price of the Class A Common Stock on the grant date. The stock options vest ratably over four years commencing on the first anniversary of the grant date and expire ten years from the grant date. The equity grants are made under the 2008 Molex Stock Incentive Plan.

        In light of the pending of the Merger, Molex does not expect to make annual grants of restricted stock and stock options to its non-employee directors at the 2013 annual meeting of stockholders.

Stock Ownership Guidelines for Directors

        The stock ownership guidelines for non-employee directors require them to own 500 shares (and/or stock units) of Molex stock within three years of commencement of service and 1,000 shares (and/or stock units) of Molex stock within six years of commencement of service. As of August 30, 2013, each non-employee director had met the stock ownership guidelines. In fiscal 2013, Molex's Board of Directors amended the guidelines to require non-employee directors to own Molex Common Stock and/or Class A Common Stock in an amount equal to three times the annual cash retainer within six years of commencement of service. The guidelines become effective October 25, 2013.

Deferred Compensation Plan

        Molex's non-employee directors are eligible to participate in the Molex Deferred Compensation Plan (for deferrals prior to 2005) and the Molex 2005 Outside Directors' Deferred Compensation Plan ("2005 Director Plan", and collectively, the "Director Plans"), under which they may elect on a yearly basis to defer all or a portion of the following year's director's fees. A non-employee director may elect to have the deferred fees (i) accrue interest during each calendar quarter at a rate equal to the average six-month Treasury Bill rate in effect at the beginning of each calendar quarter (an "interest account"), or (ii) converted to stock units at the closing price of Common Stock on the date the fees would otherwise be paid (a "stock account"). Upon a director's termination of service as a director (or if later, age 59 1/2, in the case of the 2005 Director Plan) or the director's death or disability, the accumulated amount in the director's account is distributed in cash. Molex imputes dividends on each stock unit that is credited to a director's stock account, and the imputed dividends are converted into additional stock units on the basis of the market value of the Common Stock on the dividend payment date. The number of outstanding stock units (including dividend units) is included in the table contained in the section entitled "Security Ownership of Directors and Executive Officers". All distributions will be made in a single lump sum payment, except that a participant may elect to receive amounts in annual installments over a period of up to ten years on account of his or her separation from service (after attaining age 59 1/2, in the case of the 2005 Director Plan).

        Prior to September 6, 2013, the stock accounts under the Director Plans were distributable in shares of Common Stock, except certain stock units credited to the accounts of Messrs. Jannotta and Potter were distributable in shares of Class A Common Stock. In light of the pendency of the Merger, the Compensation Committee amended the Directors' Deferred Compensation Plan, effective September 2013, to provide that, beginning September 6, 2013, all distributions under the plan will be made only in cash, with the stock units being converted to an amount equal to the fair market value of the Common Stock as of the date of distribution. The Directors' Deferred Compensation Plan will be terminated within 30 days prior to the closing of the Merger and the accounts of participating directors will be paid to them by Molex in cash prior to the effective date of the Merger.

Director Compensation Table

        The following table sets forth summary information concerning compensation for each of Molex's non-employee directors for fiscal 2013. Information about compensation for employee directors who do not receive any extra compensation for services provided as a director and who are not named executive officers can be found in the section entitled "Transactions with Related Persons."

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Total($)
Michael J. Birck	70,000	74,999	22,450	167,449
Michelle L. Collins	80,000	74,999	22,450	177,449
Anirudh Dhebar	72,500	74,999	22,450	169,949
Edgar D. Jannotta	80,000	74,999	22,450	177,449
David L. Landsittel	90,000	74,999	22,450	187,449
Joe W. Laymon	85,000	74,999	22,450	182,449
Donald G. Lubin	70,000	74,999	22,450	167,449
James S. Metcalf	70,000	74,999	22,450	167,449
Robert J. Potter	90,000	74,999	22,450	187,449

(1)
The amounts reported in this column represent the total cash compensation paid to each director in fiscal 2013 and includes amounts deferred at the director's election pursuant to Molex's 2005 Outside Directors' Deferred Compensation Plan.

(2)
The amounts reported in this column represent the aggregate grant date fair value of restricted stock granted in fiscal 2013 calculated in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts are not paid to or realized by the directors. As of June 30, 2013, each non-employee director held 6,215 shares of restricted stock.

(3)
The amounts reported in this column represent the aggregate grant date fair value of stock options granted in fiscal 2013, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. These are not amounts paid to or realized by the directors. The assumptions used in the calculation of these values are included in Note 17 to the consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on August 8, 2013. As of June 30, 2013, the following non-employee directors held stock option awards to acquire the aggregate following number of shares: Mr. Birck, 25,000; Ms. Collins, 19,000; Dr. Dhebar, 11,500; Mr. Jannotta, 25,000; Mr. Landsittel, 17,500; Mr. Laymon, 17,500; Mr. Lubin, 25,000; Mr. Metcalf, 14,500; and Dr. Potter, 25,000.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Molex's directors and certain of its officers to file reports of their ownership of Molex stock and of changes in such ownership with the SEC. SEC regulations also require Molex to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based on Molex's review of the reports it has received or assisted in preparing, Molex believes that all of Molex's directors and officers complied with all of the reporting requirements applicable to them with respect to transactions during fiscal 2013 on a timely basis, except that due to an administrative error one late report was filed for David D. Johnson relating to the transfer of shares to a trust account and one late report was filed for Katsumi Hirokawa relating to the vesting of restricted stock.

 RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR—PROPOSAL NO. 5

        The Audit Committee has selected Ernst & Young LLP ("E&Y") as Molex's independent auditor for the fiscal year ending June 30, 2014, and has further directed that the Board of Directors submit the selection of independent auditor for ratification by the stockholders at the annual meeting.

        A representative of E&Y is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to questions.

        Voting Stockholder ratification of the selection of E&Y as Molex's independent auditor is not required by Molex's bylaws or otherwise, but the Board of Directors believes that, as a matter of corporate practice, the selection of E&Y should be submitted to the Voting Stockholders for ratification. If the Voting Stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain E&Y. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Molex and its stockholders.

        If the Voting Stockholders approve Proposal No. 1 to adopt the Merger Agreement and the Merger is completed, Molex will become a wholly-owned subsidiary of Parent at the effective time of the Merger. Accordingly, if the Voting Stockholders approve Proposal No. 1, the effect of any vote on Proposal No. 5 will continue until the effective time of the Merger.

The Board of Directors recommends that you vote "FOR" the ratification of the selection of E&Y as Molex's Independent Auditor for fiscal year 2014.

 AUDIT MATTERS

Audit Committee Report

        The Audit Committee assists the Board of Directors by providing oversight on Molex's financial reporting process pursuant to its written charter which can be found on Molex's website at www.molex.com/financial/corporate_governance.html.

        Molex's management is responsible for preparing the financial statements, establishing and maintaining the system of internal controls, and assessing the effectiveness of Molex's internal control over financial reporting. E&Y is responsible for auditing Molex's annual financial statements and expressing opinions on the conformity of the financial statements with U.S. generally accepted accounting principles and on the effectiveness of Molex's internal control over financial reporting based on its audit.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and E&Y the audited financial statements for the fiscal year ended June 30, 2013 and the reasonableness of significant estimates and judgments made in preparing the financial statements, as well as the clarity of the disclosures in the financial statements. The Audit Committee also discussed with management and E&Y, each in separate executive sessions, their evaluations of Molex's internal control over financial reporting and the overall quality of Molex's financial reporting.

        The Audit Committee discussed with E&Y those matters required to be discussed by Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and the Audit Committee and E&Y have discussed the auditors' independence from Molex and its management, including the matters in those written disclosures. The Audit Committee also considered the non-audit services provided by E&Y and the fees and costs billed and expected to be billed by E&Y for those services. All of the non-audit services provided by E&Y have been approved by the Audit Committee in accordance with its pre-approval policy. When approving the retention of E&Y for these non-audit services, the Audit Committee has considered whether the retention of E&Y for these non-audit services is compatible with maintaining auditor independence.

        In reliance on the reviews and discussions with management and E&Y referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in Molex's Annual Report on Form 10-K for the fiscal year ended June 30, 2013 for filing with the SEC. The Audit Committee also approved the selection of E&Y as Molex's independent auditor for the fiscal year ending June 30, 2014. Each member of the Audit Committee is an "audit committee financial expert" as defined by the SEC, other than Anirudh Dhebar, and meets the NASDAQ requirements, including the requirements regarding financial literacy and financial sophistication.

The Audit Committee David L. Landsittel, Chairman Michelle L. Collins Robert J. Potter Anirudh Dhebar

Independent Auditor's Fees

        The following table presents fees for professional audit services rendered by Molex's independent auditor, E&Y, for the audit of Molex's annual financial statements for fiscal 2013 and fiscal 2012, and fees billed for other services rendered by the independent auditor during those periods.

	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$3,960,820	$3,920,608
Audit-Related Fees(2)	$780,986	$333,768
Tax Fees(3)	$1,157,567	$1,729,214
All Other Fees	$0	$0
Total	$5,899,372	$5,983,590

(1)
Audit fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audit services.

(2)
Audit-related fees were principally for consultations as to the accounting or disclosure treatment of transactions or events, services related to post-acquisition reviews, royalty audits and local grant audits, preliminary due diligence pertaining to potential acquisitions and financial statement audits of employee benefit plans.

(3)
Tax fees were principally for services related to domestic and international tax compliance and reporting, including services related to expatriate tax compliance.

Policy on Audit Committee Pre-Approval of Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

        Management submits to the Audit Committee a list of services and related fees expected to be rendered during that year within each of four categories of services: audit services, audit-related services, tax services and all other services. Prior to engagement, the Audit Committee pre-approves services within each category and the fees for each category are budgeted. The Audit Committee requires the independent auditor and management to report actual fees versus the budget by category of service at each quarterly meeting. Pursuant to the policy, all services provided by the independent auditor were pre-approved by the Audit Committee.

        During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

EXECUTIVE OFFICERS

  Executive Officers

        Set forth below are the names, business experience, principal occupations and employment and ages of Molex's executive officers.

  GRAHAM C. BROCK

        Graham C. Brock, age 59, is the President of the Global Sales and Marketing Division since 2006. Mr. Brock also serves as an Executive Vice President of Molex since 2005. Mr. Brock joined Molex Incorporated in 1976.

  DAVID D. JOHNSON

        David Johnson, age 57, is Molex's Treasurer, Chief Financial Officer and Executive Vice President since 2005. He is responsible for the global financial operations of Molex, including external financial reporting, accounting, tax, treasury, financial planning and analysis, internal audit and investor relations. Mr. Johnson re-joined Molex in 2005.

  JUNICHI KAJI

        Junichi Kaji, age 57, is the Senior Vice President, President of the Global Micro Products Division since 2013. Mr. Kaji joined Molex in 1984. Mr. Kaji held the position of Vice President of Sales for APN and the Consumer Global Industry Group in the period between 2006 and 2013. From 2010 to 2012, Mr. Kaji served as the assistant to the Chief Operating Officer. From 2012 to 2013 Mr. Kaji was the Assistant to the President of Micro Products Division at Molex. From 2006 to 2010, Mr. Kaji was a Director of Marketing of Sales for APN and the Consumer Global Industry Group.

  GARY J. MATULA

        Gary J. Matula, age 58, is an Executive Vice President of Molex since 2012 and is Molex's Chief Information Officer since 2008. From 2008 to 2012 Mr. Matula served as a Senior Vice President of Information Systems. Between 2004 and 2008 Mr. Matula was the Chief Information Officer and Vice President of Information Systems. Mr. Matula joined Molex in 1984.

  LIAM G. MCCARTHY

        Liam McCarthy, age 57, is the President and Chief Operating Officer of Molex since 2005. Between 2001 and 2005 Mr. McCarthy was the Vice President of Operations for the Europe region. Mr. McCarthy joined Molex in 1976.

  J. MICHAEL NAUMAN

        J. Michael Nauman, age 51 is an Executive Vice President since 2009 and the President of the Global Integrated Products Division of Molex since 2007. He served as Molex's Senior Vice President from 2007 to 2009. Between 2005 and 2007, Mr. Nauman was the President of the Integrated Products Division, Americas Region. Mr. Nauman joined Molex in 1994.

  JOE NELLIGAN

        Joe Nelligan, age 49, is a Senior Vice President since 2011 and the President of the Global Commercial Products Division since 2012. From 2009 to 2011 Mr. Nelligan was a Vice President of the Product Development and Commercialization, Commercial Products Division. Between 2007 and 2009 Mr. Nelligan was a Vice President of the Global Industry Group—Datacom. Mr. Nelligan joined Molex in 1984.

  ANA G. RODRIGUEZ

        Ana G. Rodriguez, age 45, is Senior Vice President, Global Human Resources at Molex since 2008. From 2007 to 2008 Ms. Rodriguez served as Vice President, Co-General Counsel and Secretary of Molex. Ms. Rodriguez joined Molex in 2005.

  TIMOTHY I. RUFF

        Timothy I. Ruff, age 48, is the Senior Vice President of Business Development and Corporate Strategy for Molex since 2012. Mr. Ruff served as the Vice President of Sales and Marketing for the Americas region in the period between 2006 and 2011. Mr. Ruff joined Molex in 1988.

  MARTIN P. SLARK

        Martin P. Slark, age 58, has served as a director of Molex since 2000. Mr. Slark has been Vice Chairman and Chief Executive Officer since 2005. Mr. Slark joined Molex in 1976.

  ROBERT J. ZEITLER

        Robert J. Zeitler, age 52, has been a Senior Vice President since 2013 and has been Molex's General Counsel since 2008. From 2008 to 2013 Mr. Zeitler served as a Vice President of Molex. Mr. Zeitler joined Molex in 1998.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Introduction

        This Compensation Discussion and Analysis provides a detailed description of Molex's executive compensation philosophy and programs, the compensation decisions the Compensation Committee (the "Committee") has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of Molex's named executive officers who, in fiscal 2013, were:

Name	Position
Martin P. Slark	Vice Chairman & Chief Executive Officer
David D. Johnson	Executive Vice President, Treasurer & Chief Financial Officer
Liam G. McCarthy	President & Chief Operating Officer
Graham C. Brock	Executive Vice President & President, Global Sales & Marketing
Katsumi Hirokawa*	Executive Vice President & President, Micro Products Division ("MPD")

*
Mr. Hirokawa stepped down as an executive officer effective June 30, 2013 and will serve as Chairman, Molex Japan Co. Ltd. until he retires on June 30, 2014.

  Executive Summary

  Compensation Program

        The Compensation Committee is responsible for the establishment and oversight of Molex's executive compensation programs. The Compensation Committee's oversight and decision making are informed by guiding principles adopted by the Compensation Committee that describe the Company's executive compensation philosophy and objectives and are used in the development of executive compensation levels and programs for Molex's executive officers.

        Consistent with Molex's executive compensation processes which are described below, the Compensation Committee conducted a comprehensive analysis of the competitive position of Molex's fiscal 2013, executive pay levels and compensation programs. Based on that review, the Compensation Committee concluded that Molex's executive pay levels and compensation programs were competitive relative to its peer companies and were consistent with its executive compensation guiding principles.

        In fiscal 2013, Molex has continued to structure its executive compensation programs to rely heavily on performance through the use of annual and long-term incentive programs. Molex continued to emphasize equity for long-term compensation for its executive officers, ensuring that pay opportunities are linked to stockholder return and maximize share ownership by Molex's executive officers.

  Fiscal 2013 Financial Highlights

        Net revenue for fiscal 2013 of $3.6 billion reached a record level. Net revenue for fiscal 2013 increased $131.3 million, or 3.8%, from fiscal 2012 primarily due to an increase in customer demand in the mobile devices and automotive markets, partially offset by decreased demand in the other primary markets. Income from operations for fiscal 2013 of $352.1 million decreased $47.3 million, or 11.9%, compared with fiscal 2012, reflecting changes in the mix of product sales and the settlement of litigation of unauthorized activities in Japan in the third quarter of fiscal 2013. Fiscal 2013 results include a net loss on unauthorized activities in Japan of $25.4 million ($16.2 million after-tax), including the cost of settling the litigation, compared with $11.3 million ($7.2 million after-tax) in fiscal 2012. Molex recognized net income of $243.6 million in fiscal 2013 compared with net income of

$281.4 million in fiscal 2012. Due to strong cash flow, Molex increased the quarterly dividend 9% in fiscal 2013, from $0.22 to $0.24 per share.

  Executive Compensation

        Compensation for the named executive officers in fiscal 2013 reflects the Company's financial performance and its pay for performance philosophy. In addition to salary increases based on merit, Molex's compensation program is designed to incentivize and reward both short-term and long-term performance.

        Annual cash incentive awards are tied to the achievement of corporate operating income goals and, for Mr. Hirokawa, additional division operating income goals. Each named executive officer also has individual performance goals for 20% of the award, but no payout is earned unless threshold operating income goals are achieved. Operating income results for fiscal 2013 resulted in payouts below target for the first half and no payouts for the second half. In April 2013, the Compensation Committee approved adding a revenue performance metric to the Molex Incorporated Incentive Plan, or the MIP, for fiscal 2014 to incentivize and emphasize revenue growth and align employee actions and behaviors with one of Molex's key focus areas. At that time, the Compensation Committee determined that the preliminary MIP funding pool would be based on the six-month performance against operating income goals and it could be increased or decreased based on the full-year performance against the revenue goal.

        Long-term performance is rewarded through equity-based awards in the form of stock options and restricted stock, which align Molex's executive interests with those of its stockholders. The value of equity awards depends on future share prices, and the realization of the awards is contingent on satisfaction of vesting schedules requiring continued service with Molex. On average, fiscal year 2013 equity award values were approximately 39% higher than award levels in fiscal year 2012 due to a 35% increase in Molex's Class A Common Stock price and a 54% increase in the accounting valuation of the stock options granted. Messrs. Johnson and McCarthy were granted the same number of shares of restricted stock and stock options in fiscal 2013 as in fiscal 2012 and Messrs. Hirokawa and Brock were granted fewer shares of stock options but more restricted stock in fiscal 2013 compared to fiscal 2012. Executives realized minimal gains on options granted in 2008 that expired in August 2013, which are reported in the table "Fiscal Year 2013 Option Exercises and Stock Vested."

  Chief Executive Officer Compensation

        In fiscal 2013, Mr. Slark received a 3% increase in base salary in recognition of his achievements and performance in the areas of financial performance, new product development, growth in revenue, improvements in the Company's cost structure and operational performance, driving diversity and inclusion, implementing a talent management strategy and continued development of Molex's corporate citizenship and responsibility programs and based on a competitive review of the Company's peer group. Because operating income performance in the first half of fiscal 2013 was below target and for the second half of fiscal 2013 was below threshold, Mr. Slark's annual incentive payout for the fiscal year was 37% of target, or $491,657, compared to the fiscal 2012 payout of 28% of target, or $366,300. Mr. Slark's equity award for fiscal 2013 was reduced to 275,000 shares of restricted stock and 275,000 stock options compared to 300,000 for each type of award in fiscal 2012, based in part on the increased value of the awards due to the increase in the price of Molex's Class A Common Stock. The value of these awards reported in the Summary Compensation Table reflects this increase in stock price. The aggregate grant date fair value of the fiscal 2013 restricted stock grant was $5,885,000, as opposed to the fiscal 2012 value of $4,755,000 for the higher number of shares. The aggregate grant date fair value of the options in fiscal 2013 was $1,262,250, as opposed to the fiscal 2012 value of $894,000 for the higher number of stock options.

        Reflecting Molex's pay-for-performance philosophy, the following table illustrates that total realized compensation is highly variable year-to-year based on the Company's operating performance and the price of its Class A Common Stock. This table illustrates the difference between total compensation as reported in the Summary Compensation Table and calculated under SEC rules, which includes items driven by accounting assumptions, and the amount of compensation actually realized by Molex's Chief Executive Officer in fiscal 2013, 2012 and 2011. Molex believes this supplemental information is important since the majority of reported compensation is an incentive for future performance and realizable depending on whether the Company meets or exceeds the applicable annual incentive performance targets and the price of its Class A Common Stock. As can be seen, the value actually realized can differ significantly from the amounts shown in the Summary Compensation Table.

Name	Year	Total Realized Compensation(1)	Total Reported Compensation(2)
Martin P. Slark	2013	$7,162,800	$8,875,537
Vice Chairman and CEO	2012	$4,705,886	$7,209,581
	2011	$4,713,340	$10,388,719

(1)
Total realized compensation is defined as salary, non-equity incentive plan compensation and all other compensation as reported in the 2013 Summary Compensation Table, less the grant date fair value of stock options and restricted stock awards granted in the fiscal year as reported in the Summary Compensation Table, plus stock options exercised or restricted stock awards vested in such year, if any, as reported in the Option Exercises and Stock Vested table for each year. This information is not a substitute for the Summary Compensation Table.

(2)
Total reported compensation is defined as total compensation as reported in the Summary Compensation Table.

  Proposed Merger

        Pursuant to equity grant procedures, the Compensation Committee authorizes proposed long-term incentive grants for named executive officers at the regularly scheduled August meeting with an effective date of October 1 (or the next trading day if the markets are closed). Due to the pendency of the Merger, the Compensation Committee has not made and currently does not intend to make any grants for fiscal 2014.

  Consideration of Stockholder Advisory Vote to Approve Executive Compensation

        At the Company's annual meeting of stockholders held on October 28, 2011, stockholders had the opportunity to cast an advisory vote on the compensation of Molex's executive officers as disclosed in its proxy statement for that meeting. Stockholders approved this advisory proposal by the affirmative vote of 84% of shares cast. The Compensation Committee believes that the vote affirmed stockholders' support of the Company's approach to executive compensation, and took it into consideration as a factor in its decision not to significantly change in fiscal 2013 Molex's compensation mix, peer group, performance metrics or other compensation policies.

        At that annual meeting, Molex's stockholders also had the opportunity to cast an advisory vote (a "say-on-frequency" proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Stockholders had the choice of holding the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every three years (60%) and Molex's Board of Directors current intention is to hold the say-on-pay advisory vote every three years. Accordingly, the next non-binding advisory vote to approve executive compensation for the Company's named executive officers will be held at the Company's 2014 Annual Meeting of Stockholders (if one is held). The next frequency vote will be held on or before the Company's 2017 annual meeting of Stockholders (if one is held).

  Opportunity for Stockholder Feedback

        The Compensation Committee carefully considers feedback from its stockholders regarding its executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading "Stockholder Communications with the Board" in this Proxy Statement.

  Executive Compensation Governance Practices

        Below Molex highlights key compensation practices that it has implemented to align the interests of management with those of its stockholders and poor pay practices it avoids because it believes they would not serve its stockholders' long-term interests.

  What Molex does:

  •
  Pay for Performance.  Molex ties pay to performance. Other than base salary, executive pay is at risk. Molex sets clear financial goals for corporate, division and business unit performance and differentiates based on individual achievement. In addition, a substantial portion of total pay is in the form of long-term equity incentives thus linking a large portion of compensation to the overall performance of the Company.

  •
  Compensation risk mitigation.  Molex mitigates undue risk associated with compensation, including a balanced mix of base salary, short-term cash incentive and long-term equity incentives, caps on potential annual cash incentive payments, recoupment provisions and stringent stock ownership guidelines. The Compensation Committee annually reviews Molex's compensation strategy, including its compensation-related risk profile, to ensure that its compensation-related risks are not likely to have a material adverse effect on the Company.

  •
  Tally Sheets.  Molex reviews tally sheets for its named executive officers prior to making annual executive compensation decisions.

  •
  Executive stock ownership guidelines.  Molex has adopted stringent stock ownership guidelines, which all named executive officers have met.

  •
  Holding Period on Equity Awards.  Restricted stock and stock acquired upon the exercise of options is subject to a six-month holding period unless the person is retirement eligible.

  •
  Modest perquisites.  Molex provides only modest perquisites that have a sound business rationale.

  •
  Recoupment policy.  Molex has recoupment policies for awards made pursuant to its annual and long-term incentive programs.

  •
  Independent compensation consultant.  The Compensation Committee retained an independent compensation consultant in fiscal 2013.

  What Molex doesn't do:

  •
  No repricing of stock options.

  •
  No dividends or dividend equivalents paid on unvested restricted stock

  •
  No hedging transactions or short sales by executive officers permitted.

  Executive Compensation Guiding Principles

        Molex believes that the performance and contributions of the executive officers are critical to the overall success of the Company and that their compensation should be market competitive, performance-based, fair and reasonable relative to compensation paid to all Molex employees, and aligned with the creation of long-term stockholder value. Molex also believes that compensation should be designed to encourage executives to contribute to, and participate in, the Company's success over a full career of service. Consistent with this philosophy, the Compensation Committee has overseen the implementation of an executive compensation program designed to achieve the following objectives:

  •
  Performance—align executive compensation with the achievement of operational and financial results and individual contributions to support a pay-for-performance culture, the achievement of business success, and the creation of stockholder value.

  •
  Balance—balance rewards between short-and long-term financial and strategic objectives, between fixed and variable pay, between cash and equity compensation consistent with the Company's values and culture and to enhance performance over time, and ensure that pay is fair and reasonable relative to compensation paid to all Molex employees.

  •
  Retention—attract and retain executive talent with proven skills and experience with compensation programs that compare favorably with those offered by other companies with which Molex competes for a limited pool of executive talent, and encourage a long-term mindset.

  •
  Accountability—structure compensation such that it allows the Board of Directors to hold management accountable for producing short- and long-term results that are in the best interests of stockholders, and allow the CEO to hold the senior management team accountable for the execution of the Company's mission, vision, strategy and objectives.

        Molex's executive compensation pay levels, pay mix, and delivery vehicles are influenced by pay opportunities provided to similarly-situated executives at Molex's peer group that are selected by the Compensation Committee and are representative of the types of companies with which Molex competes for executive talent and are broadly comparable to Molex in terms of industry, global operations, revenue, size and market capitalization.

        There is no "perfect match" or single data point that conclusively establishes what or how to pay Molex's executive officers. Compensation decision-making balances both external market data and internal considerations such as the strategic value of a given role within the Company's context, contributions and impact of a given role, and the Company's strong values and culture.

        Molex's intention is to position executive officer Total Direct Compensation Opportunity (base pay + annual cash incentives + long-term equity incentives) such that, at target levels of performance, market competitive compensation is earned, with the understanding that both short- and long-term incentives may result in above market compensation for superior company performance. External market data are used as a reference but the Compensation Committee does not target Total Direct Compensation Opportunity to a specific level compared to the peer group.

        Within this holistic perspective, in a given year for any individual, more or less weight may be placed on a specific element of the Total Direct Compensation Opportunity.

  Procedures Used to Establish Executive Compensation

  Role of Compensation Committee

        The Compensation Committee is responsible for establishing executive compensation guiding principles and implementing pay policies, programs and practices that reflect such principles. The

Compensation Committee is composed entirely of outside, non-employee directors within the meanings of Section 162(m) of the Internal Revenue Code and SEC regulations, and each member is independent under the NASDAQ rules. Each year the Compensation Committee reviews and considers competitive market data, individual responsibilities and performance of each executive, and internal pay comparisons when setting annual pay opportunities. The Compensation Committee annually reviews comprehensive tally sheets for each executive officer which clearly layout historical pay, all current elements of total direct compensation, as well as outstanding equity awards and projected payments upon termination to ensure that it is considering a complete assessment of all compensation and benefits, including each named executive officer's aggregate amount of equity awards and other long-term benefits. The Compensation Committee annually reviews Molex's compensation strategy, including Molex's compensation-related risk profile, to ensure that Molex's compensation-related risks are not likely to have a material adverse effect on Molex.

  Role of Compensation Consultants

        The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive officer compensation and benefits and approve the consultant's fees and other retention terms. In fiscal 2013, the Compensation Committee engaged The Delves Group to provide advice regarding best practices in executive compensation and compensation trends, and to assist the Compensation Committee in its decision-making. In fiscal 2013, The Delves Group's sole engagement for Molex was as compensation consultant to the Compensation Committee. Effective July 1, 2013, Donald P. Delves, President of The Delves Group, and other members of The Delves Group joined the compensation consulting firm Towers Watson. In fiscal 2013, management retained Towers Watson and the Compensation Committee used general industry surveys provided by Towers Watson. In fiscal 2013, The Compensation Committee considered the independence of Towers Watson and The Delves Group in light of new SEC rules and NASDAQ listing standards. The Compensation Committee evaluated each firm's independence, including consideration of the following factors: (1) other services provided to the Company by the consultant; (2) fees paid by the Company as a percentage of the consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between the Company's executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of Towers Watson and The Delves Group did not raise any conflict of interest.

  Role of Management

        Recommendations on the CEO's compensation are made by the Co-Chairmen of Molex's Board of Directors. The Compensation Committee sets the CEO's pay based on their assessment of the CEO's individual performance, the financial and operating performance of Molex, the recommendations of the Co-Chairmen, competitive market data, and, in fiscal 2013, the advice of The Delves Group. The CEO presents his assessment of the performance of the other executive officers and makes general recommendations to the Compensation Committee concerning the compensation of such officers. The Senior Vice President, Global Human Resources presents specific recommendations to the Compensation Committee on the annual incentive plan structure, long-term incentive compensation strategy, the competitive position of compensation for each executive officer, including base salary adjustments, target cash incentives and equity grants. These recommendations are developed in consultation with the CEO and are accompanied by competitive market data provided by Towers Watson. The Compensation Committee considers management's recommendations based on each executive's individual responsibility, performance, overall contribution, competitive market data and, for fiscal 2013, the advice of The Delves Group, and then determines the compensation arrangements for these individuals.

  Use of Competitive Market Data

        In determining the design and the level of each element of compensation, Molex undertakes a thorough review of competitive market information. Towers Watson provides competitive market information and assists management in making recommendations to the Compensation Committee with respect to the composition of the peer group of companies. In fiscal 2013, The Delves Group reviewed the composition of the peer group with the Compensation Committee. Towers Watson also assists management in making recommendations to the Compensation Committee with respect to total compensation levels for Molex's named executive officers and the mix and design of incentive compensation. The companies in the peer group are representative of the types of companies with which Molex competes for executive talent and are broadly comparable to Molex in terms of industry, global operations, revenue, size and market capitalization. The peer group was reviewed by the Compensation Committee in fiscal 2013 and, based on the recommendations of Towers Watson and The Delves Group, Sanmina Corporation and Plexus Corp. replaced Cooper Industries, Plc. and Thomas & Betts, both of which were acquired. The Compensation Committee otherwise found the peer group reasonable and appropriate.

        The peer group used for analysis of executive compensation is comprised of the following companies:

Agilent Technologies Inc.	KLA Tencor Corporation
Amphenol Corporation	Netapp Inc.
Analog Devices Inc.	Plexus Corp.
Anixter International Inc.	Sanmina Corporation
AVX Corporation	Seagate Technology
Benchmark Electronics Inc.	SPX Corporation
Celestica Inc.	Teradyne Inc.
Corning Inc.	Trimble Navigation Ltd.
Flir Systems Inc.	TE Connectivity
Hubbell Inc.	Vishay Intertechnology Inc.
Itron Inc.	Western Digital Corporation
Jabil Circuit Inc.

        The peer group company compensation data that are presented to the Compensation Committee are supplemented with compensation data from broader, general industry surveys provided by Towers Watson. The following published compensation sources and industry scope cuts were utilized by Towers Watson: 2011/2012 Towers Watson Top Management Survey, 2011 Mercer Executive Compensation Survey and 2011 Radford Executive Compensation Survey. The general industry data and survey information are intended to help the Compensation Committee gain an understanding of a broad industry perspective on executive pay norms and trends and avoid over reliance on a smaller sampling of companies.

        The Compensation Committee uses the peer group data and broader, general industry surveys as a reference point or market check to assess the competitive positioning of the Company's executive compensation. Other issues such as executive experience, performance and retention are also considered by the Compensation Committee. While Molex generally seeks to provide total direct compensation at or above the median of its peer group, rigid targets are not established for total direct compensation or any element thereof, relative to the peer group.

        For fiscal 2013, the total direct compensation for Mr. Slark was at the 75th percentile compared to Molex's peer group while the total direct compensation for the other named executive officers was significantly above the 75th percentile due to the equity awards granted in fiscal year 2013.

  Elements of Compensation

        Molex's executive compensation program is composed primarily of the three elements that comprise Total Direct Compensation: base salary, annual cash incentives and long-term equity incentives. Molex also provides certain post-employment compensation and modest perquisites to its executive officers. Each of these elements plays an important role in balancing executive rewards over short-term and long-term periods, based on Molex's philosophy and objectives.

  Pay Mix

        Although Molex does not have a formal policy for a specific allocation between current and long-term compensation or between cash and non-cash compensation, the Compensation Committee strives for a pay mix for executive officers that balances performance-based pay with retention-based equity awards. Executive compensation is divided between current and long-term compensation, and cash and non-cash compensation, to generally reflect market practice and to provide executive officers with attractive levels of pay while encouraging officers to remain with Molex for the long term. Molex's CEO's compensation is reviewed in the context of the higher market compensation for CEOs generally. For fiscal 2013, the base salary, annual cash incentive and equity awards for Martin P. Slark, Molex's CEO, were higher than those for the other named executive officers because the Compensation Committee believes that the CEO position merits a higher level of compensation relative to the other executive officers due to its critical role in the strategy and performance of the business and the need to retain a talented executive in this role.

  Base Salary

        The base salary is designed to attract and retain high-quality executives to drive successful results. Base salary takes into account the executive's performance, responsibilities, experience, internal pay equity and market positioning. In past years, Molex has provided base salaries between the median and 75th percentile of its peer group with successful performance over time resulting in pay at or above the 75th percentile. In any given year, actual individual salaries may range above or below the 75th percentile based on a variety of factors, including position level, executive experience relative to industry peers, individual performance, future potential and leadership qualities and tenure. As part of its global grading program, Molex conducted market pricing to assess how an employee's pay compares to his/her relevant market. If it is determined that an employee is paid above market, then that employee's pay is not adjusted or "red circled" until it is in line with the market.

        With respect to fiscal 2013, the Compensation Committee approved base salary increases for Messrs. Slark, McCarthy, Johnson and Brock based on the competitive market review and their individual achievements and performance. The fiscal 2013 base salary increases, effective October 1, 2012, were as follows:

  Mr. Slark received a 3% increase;
  Mr. McCarthy received a 3% increase;
  Mr. Johnson received a 3% increase;
  Mr. Brock received a 9.1% increase; and
  Mr. Hirokawa did not receive an increase.

        The increases for Messrs. Slark and McCarthy kept them slightly above the 75th percentile of Molex's peer group while Messrs. Johnson and Brock remained slightly below the 75th percentile.

Mr. Brock's increase aligns him more closely to the 75th percentile to recognize his performance. Mr. Hirokawa was not eligible for an increase due to the red-circling described above.

  Annual Cash Incentives

  Overview and Objectives

        The AIP is designed to fund cash incentives based on achievement of period-over-period growth in operating income at the corporate, division and business unit level (funding units) to drive performance at those levels. The program has been designed to motivate and reward individual performance. In fiscal 2010, to address volatility during the economic downturn, Molex began to measure performance with payout on a six-month-basis subject to a 50% holdback of the first half payment. Beginning in fiscal 2013, the AIP will pay out only at year end. At the annual meeting, the Voting Stockholders are being asked to approve the material terms of the performance goals under the AIP in order to preserve the flexibility to grant awards under the AIP that may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. See Proposal No. 6 below for additional information regarding this proposal and the AIP document, which is included as Annex E to this proxy statement.

        The Compensation Committee administers the AIP with respect to the named executive officers and has discretion to determine whether and to what extent performance goals have been met or exceeded. The AIP incentivizes executives to meet the period-over-period growth goals as well as meet their individual goals. A payment is earned under the AIP if both operating income goals and individual goals are met. The operating income goal makes up 80% of the payment and performance against individual goals makes up the remaining 20%. Operating income goals at the corporate level must be met in order for any payout to be earned. In other words, no matter how well an executive performed against individual goals, if the operating income goal is not met then no cash incentive will be paid out. In April 2013, the Compensation Committee approved adding a revenue performance metric to the AIP for fiscal 2014 to incentivize and emphasize revenue growth and align employee actions and behaviors with one of Molex's key focus areas. In fiscal 2014, the preliminary AIP funding pool will be determined based on the six-month performance against operating income goals and it may be increased or decreased based the full-year performance against the revenue goal.

        The Compensation Committee approves the operating income threshold, target and maximum levels at the corporate and division funding unit level at the beginning of each performance period (in accordance with the terms of the plan, the CEO approves these same levels at the business unit level) and the incentive pool is funded for the period based on reaching those operating income levels. Operating income is equal to gross profit less selling, general and administrative expense. Depending on the performance of the corporation, the divisions, business units and individual performance, actual bonuses can vary widely. The process for establishing the operating income levels begins with Molex's Corporate Finance group developing the goals, followed by a divisional review that includes a determination of the business unit goals, and concludes with Corporate Finance reconciling the division and business unit goals with those of corporate.

        At the beginning of each fiscal year, the Compensation Committee also approves the individual performance goals which are aligned with the Company's corporate goals. These individual performance goals may be based on a variety of factors, including budgeted financial performance, investor expectations, peer company results, prior-year company performance and strategic initiatives, and may exclude specified items that are not reflective of the performance of the ongoing business. Each executive officer's performance against his or her individual goals is assessed at the end of the fiscal year and the scores can range from 1 to 5 with half-point increments. The Compensation Committee and Co-Chairman of Molex's Board of Directors, Frederick A. Krehbiel, evaluate the performance of the CEO, and the Compensation Committee and the CEO evaluate the performance of the other named executive officers.

        The award opportunities as a percent of base salary for Molex's named executive officers are based on the scope of an executive's responsibilities and the executive's impact on corporate performance, and are informed by published market and peer group data:

Name	Threshold	Target	Maximum	Performance Weighting
Martin P. Slark	62.5%	125%	250%	80% Corporate/20% Individual
Liam G. McCarthy	50%	100%	200%	80% Corporate/20% Individual
David D. Johnson	40%	80%	160%	80% Corporate/20% Individual
Katsumi Hirokawa	37.5%	75%	150%	56% Corporate/24% MPD/20% Individual
Graham C. Brock	37.5%	75%	150%	80% Corporate/20% Individual

        The MIP is funded at 50% of target when threshold is met.

  MIP Fiscal 2013 Individual Performance Goals

        In August 2012, the Compensation Committee approved annual individual performance goals for the CEO and the other executive officers, and the CEO approved performance goals for the other participants. The CEO's individual performance goal areas for fiscal 2013 included developing innovative and profitable new products through organic and acquisitive growth, ensuring customer responsiveness, driving social responsibility and continuing to build a diverse workplace that rewards employees for performance and innovation. The individual performance goal areas for the other named executive officers related to financial, operational and business achievements.

  Fiscal 2013 First Half Operating Income Goals and Results

        In August 2012, the Compensation Committee approved the operating income threshold, target and maximum goals for the six-month performance period ending December 31, 2012. For the first half fiscal 2013, corporate operating income was $199 million, which fell below the target operating income goal ($215 million) but exceeded threshold operating income goal ($180 million). MPD's operating income was above maximum.

  Fiscal 2013 Second Half Operating Income Goals and Results

        In January 2013, the Compensation Committee approved the operating income threshold, target and maximum goals for the six-month performance period ending June 30, 2013. For the second half fiscal 2013, corporate operating income was $164 million, which fell below target ($210 million) and threshold ($175 million) and Messrs. Slark, Johnson, McCarthy and Brock did not earn a payout. Operating income for MPD was below threshold and Mr. Hirokawa did not earn a payout. The named executive officer's performance ratings were 3.

        The earned payouts under the AIP for the first half and second half fiscal 2013 were as follows:

Name	Target AIP (per half year)	AIP Earned First Half	AIP Earned Second Half	Total AIP Fiscal 2013	% of Base Salary	% of Target
Martin P. Slark	$661,000	$491,700	$0	$491,700	46	37
Liam G. McCarthy	$336,000	$249,700	$0	$249,700	37	37
David D. Johnson	$220,000	$163,600	$0	$163,600	29	37
Katsumi Hirokawa	$230,000	$210,628	$0	$210,628	34	45	*
Graham C. Brock	$154,000	$113,000	$0	$113,000	27	37

*
MPD was funded at 200% for the first half fiscal 2013 compared to corporate at 78%.

  Long-Term Equity Incentives

  Overview and Objectives

        The Compensation Committee awards a combination of stock options and restricted stock to focus executive officers on long-term value creation through positive business and financial performance. Equity awards help to align the interests of Molex's executive officers with those of its stockholders and to retain high performing executive officers. Molex believes that equity awards, more than any other element of compensation, provide its executive officers with incentives to improve the performance of Molex over the long term. This performance incentive, combined with the fact that equity awards allow Molex to retain valuable executive talent and align the interests of its executives with those of stockholders, is why the Compensation Committee has historically provided equity awards that are at or above the 75th percentile of Molex's peer group.

  Stock Options

        Executive officers receive stock options that provide them with the right to buy a fixed number of shares of Class A Common Stock at the closing price of the stock on the grant date. Generally, options vest ratably over four years beginning on the first anniversary of the grant date and expire on the tenth anniversary. Options only have value to the recipients if the price of the Class A Common Stock appreciates after the options are granted and thereby align executives' awards with increases in Molex's share price.

  Restricted Stock

        Restricted stock awards of Class A Common Stock are granted at no cost to the executive officer. Generally, restricted stock awards vest ratably over four years beginning on the first anniversary of the grant date. The value of the restricted stock is tied directly to the value of the Class A Common Stock, and, as a result, aligns management's interests with stockholders while also meeting the retention of Molex's long-term incentive program.

  Fiscal 2013 Awards

        In determining the value and the allocation of the restricted stock and stock options authorized in August 2012, the Compensation Committee considered the market competitive data provided by Towers Watson, recommendations of the Co-Chairmen of Molex's Board of Directors, advice from The Delves Group and other considerations, including actual compensation received by the named executive officers over the last several years. In addition, the Compensation Committee considered the retention of the CEO and the other named executive officers as a significant objective for the Company and in the best interests of stockholders and the further alignment of the named executive officers' interests with those of stockholders through equity ownership. Based on all these factors, the Compensation Committee awarded equity grants that were significantly above the 75th percentile of peer group companies to provide meaningful incentives and satisfy the objectives of Molex's program.

  Timing of Equity Awards

        Pursuant to equity grant procedures, the Compensation Committee authorizes proposed long-term incentive grants for named executive officers at the regularly scheduled August meeting with an effective date of October 1 (or the next trading day if the markets are closed). Due to the pendency of the Merger, the Compensation Committee has not made and currently does not intend to make any grants for fiscal 2014. If the Merger is not completed, the Compensation Committee may determine to make grants for fiscal 2014.

  Other Compensation

  Post-Employment Compensation and Benefits

        Molex does not currently provide special employment agreements, severance agreements, or change-in-control agreements to any executive officer, except as described under the section entitled "The Merger—Interests of Molex's Directors and Executive Officers in the Merger—Change-in-Control Agreements." Molex's named executive officers, and all employees with equity compensation awards for that matter, will have accelerated vesting of equity upon certain events (death, disability, retirement, change-in-control). As the Compensation Committee annually reassesses the effectiveness of the executive compensation program, it also assesses the merits of offering these types of arrangements for executives. The Compensation Committee may decide to offer these types of benefits in the future.

        On a case-by-case basis, the Compensation Committee has approved individual retirement packages, in addition to the retirement benefits generally available under other employee benefit plans, to retiring executive officers based on years of service and contributions to Molex. In fiscal 2013, Molex entered into a Retirement and Waiver and Release Agreement with Mr. Hirokawa in connection with his effective retirement date of June 30, 2014 described in the section entitled "Executive Compensation—Potential Payments Upon Termination or Change in Control." Further, on September 16, 2013, Molex entered into a Retirement and Waiver and Release Agreement with Mr. Brock in connection with his effective retirement on June 30, 2014 described in the section entitled "Executive Compensation—Potential Payments Upon Termination or Change in Control."

  Defined Contribution Plans

        Molex maintains retirement savings plans designed to complement its career employment model and encourage retention and long-term employment.

  Retirement Savings Plan

        The 401(k) Plan is a qualified defined contribution plan under which Molex makes an annual contribution of 3% of eligible compensation to all employees. The 401(k) Plan permits U.S. employees to contribute a maximum of 75% of eligible pay on a pre-tax basis subject to the dollar limit set by the Internal Revenue Service ("IRS"), and Molex matches employee contributions up to 4% of eligible compensation. Executives participate in the 401(k) Plan on the same terms as are applicable to all employees.

  Supplemental Executive Retirement Plan

        The SERP is a nonqualified defined contribution plan available to participants of the 401(k) Plan whose contributions are affected by the IRS contribution limits. For calendar year 2012 Molex made a 3% contribution on pay in excess of the IRS compensation limit of $250,000 for eligible participants, including executive officers, whose contributions were limited under the Profit Sharing Plan.

        Participants of the SERP may defer up to 100% of their base pay and/or cash incentive. For individuals who are affected by the IRS contribution limits, Molex will match participant contributions up to 4% of base pay in the SERP. In addition, Molex will make a 3% contribution on base pay in excess of the IRS compensation limit. All contributions are made to participants' accounts at the close of each calendar year. All named executive officers, other than Messrs. Brock and Hirokawa, participate in and currently defer pay into the SERP. The SERP will be terminated and accounts distributed prior to the effective time of the Merger.

        Mr. Hirokawa participates in the Japanese national retirement plan and the Molex-Japan Directors Retirement Trust, a defined contribution plan under which Molex makes discretionary annual contributions to eligible executive directors of Molex Japan. Mr. Brock participates in the Molex Group

Personal Pension Plan, a defined contribution retirement savings plan under which employee and Company contributions are based upon the participant's age, service and salary. Participating employees contribute between 2% and 5% of their salary and if the employee participates at these minimum levels, Molex makes a contribution between 4.5% and 11.5% of salary. See the section entitled "Executive Compensation—Summary Compensation Table—Company Contributions."

  Executive Perquisites

        Molex provides certain perquisites to its executive officers consisting primarily of financial counseling fees, executive physicals, and car allowances or leased cars. Molex is selective in its use of perquisites, utilizing perquisites that are generally modest in value.

        The Compensation Committee has adopted a perquisite pre-approval policy under which certain perquisites and maximum amounts for such perquisites have been pre-approved by the Compensation Committee. The Compensation Committee has delegated authority to the CEO to approve such perquisites for other executive officers. The Compensation Committee must separately approve perquisites not included in the policy or amounts that exceed the specified limits.

  Additional Considerations

  Recoupment and Forfeiture Policies

        Under the AIP, Molex's Board of Directors may require reimbursement of incentive awards paid to a named executive officer where:

            (i)  the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement;

           (ii)  in the view of the Board of Directors the named executive officer engaged in fraud or misconduct that caused the need for the restatement; and

          (iii)  a lower incentive award would have been made to the named executive officer based upon the restated financial results.

        Molex's Board of Directors may also seek reimbursement of incentive awards paid to any named executive officer in other circumstances involving fraud or misconduct if such fraud or misconduct caused substantial harm to Molex even in the absence of a restatement of Molex's financial statements.

        Under the 2008 Molex Stock Incentive Plan, awards will be forfeited if:

            (i)  the participant engages in competitive activities during employment or within one year after termination of employment;

           (ii)  the participant solicits employees to work for another organization during employment or within two years after termination of employment; or

          (iii)  the participant's employment is terminated for cause, as defined for purposes of the equity plans.

        Participants must also reimburse the Company for amounts paid in settlement of awards earned or accrued within 24 months of a restatement of Molex's financial statements in certain circumstances.

  Stock Ownership Guidelines and Holding Periods for Executive Officers

        Molex has stock ownership guidelines for executive officers to ensure that its officers (including the named executive officers) have a meaningful stake in the equity of Molex and to further align the interest of the officers with the long-term interest of Molex's stockholders.

Position	Ownership requirement
CEO	3 times annual base salary
All Other Executive Officers	2 times annual base salary

        A new executive officer is given five years to meet these guidelines. Molex makes exceptions to these guidelines for an executive officer expected to retire within three years or for economic hardship. As of August 30, 2013, each executive officer had met, or was on track to meet, the stock ownership guidelines.

        Restricted stock and stock acquired upon the exercise of options is subject to a six-month holding period unless the person is retirement eligible.

  Tax and Accounting Implications of Compensation

        Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its principal executive officer and three most highly compensated executive officers, other than the principal financial officer, who are in office at the end of the fiscal year to $1 million per person in the year the compensation becomes taxable to the person. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Molex considers the impact of this rule when developing and implementing its executive compensation program. It is the Compensation Committee's intention to provide annual incentive awards and stock options that are generally designed to qualify and be fully deductible by the Company under Section 162(m) of the Internal Revenue Code. However, Molex believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, Molex has not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code. Amounts awarded or paid under any of Molex's compensation programs, including salaries, annual incentive awards, stock options and restricted stock may not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

        The Voting Stockholders are being asked to re-approve the material terms of the performance goals set forth in the AIP to provide Molex with the continued flexibility to grant awards under the AIP that may qualify as "performance-based" compensation under Section 162(m). See Proposal No. 6 below.

        Generally under GAAP, compensation is expensed as earned. Equity compensation is expensed in accordance with FASB Topic 718, which is generally over the vesting period.

Report of the Compensation Committee

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Joe W. Laymon, Chairman
David L. Landsittel
James S. Metcalf

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee during fiscal 2013 is or has been an officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure under Item 404 of Regulation S-K requiring disclosure of certain relationships or related-person transactions. None of the Company's executive officers during fiscal 2013 served on the Board of Directors or Compensation Committee (or functional equivalent thereof) of any other entity that had one or more executive officers who served on the Compensation Committee during 2013.

Summary Compensation Table

        The following table sets forth information regarding compensation for services rendered during fiscal 2013, 2012 and 2011 for each named executive officer.

Name	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Martin P. Slark	2013	1,058,325	5,885,000	1,262,250	491,700	178,262	8,875,537
Vice Chairman and	2012	1,026,250	4,755,000	894,000	366,300	168,031	7,209,581
Chief Executive Officer	2011	979,840	5,235,000	2,670,000	1,364,143	139,736	10,388,719
David D. Johnson	2013	550,275	2,675,000	573,750	163,600	76,057	4,038,682
Executive Vice President,	2012	533,650	1,981,250	372,500	121,905	72,193	3,081,498
Treasurer and Chief Financial Officer	2011	515,000	2,181,250	1,112,500	460,718	64,639	4,334,107
Liam G. McCarthy	2013	671,975	3,210,000	688,500	249,700	101,295	4,921,470
President and	2012	651,650	2,377,500	447,000	186,077	78,198	3,740,425
Chief Operating Officer	2011	625,000	2,617,500	1,335,000	697,284	75,382	5,350,166
Graham C. Brock Executive Vice President and President, Global Sales and Marketing Division	2013	411,250	1,284,000	275,400	113,000	224,874	2,308,524
Katsumi Hirokawa(5)	2013	614,547	1,284,000	275,400	210,638	171,823	2,556,408
Executive Vice President and President,	2012	689,267	792,500	223,500	284,473	214,892	2,204,632
Micro Products Division	2011	600,219	872,500	556,250	415,531	184,851	2,629,351

(1)
The amounts reported in this column for each named executive officer reflect the aggregate grant date fair value of restricted stock granted in fiscal 2013 computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the named executive officers. The fair value of the restricted stock awards is calculated using the closing price of Molex's Class A Common Stock on the grant date. Additional information regarding these values is included in Note 17 to Molex's consolidated financial statements included in its Form 10-K filed with the SEC on August 8, 2013. A description of the restricted stock awards appears in the narrative text following the table "Fiscal Year 2013 Grants of Plan-Based Awards."

(2)
The amounts reported in this column for each named executive officer reflect the aggregate grant date fair value of stock options to acquire shares of Class A common stock granted in fiscal 2013 computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the named executive officers. Stock options settle in Class A Common Stock. Assumptions used in the calculation of these values are included in Note 17 to Molex's consolidated financial statements included in its Form 10-K filed with the SEC on August 8, 2013. A description of the stock options appears in the narrative text following the table "Fiscal Year 2013 Grants of Plan-Based Awards."

(3)
The amounts reported in this column for fiscal 2013 reflect the AIP payout based on performance in fiscal 2013 as determined by the Compensation Committee. The Molex Annual Incentive Plan is discussed in "Compensation Discussion and Analysis" and the estimated possible threshold, target and maximum amounts for the incentive awards are reflected in the table "Fiscal Year 2013 Grants of Plan Based Awards."

(4)
See "All Other Compensation."

(5)
All amounts shown for Mr. Hirokawa were paid in Japanese yen. The method used to convert the compensation values to U.S. dollars was the average of the closing monthly exchange rates during fiscal 2013.

  All Other Compensation

        The following table sets forth amounts for other compensation provided to the named executive officers in fiscal 2013 included in the "All Other Compensation" column of the "Summary Compensation Table."

Name	Perquisites(1)	Tax Reimbursements(2)	Company Contributions to Defined Contribution Plans(3)	Life Insurance Premiums	Total
Martin P. Slark	$88,416	$382	$83,194	$6,270	$178,262
David D. Johnson	$24,652	$1,690	$48,155	$1,560	$76,057
Liam G. McCarthy	$42,934	$253	$56,548	$1,560	$101,295
Graham C. Brock	$117,984	$45,010	$47,830	$14,050	$224,874
Katsumi Hirokawa	$131,751	$0	$40,072	$0	$171,823

(1)
See "Perquisites."

(2)
Tax reimbursement relates to a gross up for the executive physical for Messrs. Slark, Johnson and McCarthy and oversees assignment expenses for Mr. Brock.

(3)
See "Company Contributions."

  Perquisites

        The following table sets forth amounts for perquisites provided to the named executive officers in fiscal 2013 included in the "Perquisites" column of the "All Other Compensation" table. The amounts included in the table reflect the actual cost to Molex for providing these perquisites.

Name	Vehicle Allowance(1)	Financial Planning	Tax Preparation	Medical Exam(2)	Overseas Assignment Expenses	Company Paid Housing	Clubs(3)	Total
Martin P. Slark	$26,353	$39,997	$5,363	$4,103	$0	$0	$12,600	$88,416
David D. Johnson	$19,437	$0	$2,680	$2,535	$0	$0	$0	$24,652
Liam G. McCarthy	$17,405	$16,896	$8,253	$380	$0	$0	$0	$42,934
Graham C. Brock	$36,630	$15,150	$8,172	$0	$46,983	$0	$11,049	$117,984
Katsumi Hirokawa	$99,454	$0	$0	$446	$0	$23,967	$7,884	$131,751

(1)
Amounts for Messrs. Slark, Johnson and McCarthy include car insurance. Amount for Mr. Hirokawa includes a driver allowance.

(2)
Includes travel expenses for Mr. Slark.

(3)
The amount shown for Mr. Slark includes $6,500 for a membership used primarily for business purposes, but because corporate members are not permitted, the membership is held in Mr. Slark's name.

  Company Contributions

        The following table sets forth amounts included in the "Company Contributions to Defined Contribution Plans" column of the "All Other Compensation" table as follows: (i) Molex contributions to the 401(k) Plan; (ii) Molex contributions to the SERP; and (iii) Molex contributions to non-U.S. retirement plans. This table does not include contributions made by the named executive officers.

Name	401(k) Plan(1)	SERP(2)	Non-U.S. Retirement Plans(3)	Total
Martin P. Slark	$17,700	$65,494	$—	$83,194
David D. Johnson	$17,700	$30,455	$—	$48,155
Liam G. McCarthy	$17,700	$38,848	$—	$56,548
Graham C. Brock	$0	$0	$47,830	$47,830
Katsumi Hirokawa	$0	$0	$40,072	$40,072

(1)
The 401(k) Plan is a qualified 401(k) defined contribution plan under which Molex makes an annual contribution of 3% of eligible compensation to eligible U.S. employees. The 401(k) Plan permits U.S. employees to contribute a maximum of 75% of eligible pay on a pre-tax and/or Roth basis subject to the dollar limit set by the IRS and Molex matches employee contributions up to 4% of eligible pay. Executive officers participate in the 401(k) Plan on the same terms and conditions as all other eligible U.S. employees.

(2)
The SERP is a nonqualified defined contribution plan available to participants of the 401(k) Plan whose contributions are affected by the IRS contribution limits and are among a select group of management or highly compensated employees selected so that the SERP qualifies for certain exemptions under ERISA. For calendar year 2013, Molex made a 3% contribution on pay in excess of the IRS compensation limit of $250,000 for eligible participants whose contributions were limited under the 401(k) Plan. Participants of the SERP may defer up to 100% of their base pay and/or cash incentive. For employees who are affected by the IRS contribution limits, Molex will match participant contributions up to 4% of base pay in the SERP. All contributions are made to participant's accounts following the close of each calendar year. Messrs. Brock and Hirokawa did not participate in the SERP.

(3)
The amount shown for Mr. Brock represents contributions to the Molex Group Personal Pension Plan, a defined contribution retirement savings plan under which employee and company contributions are based upon the participant's age, service and salary. Participating employees contribute between 2% and 5% of their salary and if the employee participates at these minimum levels, Molex makes a contribution between 4.5% and 11.5% of salary. The amount shown for Mr. Hirokawa represents contributions to the Japanese national retirement plan and the Molex-Japan Directors Retirement Trust, a defined contribution plan under which Molex makes discretionary annual contributions to eligible executive directors of Molex Japan. During fiscal 2013, Molex made contributions totaling 6% of base salary.

Fiscal Year 2013 Grants of Plan-Based Awards

        The following table provides information on the estimated possible payouts for awards granted under the AIP, based on certain assumptions about the achievement of performance objectives for Molex and the individual named executive officers at various levels. Since Molex's threshold operating income goals were exceeded in the first half of fiscal 2013, the named executive officers received a payout, which is set forth in the "Summary Compensation Table" under "Non-Equity Incentive Plan Compensation." The table also provides information on the grant date fair value of stock awards and stock options to acquire shares of Class A Common Stock granted in fiscal 2013 to each named executive officer. See "Compensation Discussion and Analysis." There can be no assurance that the amounts in the "Grant Date Fair Value of Stock and Option Awards" column will ever be realized.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)		Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
									Exercise or Base Price of Option Awards ($/Sh)
Name	Type of Award	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Martin P. Slark	Annual Incentive Award			661,000	1,323,000	2,645,000
	Restricted Stock	08/09/2012	10/01/2012				275,000			5,885,000
	Stock Options	08/09/2012	10/01/2012					275,000	21.40	1,262,250
David D. Johnson	Annual Incentive Award			220,000	440,000	880,000
	Restricted Stock	08/09/2012	10/01/2012				125,000			2,675,000
	Stock Options	08/09/2012	10/01/2012					125,000	21.40	573,750
Liam G. McCarthy	Annual Incentive Award			336,000	672,000	1,344,000
	Restricted Stock	08/09/2012	10/01/2012				150,000			3,210,000
	Stock Options	08/09/2012	10/01/2012					150,000	21.40	688,500
Graham C. Brock	Annual Incentive Award			154,000	308,000	616,000
	Restricted Stock	08/09/2012	10/01/2012				60,000			1,284,000
	Stock Options	08/09/2012	10/01/2012					60,000	21.40	275,400
Katsumi Hirokawa	Annual Incentive Award			230,000	461,000	922,000
	Restricted Stock	08/09/2012	10/01/2012				60,000			1,284,000
	Stock Options	08/09/2012	10/01/2012					60,000	21.40	275,400

(1)
As further described under "Compensation Discussion and Analysis," the target award opportunity for Mr. Slark is equal to 125% of base salary and the target award opportunities for the other named executive officers range from 75% to 100% of base salary. The maximum award opportunity for Mr. Slark is equal to 250% of base salary and the maximum award opportunities for the other named executive officers range from 150% to 200%. Molex used these percentages to calculate the "threshold," "target" and "maximum" amounts noted.

(2)
The amounts shown for restricted stock represent the number of shares of restricted stock awarded in fiscal 2013 and the grant date fair value determined in accordance with FASB ASC Topic 718. The shares of restricted stock vest ratably over a period of four years.

(3)
The amounts shown for stock options represent the number of nonqualified stock options granted in fiscal 2013, the option exercise price and the grant date fair value determined in accordance with FASB ASC Topic 718. The stock options vest ratably over a period of four years.

        Molex Annual Incentive Plan Awards.    The Molex Annual Incentive Plan awards are further described under "Compensation Discussion and Analysis." These awards are granted under the AIP, which was approved by stockholders at the 2008 annual meeting. The purpose of the AIP is to enhance stockholder value and promote the attainment of Molex's significant business objectives by basing a portion of an employee's annual cash compensation on the achievement of specific performance goals. All of Molex's executive officers and other employees are eligible to participate in the AIP. The AIP is administered by the Compensation Committee with respect to executive officers and by the CEO with respect to other employees. The CEO determines the other employees who are eligible to participate in the AIP.

        As it relates to awards for executive officers, each year the Compensation Committee (i) establishes one or more performance measures; (ii) sets the semi-annual performance goal with respect to such performance measure for the Company, divisions, or an individual; (iii) establishes the weighting to be given to the performance measures and performance goals; and (iv) designates whether an award will be a Section 162(m) award. As it relates to awards for other employees, the CEO makes the same determinations as described above, except he does not designate Section 162(m) awards.

        Restricted Stock and Stock Options.    The restricted stock and stock option programs are further described under "Compensation Discussion and Analysis." The restricted stock and stock option awards are granted under the 2008 Molex Stock Incentive Plan (the "2008 Plan"), which was approved by stockholders at the 2011 annual meeting. The purpose of the 2008 Plan is to optimize Molex's profitability and growth through stock incentives that are consistent with Molex's goals and that link and align the personal interests of directors, officers and employees to those of its stockholders. The 2008 Plan also enables Molex to attract, motivate, and retain directors, officers and employees who make significant contributions to its success and to allow such individuals to share in its success. The 2008 Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code by permitting the grant of certain awards that may qualify as performance-based compensation. The 2008 Plan is administered by the Compensation Committee with respect to awards to executive officers and the Stock Option Plan Committee with respect to other employees and the Corporate Governance and Nominating Committee with respect to non-employee directors.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table sets forth summary information regarding the outstanding stock options and restricted stock awards at June 30, 2013 held by each named executive officer. Market values are presented as of the end of fiscal 2013 (the $24.86 per share closing price of Molex Class A Common Stock on June 28, 2013) for outstanding stock awards. Market values are not presented for stock options. Unless otherwise noted, option awards and stock awards are for the acquisition of shares of Class A Common Stock and vest ratably over four years commencing on the first anniversary of the grant date.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Martin P. Slark	10/24/2003	175,000	0	25.99	10/24/2013	08/06/2009	80,910	2,011,423
	08/06/2009	375,000	125,000	15.94	08/06/2019	10/01/2010	150,000	3,729.000
	10/01/2010	300,000	300,000	17.45	10/01/2020	10/03/2011	225,000	5,593,500
	10/03/2011	75,0000	225,000	15.85	10/03/2021	10/01/2012	275,000	6,836,500
	10/01/2012	0	275,000	21.40	10/01/2022
David D. Johnson	08/06/2009	187,500	62,500	15.94	08/06/2019	08/06/2009	25,000	621,500
	10/01/2010	125,000	125,000	17.45	10/01/2020	10/01/2010	62,500	1,553,750
	10/03/2011	31,250	93,750	15.85	10/03/2021	10/03/2011	93,750	2,330,625
	10/01/2012	0	125,000	21.40	10/01/2022	10/01/2012	125,000	3,107,500
Liam G. McCarthy	10/24/2003	17,990	0	25.99	10/24/2013	08/06/2009	37,500	932,250
	08/06/2009	225,000	75,000	15.94	08/06/2019	10/01/2010	75,000	1,864,500
	10/01/2010	150,000	150,000	17.45	10/01/2020	10/03/2011	112,500	2,796,750
	10/03/2011	37,500	112,500	15.85	10/03/2021	10/01/2012	150,000	3,729,000
	10/01/2012	0	150,000	21.40	10/01/2022
Graham C. Brock	04/24/2009	125,000	0	14.51	04/24/2019	10/01/2010	25,000	621,500
	10/01/2010	62,500	62,500	17.45	10/01/2020	10/03/2011	37,500	932,250
	10/03/2011	18,750	56,250	15.85	10/03/2021	10/01/2012	60,000	1,491,600
	10/01/2012	0	60,000	21.40	10/01/2022
Katsumi Hirokawa	08/15/2008	75,000	0	24.59	08/15/2013	10/01/2010	25,000	621,500
	04/24/2009	125,000	0	14.51	04/24/2019	10/03/2011	37,500	932,250
	10/01/2010	62,500	62,500	17.45	10/01/2020	10/01/2012	60,000	1,491,600
	10/03/2011	18,750	56,250	15.85	10/03/2021
	10/01/2012	0	60,000	21.40	10/01/2022

The information provided in the table above does not reflect the potential value that the named executive officers would receive in the Merger. See the section entitled "The Merger—Interests of Molex's Directors and Executive Officers in the Merger."

Fiscal Year 2013 Option Exercises and Stock Vested

        This table summarizes the option exercises and vesting of stock awards for each named executive officer in fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Martin P. Slark	200,000	54,000	249,860	5,380,556
David D. Johnson	100,000	50,000	93,750	2,018,250
Liam G. McCarthy	125,000	90,000	120,000	2,584,725
Graham C. Brock	60,000	28,800	42,500	926,400
Katsumi Hirokawa	20,000	174,227	43,750	954,000

(1)
The aggregate dollar value realized upon the exercise of the options was calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)
Includes the following number of shares retained by Molex for the payment of applicable taxes: Mr. Slark, 103,486; Mr. Johnson, 35,737; Mr. McCarthy, 45,991; and Mr. Brock, 14,000.

(3)
The aggregate dollar value realized on vesting of the stock awards was calculated by multiplying the closing price of Class A Common Stock on the vesting date by the number of vested shares.

Fiscal Year 2013 Nonqualified Deferred Compensation

        The table below provides information for each named executive officer for fiscal 2013 on: (i) the dollar amount of aggregate contributions made by the named executive officer to the SERP; (ii) the dollar amount of aggregate contributions made by Molex on behalf of a named executive officer to the SERP; (iii) the dollar amount of aggregate interest or other earnings accrued on the named executive officer's account in the SERP; (iv) the aggregate dollar amount of all withdrawals by and distributions to the named executive officer; and (v) the dollar amount of aggregate balance of the named executive officer's SERP account as of June 30, 2013.

Name	Executive Officer Contribution ($)	Molex Contribution ($)(1)	Aggregate Earnings (Loss) ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2013 ($)
Martin P. Slark	42,332	65,494	10,405	0	1,224,717
David D. Johnson	22,010	30,455	25,971	0	257,678
Liam G. McCarthy	26,879	38,848	16,393	0	326,611
Graham C. Brock	0	0	0	0	0
Katsumi Hirokawa	0	0	0	0	0

(1)
All Molex contributions set forth herein are reported as compensation for fiscal 2013 in the Summary Compensation Table.

(2)
Molex does not provide an above-market rate of interest with respect to SERP accounts and, as a result, no earnings set forth herein are reported as compensation for fiscal 2013 in the Summary Compensation Table.

        The "Aggregate Balance" column includes the following amounts which have been reported in the Summary Compensation Table in fiscal 2012 and fiscal 2011.

Name	Previously Reported in Fiscal 2012 ($)	Previously Reported in Fiscal 2011 ($)
Martin P. Slark	63,262	47,835
David D. Johnson	29,368	20,250
Liam G. McCarthy	37,488	25,800
Graham C. Brock	0	0
Katsumi Hirokawa	0	0

        2005 Molex Supplemental Executive Retirement Plan.    The SERP is a nonqualified defined contribution plan administered by the Special Subcommittee of the Executive Committee of the Board of Directors. The SERP is available to participants whose contributions are affected by Internal Revenue Service contribution limits. Eligible compensation includes base salary and incentives subject to a dollar limit set by the IRS, which for calendar year 2012 was $250,000 and calendar year 2013 is $255,000. In addition, IRS limits also apply to company contributions to the 401(k) Plan. Molex will make a 3% contribution to the participant's accounts following the close of each calendar year. Amounts that Molex cannot contribute to the 401(k) Plan because of IRS limits will be contributed to the SERP to restore the intended benefit of the 401(k) Plan. Other IRS limits apply to employee contributions and company matching contributions under the 401(k) Plan. As described further below, employees affected by these limitations have the opportunity to defer income and receive matching contributions in the SERP.

        Participants may elect to invest the amounts that Molex contributes in a variety of mutual funds, including managed income, bond, fixed income, large-, mid-, and small-cap equity funds, international equity funds and lifestyle funds. Earnings on such investments in the 401(k) Plan were in the range of 0.11% to 19.64% during calendar year 2012 and -11.11% and 17.24% for the first six months of calendar year 2013. Molex stock is not an investment option, and "above market" crediting rates are not offered. A participant may transfer investments among the various investment alternatives on a daily basis. In the 401(k) Plan, participants are fully vested in their account after three years of employment and a participant becomes fully vested upon attaining age 65 or becoming disabled while in Molex's employ, regardless of his or her years of employment. Vested amounts are distributed to a participant upon separation from service.

        All contributions that could not be made to the 401(k) Plan are made to the SERP. Each participant may elect to invest the amounts that Molex contributes on his or her behalf in a variety of mutual funds, including money market, bond, fixed income, large-, mid- and small-cap equity funds, international equity funds and lifestyle funds. Earnings on such investments in the SERP were in the same ranges as for the 401(k) Plan. Molex stock is not an investment option, and "above market" crediting rates are not offered. A participant may transfer investments among the various investment alternatives on a daily basis.

        Under the SERP, vested account balances will be distributed due to separation from service on or after age 59 1/2 according to the participant's election either in a single lump sum or in ten substantially equal annual installments. Amounts contributed before 2011 will be distributed in accordance with the plan and the elections made under the applicable plan with respect to the particular year in which the amounts were contributed to the account(s). For separation from service before age 59 1/2 vested account balances will be distributed in a single lump sum payment. Vested account balances will be distributed in a single lump sum due to separation from service due to death or disability. If a participant experiences a financial hardship, he or she may request a distribution and the Special Subcommittee has sole discretion on whether to grant the single lump sum distribution.

        The SERP provides participants the opportunity to defer all or a portion of their base salary and/or incentive pay during the calendar year (fiscal year, in the case of incentives) and for those participating in the 401(k) Plan whose base exceeds the IRS limit, Molex matched the participant's contributions up to 4% of base pay to the SERP. Each participant was able to elect to invest his or her deferrals in a variety of mutual funds, including money market, bond, fixed income, large-, mid-, and small-cap equity funds, international equity funds and lifestyle funds. Molex stock was not an investment option, and "above market" crediting rates were not offered. The investment performance tracks the 401(k) Plan performance discussed above.

        Participants elect prior to each plan year the amount to defer and the deferral period. Generally, a participant's deferrals (adjusted for investment gain or loss) would be distributed to the participant (or, in the case of the participant's death, the participant's beneficiary) upon the earlier of the participant's separation from service, death or disability.

        As a nonqualified defined contribution plan, benefits under the SERP are considered to be Molex's obligations, payable from Molex's general assets. To assist Molex in accumulating the funds necessary to pay these benefits, Molex has established a grantor trust to which it contributes participant deferrals. Benefits will be paid from this trust, to the extent it has sufficient assets, and from Molex, to the extent the trust does not have sufficient assets. Pursuant to the Merger Agreement, the SERP will be terminated within 30 days prior to the completion of the Merger, and the accounts of all participants will be paid to them by Molex in cash prior to the effective time of the Merger.

Potential Payments Upon Termination or Change in Control

        Molex does not currently provide executive officers with pension benefits or employment, severance or change-in-control agreements, except that, in connection with the Merger, the Compensation Committee authorized the payment of retention/transaction bonuses to certain executive officers and key employees of Molex upon the satisfaction of certain conditions, including the completion of the Merger and the employee's continued employment through that date and except as described under the section entitled "The Merger —Interests of Molex's Directors and Executive Officers—Change-In-Control Agreements." See "The Merger—Interests of Molex's Executive Officers and Directors in the Merger—Retention/Transaction Cash Bonuses." On a case-by-case basis, the Compensation Committee has approved individual retirement packages to retiring executive officers based on years of service and contribution to Molex. In fiscal 2013, Molex entered into a Retirement and Waiver and Release Agreement with Mr. Hirokawa, as described below. In addition, in fiscal 2014, Molex entered into a Retirement and Waiver and Release with Mr. Brock, as described below.

        In connection with the Merger, the Company agreed that stock options and restricted stock will become fully vested and be cancelled immediately prior to the completion of the Merger in exchange for the Per Share Merger Consideration or, in the case of stock options, the excess, if any, of the Per Share Merger Consideration over the exercise price of the option.

  Equity Compensation Plans

        Under the 2008 Stock Incentive Plan, outstanding and unvested stock options will become fully vested and exercisable, and outstanding and unvested restricted stock will become fully vested and be distributed upon a participant's death, disability, retirement, or involuntary termination. In addition, under the 2008 Stock Incentive Plan, the awards will vest upon a change-in-control irrespective of a termination of employment. In the event of a change-in-control where the Company ceases to have publicly traded equity securities after the consummation of the change-in-control, if no replacement awards are issued in lieu of outstanding awards under the equity plans, then the plan and all outstanding awards granted under the plan will terminate, and the Company (or successor) will pay the participants an amount for their outstanding awards determined using the change in control price.

These provisions apply to all employees who participate in the Company's 2008 Stock Incentive Plan. Pursuant to an amendment effective September 6, 2013 to the 1998 Stock Option and Restricted Stock Plan, in the event of a change in control, the plan and all outstanding awards under the plan will be treated as described above with respect to the 2008 Stock Incentive Plan. The outstanding equity awards held by the named executive officers as of June 30, 2013 are described above under "Outstanding Equity Awards at 2013 Fiscal Year-End."

        Molex has estimated the amount of incremental compensation for each of Messrs. Slark, Johnson, McCarthy, Brock and Hirokawa due to accelerated vesting of outstanding restricted stock awards upon termination of the officer's employment in the event of the officer's death, disability, retirement or involuntary termination, or upon a change in control generally (and not including the Merger), irrespective of a termination of employment, as follows: Mr. Slark, $18,170,422; Mr. Johnson, $7,613,375; Mr. McCarthy, $9,322,500; Mr. Brock, $3,045,350; and Mr. Hirokawa, $3,045,350. These amounts assume that the termination of employment or change in control was effective as of June 28, 2013 and that the price of Class A Common Stock on which the calculations are made was the closing price of $24.86 on that date. Molex has estimated the value for the acceleration of stock options as of June 28, 2013 for each named executive officer as follows: Mr. Slark, $6,316,750; Mr. Johnson, $2,760,938; Mr. McCarthy, $3,313,125; Mr. Brock, $1,177,538; and Mr. Hirokawa, $1,177,538. The amounts shown above are estimates of the incremental compensation these officers would receive upon such terminations or a change in control generally. The actual amounts to be received can only be determined at the time of the officer's termination of employment or at the time of a change in control generally. The amounts above are disclosed pursuant to SEC rules relevant to an annual meeting where directors are to be elected. These amounts are based on the closing price of Molex's Class A Common Stock on June 28, 2013 and differ significantly from the amounts that may be payable to Molex's named executive officers in Merger, which will be determined with respect to the Per Share Merger Consideration. See the section entitled "The Merger—Interests of Molex's Directors and Executive Officers in the Merger."

        An "involuntary termination" is defined for purposes of the 2008 Stock Incentive Plan to mean the Company's or a subsidiary's termination of a participant's employment pursuant to a planned employee reduction plan if:

  •
  The participant has reached age 55 and was employed at least 20 years with the Company or a subsidiary; or

  •
  The participant was employed at least 25 years with the Company or a subsidiary.

  •
  A "change in control" is defined for purposes of the Company's equity plans to mean:

  •
  The purchase or other acquisition by any person, entity or group of beneficial ownership of more than 50% of either the outstanding shares of Common Stock or the combined voting power of Molex's then outstanding voting securities entitled to vote generally;

  •
  The approval by Molex's stockholders of a reorganization, merger or consolidation, in each case, with respect to which persons who were Molex stockholders immediately prior to such reorganization, merger or consolidation, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding securities;

  •
  A liquidation or dissolution of Molex; or

  •
  The sale of all or substantially all of Molex's assets (i.e., greater than 40% of the total gross fair market value of all of the assets of Molex immediately prior to such sale or disposition) within a 12-month period ending on the date of the most recent sale or disposition.

  Retirement Agreement(s)

        On April 30, 2013, Molex and Mr. Hirokawa entered into a Retirement and Waiver and Release Agreement (the "Retirement Agreement"). Under the Retirement Agreement, Mr. Hirokawa stepped down as an executive officer of the Company and was appointed Chairman of Molex Japan Co. Ltd. While so employed he will be entitled to receive his 100% of his annual base salary as of June 30, 2013 and certain benefits. When Mr. Hirokawa retires as Chairman of Molex Japan on June 30, 2014, he will be entitled to receive an annual retirement benefit in an amount equal to 100% of his annual base salary as of his retirement date and an annual car allowance of $16,800 through June 30, 2016, payable in accordance with Molex's regular payroll practices. The Retirement Agreement also provides that the vesting of outstanding stock awards will be accelerated effective June 30, 2014 and such awards will be exercisable in accordance with the terms of the applicable stock incentive plan. In the event of Mr. Hirokawa's death, the balance of any payments payable under the Retirement Agreement will be made to his surviving spouse. Molex is not obligated to make payments under the Retirement Agreement unless Mr. Hirokawa complies with the confidentiality, non-solicitation, non-competition and non-disparagement covenants set forth in the Retirement Agreement.

        On September 16, 2013, Molex and Graham C. Brock entered into a Retirement and Waiver and Release Agreement. Under this agreement, Mr. Brock will retire on June 30, 2014. The agreement also entitles Mr. Brock to receive, upon such retirement, 36 months of salary continuation payments, payment of his annual management incentive bonus for 2014, if any, and accelerated vesting on June 30, 2014 of any then outstanding and unvested equity awards. Certain relocation expenses will also be reimbursed by Molex in accordance with its Long-Term Assignment Policy. The estimated amount payable under this Retirement and Waiver and Release Agreement, including an estimated $25,000 in relocation expenses and assuming Mr. Brock retires with his approved, fiscal 2014 salary on June 30, 2014, is $1,538,500.

  Change in Control Agreement

        On July 24, 2013, Molex entered into a Change in Control and Severance Agreement ("CIC Agreement") with Robert J. Zeitler. Mr. Zeitler became an executive officer of Molex on October 1, 2013. Under the terms of the CIC Agreement, if Mr. Zeitler's employment is terminated by Molex (other than for cause, death or disability) or by Mr. Zeitler for good reason within two years following the Merger, Molex will provide Mr. Zeitler (a) a lump sum cash amount equal to a pro-rated annual bonus for the year that includes the termination date, based on the target bonus (or if the termination date is in the second half of the fiscal year, based on the projected amount of the actual bonus), (b) a lump sum cash severance payment equal to two times the sum of Mr. Zeitler's base annual salary and target annual bonus, (c) provided he elects continued coverage under Molex's group health plans in accordance with COBRA, such continued coverage for Mr. Zeitler and his eligible dependents for up to 18 months at the same rates for premiums, deductibles and out-of-pocket costs as apply to similarly situated active employees, and (d) accelerated vesting of outstanding equity awards. Payment of these amounts is conditioned on Mr. Zeitler's execution and non-revocation of a customary waiver and release in favor of Molex. After the second year following the Merger, Mr. Zeitler may be entitled to one times annual base salary and target annual bonus. The lump sum amounts are payable within 5 days after the Release becomes effective.

        If amounts payable under the CIC Agreement are determined to subject Mr. Zeitler to golden parachute taxes under Section 4999 of the Code, the payments will be reduced to the extent necessary so that no portion of the remaining payments would be subject to such taxes (a "cutback"), unless the amount of such payments Mr. Zeitler would retain after payment of the golden parachute taxes and all other applicable taxes would exceed the amount of payments Mr. Zeitler would retain after applying the cutback.

 TRANSACTIONS WITH RELATED PERSONS

        The Audit Committee adopted a written policy governing the review and approval of related person transactions. The policy requires that certain transactions with "related persons" be approved and/or ratified by the Audit Committee. The transactions covered by this policy include any transaction in which Molex is a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. In accordance with SEC regulations, the term "related person" refers to stockholders of more than 5%, directors (and nominees for director), executive officers and their family members.

        The policy provides standing pre-approval for certain types of transactions that the Audit Committee has determined do not pose a significant risk of a conflict of interest, either because a related person would not have a material interest in a transaction of that type or other characteristics of the transaction eliminate the risk of a conflict of interest. Standing pre-approval applies to the following:

  •
  Any transaction between Molex and another company at which a related person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's shares, if the aggregate amount involved does not exceed the greater of 2% of the other company's gross revenues for that year or $200,000;

  •
  Any charitable contribution by Molex to an organization at which a related person's only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the greater of 2% of the charitable organization's total annual receipts for that year or $200,000;

  •
  Any transaction where the related person's interest arises solely from the ownership of Molex's stock and all stockholders received or will receive the same benefit on a pro rata basis; and

  •
  Any transaction involving a related person where the rates or charges involved are determined by competitive bids.

        Also, Molex's employment of an immediate family member of one of its directors or executive officers is not subject to the policy unless the family member's total compensation (salary, bonus, perquisites and value of equity awards) exceeds $120,000 and/or the family member is appointed an officer.

Certain Transactions

        Molex engages in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of ordinary business activities. Some of Molex's directors, executive officers, greater than 5% stockholders and their immediate family members may be directors, officers, partners, employees or stockholders of these entities. Molex carries out transactions with these firms on customary terms, and, in many instances, Molex's directors and executive officers may not have knowledge of them. Except to the extent set forth below, to Molex's knowledge, in fiscal 2013 no director, executive officer, greater than 5% stockholder or any of their immediate family members had a material interest in any of Molex's ongoing business transactions or relationships.

Merger-Related Determinations

  Other Interests of Certain Directors

        Edgar D. Janotta, Donald G. Lubin and Martin P. Slark are members of Molex's Board of Directors, and Mr. Slark is also Vice Chairman of Molex's Board of Directors and Molex's Chief Executive Officer. Mr. Janotta is Chairman of William Blair, which Molex engaged to provide it with financial advice in connection with the Merger. Mr. Lubin is a partner at Dentons, which Molex engaged as its legal counsel for the Merger. Mr. Jannotta, Mr. Lubin and Mr. Slark each recused themselves from and did not participate in the deliberations of or vote on (i) Molex's engagement of either William Blair or Dentons or (ii) the Merger. Mr. Janotta's recusal was based on his association with William Blair. Mr. Lubin's recusal was based on his association with Dentons. Mr. Slark's recusal was based on his view that, in any transaction involving the sale of Molex, his interests as a member of management may be different than those of other stockholders generally.

        As a result of Mr. Janotta's position with William Blair and Mr. Lubin's position at Dentons, Mr. Janotta and Mr. Lubin may receive compensation from their respective firms that is related to the fees paid to such firms by Molex in connection with the Merger.

        Molex's Board of Directors approved the engagement of William Blair and Dentons consistent with the Audit Committee's written policy governing the review and approval of related party transactions, in the event that the engagements would potentially not qualify for standing pre-approval, even though neither Mr. Janotta nor Mr. Lubin is a beneficial owner of 10% or more of his firm's shares or interests.

        Mr. Slark is expected to receive payments in connection with the Merger and is expected to continue to be employed with Molex following the Merger. These interests are disclosed in the section of this Proxy Statement entitled "The Merger—Interests of Molex's Directors and Executive Officers in the Merger."

        Mr. Jay F. Krehbiel is an employee of Molex, since October 2012, and the son of Frederick A. Krehbiel. Mr. Jay F. Krehbiel earns an annual salary of $150,000, is eligible for a year-end cash bonus and receives the same benefits that Molex generally makes available to all employees in the United States.

Individual Arrangements Involving Future Compensation

        On February 1, 1991, each of Frederick A. Krehbiel and John H. Krehbiel, Jr., entered into an agreement pursuant to which Molex agreed that if either of them dies while employed, Molex will pay his wife, if she survives him, $125,000 per year for the remainder of her life. Starting January 1, 1992 the annual amount is automatically adjusted every January 1 to reflect an increase (or decrease) in the Consumer Price Index for the preceding calendar year at the rate of said increase or decrease. Each agreement terminates in the event that employment terminates for any reason other than death. As of June 30, 2013, Molex had accrued $275,000 for Frederick A. Krehbiel's arrangement and $414,000 for John H. Krehbiel, Jr.'s arrangement. These amounts are included in the table below under "All Other Compensation." If the Merger is completed, Frederick A. Krehbiel and John H. Krehbiel, Jr. will no longer be employed with Molex and these payments will cease.

 Compensation of Employee Directors

        Frederick A. Krehbiel, Fred L. Krehbiel, and John H. Krehbiel, Jr. are members of Molex's Board of Directors and are also employees. During fiscal 2013, they were paid and/or earned the following amounts:

Name	Salary($)	All Other Compensation ($)(1)	Total($)
Frederick A. Krehbiel	450,000	315,764	765,764
Fred L. Krehbiel	125,000	3,750	128,750
John H. Krehbiel, Jr.	450,000	456,200	906,200

(1)
The amounts shown reflect executive life insurance premiums, tax gross-ups, annual medical examination, company car or car allowance, car insurance, 401(k) Plan, SERP contributions and the amounts accrued pursuant to the individual arrangements involving future compensation for Frederick A. Krehbiel and John H. Krehbiel, Jr.

        There were no equity grants to Frederick A. Krehbiel, John H. Krehbiel, Jr. and Fred L. Krehbiel during fiscal 2013. From July 1, 2013 to date, Frederick A. Krehbiel, John H. Krehbiel, Jr. and Fred L. Krehbiel continue to be employed with Molex and to receive salaried compensation and benefits in the same amount and to the same extent as paid to them in fiscal 2013. Frederick A. Krehbiel, John H. Krehbiel, Jr. and Fred L. Krehbiel are all eligible to participate in Molex's compensation, benefit and health and welfare plans generally to the same extent as all other Molex employees.

APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE MOLEX INCORPORATED ANNUAL INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE—PROPOSAL NO. 6

        Molex is asking the Voting Stockholders to reapprove the material terms of the performance goals set forth in the Molex Incorporated Annual Incentive Plan, or the AIP, for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Molex is not asking the Voting Stockholders to approve any current amendments to the AIP or to approve the AIP. Approval of the material terms of the performance goals set forth in the AIP will provide Molex with the continued flexibility to grant awards under the AIP that may qualify as "performance-based" compensation under Section 162(m) of the Code.

        Section 162(m) of the Code generally provides that a company is prohibited from deducting compensation paid to its principal executive officer and three other most highly compensated executive officers (other than the principal financial officer) ("Covered Employees") in excess of $1 million per person in any year. Compensation that qualifies as "performance-based" is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.

        In general, one of the requirements that must be satisfied to qualify as "performance-based" compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of the Voting Stockholders, generally at least once every five years. For purposes of Section 162(m) of the Code, the material terms of the performance goals generally include:

  •
  the individuals eligible to receive compensation upon achievement of performance goals;

  •
  a description of the business criteria on which the performance goals may be based; and

  •
  the maximum amount that could be paid to an individual upon attainment of the performance goals.

Each of these aspects of the AIP is discussed below along with a description of the other material features of the AIP.

  Purpose of the AIP

        In 2008, Molex adopted and the Voting Stockholders approved the AIP, which replaced and consolidated individual bonus arrangements. The purpose of the AIP is to enhance stockholder value and promote the attainment of Molex's significant business objectives by basing a portion of a participant's annual cash compensation on the achievement of specific performance goals. The AIP provides Molex with consistency in the administration of annual bonuses and also allows Molex to grant awards under the AIP that may qualify as "performance-based" compensation under Section 162(m) of the Code. However, Molex believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, Molex has not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code.

        A summary of the material features of the AIP is set forth below. The plan document is attached to this Proxy Statement as Annex E. Please refer to the AIP document for a more complete description of its terms and conditions.

  Material Terms of the Performance Goals under the AIP

  Eligibility for Participation under the AIP

        All of Molex's executive officers and other key employees are eligible to participate in the AIP. The AIP is administered by the Compensation Committee with respect to executive officers and Covered Employees. Approximately 125 employees are currently eligible to participate in the AIP, including all ten Molex executive officers. The Compensation Committee determines which participants will be treated as executive officers and Covered Employees for purposes of the AIP.

  Designation of Section 162(m) Awards

        Awards granted under the AIP that are intended to qualify as "performance-based" compensation under Section 162(m) of the Code are referred to as "Section 162(m) Awards."

  Description of the Business Criteria

        As it relates to awards for executive officers and Covered Employees, each year the Compensation Committee (i) establishes the measurement period or periods; (ii) establishes one or more performance measures for each measurement period, (iii) sets the performance goal with respect to such performance measure for the Company, a business unit (which term includes any existing or future facility, region, division, group, subsidiary or other unit with the Company) or an individual, (iv) establishes the weighting to be given to the performance measure and performance goal, and (v) designates whether an award will be a Section 162(m) Award.

        Performance goals under the AIP may be based on one or more of the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Compensation Committee to exclude the before-tax or after-tax effects of any significant events not included in the calculations made in connection with setting the performance measures for the related award under the AIP: net earnings or net income (before or after taxes); earnings per share; net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, return on net assets, capital, invested capital, equity, sales, or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); EBIT or earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; total stockholder return; customer satisfaction; working capital targets; and economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital). Any performance measure may be used to measure the performance of the Company or any business unit, or any combination thereof, as the Compensation Committee deems appropriate.

        In the Compensation Committee's discretion, performance goals may be expressed in terms of attaining a specified level of the particular measure, or the attainment of a percentage increase or decrease in the particular measure, or any of the performance measures as compared to the performance of a group of comparator companies, or published or special indices, or the Compensation Committee may select a share price as compared to various stock market indices.

        The Compensation Committee may provide that any evaluation of performance may include or exclude any of the following events that occurs during a measurement period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items; acquisitions or divestitures; and foreign exchange gains and losses.

        As and to the extent permitted under Section 162(m) of the Code with respect to Section 162(m) Awards, in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (ii) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, or (iii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iv) any material changes in accounting policies or practices affecting the Company and or the performance goal, then, to the extent any of the foregoing events was not anticipated at the time the performance goal was established, the Compensation Committee may make adjustments to the performance goal, based on objective criteria, so as to neutralize the effect of the event on the applicable Section 162(m) Award.

  Maximum Amounts under the AIP

        As it relates to awards for executive officers and Covered Employees, each year, the Compensation Committee sets forth the target award amounts payable at specified levels of performance, based on the performance goal for each performance measure and the weighting, if any, established for such measure. The aggregate maximum amount that may be paid to any one participant during any fiscal year with respect to all awards granted to the participant under the AIP is $10,000,000.

  Adjustments and Certification

        As and to the extent required by Section 162(m) of the Code, a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to each Covered Employee and must preclude discretion to increase the amount of compensation that would otherwise be payable upon the attainment of the applicable performance goals. However, the Compensation Committee has the discretion to decrease the amount that would otherwise be payable under a participant's Section 162(m) Award. A participant whose employment is terminated prior to a determination date for any reason, other than discharge for cause or voluntary resignation, may receive a full or partial bonus as determined by the Compensation Committee. Before any Section 162(m) Award is paid, the Compensation Committee must certify the performance goals and any other material terms of such award have been satisfied.

  Other Material Features of the AIP

  Administration

        The Compensation Committee has exclusive authority to administer the AIP as it relates to awards for executive officers and Covered Employees. The CEO administers the AIP as it relates to awards for other key employees.

  Determination and Payment of Awards

        The AIP provides a program for short-term cash incentive awards to eligible employees. Unless otherwise determined by the plan administrator, awards under the AIP for a particular year or other measurement period are paid in cash generally promptly after the end of that year or other measurement period, and must be paid no later than December 31 of the year following the year in which the measurement period ends.

  Repayment of Awards

        Molex's Board of Directors may require reimbursement of bonuses paid to a named executive officer where (i) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement, (ii) in the view of the Board of Directors the named executive officer engaged in fraud or misconduct that caused the need for the restatement, and (iii) a lower bonus would have been made to the named executive officer based upon the restated financial results. Molex's Board of Directors may also seek reimbursement of bonuses paid to any named executive officer in other circumstances involving fraud or misconduct if such fraud or misconduct caused substantial harm to the Company even in the absence of a restatement of the Company's financial statements.

  Termination of Employment

        Generally, a participant must be actively employed on the date the amount payable with respect to his/her bonus is determined in order to be entitled to payment of the bonus. A participant whose employment is terminated prior to a determination date for any reason, other than discharge for cause or voluntary resignation, may receive a full or partial bonus as determined by the Compensation Committee and/or the CEO, as applicable.

  Amendment and Termination

        Molex's Board of Directors may at any time amend, suspend or discontinue the AIP, in whole or in part. The Compensation Committee and/or the CEO, as applicable, may at any time alter or amend any or all award documents under the AIP to the extent permitted by law. Stockholder approval may be required for actions that affect Section 162(m) Awards.

  U.S. Federal Income Tax Consequences

        Under current U.S. federal income tax laws, U.S. participants in the AIP generally will recognize compensation taxable as ordinary income in the year of actual receipt equal to the amount of cash received. The Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code. Molex is asking stockholders to reapprove the material terms of the performance goals set forth in the AIP to provide Molex with the continued flexibility to grant awards under the AIP that may qualify as "performance-based" compensation under Section 162(m) of the Code. It is the Company's intention that the AIP be construed and administered in a manner that maximizes the deductibility of compensation for the Company under Section 162(m) of the Code. However, Molex has not adopted a policy that all compensation must qualify is deductable under Section 162(m) of the Code. For employees resident outside the United States, the tax consequences to the individual and to the Company are generally determined by the applicable tax laws of the foreign jurisdiction.

  Estimated Benefits

        The amount of incentive compensation to be paid under the AIP depends on Company performance, individual performance and the discretion of the Compensation Committee and the CEO. Accordingly, the amount of incentive compensation to be paid under the AIP for fiscal 2014 is not currently determinable. For executive officers (including the named executive officers), the target incentive awards under the AIP for fiscal 2014 range from 50% to 125% of base salary, or $147,805 to $1,362,500. The target incentive awards under the AIP for fiscal 2014 for other employees are based on a percentage of their base salary. No amounts under the AIP are payable to directors of the Company who are not also Company employees. For fiscal 2014, approximately 1,960 employees, including named executive officers, were eligible to participate in the formulaic portion of AIP and 14,985 employees are eligible to participate in the discretionary portion of the AIP. The following chart describes the target incentive awards under the AIP for fiscal 2014 for the named executive officers.

Name	Target Incentive Percentage	Target Incentive Amount
Martin P. Slark	125%	$1,366,000
David D. Johnson	80%	$454,560
Liam G. McCarthy	100%	$693,830
Graham C. Brock	75%	$322,875
Katsumi Hirokawa(1)	—	—

(1)
Mr. Hirokawa is not eligible for AIP in fiscal year 2014.

        The annual incentive compensation paid under the AIP for fiscal year 2013 is set forth in the Summary Compensation Table above.

        If the Voting Stockholders approve Proposal No. 1 to adopt the Merger Agreement and the Merger is completed, Molex will become an indirect wholly-owned subsidiary of Parent at the effective time of the Merger. Accordingly, if the Voting Stockholders approve Proposal No. 1, the effect of any vote on Proposal No. 6 will continue until the effective time of the Merger.

The Board of Directors recommends that you vote "FOR" the proposal to approve the material terms of performance under the AIP for purposes of Section 162(m) of the Code.

EQUITY COMPENSATION PLAN INFORMATION

        Molex currently maintains equity compensation plans that provide for the issuance of Molex stock to directors, executive officers and other employees. The following table sets forth information regarding outstanding options and shares available for future issuance under these plans as of June 30, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)			Weighted average exercise price of outstanding options, warrants and rights (b)			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan Category	Common Stock	Class A Common Stock		Common Stock	Class A Common Stock		Common Stock	Class A Common Stock
Equity compensation plans approved by stockholders	—	12,770,3231	(1)	$—	$18.23	(2)	—	12,454,493	(3)
Equity compensation plans not approved by stockholders(4)	—	—		—	—		—	—

(1)
Includes awards of options and restricted stock outstanding under the Molex 2008 Incentive Plan ("2008 Plan") and the 1998 Molex Stock Option and Restricted Stock Plan ("1998 Plan").

(2)
Does not include the purchase price of shares to be purchased pursuant to the Molex Employee Stock Purchase Plan ("ESPP").

(3)
Includes (i)11,974,820 shares available for future issuance under the 2008 Plan, and (ii) 479,573 shares available for future issuance under the ESPP as of June 30, 2013. Molex ceased issuing shares under the ESPP after September 30, 2013.

(4)
Does not include shares reserved for issuance under either of the deferred compensation plans for non-employee directors, as those plans have been amended to provide for distribution in cash only.

OTHER MATTERS

Stockholder Proposals and Nominations

        There are two different procedures by which the Voting Stockholders may present proper proposals for action at Molex's annual meeting of stockholders. The first procedure is provided by the rules of the SEC and the second by Molex's bylaws.

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, to be eligible for inclusion in the proxy statement for Molex's 2014 annual meeting (if one is held), your proposal must be received by Molex no later than June 23, 2014, and must otherwise comply with Rule 14a-8. While Molex's Board of Directors will consider stockholder proposals, it reserves the right to omit from Molex's proxy statement stockholder proposals that it is not required to include.

        Molex's bylaws permit stockholders of record to propose business to be considered at an annual meeting without being included in Molex's proxy statement. Such business must be a proper matter for stockholder action, and the stockholder proposing it must comply with the applicable provisions of Molex's bylaws. Consistent with Molex's bylaws, the Corporate Governance and Nominating Committee has adopted "Procedures for Stockholders Submitting Nominating Recommendations," which is on Molex's website, www.molex.com/financial/corporate_governance.html. Stockholders who desire to nominate a candidate for election to Molex's Board of Directors must follow these procedures. As to any other business that a stockholder proposes to bring before an annual meeting, other than nominations, Molex's bylaws provide that a stockholder's notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder making the proposal.

        In order to propose a nomination or some other item of business for the 2014 annual meeting (if one is held) under Molex's bylaws that is not submitted for inclusion in Molex's proxy statement under Rule 14a-8, you must notify Molex in writing and such notice must be delivered to the Secretary no earlier than July 18, 2014 and no later than August 17, 2014. If, however, the date of the 2014 annual meeting is more than 30 days before or more than 70 days after the first anniversary of the 2013 annual meeting, then notice must be delivered not earlier than 120 days before the 2014 annual meeting and not later than 90 days before the 2014 annual meeting or the tenth day following the day on which public announcement of the date of the 2014 annual meeting is first made. You may write to Molex's Secretary at 2222 Wellington Court, Lisle, Illinois 60532, to deliver the notices discussed above and to request a copy of the bylaws regarding the requirements for making stockholder proposals.

        If the Merger is completed, Molex will become an indirect wholly-owned subsidiary of Parent and no annual meeting of stockholders will be held.

Compliance and Ethics

        Molex has adopted a Code of Business Conduct and Ethics for directors, officers and employees, and a Code of Ethics for Senior Financial Management. The full text of these codes can be found on Molex's website at www.molex.com/financial/corporate_governance.html. Molex intends to post any amendments to or waivers from these codes on its website.

Annual Report on Form 10-K

        The 2013 Annual Report on Form 10-K (including exhibits), which this Proxy Statement refers to as Molex's "Form 10-K," is available by accessing the Company's website at www.molex.com/financial/corporate_governance.html or the SEC's website at www.sec.gov. Stockholders may request a free copy of Molex's Form 10-K by contacting Investor Relations at (630) 527-4447. Molex will furnish any exhibit to its Form 10-K if specifically requested to do so.

Householding of Proxy Materials

        The SEC allows Molex to send a single proxy statement and annual report to two or more stockholders who share the same address, subject to certain conditions. This practice is known as householding. If your household receives multiple copies of Molex's proxy statements and annual reports and you wish to receive only one copy, please call your bank or broker or contact Investor Relations by telephone at (630) 527-4447 or by mail at 2222 Wellington Court, Lisle, Illinois 60532. Conversely, if your household receives only one copy of Molex's proxy statements and annual reports and you would prefer to receive separate copies for each account, please call your bank or broker or contact Investor Relations by telephone or mail as described above and ask to have your accounts removed from the householding program.

WHERE YOU CAN FIND MORE INFORMATION

        Molex files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        Molex's filings with the SEC are also available to the public from commercial document retrieval services and through the SEC's website at www.sec.gov.

        Molex will make available a copy of its public filings through the "Investor Relations" section of its website at www.molex.com, free of charge, as soon as reasonably practicable after Molex files the reports electronically with the SEC.

 Incorporation of Annual Report by Reference

        The SEC allows Molex to incorporate by reference information into this Proxy Statement. This means that Molex can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this Proxy Statement is considered a part of this Proxy Statement, and information that Molex files later with the SEC, prior to the closing of the Merger, will automatically update and supersede the previously filed information and be incorporated by reference into this Proxy Statement.

        Molex incorporates by reference into this Proxy Statement the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed on August 8, 2013.

        Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of SEC filings and reports, Proxy Statements or other information concerning Molex or incorporated in this Proxy Statement by reference, including a copy of Molex's Form 10-K (which is being delivered to Molex's stockholders together with this Proxy Statement), which includes Molex's consolidated financial statements and notes to Molex's financial statements for the fiscal year ended June 30, 2013, without charge, by written or telephonic request directed to Molex at (630) 527-4447 or Molex Incorporated, 2222 Wellington Court, Lisle, Illinois 60532, Attention: Secretary. If you would like to request documents, please do so no later than five business days before the meeting, on November 8, 2013 in order to receive them before the annual meeting. A copy of any exhibit to any filing may be obtained upon written request by a stockholder (for a fee limited to Molex's reasonable expenses in furnishing such exhibit) to Molex's Secretary at the address noted above. You can also obtain copies of documents Molex files with the SEC at www.sec.gov or www.molex.com.

        No persons have been authorized to give any information to or make any representations other than those contained in this Proxy Statement and, if given or made, such information must not be relied upon as having been authorized by Molex or any other person.

Explanatory Note Regarding the Merger Agreement and Other Documents

        This Proxy Statement contains a description of representations and warranties made in the Merger Agreement and other contracts and documents that are attached or filed as annexes to this Proxy Statement or are incorporated by reference into this document. These representations and warranties, including those made in the Merger Agreement, were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Molex, Parent and Merger Sub), including certain confidential disclosures that the parties made to each other in connection with the negotiation of such contracts or other documents, which disclosures may not be reflected in the contract or document itself, including the Merger Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, may be subject to contractual standard of materiality different from those generally applicable to public disclosures to stockholders and reports and documents filed with the SEC, and may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Proxy Statement. Accordingly, the representations and warranties and other provisions of these contracts and other documents should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement, the documents incorporated by reference into this Proxy Statement, and reports, statements and filings that Molex publicly files with the SEC from time to time.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU

SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. MOLEX HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 16, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

        YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

        If you have any questions about this Proxy Statement, the annual meeting or the Merger or need assistance with the voting procedures, you should contact Georgeson, Inc., Molex's proxy solicitor, at (866) 767-8986.

Annex A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MOLEX INCORPORATED,

KOCH INDUSTRIES, INC.

and

KOCH CONNECTORS, INC.

Dated as of September 9, 2013

i

ii

9.11.	Definitions	A-64
9.12.	Severability	A-64
9.13.	Interpretation; Construction	A-64
9.14.	Assignment	A-65
Annex A—Table of Defined Terms		A-68

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 9, 2013, is by and among Molex Incorporated, a Delaware corporation (the "Company"), Koch Industries, Inc., a Kansas corporation ("Parent"), and Koch Connectors, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub").

RECITALS

        A.    The respective boards of directors of each of Parent, Merger Sub and the Company have approved, and declared it advisable, fair to and in the best interests of their respective companies and stockholders to consummate the merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in this Agreement, and have approved and declared advisable this Agreement and the Transactions.

        B.    The board of directors of the Company has recommended that the Company's stockholders adopt this Agreement.

        C.    As a condition to and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders (collectively, the "Principal Stockholders") are entering into voting and support agreements (collectively, the "Voting Agreements").

        D.    After this Agreement has been adopted by the Requisite Company Vote and subject to the satisfaction or waiver of the other conditions set forth in this Agreement, the Merger will occur at the Effective Time, whereby, except as expressly provided in Section 4.1, each issued and outstanding Share immediately prior to the Effective Time will be cancelled and converted into the right to receive the Per Share Merger Consideration.

        E.    The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

        In consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

        1.1.    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

        1.2.    Closing.     Unless otherwise mutually agreed in writing between Parent and the Company, the closing of the Merger (the "Closing") shall take place at the offices of Latham and Watkins LLP, 233 Wacker Drive, Suite 5800, Chicago, Illinois, at 9:00 a.m. (Central Time) on the third business day (the "Closing Date") following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, however, that if the Closing would otherwise occur within the 10 business day period prior to the date on which the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q would be required to be filed with the SEC, the Closing shall occur on the third business day after the filing by the Company of such report (subject, in each case, to the satisfaction or waiver of such conditions as of the date determined by this proviso). For purposes of this Agreement, the term "business day" shall mean any day ending at 11:59 p.m. (Central Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Chicago.

        1.3.    Effective Time.     As soon as practicable on the Closing Date, Parent and the Company will cause a certificate of merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and will cause to be made all other filings or recordings required under the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be mutually agreed between Parent and the Company in writing and specified in the Delaware Certificate of Merger (the "Effective Time"). If the Secretary of State of the State of Delaware requires any changes in the Delaware Certificate of Merger as a condition to filing or issuing a certificate that the Merger is effective, the parties shall execute any necessary revisions incorporating such changes; provided, such changes are not inconsistent with and do not result in any material change(s) in the terms of this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE SURVIVING CORPORATION

        2.1.    The Certificate of Incorporation.     At the Effective Time, the certificate of incorporation of the Company shall become the certificate of incorporation of the Surviving Corporation (the "Charter"), until thereafter duly amended as provided therein or by applicable Law.

        2.2.    The Bylaws.     The Company and the Surviving Corporation shall take all actions necessary such that, at the Effective Time, the bylaws of Company shall be amended to read in their entirety as set forth in Exhibit 2.2 and, as so amended, shall be the bylaws of the Surviving Corporation (the "Bylaws") until thereafter amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

        3.1.    Directors.     The parties hereto shall take all actions necessary (including procuring resignation letters) so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

        3.2.    Officers.     The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue as the officers of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

 ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

        4.1.    Effect on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

          (a)    Merger Consideration.    Each share of common stock, par value $0.05 per share (the "Common Stock"), each share of Class A common stock, par value $0.05 per share (the "Class A Common Stock"), and each share of Class B common stock, par value $0.05 per share (the "Class B Common Stock"), of the Company (collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than (x) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties; (y) Shares owned by the Company as treasury stock; and (z) Shares that are owned by stockholders who are entitled to demand, do properly demand, and have not withdrawn such demand for appraisal rights pursuant to, and otherwise complied in all respects with, Section 262 of the DGCL (collectively, "Dissenting Stockholders") (clauses (x), (y) and (z), collectively, the "Excluded Shares")) shall be converted into the right to receive an amount equal to $38.50 plus the Dividend Adjustment Amount, in cash, without interest (the "Per Share Merger Consideration"), subject to any required Tax withholdings as provided in Section 4.3, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 4.2. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "Certificate") formerly representing any of the Shares (other than Excluded Shares) and any Shares (other than Excluded Shares) held in book-entry form (collectively, "Book-Entry Shares") shall thereafter represent only the right to receive the Per Share Merger Consideration, subject to any required Tax withholdings as provided in Section 4.3. For purposes of this Agreement, the term "Dividend Adjustment Amount" means an amount equal to (i) $0.24 multiplied by (ii) the quotient of (A) the total number of days elapsed between the first day of the fiscal quarter in which the Closing Date occurs and the Closing Date; and (B) the total number of days in such fiscal quarter; provided, that such amount shall be rounded down to the nearest whole cent. For the avoidance of doubt, it is acknowledged and agreed that the Dividend Adjustment Amount will not be paid with respect to any fiscal quarter as to which the Company has already declared or paid its regular quarterly cash dividend in accordance with Section 6.1(b)(vii).

          (b)    Cancellation of Excluded Shares.    Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights under Section 4.2(f) if the holder thereof is a Dissenting Stockholder.

          (c)    Merger Sub.    Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.05 per share, of the Surviving Corporation.

          (d)    Adjustments.    If, between the date of this Agreement and the Effective Time, the Common Stock, the Class A Common Stock or the Class B Common Stock shall have been changed into a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, exchange, merger, consolidation or readjustment of shares, stock dividend, stock split, reverse stock split, conversion or other similar change in capitalization, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 4.1(d) shall be construed to permit the

  Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        4.2.    Exchange of Certificates.

          (a)    Paying Agent.    At or prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the "Paying Agent") for the purpose of exchanging Certificates and Book-Entry Shares for the Per Share Merger Consideration. Parent shall pay all costs, fees and expenses incurred in connection with the retention and engagement of the Paying Agent. In connection with the foregoing, Parent and Merger Sub shall enter into a customary paying agent and nominee agreement with the Paying Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 4.2. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent to be held in trust for the holders of Shares an amount in cash sufficient for the Paying Agent to distribute the aggregate Per Share Merger Consideration pursuant to this Article IV. Any cash deposited with the Paying Agent shall hereinafter be referred to as the "Exchange Fund." The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of, or guaranteed by, the United States of America or rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively; provided, further, that no such investment or losses thereon shall affect amounts payable under this Article IV, and Parent shall promptly deposit or cause to be deposited additional cash funds to the Paying Agent for the benefit of the holders of Shares in the amount of any such losses to the extent the Exchange Fund does not have sufficient cash funds to pay the amounts payable under this Article IV. Any interest and other income resulting from such investment shall be the sole and exclusive property of Parent, and no part of such earning shall accrue to the benefit of holders of the Shares.

          (b)    Exchange Procedures.

            (i)    Certificates.    As soon as practicable after the Effective Time (and in no event later than five days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares (other than Excluded Shares) represented by Certificates: (i) an appropriate and customary letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Shares held by Dissenting Stockholders, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

            (ii)    Book-Entry Shares.    Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depositary Trust Company, an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article IV. In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depositary Trust Company whose Shares were converted into the right to receive the Per Share Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3), and such Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than five days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depositary Trust Company: (i) an appropriate and customary letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (ii) instructions for returning such letter of transmittal in exchange for the Per Share Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Shares held by Dissenting Stockholders, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extend provided by Section 262 of the DGCL.

          (c)    Transfers; No Further Ownership Rights in Shares.    The Per Share Merger Consideration delivered in accordance with the terms of this Article IV upon the surrender of the Certificates (or, automatically, in the case of Book-Entry Shares) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article IV). At the close of business on the day on which the Effective Time occurs, there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article IV.

          (d)    Termination of Exchange Fund; Abandoned Property; No Liability.    Any portion of the Exchange Fund (including cash and the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall, at the option of the Surviving Corporation, be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) that has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3), without any interest thereon, upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Shares (other than Excluded Shares) has not complied with the procedures in Section 4.1(a) to receive payment of the Per Share Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as such term is used in Section 13 of the Exchange Act) of any kind or nature.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in reasonable and customary amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will distribute the Per Share Merger Consideration with respect to each Share represented by such lost, stolen or destroyed Certificate.

          (f)    Appraisal Rights.    Shares held by a Dissenting Stockholder shall not be converted into the right to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have withdrawn or lost such Person's right to appraisal under the DGCL. In lieu of receiving the Per Share Merger Consideration, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. Notwithstanding the foregoing, if any Dissenting Stockholder fails to perfect or otherwise waives, withdraws or loses such Person's right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such Person is not entitled to the relief provided by Section 262 of the DGCL, then the right of such Person to be paid the fair value of the Shares owned by such Person shall cease and such Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.3). The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders' rights of appraisal; and (ii) the opportunity to participate in and the right to control all negotiations and Proceedings with respect to any demand for appraisal under the DGCL. For purposes of this Agreement, the term "Proceedings" means all actions, suits, claims, hearings, arbitrations, litigations, investigations, demand letters, notices of violation, mediations, grievances, audits, examinations, assessments or other proceedings. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal by Dissenting Stockholders, offer to settle or compromise or settle or compromise any such demands or approve any withdrawal of any such demands, or agree to do any of the foregoing.

        4.3.    Withholding Rights.     Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Restricted Shares or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law. The Company and its Subsidiaries shall cooperate with Parent in coordinating the deduction and withholding of any Taxes required to be deducted and withheld by the Company or any Subsidiary under applicable Tax Law, including payroll Taxes relating to payments made in respect of Company Options or Company Restricted Shares. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity; and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

        4.4.    Treatment of Stock Plans.

          (a)    Treatment of Company Options.    Immediately prior to the Effective Time, each unvested option granted under the Stock Plans to purchase Shares that is outstanding and unexercised shall vest in full. The Company shall, within 10 business days after the date of this Agreement, provide each holder of any such option that was granted under the 2008 Plan (each, a "2008 Plan Option") with written notice of such anticipated vesting immediately prior to the Effective Time and such holder's ability to exercise such holder's 2008 Plan Option immediately following such vesting, subject to the terms of such 2008 Plan Option and the consummation of the Merger. Each such holder shall be entitled to, on or prior to October 31, 2013, notify the Company of such holder's intent to exercise such holder's 2008 Plan Option following such vesting, subject to the terms of such 2008 Plan Option and the consummation of the Merger. To the extent that any such holder notifies the Company of such holder's intent to exercise such holder's 2008 Plan Option following vesting (as described above) and such holder's 2008 Plan Option is so exercised in accordance with the terms thereof, any shares of Class A Common Stock received upon such exercise shall be considered outstanding Shares for all purposes of this Agreement, including the right of the holder thereof to receive the Per Share Merger Consideration in accordance with Article IV, less any required withholding and payroll Taxes. Each option granted under the Stock Plans to purchase Shares that is outstanding and unexercised as of the Effective Time (each, a "Company Option") shall be canceled, and the holder thereof shall be entitled to receive immediately prior to the Effective Time from the Company, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares subject to such Company Option immediately prior to the Effective Time; and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share of such Company Option immediately prior to the Effective Time, less any required withholding and payroll Taxes (collectively, the "Option Payments"). No holder of a Company Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option. From and after the Effective Time, each Company Option shall no longer be exercisable by the former holder thereof, and shall only entitle such holder to the Option Payment, if any. As soon as practicable following the Closing (but no later than 15 days following the Closing), the Surviving Corporation shall make the Option Payment, if any, due to each holder of a Company Option by a special payroll payment through the Company's or Parent's payroll.

          (b)    Treatment of Restricted Stock.    Immediately prior to the Effective Time, to the extent permitted by applicable Law and the applicable Stock Plan, each share of restricted stock granted under the Stock Plans (each, a "Company Restricted Share") that is outstanding and unvested shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and, for the avoidance of doubt, shall be considered an outstanding Share for all purposes of this Agreement, including the right of the holder thereof to receive the Per Share Merger Consideration in accordance with Article IV, less any required withholding and payroll Taxes.

          (c)    Treatment of Company ESPP.    The Company shall take all necessary or appropriate action under (and in accordance with) the Company ESPP to provide that, on a date prior to the Closing Date (the "ESPP Termination Date"), (i) all accumulated payroll deductions allocated to each participant's account under the Company ESPP shall thereupon be used to purchase from the Company shares of Class A Common Stock at the Purchase Price (as defined in the Company ESPP) using the ESPP Termination Date as the final Exercise Date (as defined in the Company ESPP) and, thereafter, all participants' rights under the Company ESPP shall terminate; and (ii) the Company ESPP will terminate. For the avoidance of doubt, any shares of Class A Common Stock so purchased that remain outstanding as of the Effective Time shall be considered outstanding Shares for all purposes of this Agreement, including the right of the holder thereof to receive the Per Share Merger Consideration in accordance with Article IV, less any required withholding and payroll Taxes.

          (d)    Corporate Actions.    At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary or appropriate (i) to effectuate the provisions of this Section 4.4, including obtaining written consent of optionees holding Company Options granted under the Company's 1998 Stock Option and Restricted Stock Plan, as amended, for the treatment described in Section 4.4(a) as soon as reasonably practicable following the date of this Agreement; and (ii) to terminate, effective immediately prior to the Effective Time, each of the Stock Plans, to the extent not already terminated or expired.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.1.    Representations and Warranties of the Company.     Except as set forth in (x) the Company Reports filed with or furnished to the Securities and Exchange Commission (the "SEC") after June 30, 2012 and publicly available at least two business days prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto that are not press releases filed as an exhibit to such Company Report or in any documents incorporated by reference therein, and other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature); or (y) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on the date of this Agreement (the "Company Disclosure Letter") (or disclosed in any other section, subsection or clause of the Company Disclosure Letter if it is reasonably apparent from the face of such disclosure or the context in which such disclosure is made that such disclosure shall be deemed to be disclosed with respect to any other section, subsection or clause of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:

          (a)    Organization, Good Standing and Qualification.    The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

          As used herein, the term (i) "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary), or that would otherwise be deemed a "subsidiary" under Rule 12b-2 promulgated under the Exchange Act of such Person; (ii) "Equity Interest" means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable with respect thereto or therefor; and (iii) "Material Adverse Effect" means any event, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, (x) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries taken as a whole; or (y) prevents or delays beyond the Outside Date, or would be reasonably expected to prevent or delay beyond the Outside Date, consummation of the Merger or the performance by the Company of any of its material obligations under this Agreement; provided, however, that, in the case of clause (x) only, none of the following, and no event, change, effect, occurrence or state of facts, to the extent attributable to the following, shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

            (A)  (1) the execution of this Agreement and/or the announcement thereof, the pendency or consummation of the Merger and/or the other transactions contemplated by this Agreement (collectively, the "Transactions"); (2) the performance of or compliance with this Agreement by any party with its covenants set forth herein (provided, however, that the exceptions in clauses (1) and (2) in this clause (iii)(A) shall not apply in the context of the representations and warranties in Section 5.1(d)); or (3) taking or not taking any actions at the written request of, or with the express prior written consent of, Parent (including, for purposes of this Section 5.1(a)(iii)(A), any Proceedings brought by or on behalf of the shareholders of the Company arising from or related to any of the foregoing provisions of this Section 5.1(a)(iii)(A) and/or the threatened or actual loss of employees, customers, vendors or suppliers);

            (B)  changes in the economy, financial markets or economic conditions generally in the United States and/or in any other jurisdiction;

            (C)  changes that are the result of factors generally affecting the industry or industries in which the Company and/or its Subsidiaries, or any of their customers, vendors or suppliers, or group of their customers, vendors or suppliers, operate;

            (D)  changes in United States generally accepted accounting principles ("GAAP") or in any applicable Law after the date of this Agreement;

            (E)  customary seasonal fluctuations in the business of the Company and the Company's Subsidiaries;

            (F)   a decline in the price, or a change in the trading volume, of the Shares on the NASDAQ Global Select Market or the London Stock Exchange (provided, however, that the exception in this clause (iii)(F) shall not apply to the underlying causes giving rise to or contributing to any such decline or change or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred, except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (iii)(A) through (iii)(E), (iii)(G) or (iii)(H) of this Section 5.1(a));

            (G)  the failure to meet internal or analysts' expectations, projections or results of operations (provided, however, that the exception in this clause (iii)(G) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (iii)(A) through (iii)(F) or clause (iii)(H) of this Section 5.1(a)); and

            (H)  any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within the United States or any other jurisdiction;

  except, with respect to the items set forth in clauses (iii)(B), (iii)(C), (iii)(D), (iii)(E) and (iii)(H) of this Section 5.1(a)(iii), if any event, change, effect, occurrence or state of facts affects in a materially disproportionate manner, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, the Company and/or its Subsidiaries when compared to other Persons operating in the comparable industry or industries in which the applicable Company and/or its Subsidiaries operate.

          (b)    Capital Structure.

              (i)  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, of which 95,560,076 shares were outstanding and 16,643,540 shares were held in treasury as of the close of business on September 5, 2013 (the "Capitalization Date"), 200,000,000 shares of Class A Common Stock, of which 82,632,980 shares were outstanding and 34,438,054 shares were held in treasury as of the close of business on the Capitalization Date, 146,078 shares of Class B Common Stock, of which 94,255 shares were outstanding and no shares were held in treasury as of the close of business on the Capitalization Date and 25,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock") of which no shares were outstanding or held in treasury as of the close of business on the Capitalization Date and of which no shares of Preferred Stock will be outstanding or held in treasury at any time on or after the Capitalization Date until the Effective Time. All of the outstanding shares of capital stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. No shares of Common Stock, Class A Common Stock, or Class B Common Stock are held by a Subsidiary of the Company. The Company has no shares reserved for issuance other than (A) 12,291,700 shares of Class A Common Stock reserved for issuance pursuant to outstanding awards under the Company's 2008 Stock Incentive Plan, as amended (the "2008 Plan," and together with the Company's 1998 Stock Option and Restricted Stock Plan, as amended, the Company's 2000 Long-Term Stock Plan, as amended, and the Company's 2005 Incentive Stock Option Plan, as amended, collectively, the "Stock Plans"); (B) 188,829 shares of Class A Common Stock reserved for issuance pursuant to outstanding awards under the 2008 Plan; and (C) 479,673,366 shares of Class A Common Stock reserved for issuance pursuant to outstanding awards under the Company's Employee Stock Purchase Plan, as amended (the "Company ESPP"). There are no shares of the

    Company's capital stock available for future awards under any of the Stock Plans other than the 2008 Plan.

             (ii)  Section 5.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list of (A) each holder of Company Options; (B) the number of Company Options held by each such holder as of the close of business on the Capitalization Date; (C) the number of shares of Class A Common Stock subject to each such Company Option (i.e., the original amount less exercises and any forfeitures); (D) the exercise price, expiration date and vesting schedule of each such Company Option; (E) whether each such Company Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code; and (F) the Stock Plan under which such Company Option was granted. Section 5.1(b)(ii) of the Company Disclosure Letter also sets forth a true and complete list of (1) each holder of an award of Company Restricted Shares; (2) the number of awards of Company Restricted Shares held by each such holder as of the close of business on the Capitalization Date (i.e., the original amount less any forfeitures); (3) the number of Company Restricted Shares subject to each such award of Company Restricted Shares; (4) the vesting schedule of each such award of Company Restricted Shares, including any performance-based vesting conditions; and (5) the Stock Plan under which each such award of Company Restricted Shares was granted. All Company Options and Company Restricted Shares are evidenced by stock option or restricted share agreements, in each case, in the forms set forth in Section 5.1(b)(ii) of the Company Disclosure Letter, and no stock option agreement or restricted share agreement contains any terms that are inconsistent with or in addition to such forms. No outstanding shares of Common Stock, Class A Common Stock, Class B Common Stock or Preferred Stock are subject to vesting restrictions or other risk of forfeiture to the Company under the Stock Plans or otherwise. Each Company Option and each Company Restricted Share may, by its terms, be treated as set forth in Section 4.4. No Company Options or Company Restricted Shares have been granted or agreed to be granted after the Capitalization Date.

            (iii)  Each option to purchase Shares granted under the Stock Plans, whether or not currently outstanding (each, a "Granted Option"), was duly authorized no later than the date on which the grant of such Granted Option was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes, and the award agreement governing such grant was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the applicable Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of the NASDAQ Global Select Market. The per-share exercise price of each Granted Option was equal to the fair market value of a share of Class A Common Stock on the applicable Grant Date (as determined in accordance with the terms of the applicable Stock Plan and, to the extent applicable, Sections 409A and 422 of the Code) and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company Reports in accordance with the Exchange Act and all other applicable Laws. The Company has not knowingly granted, and there is not, and has not been, any Company policy or practice to grant Granted Options prior to, or otherwise coordinate the grant of Granted Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or any of their financial results or prospects. Each Granted Option intended to qualify as an "incentive stock option" under Section 422 of the Code so qualifies.

            (iv)  Each of the outstanding shares of capital stock or other Equity Interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind, including, except as required by applicable securities Law, any restriction on the voting or transfer of any security or other asset and on the possession, exercise or transfer of any other attribute of ownership of any asset (each, a "Lien"), other than Permitted Liens. Except for the Company Options and Company Restricted Shares, there are no preemptive or other outstanding rights, options, warrants, conversion rights, restricted shares, restricted stock units, "phantom" stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, Contracts, commitments or rights of any kind (x) to which the Company or any of its Subsidiaries is a party relating to or based on the value of any Equity Interests of the Company or any of its Subsidiaries; or (y) obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Since the close of business on the Capitalization Date, the Company has not issued any shares of its capital stock or other Equity Interests (other than shares of Class A Common Stock issued upon exercise of Company Options in existence on the Capitalization Date). Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, "Permitted Liens" means:

              (A)  Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports;

              (B)  Liens for current Taxes or other governmental charges not yet due or payable or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the Company Reports;

              (C)  mechanics', carriers', workmen's, repairmen's or other similar Liens that arise or are incurred in the ordinary course of business;

              (D)  solely with respect to the Owned Real Property and the Leased Real Property, (y) other Liens that do not, individually or in the aggregate, materially impact the operations of the Company or any Subsidiary; and (z) zoning, entitlement, conservation restriction and other land use, building restriction and environmental regulations by Governmental Entities which, individually or in the aggregate, would not reasonably be expected to be material;

              (E)  Liens securing debt disclosed in the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports; and

              (F)  other Liens levied, assessed or imposed against, or in any manner affecting, the property (tangible or intangible) of the Company and its Subsidiaries that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.

             (v)  Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013, includes all the Company's Subsidiaries that, as of the date of this Agreement, are "significant subsidiaries" under Rule 1-02(w) of Regulation S-X of the SEC (each a "Significant Subsidiary" and, collectively, the "Significant Subsidiaries") and Section 5.1(b)(v) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each other Subsidiary of the Company. Except as required by applicable securities Law, there are no outstanding obligations of the Company or any of its Subsidiaries, or, to the Company's knowledge, among any security holders of the Company or its Subsidiaries with respect to the Equity Interests of the Company and its Subsidiaries (1) restricting the transfer of; (2) affecting the voting rights of; (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (4) requiring any registration for sale; or (5) granting any preemptive or antidilutive rights with respect to, any shares of the capital stock or other Equity Interests of the Company or any of its Subsidiaries. The Company has delivered or caused to be delivered to Parent true and complete copies of the currently effective certificate of incorporation and bylaws, or equivalent organizational and governing documents, and any amendments thereto, of the Company and each Significant Subsidiary. None of the Company or its Subsidiaries is in violation of its respective organizational or governing documents, except, solely with respect to Subsidiaries, as would not result in material liability to the Company or its Subsidiaries or otherwise interfere in any material respect with the conduct of the Company's and its Subsidiaries' businesses as presently conducted. Other than the Company's Subsidiaries, as set forth in Section 5.1(b)(v) of the Company Disclosure Letter, and any acquisitions permitted under Section 6.1(b), the Company and its Subsidiaries do not directly or indirectly, beneficially or of record, own any Equity Interests in any other Person, or have any obligations or have made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

          (c)    Corporate Authority; Approval and Opinion of Financial Advisor.

              (i)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject, in the case of the consummation of the Merger only, to adoption of this Agreement by the holders of (A) a majority of the issued and outstanding shares of Common Stock voting separately as a class; and (B) a majority of the issued and outstanding shares of Class B Common Stock voting separately as a class, at a stockholders' meeting duly called and held for such purpose (clauses (A) and (B), together, the "Requisite Company Vote"). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

             (ii)  The board of directors of the Company, at a meeting duly called and held, duly adopted resolutions that (A) determined that the terms of this Agreement and the Merger and the other Transactions, on the terms and subject to the conditions set forth in this Agreement, are fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other Transactions and recommended adoption of this Agreement to the holders of Shares (the "Company Recommendation"); (B) directed that this Agreement be submitted to the holders of the issued and outstanding shares of Common Stock and Class B Common Stock for their adoption as promptly as practicable; and (C) authorized and approved the execution, delivery and performance of this Agreement and the Merger and the Transactions by the Company. As of the date of this Agreement, none of the foregoing resolutions have been amended, rescinded or modified in any respect. The board of directors of the Company received the written opinion of Goldman, Sachs & Co., to the effect that, as of the date of such opinion, the aggregate Per Share Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent and its Subsidiaries) (the "Company Fairness Opinion"), and the Company Fairness Opinion has not been modified, revoked or rescinded in any respect as of the date of this Agreement.

          (d)    Governmental Filings; No Violations; Certain Contracts.

              (i)  Other than (A) the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (such proxy statement, as it may be amended or supplemented from time to time, the "Proxy Statement"); (B) (1) the filing of a Notification and Report Form by the Company pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act") and the termination or expiration of the waiting period required thereunder; (2) such filings set forth in Section 5.1(d)(i)(B) of the Company Disclosure Letter that the Company has determined in good faith, after consultation with Parent and outside counsel, are necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws of any jurisdiction; and (3) any other filings necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws of any jurisdiction that result from any facts and circumstances relating to Parent or its Affiliates, including Merger Sub (other than the identity of Parent and its Affiliates, including Merger Sub, and other facts and circumstances relating to Parent and its Affiliates, including Merger Sub, known by the Company or its outside antitrust counsel prior to the date of this Agreement) ((B)(1), (B)(2) and (B)(3) above, collectively, the "Antitrust Consents"); (C) filings required by the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and state securities, takeover and "blue sky" Laws; (D) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware; and (E) any notice pursuant to the rules and regulations of the NASDAQ Global Select Market, the UK Financial Conduct Authority (together with its predecessor entity the Financial Services Authority, the "FCA") or the London Stock Exchange (including the Listing Rules and the Disclosure and Transparency Rules issued by the FCA) (collectively, the "Other Governmental Consents"), and assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.2(d), no notices, reports, declarations, submissions or other filings are required to be made with, nor are any consents, registrations, approvals, Licenses, permits, Orders or authorizations required to be obtained from (collectively, "Consents"), any supranational, national, federal, state, county, provincial, municipal, local or other political subdivision, whether domestic or foreign, of any governmental, quasi-governmental or regulatory authority, agency, commission, body, division, department, bureau, court or other legislative, executive, judicial, taxing or administrative governmental entity, organized securities exchange or arbitral tribunal of competent jurisdiction (each, a "Governmental Entity"), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions, except as may result from any facts or circumstances relating to Parent or its Affiliates, including Merger Sub (other than the identity of Parent and its Affiliates, including Merger Sub, and other facts and circumstances relating to Parent and its Affiliates, including Merger Sub, known by the Company or its outside antitrust counsel prior to the date of this Agreement) and those that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Antitrust Law" means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation (EC) No. 139/2004 of 20th January 2004 on the control of concentrations between undertakings, and all other supranational, national, federal, state, county, provincial, municipal, local, foreign statutes and other statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and all other Laws designed or intended to require advance notification or approval of, or otherwise prohibit, restrict or regulate, a merger or other transaction that may be deemed to have the purpose or effect of monopolizing or restraining trade or lessening competition through merger or acquisition.

             (ii)  The execution, delivery and performance of this Agreement by the Company do not and the consummation by the Company of the Merger and the other Transactions will not (with or without notice or lapse of time, or both), constitute or result in (A) a breach or violation of, or a default under, or conflict with the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, except, solely with respect to Subsidiaries, as would not result in material liability to the Company or its Subsidiaries or otherwise interfere in any material respect with the conduct of the Company's and its Subsidiaries' businesses as presently conducted; or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract or License to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, for purposes of this clause (B), as may result from any facts or circumstances relating to Parent or its Affiliates, including Merger Sub (other than the identity of Parent and its Affiliates, including Merger Sub, and other facts and circumstances relating to Parent and its Affiliates, including Merger Sub, known by the Company prior to the date of this Agreement); or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation or conflict under any Law to which the Company or any of its Subsidiaries, or any of their respective properties or assets, is subject, except, with respect to clauses (B) and (C), for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term "Contract" means any agreement, arrangement, commitment, understanding, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation or other commitment to which a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

          (e)    Company Reports; Internal Controls and Sarbanes-Oxley; Financial Statements.

              (i)  The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act since June 30, 2011, together with all certifications with respect thereto required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") (such filed or furnished forms, statements, certifications, reports and documents, including any amendments thereto, collectively, the "Company Reports"). Each of the Company Reports, at the time of its filing or being furnished complied (or with respect to Company Reports filed after the date hereof, will comply) as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, any rules and regulations promulgated thereunder applicable to the Company Reports and the listing and corporate governance rules and regulations of the NASDAQ Global Select Market. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered, or caused to be delivered, to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since June 30, 2011. To the knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comment (other than with respect to the Proxy Statement). None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

             (ii)  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries. Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the individuals responsible for the preparation of the Company's filings with the SEC on a timely basis. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) and since June 30, 2008 has disclosed to the Company's auditors and the audit committee of the board of directors of the Company (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since June 30, 2008, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in material and questionable accounting or auditing practices. Since June 30, 2008, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to the current board of directors of the Company or any committee thereof or to any current director or executive officer of the Company.

            (iii)  (A) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports including the related notes where applicable (as restated or adjusted in financial statements included in or incorporated by reference into the Company Reports) fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date; and (B) each of the consolidated statements of comprehensive income, changes in stockholders' equity (deficit) and cash flows included in or incorporated by reference into the Company Reports including any related notes where applicable (as restated or adjusted in financial statements included in or incorporated by reference into the Company Reports), fairly presents, in all material respects, the results of operations and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and each of the foregoing financial statements was prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or, in the case of unaudited statements, as permitted by Form 10-Q.

            (iv)  Without limiting the generality of Sections 5.1(e)(i) through 5.1(e)(iii), (A) Ernst & Young LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure; and (B) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since June 30, 2010, no enforcement action has been initiated or, to the knowledge of the Company, threatened in writing against the Company by the SEC relating to disclosures contained in any Company Report.

             (v)  The Company has filed with or furnished to the FCA, and has published, on a timely basis, true and complete copies of all forms, reports, schedules, statements and other documents required to be so filed, furnished or published since June 30, 2011, which such documents comply as to form in all material respects with the Listing Rules, the Prospectus Rules or the Disclosure and Transparency Rules issued by the FCA (collectively, the "FCA Rules") (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, collectively, the "Company FCA Documents"). As of their respective filing or publication date (or, if amended or superseded by a document filed or published prior to the date of this Agreement, then on such filing or publication date), the Company FCA Documents complied in all material respects with the applicable requirements of the UK Financial Services and Markets Act 2000 and the FCA Rules, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company FCA Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (f)    Absence of Certain Changes.    Except for matters relating to the Merger or other Transactions, since June 30, 2013, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice; (ii) there has not been any change in the financial condition or results of operations of the Company and its Subsidiaries, or any event, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) there has not been any action taken by the Company or any of its Subsidiaries since June 30, 2013 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1(b)(iii), (b)(v), (b)(vi), (b)(vii), (b)(viii), (b)(xii), (b)(xiii) and (b)(xv).

          (g)    Proceedings and Liabilities.

              (i)  There are no civil, criminal, administrative, or other Proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its

    Subsidiaries (including by virtue of indemnification or otherwise), or any director, officer or employee (in his or her capacity as such) of the Company or any of its Subsidiaries that (A) would, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted; or (B) as of the date of this Agreement, challenges the validity or propriety of the Merger or otherwise seeks to prevent or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement. As used herein, the terms "to the Company's knowledge," "to the knowledge of the Company" or "known by the Company" mean the actual knowledge of the persons set forth in Section 5.1(g)(i) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, decision, writ, injunction, decree, stipulation, legal or arbitration award, ruling or other finding or agency requirement (collectively, "Orders") of, or promulgated or issued by or with (or settlement or consent agreement subject to) any Governmental Entity that, individually or in the aggregate, (I) has resulted, or would reasonably be expected to result, in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted; or (II) as of the date of this Agreement, challenges the validity or propriety of the Merger or otherwise seeks to prevent or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement.

             (ii)  Except (A) (1) as of the date of this Agreement, as reflected or reserved against in the Company's consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement; and (2) as of the Closing Date, as reflected or reserved against in the Company's consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the Closing Date; (B) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2013; (C) for obligations or liabilities for Taxes incurred in the ordinary course of business which have been paid, or are not yet due and payable or are being contested in good faith, and in each case for which adequate reserves have been established in accordance with GAAP; or (D) for liabilities or obligations incurred under this Agreement or in connection with the Transactions, including the Merger, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company (or the notes thereto) in order for such balance sheet to fairly and completely present the Company's financial position in all material respects.

          (h)    Personal Property.    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary own or lease all of the personal property reflected in the most recent consolidated balance sheet of the Company filed or incorporated by reference in the Company Reports prior to the date of this Agreement, other than (i) personal property sold or otherwise disposed of in the ordinary course of business since June 30, 2013; (ii) molds, tooling or other similar property owned by customers of the Company or its Subsidiaries; and (iii) Intellectual Property (collectively, the "Personal Property"). The Company or its applicable Subsidiary has, and immediately following the Effective Time will continue to have, good and valid title to all material owned Personal Property, and good and valid leasehold interests in all material leased or subleased Personal Property, in each case, free and clear of any Liens, other than (A) Permitted Liens; (B) Liens created as a result of actions or omissions by Parent or Merger Sub after the date of this Agreement; and (C) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (i)    Employee Benefits and Employees.

              (i)  Section 5.1(i)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan. For purposes of this Agreement, "Benefit Plans" shall mean all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not covered by ERISA) or "voluntary employees' beneficiary associations," under Section 501(c)(9) of the Code, in each case covering current or former employees, directors or consultants of the Company or any of its Subsidiaries, and each other benefit or compensation plan, program, policy, practice, Contract, agreement or other arrangement providing retirement, severance, termination or change in control payments, deferred compensation, vacation, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is maintained or contributed to, or required to be maintained or contributed to, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of its Subsidiaries. For purposes of this Agreement, the term "plan," when used with respect to a Non-U.S. Benefit Plan, shall mean a "scheme" or other employee benefit program or arrangement in accordance with specific country usage. For purposes of this Agreement, the term "Non-U.S. Benefit Plan" means each Benefit Plan that is not a U.S. Benefit Plan, including each Benefit Plan maintained primarily for the benefit of employees outside of the United States and the term "U.S. Benefit Plan" means each Benefit Plan that is maintained primarily for the benefit of employees within the United States.

             (ii)  With respect to all Benefit Plans, the following have been made available to Parent by the Company: (A) correct and complete copies of all material Benefit Plans and any amendments thereto; (B) written summaries of any material Benefit Plan not in writing and all related trust documents; (C) all material insurance contracts or other material funding arrangements to the degree applicable; (D) the two most recent annual Forms 5500 (including any applicable schedules and attachments thereto) and annual financial reports for the Benefit Plans (where required) and, for Non-U.S. Benefit Plans, the most recently prepared audited financial statements required to be prepared under applicable Laws or GAAP; (E) the most recent determination or opinion letter from the Internal Revenue Service (the "IRS") (where required); (F) the most recent summaries or communications to employees describing the terms of a Benefit Plan, including the most recent summary plan descriptions, summary of benefits and coverage and summaries of material modifications for the material Benefit Plans, and any other summaries or communications to employees distributed within the last year describing the terms of a Benefit Plan; and (G) for any defined benefit Benefit Plans and post-retirement health and welfare benefits, the most recent actuarial valuation.

            (iii)  Each U.S. Benefit Plan, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan"), has been established, operated and administered in compliance with its terms, applicable Laws, including ERISA and the Code, and any collective bargaining, union, labor or similar Contract, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each such U.S. Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and any related trust agreement that is intended to be tax exempt under Section 501(a) of the Code have received a timely favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the knowledge of the Company, nothing has occurred with respect to any such U.S. Benefit Plan or trust that would reasonably be expected to cause the loss of such "qualified" or "exempt"

    status, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

            (iv)  (A) There has not been any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to a material Tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code. Except for any Equity Interests of the Company reserved for issuance under the Stock Plans and the Company ESPP, no Equity Interest of the Company or any of its Subsidiaries is or was a part of the assets of, or was granted, issued under or available for issuance under, any Benefit Plan. For purposes of this Agreement, "ERISA Affiliate" means all Persons (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a "single employer" within the meaning of Section 414 of the Code.

              (B)  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate (w) maintains or contributes to or has within the past six years maintained or contributed to any Benefit Plan that is subject to Subtitles C or D of Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (x) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan; (y) has or could reasonably be expected to have any material liability, contingent or otherwise, under Title IV of ERISA with respect to any Benefit Plan; or (z) maintains or contributes to or has within the past six years maintained or contributed to a "multiple employer plan" (within the meaning of ERISA and the Code) or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

              (C)  There is no pending or, to the knowledge of the Company, threatened Proceedings relating to the U.S. Benefit Plans except for claims for benefits which are payable in the ordinary course or that would, individually or in the aggregate, result in a material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any U.S. Benefit Plan or collective bargaining agreement or as required by applicable Law.

              (D)  Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state Law with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or the corresponding provision of any state Law.

              (E)  Except as may be required by applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to create any additional material Benefit Plans, or to amend or modify any existing material Benefit Plan in such a manner as to increase the cost of such Benefit Plan to the Company or any Subsidiary.

              (F)  None of the Company or any Subsidiary has entered into (or agreed to enter into) any Contract, agreement or arrangement with any officer or director of the Company or any Subsidiary in connection with or in contemplation of the Merger.

              (G)  No payment or other entitlement which is or may be made to any Person, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be expected to be characterized as an "excess parachute payment" under Section 280G of the Code. No Benefit Plan or other agreement provides any Person with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise, penalty or additional Taxes imposed under Section 409A or 4999 of the Code and neither the Company nor any of its Subsidiaries has any contractual obligation to, or agreement with, any individual to cause a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code to comply with Section 409A of the Code.

              (H)  All Non-U.S. Benefit Plans have been established, operated and administered in compliance with their terms, applicable local Law, and any collective bargaining, union, labor or similar Contract, and all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Laws or the terms of such Non-U.S. Benefit Plan have been timely made or, if applicable, accrued in accordance with customary accounting practices. The Company and its Subsidiaries have no unfunded liabilities with respect to any Non-U.S. Benefit Plan and no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of any Non-U.S. Benefit Plan. To the extent any Non-U.S. Benefit Plan is intended to qualify for special tax treatment, it meets all requirements for such treatment and, to the extent any Non-U.S. Benefit Plan is required to be registered with a Governmental Entity, it is maintained in good standing with such Governmental Entity. There are no pending or, to the knowledge of the Company, threatened Proceedings relating to Non-U.S. Benefit Plans except for claims for benefits which are payable in the ordinary course.

             (v)  None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (A) entitle any current or former employees, directors or consultants of the Company or any of its Subsidiaries to any compensation or benefit; (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Benefit Plan; or (C) result in any breach or violation of or default under, or limit the Company's right to amend, modify or terminate, any Benefit Plan.

            (vi)  Each of the Company and its Subsidiaries is in material compliance in all respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, compensation and benefits and wages and hours (including with respect to the classification of Persons as independent contractors rather than employees and the inclusion or exclusion of Persons who have performed services for the Company or any of its Subsidiaries from participation in any Benefit Plan).

           (vii)  Neither the Company nor any of its Subsidiaries is a party to any Contract regarding collective bargaining or other Contract with any labor union or association or works council representing any employee or other service provider of the Company or any of its Subsidiaries, nor does any labor union or collective bargaining agent or works council or employee representative congress represent any employee or other service provider of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened, and during the past five years have not been any, (A) material labor strike, slow-down, work stoppage or arbitration involving the Company or any of its Subsidiaries; (B) union organizing activities concerning any employees or other service providers of the Company or any of its Subsidiaries; or (C) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, unfair labor practice charges or complaints.

          (viii)  The Company and its Subsidiaries have completed the works council and trade union notifications and consultations they are required by applicable Laws to have completed prior to the date hereof in connection with this Agreement, the Transactions and their respective effects and shall have complied with all other notification, consultation and similar obligations (whether statutory or contractual) of the Company and its Subsidiaries required to be complied with by them prior to the date hereof in connection with this Agreement, the Transactions and their respective effects.

          (j)    Compliance with Laws; Licenses; Regulatory Matters.

              (i)  Since June 30, 2008, the Company and its Subsidiaries have not been, and are not, in conflict with, default under or in violation of, or charged by any Governmental Entity or third party with a violation of or non-compliance with, any supranational, national, federal, state, county, provincial, municipal, local, foreign or common law, statute, treaty, ordinance, judgment, decree, injunction, writ, certificate, notice, by-law, regulation, arbitration award or finding, ordinance, or any rule, policy, guidance, regulation, standard, License of, or other requirements, policies or instruments, issued, promulgated, adopted or entered into by or with, any Governmental Entity (collectively, "Laws") applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted. Since June 30, 2008, no written notice, charge, allegation or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any actual or potential violation of or non-compliance with any of the foregoing. Neither the Company nor any of its Subsidiaries is, or since June 30, 2008 has been, the subject of a Proceeding or review, or, to the knowledge of the Company, any threatened Proceeding or review, by any Governmental Entity with respect to the Company or any of its Subsidiaries, where such Proceeding or review, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.

             (ii)  The Company and each of its Subsidiaries (A) has obtained all permits, licenses, certifications, approvals, registrations, consents, authorizations, restrictions, certificates, Orders, clearances, franchises, variances, exemptions and orders issued or granted by a Governmental Entity or third party (collectively, "Licenses") necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted; (B) is and since June 30, 2008 has been in compliance with all such Licenses; and (C) all such Licenses are valid and in full force and effect, except, in the case of clauses (B) and (C), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. No suspension, modification (except for any modification that would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted), revocation or cancellation of any of the Licenses is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company as of the date hereof, do reasonable grounds exist for any such action.

            (iii)  Neither the Company nor any of its Subsidiaries, nor any of their respective Representatives (in their capacities as such), since June 30, 2008 (A) has violated any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected that would result, or would reasonably be expected to result, in the imposition of a criminal sentence, criminal penalty or criminal fine or other criminal liability with respect to the Company, any of its Subsidiaries or any of their respective Representatives (in their capacities as such) (any such Law, a "Criminal Law"); or (B) has been charged by any Governmental Entity with any such violation of any Criminal Law. To the knowledge of the Company, as of the date hereof, there are no other such violations or charges with respect to the Company, any of its Subsidiaries or any of their respective directors, officers or employees (in their capacities as such). To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives (in their capacities as such), is or since June 30, 2008 has been, the subject of an investigation (including any request for information or subpoena request with respect thereto) regarding the actual or potential violation of any Criminal Law, nor has any such investigation been threatened in writing, by any Governmental Entity with respect to the Company or any of its Subsidiaries, or any of their respective directors, officers or employees (in their capacities as such), where such investigation, if determined adversely to the Company, any of its Subsidiaries, or any of their respective directors, officers or employees (in their capacities as such), would reasonably be expected to result in the imposition of a criminal sentence, criminal penalty or criminal fine, or other criminal liability with respect to the Company, any of its Subsidiaries or any of their respective directors, officers or employees (in their capacities as such).

          (k)    Material Contracts.

              (i)  Section 5.1(k)(i) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Contract to which the Company or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, and which falls within any of the categories listed below (each Contract of the type described in this Section 5.1(k)(i) and Sections 5.1(i)(i) and (i)(vii) of the Company Disclosure Letter, together with this Agreement, the Contracts filed, or incorporated by reference, as exhibits to the Company Reports and each Contract entered into after the date of this Agreement that, if existing on the date hereof, would be of the type described in this Section 5.1(k)(i) or Sections 5.1(i)(i) and (i)(vii) of the Company Disclosure Letter is referred to herein as a "Material Contract"):

              (A)  (1) any Contract that limits or purports to limit, curtail or restrict, in any respect, the freedom of the Company, any of its Subsidiaries or any of the Company's current or future Affiliates (including Parent and its Affiliates after the Effective Time) to engage in any line of business, compete with any Person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area; or (2) any material Contract that includes "take or pay," "requirements" or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of 60 days or less;

              (B)  any joint venture, partnership, strategic alliance partnership, limited liability or other similar agreement or arrangement related to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any of its Subsidiaries owns any interest, except for any such Contract exclusively between or among the Company and any wholly-owned Subsidiary of the Company;

              (C)  any Contract (other than any Contract with a Significant Customer or Significant Supplier) that involves aggregate expenditures or receipts in excess of $75,000,000, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of 60 days or less;

              (D)  any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company of any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or businesses;

              (E)  any Contract for any acquisition or sale of a Person or any division thereof (whether of equity or of assets or liabilities) (1) with a purchase price in excess of $25,000,000 entered into since June 30, 2008; (2) that contains ongoing "earn-out" or other contingent payment obligations; or (3) that contains ongoing indemnification obligations (excluding customary indemnification as to title, authority and other fundamental representations);

              (F)  any Contract relating to indebtedness for borrowed money or any financial guaranty (including any guaranty by the Company or its Subsidiaries of any obligations of any third party) (1) in excess of $50,000,000 individually; or (2) relating to the creation of any Lien, other than Permitted Liens, with respect to any material asset of the Company or any of its Subsidiaries;

              (G)  each lease, sublease, license or Ground Lease for each Material Leased Real Property;

              (H)  any Contract with any Significant Customer or Significant Supplier;

              (I)   any Contract with any Governmental Entity;

              (J)   any Contract with respect to Intellectual Property that is material to the conduct of the Company's business, as presently conducted;

              (K)  any employment, retirement, consulting, management, severance, change of control, retention, termination, indemnification or similar compensation or benefits Contract with any director, officer, employee, consultant or independent contractor which Contract provides for aggregate compensation from the Company or any of its Subsidiaries in excess of $1,000,000; except for (1) any such Contract required by applicable Law in any jurisdiction outside the United States; (2) any such employment or consulting Contract with annual payments that do not exceed $100,000; and (3) any such consulting Contract with a Person other than a director, officer, employee or former employee of the Company entered into in the ordinary course of business consistent with past practice; or

              (L)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

             (ii)  Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Material Contracts is a valid, binding and enforceable obligation of the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, in accordance with its terms and is in full force and effect, and the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Company's knowledge, each other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted, (A) the Company and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default under any Material Contract; (B) to the knowledge of the Company, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and (C) neither the Company nor any of its Subsidiaries has received written notice from any other party to any Material Contract, and otherwise the Company has no knowledge, of any intention to cancel or terminate such Material Contract.

          (l)    Real Property.

              (i)  The Company or its applicable Subsidiary has good, valid and marketable fee simple title to each parcel of real property and interests in real property, including any improvements, buildings or other structures thereon, and all buildings and improvements on any parcel of real property leased, used or occupied pursuant to a Ground Lease, owned by the Company or any of its Subsidiaries (collectively, the "Owned Real Property"), free and clear of any Liens, other than (A) Permitted Liens; and (B) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Section 5.1(l)(i) of the Company Disclosure Letter sets forth a true and complete list of all Owned Real Property.

             (ii)  The Company or its applicable Subsidiary has good and valid leasehold, subleasehold, license or other contractual interest, as applicable, in each material parcel of real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (other than Owned Real Property), including any improvements, buildings or other structures thereon (collectively, the "Leased Real Property"), free and clear of any Liens, other than (A) Permitted Liens; and (B) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received a notice of default under any lease or sublease with respect to any Leased Real Property, except for breaches that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Section 5.1(l)(ii) of the Company Disclosure Letter sets forth a true and complete list of Leased Real Property (including its address) (1) at which any product of the Company or any of its Subsidiaries is manufactured; or (2) that is leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries pursuant to (x) any ground lease or similar Contract for the lease, use, or occupancy of real property upon which the Company or any of its Subsidiaries has constructed, or has the right to construct, buildings or other improvements (a "Ground Lease"); or (y) any Contract with annual lease payments of more than $10,000,000 (collectively, the "Material Leased Real Property").

            (iii)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and there are no such Proceedings threatened, affecting any portion of the Owned Real Property or the Leased Real Property; (B) neither the Company nor any of its Subsidiaries has received written notice of the existence of any pending Proceeding, and, to the knowledge of the Company, there is no such Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Owned Real Property and the Leased Real Property; (C) all buildings, structures, improvements and fixtures located on, under, over or within the Owned Real Property and the Leased Real Property are structurally sound, are in a state of good operating condition and repair, subject to reasonable wear and tear, and are sufficient for the ordinary conduct of business as currently conducted; and (D) each parcel of the Owned Real Property and the Leased Real Property is in compliance with all existing Laws applicable to such parcel of the Owned Real Property and the Leased Real Property.

          (m)    Takeover Statutes.    The board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement, the Voting Agreements, the Merger and the other Transactions the restrictions on business combinations contained in Section 203 of the DGCL and all takeover-related provisions set forth in the certificate of incorporation or bylaws of the Company (including Article Thirteenth of the certificate of incorporation of the Company), without any further action on the part of the stockholders or the board of directors of the Company. No other Takeover Laws apply or purport to apply to the Merger or any other transaction contemplated by this Agreement or the Voting Agreements other than as a result of any facts or circumstances relating to Parent or its Affiliates, including Merger Sub (other than the identity of Parent and its Affiliates, including Merger Sub, and other facts and circumstances relating to Parent and its Affiliates, including Merger Sub, known by the Company prior to the date of this Agreement). The Company does not have any stockholders rights plan, "poison pill" or similar arrangement in effect.

          (n)    Environmental Matters.    Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries are now and for the last five years have been in compliance with all applicable Environmental Laws and each has all Environmental Permits necessary for the conduct and operation of the business now being conducted; (ii) neither the Company nor any of its Subsidiaries nor any other Person (during the period of the Company's or any of its Subsidiaries' ownership, occupation or use thereof), has released any Hazardous Materials on, under or emanating from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and to the knowledge of the Company, none of the Company or any of its Subsidiaries has transported or arranged for the transport of Hazardous Materials to any off-site location, except, in each case, in full compliance with all applicable Environmental Laws and Environmental Permits; (iii) none of the Company or any of its Subsidiaries have entered into or agreed to any consent order, decree or Contract, or are subject to any judgment, settlement, agreement or Order relating to compliance with or liability under any Environmental Law; and (iv) there are no administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices, investigations, reviews or Proceedings pending or, to the knowledge of the Company, threatened regarding any release or threatened release of Hazardous Materials or alleged, actual or potential violation of, or non-compliance with, any Environmental Law or Environmental Permit, including any of the foregoing (A) by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law or Environmental Permit; and (B) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety, natural resources or the Environment. To the Company's knowledge, the Company has made available true and complete copies of all Phase I and Phase II environmental site assessments prepared in the past five years and in possession or control of or reasonably available to the Company or any of its Subsidiaries pertaining to any property currently or formerly owned or leased by the Company or any of its Subsidiaries.

          For the purposes of this Agreement, the following terms shall have the meanings assigned below:

          "Environment" means soil, water (including navigable waters, oceans, streams, ponds, reservoirs, drainage basins, wetlands, surface waters, ground waters, drinking waters and water vapor), land, stream sediments, surface or subsurface strata, ambient air, indoor air, noise, plant life, animal life and all other environmental media or natural resources including any material or substance used in the physical structure of any improvement, building or other structure.

          "Environmental Laws" means any Laws, Licenses, intergovernmental agreements, or Orders which regulate, impose liability or responsibility for or otherwise relate to: (x) the protection, preservation, clean up or restoration of the Environment or natural resources; (y) the registration, labeling, manufacture, handling, use, treatment, placing on the market, storage, transportation, trans boundary movement, presence, collection, disposal, release or threatened release of any chemicals, substances, preparations or Hazardous Materials; or (z) the health and safety of persons or property, including protection of the health and safety of employees.

          "Environmental Permits" means any permit, approval, identification number, license or other authorization or License required under any Environmental Law.

          "Hazardous Materials" means (x) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, greenhouse gasses, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances; and (y) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited, controlled or regulated by or pursuant to, any Environmental Law.

          (o)    Taxes.

              (i)  All income, franchise and other material Tax Returns that are required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings); all such Tax Returns are complete and accurate in all material respects, and all income, franchise and other material amounts of Tax due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Returns) have been duly and timely paid (after giving effect to any valid extensions of time in which to make such filings or payments), except with respect to matters contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP. The Company has delivered or made available to Parent true and complete copies of all income Tax Returns of each of the Company and its Subsidiaries most recently filed with federal Governmental Entities in Japan, the People's Republic of China, the Republic of Korea and the United States. No written claim that could give rise to Taxes has been made to the Company or any of its Subsidiaries within the previous six years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns.

             (ii)  Since the date of the most recent Company consolidated balance sheet included in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

            (iii)  The Company and each of its Subsidiaries have complied in all material respects with applicable Law (including any record-keeping and documentation requirements related to sales tax and escheat and unclaimed property) related to withholding and payment of Taxes, including Taxes required to be withheld and timely paid to the appropriate authorities with respect to amounts paid to any third party (including income, social security and employment Tax withholding for all types of compensation).

            (iv)  No issues that have been raised by the relevant taxing authority in writing in connection with any examination of the Tax Returns referred to in clause (i) above are currently pending, and no such Tax Return is currently the subject of any Proceeding by any taxing authority nor has the Company or any of its Subsidiaries received any written notice from a taxing authority that it intends to conduct any such Proceeding. There are no matters under discussion with any Governmental Entities with respect to Taxes other than matters that have been disclosed in the Tax Returns provided to Parent prior to the date hereof or the financial statements of the Company or any of its Subsidiaries contained in the Company Reports or otherwise provided to Parent prior to the date hereof. All deficiencies asserted or assessments made for Taxes, if any, have been paid in full, settled or withdrawn. None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which waiver has not expired or been terminated. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been sought from, entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries within the previous six years that could materially increase the amount of Taxes of the Company or any of its Subsidiaries.

             (v)  Neither the Company nor any of its Subsidiaries is a party to any Contract providing for the allocation, sharing of or indemnification for Taxes with a Person other than the Company or a wholly-owned Subsidiary.

            (vi)  There are no Liens on any assets of any of the Company or any of its Subsidiaries for Taxes other than Liens for current Taxes not yet due and payable.

           (vii)  Neither the Company nor any of its Subsidiaries (A) has engaged in any transaction that gives rise to a disclosure obligation as a "reportable transaction" (other than a "loss transaction") under Section 6011 of the Code and Treasury Regulations thereunder during any open tax periods which have not been properly disclosed on a Tax Return delivered or made available to Parent; (B) has ever been a member of any consolidated, combined, unitary or similar Tax group other than a group of which the Company is the common parent; or (C) has any material liability for the Taxes of any Person (other than the Company or any of its wholly-owned Subsidiaries) as a transferee or successor, or otherwise.

          As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes") means all income, profits, franchise, gross receipts, capital, net worth sales, transfer, inventory, environmental, customs duty, capital stock, severances, stamp, occupation, payroll, sales, employment, social security, unemployment, disability, use, property, withholding, excise, escheat or unclaimed property, production, value added, license, occupancy and other taxes, fees, levies, customs, duties or assessments of any nature whatsoever imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and (ii) the term "Tax Return" means all returns and reports (including claims for refunds, elections, declarations, disclosures, schedules, attachments, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (p)    Intellectual Property.

              (i)  Section 5.1(p)(i) of the Company Disclosure Letter sets forth a complete and accurate list of the Company Registered Intellectual Property (other than domain name registrations), whether such Company Registered Intellectual Property is wholly owned or jointly owned by the Company and its Subsidiaries, as of July 25, 2013, and there have been no material changes to the list set forth in Section 5.1(p)(i) of the Company Disclosure Letter since July 25, 2013. The Company Registered Intellectual Property is valid, subsisting and enforceable, and, except as would not reasonably be expected to interfere in any material respect with the conduct of the respective businesses of the Company or any of its Subsidiaries as currently conducted, is not subject to any outstanding Order of any Governmental Entity or officially recognized registrar or agreement affecting the Company's or any of its Subsidiaries' use of, or its rights to, such Company Registered Intellectual Property. Without limiting the foregoing, and, except as would not reasonably be expected to interfere in any material respect with the conduct of the respective businesses of the Company or any of its Subsidiaries as currently conducted, the Company Registered Intellectual Property has not been abandoned or cancelled and all registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all material documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant Governmental Entities or officially recognized registrars for the purposes of prosecuting, maintaining and perfecting the Company's and its Subsidiaries' interest in the Company Registered Intellectual Property.

             (ii)  The Company or one of its Subsidiaries is the sole and exclusive owner of all material Company Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. No Proceeding is pending, or to the Company's knowledge, is threatened in writing, challenging the legality, validity, enforceability, registration, ownership or use of any material Company Owned Intellectual Property.

            (iii)  (A) The Company and its Subsidiaries have valid rights to use all Intellectual Property necessary for, and actually used in, their respective businesses as presently conducted, except where the failure to have such rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (B) neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger and the other Transactions, will result in the loss or material impairment of, or give rise to the right of any Person to terminate, limit, or condition the exercise of, any right of the Company or any of its Subsidiaries in or to any Intellectual Property material to the conduct of the Company's business as presently conducted.

            (iv)  To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, dilution, misappropriation, or other violation of any material Company Owned Intellectual Property by any third party. Neither the Company nor any of its Subsidiaries has any pending Proceeding for infringement, dilution, misappropriation, unfair competition or trade practice or other violation of, or otherwise related to, any material Company Owned Intellectual Property.

             (v)  To the knowledge of the Company, the operation by the Company and its Subsidiaries of their respective businesses (A) has not infringed, diluted, misappropriated or otherwise violated, and does not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (B) has not constituted and does not constitute unfair competition or trade practices under applicable Law in any material respect. No Proceeding is pending, or, to the knowledge of the Company, is threatened in writing, alleging any such infringement, dilution, misappropriation, other violation, or unfair competition or trade practice. Neither the Company nor any of its Subsidiaries has received a request or demand from any customer or other Person to indemnify it against any claim of infringement, dilution, misappropriation, or other violation of Intellectual Property brought or threatened by a third party that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries, or the restriction of the Company, its Subsidiaries or any of their customers or suppliers from the use or exploitation of the products, technology or Intellectual Property of the Company or any of its Subsidiaries in any material respect.

            (vi)  For purposes of this Agreement, the following terms have the following meanings:

            "Company Owned Intellectual Property" means any and all Intellectual Property that is owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

            "Company Registered Intellectual Property" means any and all Company Owned Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Entity, domain name registrar or other officially recognized registrar for Intellectual Property.

            "Intellectual Property" means all intellectual property and proprietary rights, including (1) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) all inventions (whether or not patentable), patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (3) confidential information, trade secrets and know-how; (4) copyrightable works of authorship (including databases and other compilations of information), copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (5) intellectual property rights in databases and other compilations of information; and (6) computer software.

          (q)    Prohibited Payments.

              (i)  Neither the Company nor any of its Subsidiaries, nor any of their respective Representatives acting on behalf of the Company or its Subsidiaries has, in the past five years, directly or indirectly through its Representatives or any other Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), (A) taken any action in violation of any applicable Anti-corruption Laws; or (B) paid, offered, promised to pay, or authorized the payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any Government Official (including employees of government-owned or controlled entities), any political party or candidate for political office or to any other Person (collectively, a "Proscribed Recipient"): (1) for the purpose of (v) influencing any act or decision of such Proscribed Recipient; (w) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity; (x) assisting the Company or any of its Subsidiaries or any of their respective Representatives in obtaining or retaining business for or with, or directing business to, any Person; (y) securing any improper advantage; or (z) inducing such Proscribed Recipient to influence or affect any act or decision of any Governmental Entity; or (2) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. The Company and its Subsidiaries have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), including maintaining adequate internal controls as required by the FCPA and complying with the recordkeeping provisions of the FCPA. Since June 30, 2008, neither the Company nor any of its Subsidiaries has received any communication from a Governmental Entity that alleges that the Company or any of its Subsidiaries, or any Representative (as defined below) thereof, is or may be in material violation of, or has, or may have, any unresolved material liability under, any Anti-corruption Laws. For purposes of this Agreement, "Anti-corruption Laws" means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any of its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

             (ii)  Since June 30, 2008, the Company and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. Since June 30, 2008, there have been no false or fictitious entries made in the books and records of the Company or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and the Company and its Subsidiaries have not established or maintained a secret or unrecorded fund. For purposes of this Agreement, "Government Official" means (A) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity; (B) any political party or party official or candidate for political office; or (C) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (A) or (B) of this definition.

            (iii)  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of its or their employees (in the context of their employment) has been convicted of violating any Anti-corruption Laws or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any applicable Anti-corruption Laws.

          (r)    Insurance.    Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) all insurance policies maintained by the Company and its Subsidiaries (collectively, "Insurance Policies") are in full force and effect and all premiums due and payable thereon have been paid; (ii) neither the Company nor any of its Subsidiaries is in breach or default of any of the Insurance Policies, and neither the Company nor any Subsidiary has taken any action or failed to take any action which (with or without notice or the lapse of time or both) would constitute such a breach or default or permit termination or modification of any of the Insurance Policies; and (iii) the Company has not received any notice of termination or cancellation or denial of coverage with respect to any Insurance Policy.

          (s)    Information Supplied.    None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement or any other filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC or the FCA in connection with the Transactions (collectively, and together with the Proxy Statement, and any amendments thereof or supplements thereto, the "Transaction Filings") will, when filed with the SEC or the FCA, as applicable, when distributed or disseminated to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or on behalf of Parent or Merger Sub or their respective Representatives in writing specifically for including or incorporation by reference in the Transaction Filings.

          (t)    Brokers and Finders.    The Company and each of its Subsidiaries has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees payable by the Company or any of its Subsidiaries in connection with the Merger or the other Transactions, except that the Company has engaged William Blair & Company, L.L.C.,

  BDT & Company, LLC and Goldman, Sachs & Co. as its financial advisors. The Company has made available to Parent complete and accurate copies of all agreements pursuant to which such advisors are entitled to any fees and expenses in connection with the Merger or the other Transactions, except to the extent such agreements have been redacted with respect to pricing incentives thresholds.

          (u)    Related Party Transactions.    There are no transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries are parties, on the one hand, and any Affiliates of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Neither the Company nor any of its Subsidiaries is party to any Contract or other transaction with any Person party to the Voting Agreements or any familial relative of such Persons except as described in the Company Reports or for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice.

          (v)    Customers and Suppliers.

              (i)  Section 5.1(v)(i) of the Company Disclosure Letter sets forth a list showing the twenty largest customers of the Company and its Subsidiaries by total sales by the Company and its Subsidiaries, taken as a whole, during the twelve month period ending on June 30, 2013 (each, a "Significant Customer"). Since June 30, 2012, to the knowledge of the Company, no Significant Customer has indicated an intention to (A) terminate its relationship with, or otherwise stop purchasing products from, the Company or its Subsidiaries; or (B) change, materially and adversely, the terms and conditions on which it purchases products from the Company or its Subsidiaries.

             (ii)  Section 5.1(v)(ii) of the Company Disclosure Letter sets forth a list showing the ten largest suppliers of the Company and its Subsidiaries by gross sales to the Company and its Subsidiaries, taken as a whole, during the twelve month period ending on June 30, 2013 (each, a "Significant Supplier"). Since June 30, 2012, to the knowledge of the Company, no Significant Supplier has indicated an intention to (A) terminate its relationship with, or otherwise stop supplying, the Company or its Subsidiaries; or (B) change, materially and adversely, the terms and conditions on which it is prepared to supply the Company or its Subsidiaries.

          (w)    Export Controls.

              (i)  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective Representatives (in each case, acting in their capacities as such), has had any reasonable basis for believing that, in the past five years, any of the foregoing Persons has violated any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. The Company has delivered to Parent true and complete copies of each Contract between the Company or any of its Subsidiaries and any Person engaged in international trade or export on behalf of the Company or any of its Subsidiaries (including any Person identified on the

    U.S. Department of the Treasury's Specially Designated Nationals List), the execution or performance of which by the Company or any of its Subsidiaries would, absent a License, result in a violation of any of the Laws set forth in this Section 5.1(w)(i) (for purposes of this Section 5.1(w)(i), without regard to the existence or validity of such License).

             (ii)  The Company and its Subsidiaries have obtained all material export Licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, software and technology.

            (iii)  There are no material, pending or, to the knowledge of the Company, threatened civil, criminal or administrative Proceedings, settlements or enforcement actions, involving the Company or any of its Subsidiaries in any way relating to Laws identified in Section 5.1(w)(i).

            (iv)  In addition, the Company and its Subsidiaries are not engaged in any activities to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Entity within, and any Person organized or domiciled in or that is a citizen of, Cuba, Iran, the Republic of North Korea, the Republic of the Sudan or Syria.

          (x)    Competition and Antitrust Compliance.    Neither the Company nor any of its Subsidiaries is, or since June 30, 2008 has been, in conflict with, default under or violation of, or is being or, since June 30, 2008, has been charged by any Governmental Entity with, or to the knowledge of the Company, investigated for, a violation of any Antitrust Law applicable to the Company or any of its Subsidiaries. To the knowledge of the Company, no investigation or review by any Governmental Entity under any Antitrust Law with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

          (y)    Acknowledgement by the Company.    The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 5.2. The representations and warranties by Parent and Merger Sub contained in Section 5.2 constitute the sole and exclusive representations and warranties of Parent, Merger Sub and their respective Subsidiaries and Representatives in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Parent and Merger Sub. The foregoing shall not limit the Company's right to pursue claims for fraud by Parent, Merger Sub or their respective Affiliates or Representatives in connection with the Transactions.

        5.2.    Representations and Warranties of Parent and Merger Sub.     Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

          (a)    Organization, Good Standing and Qualification.    Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          As used herein, the term "Parent Material Adverse Effect" means any event, change, effect, occurrence, state of facts or development that, individually or in the aggregate with all other events, changes, effects, occurrences, states of facts or developments, prevents or delays beyond the Outside Date, or would be reasonably expected to prevent or delay beyond the Outside Date, consummation of the Merger or the performance by Parent or Merger Sub of any of their respective material obligations under this Agreement.

          (b)    Capitalization of Merger Sub.    The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Merger and the other Transactions.

          (c)    Corporate Authority; Approval.

              (i)  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger or the other Transactions. The vote or consent of Parent or its wholly-owned Subsidiary as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions subject, in the case of the consummation of the Merger only, to the adoption of this Agreement by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

             (ii)  The board of directors of Parent has, at a meeting duly called and held, and the board of directors of Merger Sub has, by written consent in lieu thereof, duly adopted resolutions that (A) determined that the terms of this Agreement and the Merger and the other Transactions are fair to, on the terms and subject to the conditions set forth in this Agreement, and in the best interests of, Parent, Merger Sub and their respective stockholders, approved and declared advisable this Agreement and the Merger and the other Transactions and the board of directors of Merger Sub has resolved to recommend adoption of this Agreement to its sole stockholder; and (B) the board of directors of Merger Sub has directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption; and (C) authorized and approved the execution, delivery and performance of this Agreement and the Merger and the other Transactions by Parent and Merger Sub. Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement promptly following the execution and delivery by the Company of this Agreement. As of the date of this Agreement, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

          (d)    Governmental Filings; No Violations; Etc.

              (i)  Other than (A) the filing of a Notification and Report Form by Parent pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder; (B) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws;

    (C) filings required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and "blue sky" Laws; and (D) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, and assuming the accuracy of the representations and warranties of the Company in Section 5.1(d), no notices, reports, declarations, submissions or other filings are required to be made with, nor are any Consents required to be obtained from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

             (ii)  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not (with or without notice or lapse of time, or both), constitute or result in (A) a breach or violation of, or a default under, or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub; (B) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract or License to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected; or (C) assuming compliance with the matters referred to in Section 5.2(d)(i), a violation or conflict under any Law to which Parent or Merger Sub or any of their respective Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

            (iii)  None of Parent, Merger Sub or any of their respective intermediate or ultimate corporate parents (as such terms are defined in 31 C.F.R. 800.219) are (A) foreign persons (as defined in 31 C.F.R. 800.216); or (B) foreign entities (as defined in 31 C.F.R. 800.212).

          (e)    Proceedings.    There are no civil, criminal or administrative or other Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective Subsidiaries (including by virtue of indemnification or otherwise), or any director, officer or employee (in his or her capacity as such) of Parent or Merger Sub or their respective Subsidiaries, except for those that, individually or in the aggregate, if determined adversely to Parent or Merger Sub would not reasonably be expected to result in a Parent Material Adverse Effect. For purposes of this Agreement, the terms "to Parent's knowledge" or "to the knowledge of Parent" mean the actual knowledge of the persons serving as executive officers of Parent as of the date of this Agreement. As of the date of this Agreement, neither Parent nor Merger Sub is a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Parent Material Adverse Effect.

          (f)    Information Supplied.    None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Transaction Filings will, when filed with the SEC or the FCA, as applicable, when distributed or disseminated to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information provided by or on behalf of the Company or its Representatives in writing specifically for incorporation by reference in the Transaction Filings.

          (g)    Ownership of Shares.    Before the action of the board of directors of the Company on September 6, 2013, neither Parent nor any of its Affiliates was during the last three years an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company. For purposes of this Agreement, the term "Affiliate" and the term "Associate" when used with respect to any party shall mean any Person that is an "affiliate" or "associate" of that party within the meaning of Rule 405 promulgated under the Securities Act; provided, that, notwithstanding the foregoing, for purposes of this Section 5.2(g) the term "Affiliate" and the term "Associate" when used with respect to any party shall mean any Person that is an "affiliate" or "associate" of that party within the meaning of Section 203 of the DGCL.

          (h)    Available Funds.    Parent and Merger Sub have available to them, and as of the Effective Time will have available to them, sufficient funds to satisfy all of their respective obligations under this Agreement.

          (i)    Brokers and Finders.    As of the date of this Agreement, neither Parent nor Merger Sub, nor any of their respective Subsidiaries, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees payable by Parent, Merger Sub or any of their respective Subsidiaries in connection with the Merger or the other Transactions.

          (j)    Acknowledgement by Parent.    Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 5.1. The representations and warranties by the Company contained in Section 5.1 constitute the sole and exclusive representations and warranties of the Company, its Subsidiaries and their respective Representatives in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by the Company. The foregoing shall not limit Parents' or Merger Sub's right to pursue claims for fraud by the Company or any of its Subsidiaries or their respective Affiliates or Representatives in connection with the Transactions.

ARTICLE VI

COVENANTS

        6.1.    Interim Operations.

          (a)   The Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, after the date of this Agreement until the Effective Time, except (i) as otherwise expressly contemplated by this Agreement; (ii) as expressly required by applicable Law; (iii) as Parent may approve in writing (which such approval shall not be unreasonably withheld, conditioned or delayed); or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, (A) conduct its business only in the ordinary course of business consistent with past practice; and (B) use its reasonable best efforts to preserve intact its business organization and legal structure and keep available the services of its current officers, employees and consultants and preserve the goodwill and current relationships with its customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations.

          (b)   In furtherance of, and without limiting, the foregoing Section 6.1(a), from the date of this Agreement until the Effective Time, except (w) as otherwise expressly contemplated by this Agreement; (x) as expressly required by applicable Law; (y) as Parent may approve in writing (which such approval shall not be unreasonably withheld, conditioned or delayed); or (z) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

              (i)  amend, modify, waive, rescind or otherwise change its certificate of incorporation or bylaws or similar organizational documents; except, in the case of any Subsidiary, any administrative or ministerial changes made to any certificate of incorporation or bylaws or similar organizational documents of such Subsidiary of the Company which is not otherwise restricted under any other clause of this Section 6.1(b);

             (ii)  merge or consolidate the Company or any of its Subsidiaries with any other Person, restructure, reorganize or liquidate all or a material part of its assets, or adopt a plan of complete or partial liquidation except in connection with acquisitions entered into in compliance with Section 6.1(b)(iii);

            (iii)  acquire (including by merger, consolidation or acquisition of stock or assets) any interest in or assets of any Person, other than (A) acquisitions of goods and services in the ordinary course of business consistent with past practice; and (B) acquisitions pursuant to which the aggregate value exchanged or purchase price paid or payable by the Company and its Subsidiaries would not exceed $25,000,000 in the aggregate;

            (iv)  issue, deliver, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, except for (A) the issuance of Shares in respect of Company Options outstanding as of the date of this Agreement, in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement; (B) the release and delivery of unrestricted Shares in respect of Shares of restricted stock granted under the Stock Plans and set forth in Section 5.1(b)(ii) of the Company Disclosure Letter; (C) the issuance of Shares in accordance with the terms of the Company ESPP and this Agreement; and (D) the issuance of Shares in accordance with the terms of the Molex 2005 Outside Directors' Deferred Compensation Plan, as amended, and the Molex Deferred Compensation Plan, as amended (collectively, the "Deferred Compensation Plans"), each as in effect on the date of this Agreement;

             (v)  sell, pledge, dispose of, transfer, assign, lease, license, guarantee, abandon, dedicate to the public, fail to maintain or permit to lapse, or permit any Liens (other than Permitted Liens) to be placed upon, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except for the sale of goods or services in the ordinary course of business consistent with past practice, except in connection with transactions entered into in compliance with Section 6.1(b)(viii);

            (vi)  make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions made in the ordinary course of business consistent with past practice or among the Company and one or more of its wholly-owned Subsidiaries;

           (vii)  (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other Equity Interests (except for (1) regular quarterly cash dividends by the Company in the ordinary course of business consistent with past practice in an amount not to exceed, with respect to each quarter, $0.24 per Share; and (2) for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary), in each case, in the ordinary course of business consistent with past practice; (B) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other Equity Interests, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction, directly or indirectly, with respect to any of its capital stock or other Equity Interests or issue or authorize or propose the issuance of any other Equity Interests in respect of, in lieu of or in substitution for, shares of its capital stock or other Equity Interests, except for (x) purchases, redemptions or other acquisitions of capital stock or other securities pursuant to the express terms of any Benefit Plans existing on the date of this Agreement (or any other Contract entered into after the date of this Agreement in compliance with this Section 6.1) between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries; or (y) the issuance of Shares in respect of Company Options outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement and the issuance of Shares in accordance with the terms of the Company ESPP and this Agreement; or (C) enter into any agreement with respect to the voting of its capital stock or other Equity Interests;

          (viii)  (A) incur any indebtedness for borrowed money; (B) assume, guarantee, endorse or otherwise become responsible for any indebtedness or obligation (whether directly, contingently or otherwise) of another Person; (C) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries; (D) enter into any "keep well" or other Contract to maintain any financial statement condition of another Person; or (E) enter into any arrangement having the economic effect of any of the foregoing, except for (1) indebtedness between the Company and any of its wholly-owned Subsidiaries created or organized in the United States or between wholly-owned Subsidiaries of the Company created or organized in the United States; (2) indebtedness incurred in the ordinary course of business consistent with past practice between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company for working capital purposes, including by customary entrustment loan procedures or to fund acquisitions permitted by Section 6.1(b)(iii); provided, however, in no event shall such indebtedness give rise to income taxable in the United States; and (3) other borrowing not to exceed $50,000,000 in the aggregate;

            (ix)  (A) terminate, cancel, renew or request or agree to any material amendment of, change in or waiver under any Material Contract; or (B) enter into any Contract that, if existing on the date hereof, would be a Material Contract or amend any Contract in existence on the date hereof that, after giving effect to such amendment, would be a Material Contract, except, (1) in the case of items (C), (G), (H) or (J) of the definition of Material Contract in Section 5.1(k)(i), to the extent entered into or amended in the ordinary course of business consistent with past practice; and (2) to the extent permitted by Section 6.2;

             (x)  except for any changes in the ordinary course of business consistent with past practice, make or authorize capital expenditures in the aggregate in excess of the Company's capital expenditure budget as disclosed to Parent prior to the date hereof;

            (xi)  (A) pre-pay any long-term debt, except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; or (B) waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except (1) in the ordinary course of business consistent with past practice and in accordance with their terms; or (2) other than such waivers, releases, payments, discharges or satisfactions not in excess of $5,000,000 individually or $20,000,000 in the aggregate;

           (xii)  make any changes with respect to accounting policies, methods or procedures, except to the extent required by GAAP or SEC rules and regulations;

          (xiii)  except (x) as required pursuant to the express terms, as of the date of this Agreement, of any Benefit Plan; or (y) as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or other individual providing services to the Company or any of its Subsidiaries (except for the routine payment of severance or other termination benefits to Persons (other than employees classified with a global grade level of 15 or above and directors of the Company and its Subsidiaries) pursuant to the Company's existing written policies in the ordinary course of business consistent with past practice); (B) increase in any manner the compensation, bonus, pension, welfare, fringe, severance or other benefits of, or make any new equity awards to, any current or former director, officer, employee or other individual providing services to the Company or any of its Subsidiaries (except for routine increases in base cash compensation in the ordinary course of business consistent with past practice not to exceed the aggregate amount set forth in Section 6.1(b)(xiii) of the Company Disclosure Letter); (C) become a party to, establish, adopt, amend or terminate, any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, or other plan, program, policy, practice, Contract, agreement or other arrangement that would have constituted a Benefit Plan if in existence on the date hereof with or for the benefit of any current or former directors, officers, employees or individuals providing services to the Company or any of its Subsidiaries or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already required pursuant to the express terms of any such Benefit Plan; (E) forgive any loans or issue any loans to current or former directors, officers, employees, consultants or individuals providing services to the Company or any of its Subsidiaries (other than travel and relocation expense advances in immaterial amounts made in the ordinary course of business consistent with past practice to officers or employees of the Company and its Subsidiaries); or (F) become a party to, establish, adopt, amend or terminate any collective bargaining, union, labor or similar Contract;

          (xiv)  implement or announce any plant closing, material reduction in labor force or other material layoff of employees or service providers other than routine employee terminations for cause or following performance reviews in the ordinary course of business and consistent with past practice;

           (xv)  compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $10,000,000 individually or $25,000,000 in the aggregate, unless such compromise, settlement or agreement to settle involves or results in any (A) imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; or (B) actual or potential violation of any Criminal Law;

          (xvi)  write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

         (xvii)  take any action that is intended or would reasonably be expected to result in any of the conditions and requirements of the Merger set forth in Article VII not being satisfied, except to the extent permitted by Section 6.2;

        (xviii)  convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than (A) a stockholder meeting to adopt this Agreement and approve the Merger; and (B) an annual meeting of stockholders for purposes of election of directors, ratification of the Company's auditors and other routine matters; provided, that the Company shall use its reasonable best efforts to oppose any stockholder proposal presented at such annual meeting which could materially affect the Transactions or their likelihood of consummation (provided, for the avoidance of doubt, that such efforts shall not require the directors of the Company to take any action that would be inconsistent with the directors' fiduciary duties under applicable Law);

          (xix)  fail to keep in force insurance policies, or replacement or revised insurance policies, providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of the Company and any of its Subsidiaries as are currently in effect;

           (xx)  make, change or rescind any material Tax election; settle or compromise any material liability for Taxes; file or amend any material income or other Tax Return except to the extent otherwise required by Law; request any ruling or enter into any closing agreement with respect to Taxes; make any change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; enter into any Tax allocation, sharing, indemnity or closing agreement; or file any Tax Return in a manner materially inconsistent with past practices except to the extent otherwise required by Law; or

          (xxi)  agree, authorize, enter into any Contract concerning or otherwise commit to do any of the foregoing.

        6.2.    Acquisition Proposals.

          (a)    No Solicitation or Negotiation.    (i) The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries, nor any of its or their respective officers and directors shall, and that it shall instruct and use reasonable best efforts to cause its and their respective employees, investment bankers, attorneys, accountants, and other advisors and representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, "Representatives") not to, directly or indirectly:

              (A)  initiate, solicit or knowingly facilitate or encourage any inquiries, discussions or the making of any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

              (B)  approve, endorse, recommend or enter into any agreement or agreement in principle, whether written or oral, with any Person (other than Parent and Merger Sub) concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement concerning an Acquisition Proposal (other than a confidentiality and standstill agreement entered into in compliance with Section 6.2(a)(ii)) (an "Alternative Acquisition Agreement");

              (C)  terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries in respect of or in contemplation of an Acquisition Proposal (other than to the extent the board of directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions under this Section 6.2(a)(i)(C) would be inconsistent with the directors' fiduciary duties under applicable Law);

              (D)  engage in, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal;

              (E)  furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the books or records or Representatives of the Company or any of its Subsidiaries, to any third party that, to the knowledge of the Company, after consultation with its Representatives, is seeking to or may make, or has made, an Acquisition Proposal;

              (F)   take any action to make the provisions of any Takeover Law inapplicable to any transactions contemplated by any Acquisition Proposal;

              (G)  terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, Article Thirteenth (Business Combinations) of the certificate of incorporation of the Company or Article II, Section 10 (Stockholder Nominations and Business Proposals) of the bylaws of the Company; or

              (H)  resolve or publicly propose to do any of the foregoing.

             (ii)  Notwithstanding anything in this Section 6.2 to the contrary, in response to an unsolicited written bona fide Acquisition Proposal that was not received or obtained in violation of this Section 6.2 and with respect to which the Company has complied with its obligations under this Section 6.2 (a "Bona Fide Acquisition Proposal") made on or after the date of this Agreement and prior to the time the Requisite Company Vote is obtained, the Company, directly or indirectly through any Representative, may (A) provide information in response to a request therefor by a Person that has made such Bona Fide Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality and standstill agreement on terms that are no less restrictive than those contained in the Confidentiality Agreement (and compliant with the last sentence of Section 6.2(h)) and promptly discloses to Parent (and, if applicable, contemporaneously provides copies of) any non-public information so provided to such Person to the extent not previously provided to Parent; and (B) engage or participate in any discussions or negotiations with any Person (and its Representatives) that has made such Bona Fide Acquisition Proposal with respect to such Bona Fide Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (ii)(A) or (ii)(B) above, (1) the Company shall have delivered to Parent a written notice at least one business day prior to taking any such action described in clause (ii)(A) or (ii)(B) above (x) stating that the board of directors of the Company intends to take such actions described in clause (ii)(A) or (ii)(B) above; (y) stating that the board of directors of the Company has made the determinations set forth in clauses (ii)(2) and (ii)(3) below; and (z) including an unredacted copy of such Bona Fide Acquisition Proposal (including any materials relating to such Person's proposed equity and debt financing, if any); (2) the board of directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, that such Bona Fide Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; and (3) the board of directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law.

          (b)    Definitions.     For purposes of this Agreement:

          "Acquisition Proposal" means any proposal or offer made by a Person (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 15% or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole; or (B) 15% or more of any class of outstanding Equity Interests of the Company or any of its Significant Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of outstanding Equity Interests of the Company or any of its Significant Subsidiaries;

  (iii) any merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange or other transaction involving the Company or any of its Significant Subsidiaries pursuant to which any Person or its holders of Equity Interests would beneficially own, directly or indirectly, 15% or more of any class of outstanding Equity Interests of the Company or any of its Subsidiaries or the surviving entity or the resulting direct or indirect parent of the Company, any of its Subsidiaries or the surviving entity resulting, directly or indirectly, from any such transaction; or (iv) concerning any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its Significant Subsidiaries, in each case other than the Transactions.

          "Superior Proposal" means a Bona Fide Acquisition Proposal that the board of directors of the Company has determined in good faith, after consultation with its outside financial and legal advisors, taking into account the various legal, financial, regulatory and other aspects of such Bona Fide Acquisition Proposal, including the financing terms thereof, the nature of the consideration offered, the provisions permitting the payment of dividends by the Company, the expected timing and risk and likelihood of consummation (including as a consequence of the impacts of any Antitrust Law on such Bona Fide Acquisition Proposal), is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction more favorable to the holders of each of the Common Stock, the Class A Common Stock and the Class B Common Stock from a financial point of view than the Transactions (including any revisions to the terms of the Transactions proposed by Parent, whether pursuant to Section 6.2(e) or otherwise); provided, however, that for purposes of the definition of "Superior Proposal," the references to "15% or more" in the definition of Acquisition Proposal shall be deemed to be references to "more than 85%."

          (c)    No Change of Recommendation.     Except as set forth in Sections 6.2(d) , 6.2(e) and 6.2(f), the board of directors of the Company and each committee of the board of directors shall not:

              (i)  withdraw, qualify or modify (or publicly propose or announce any intention to withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation;

             (ii)  fail to announce publicly, within 10 business days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the board of directors of the Company recommends rejection of such tender or exchange offer;

            (iii)  fail to include the Company Recommendation in the Proxy Statement distributed to the Company's stockholders in connection with the Stockholders' Meeting;

            (iv)  make any other public statement of the board of directors of the Company or a committee thereof that is inconsistent with the Company Recommendation; or

             (v)  approve, adopt, recommend, or resolve or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in clauses 6.2(c)(i) through 6.2(c)(v) being referred to as a "Change of Recommendation"); provided, that the making of any determination of the board of directors of the Company or any committee thereof to provide, or the provision of, a Superior Proposal Notice or an Intervening Event Notice in compliance with the terms of this Agreement shall not, in and of itself, be deemed a Change of Recommendation.

          (d)    Certain Permitted Changes of Recommendation.     Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the adoption of this Agreement by the Requisite Company Vote, the board of directors of the Company may effect, or cause the Company to effect, as the case may be, a Change of Recommendation if (i) the board of directors of the Company determines that (A) after complying with Section 6.2(e)(i), a Bona Fide Acquisition Proposal constitutes a Superior Proposal; or (B) after complying with Section 6.2(e)(ii), an Intervening Event has occurred and is continuing; and (ii) the board of directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, that this Agreement and the Merger is no longer in the best interests of the Company's stockholders and that such Change of Recommendation is required in order to satisfy its fiduciary duties to the Company's stockholders under applicable Law. For purposes of this Agreement, "Intervening Event" means any material event, development or change in circumstances that first occurs, arises or becomes known to the Company or its directors after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any event, development or change in circumstances relating to Parent or Merger Sub or any of their respective Affiliates; (3) any change in Laws applicable to the Company or any of its Subsidiaries; (4) any increase in the price, or change in trading volume, of Shares on the NASDAQ Global Select Market or the London Stock Exchange (provided, however, that the exception to this clause (4) shall not apply to the underlying causes giving rise to or contributing to such increase or change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of the foregoing clauses (1) through (3)); and (5) meeting or exceeding internal or analysts' expectations, projections or results of operations (provided, however, that the exception to this clause (5) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of the foregoing clauses (1) through (4)).

          (e)    Procedure Prior to Change of Recommendation.

              (i)  Superior Proposal.    The board of directors of the Company or any committee of the board of directors shall be entitled to make any Change of Recommendation in connection with a Superior Proposal (to the extent such Change of Recommendation is permitted under Section 6.2(d)), only if (A) the Company shall have delivered to Parent a written notice (a "Superior Proposal Notice") (1) stating that the board of directors of the Company intends to take such actions pursuant to Section 6.2(d); (2) stating that the board of directors of the Company has made the determinations set forth in Sections 6.2(d)(i) and 6.2(d)(ii); and (3) including an unredacted copy of such Superior Proposal and proposed and unredacted form of any Alternative Acquisition Agreement related to such Superior Proposal (including any materials relating to such Person's proposed equity and debt financing, if any); and (B) the Negotiation Period, as may be extended, has expired. During the four business day period commencing on the date of Parent's receipt of such Superior Proposal Notice (the "Negotiation Period"), the Company shall engage, and shall cause its Representatives to be available for the purpose of engaging, in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Each time the financial or other material terms or conditions of such Acquisition Proposal (or terms or conditions related thereto, such as the proposed equity and debt financing) are amended or modified, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including, as attachments thereto, amended forms of the written Alternative Acquisition Agreements relating to such Acquisition Proposal) and the Negotiation Period shall be extended by an additional two business days from the date of Parent's receipt of such new Superior Proposal Notice.

             (ii)  Intervening Event.    The board of directors of the Company or any committee of the board of directors shall be entitled to make any Change of Recommendation in connection with an Intervening Event (to the extent such Change of Recommendation is permitted under Section 6.2(d)), only if (A) the Company shall have delivered to Parent a written notice (an "Intervening Event Notice") (1) stating that the board of directors of the Company intends to take such actions pursuant to Section 6.2(d); (2) stating that the board of directors of the Company has made the determinations set forth in Sections 6.2(d)(i) and 6.2(d)(ii); and (3) including a summary, in all material respects, of the Intervening Event; and (B) the Intervening Event Negotiation Period, as may be extended, has expired. During the five business day period commencing on the date of Parent's receipt of such Intervening Event Notice (the "Intervening Event Negotiation Period"), the Company shall engage, and shall cause its Representatives to be available for the purpose of engaging, in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement such that the board of directors of the Company, or such committee of the board of directors, would no longer be required or permitted to take such actions pursuant to Section 6.2(d). Each time there is a material change to the facts or circumstances relating to the Intervening Event, the Company shall be required to deliver to Parent a new Intervening Event Notice (including, as attachments thereto, a summary of the changes to the facts and circumstances relating to the Intervening Event) and the Intervening Event Negotiation Period shall be extended by an additional three business days from the date of Parent's receipt of such new Intervening Event Notice.

          (f)    Certain Permitted Disclosure.     Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its required disclosure obligations under applicable Law with regard to an Acquisition Proposal or an Intervening Event; provided, however, that none of the Company, the board of directors of the Company or any committee thereof shall make any Change of Recommendation, except in accordance with Section 6.2(d); and provided, further, however, that in no event shall any "Stop-Look-and-Listen" communication contemplated by Rule 14d-9(f) under the Exchange Act be deemed to be a Change of Recommendation or to violate this Section 6.2. Disclosure of the type described in this Section 6.2(f) (other than the type described in the second proviso of the foregoing sentence) that is not an express rejection of any Acquisition Proposal or an express confirmation that the Company Recommendation remains in effect shall be deemed to be a Change of Recommendation.

          (g)    Existing Discussions.     The Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal) which are on-going as of the date of this Agreement and request that any such Person promptly return and destroy (and confirm destruction of) all confidential information concerning the Company and its Subsidiaries. The Company shall take the necessary steps to promptly inform, on the date of this Agreement, the individuals or entities referred to in the preceding sentence of the obligations in this Section 6.2.

          (h)    Notice.     Without limiting anything in this Section 6.2, the Company shall promptly (and, in any event, within 24 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to an Acquisition Proposal or requests for non-public information relating to the Company or any of its Subsidiaries (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal) are received by, or any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, the Company, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of such discussions, proposals, offers or requests, and including in the written version of such notice, an unredacted copy of any written (including via electronic transmission) proposals, offers or requests, in each case, including any amendments or modifications thereto. The Company shall promptly (and, in any event, within 24 hours after any amendment or modification of, or development with respect to, any such proposal, offer, request or Acquisition Proposal, or at the reasonable request of Parent) notify Parent orally and in writing of the status of any such inquiries, proposals, offers or requests, including any material developments, notifications, amendments or modifications thereto and furnish to Parent copies of any written inquiries, correspondence and draft documentation and written summaries of any material oral inquiries in connection with such discussions, proposals, offers or requests. The Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, enter into any Contract that would prohibit them from providing the information required to be provided to Parent pursuant to this Section 6.2(h).

          (i)    Company Subsidiaries and Representatives.     Any failure of the Company's Subsidiaries or the Company's or its Subsidiaries' Representatives to fully comply with this Section 6.2 (as if such Subsidiaries and Representatives were directly subject to this Section 6.2), or any failure of any Principal Stockholder to fully comply with Section 3(b) of the applicable Voting Agreement, shall be deemed to be a breach of this Section 6.2 by the Company.

          (j)    Stockholder Vote Option.     If the board of directors of the Company effects, or causes the Company to effect, as the case may be, a Change of Recommendation, Parent shall have the option (the "Stockholder Vote Option"), exercisable within five business days after such Change of Recommendation, to cause the board of directors of the Company to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Requisite Company Vote. The Company shall not, and shall cause its Subsidiaries and Representatives not to submit to a vote of the stockholders of the Company any Acquisition Proposal other than the Transactions, including the Merger. For the avoidance of doubt, in the event of the exercise of the Stockholder Vote Option the Company may not, prior to termination of this Agreement, enter into a definitive agreement giving effect to any Acquisition Proposal.

        6.3.    Stockholders' Meeting.     The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action reasonably necessary (i) to establish a record date for, duly call and give notice of a meeting of holders of the issued and outstanding shares of Common Stock and Class B Common Stock (the "Stockholders' Meeting" and the record date for the Stockholders' Meeting, the "Record Date") to consider and vote upon (a) the adoption of this Agreement; and (b) a non-binding advisory vote on "golden parachute" executive compensation arrangements if required by Rule 14a-21(c) under the Exchange Act; and (ii) mail the Proxy Statement to the stockholders of record of the Company and to other stockholders as required by Rule 14a-13 of the Exchange Act, as of the Record Date, in each case, as promptly as practicable after the date of this Agreement (and in any event within five business days following the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement) (the date the Company is required to take such actions, the "Proxy Date"). The Company shall convene and hold the Stockholders' Meeting as promptly as practicable after the Proxy Date; provided, however, that (1) in no event shall the Stockholders' Meeting be held later than 35 calendar days following the date the Proxy Statement is mailed to the Company's stockholders; and (2) the Company shall not adjourn or postpone the Stockholders' Meeting without the prior written consent of Parent, other than to the extent required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Stockholders' Meeting. Subject to Section 6.2(d) and Section 6.2(e) hereof, the board of directors of the Company shall recommend such adoption of this

Agreement and include the Company Recommendation in the Proxy Statement. Notwithstanding the foregoing, after the Stockholders' Meeting has been convened, the Company shall, upon the request of Parent, and the Company may, if Parent does not make such request, adjourn the Stockholders' Meeting on one or more occasions to the extent necessary (x) to solicit additional proxies in favor of adoption of this Agreement, for such time period as determined by Parent (or, if Parent does not make such request, as determined by the Company); or (y) allow two business days to pass after the expiration of the most recent Negotiation Period before the meeting is reconvened; provided, however that in the case of clause (x) (I) such adjournment shall not exceed 15 calendar days for each such adjournment; (II) the Stockholders' Meeting shall not be adjourned by more than 45 calendar days in the aggregate from the originally scheduled date of the Stockholders' Meeting; and (III) no such adjournment shall be permitted if the Company shall have received by the Stockholders' Meeting an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 7.1(a) would be satisfied if a vote were taken at the Stockholders' Meeting. Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date without the prior written consent of Parent, unless required to do so by Law (determined after consultation with outside counsel), including as a result of any adjournment or postponement of the Stockholders' Meeting pursuant to the prior sentence. If the Record Date is changed, the Company shall, as to that Record Date, comply with each of its obligations under this Section 6.3. The Company shall use reasonable best efforts to solicit proxies in favor of, or if there has been a Change of Recommendation pursuant to Section 6.2, with respect to, the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders' Meeting are solicited in compliance with all applicable Law. Unless this Agreement is validly terminated in accordance with Article VIII, the Company shall submit this Agreement to its stockholders at the Stockholders' Meeting even if the board of directors of the Company shall have effected a Change of Recommendation or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven business days prior to the date of the Stockholders' Meeting as to the aggregate tally of proxies received by the Company with respect to the adoption of this Agreement.

        6.4.    Transaction Filings.     As promptly as practicable after the execution of this Agreement and in any event within 10 business days of the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall include the Company Recommendation and the Company Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act, in the Proxy Statement. The Company shall cause the Transaction Filings filed or furnished by the Company or its Subsidiaries to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NASDAQ Global Select Market and the London Stock Exchange. The Company will cause the Transaction Filings, at the time each is filed with the SEC or the FCA, as applicable, and at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, to not contain any untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no agreement, representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in the Transaction Filings. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Transaction Filings. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Transaction Filings. The Company shall not file any Transaction Filing, or any amendment or supplement thereto, without providing Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company). The Company shall, in accordance with the

Listing Rules of the FCA, file the Proxy Statement (and any amendment or supplement thereto and any other required document or notice) with the FCA, and announce the same by regulatory announcement. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company's stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect or as otherwise required by applicable Law and the Company shall promptly prepare, file with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mail to its stockholders an amendment or supplement setting forth such correction, as and to the extent required by the Exchange Act. The Company shall as soon as reasonably practicable (and, in any event, within 24 hours) (i) notify Parent of the receipt of any comments (whether written or oral) from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and; (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement and a summary of any oral correspondence.

        6.5.    Regulatory and Other Authorizations.

          (a)    Cooperation.     Subject to the terms and conditions of this Agreement, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all necessary efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable, including by (i) filing the Notification and Report Forms pursuant to the HSR Act within 10 business days after the date of this Agreement and making all necessary filings with respect to the other Antitrust Consents as promptly as reasonably practicable after the date of this Agreement; (ii) using all necessary efforts (including complying with its obligations under Section 6.5(c)) to obtain as promptly as practicable all Antitrust Consents and Other Governmental Consents, and the termination or expiration, as applicable, of approvals or waiting periods required under all applicable Antitrust Laws in order to consummate the Merger and the other Transactions; and (iii) cooperating in all commercially reasonable respects with each other in connection with any review of, inquiry into, investigation of, or challenge to the Merger or other Transactions under any Antitrust Law by a Governmental Entity and all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity in respect of Antitrust Consents and Other Governmental Consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or Proceedings challenging, the consummation of the Merger and the other Transactions; provided, that nothing in this Agreement shall require the Company or any of its Affiliates to (A) take any action that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in order to obtain any Antitrust Consent or Other Governmental Consent; or (B) pay any fee, penalty or other consideration to any Governmental Entity or other Person in order to obtain any Antitrust Consent or Other Governmental Consent. Parent and the Company shall each request early termination or expiration of the waiting period with respect to the Merger under the HSR Act and the termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws in order to consummate the Merger and the other Transactions. In exercising the foregoing rights, each of the parties hereto shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall have the absolute right to contest, at their cost and expense (provided, that such costs and expenses shall be included for purposes of calculating the amount of the Expense Reimbursement (if any) paid pursuant to Section 8.5(d)), any challenge to this Agreement by any Governmental Entity, including contesting through a litigation proceeding initiated by the U.S. Department of Justice or the Federal Trade Commission to enjoin the Merger or any of the other Transactions, and to control all aspects of said litigation for the parties, provided, that (y) such actions do not prevent the Closing from occurring by no later than the Outside Date; and (z) Parent and Merger Sub afford the Company and its Representatives, with reasonable advance written notice of any such contest or litigation, an opportunity to participate in the development and formulation of the legal strategy of such contest or litigation, an opportunity to participate in all associated Proceedings, and Parent and Merger Sub shall consider in good faith the Company's views and opinions in all material respects related to such matters (provided, that, notwithstanding clause (z) above, Parent and Merger Sub shall retain full discretion and authority with respect to the aspects of any such litigation described in clause (z) above).

          (b)    Information.     Subject to applicable Law, Parent and the Company each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity or other Person in connection with the parties' respective obligations under Section 6.5(a).

          (c)    Fees and Other Costs of Governmental Consents.     Parent shall be responsible for all statutory filing fees incurred by Parent and the Company in order to obtain the Antitrust Consents and Other Governmental Consents and shall as promptly as practicable reimburse the Company for any such filing fees actually paid by the Company. Other than (i) Parent's obligation to pay filing fees as set forth in the immediately preceding sentence; (ii) Parent's obligation to pay counsel responsible for obtaining the Antitrust Consents on behalf of Parent and the Company in Japan, Mexico and South Korea; or (iii) as Parent and the Company may otherwise agree in writing, each of Parent and the Company shall be responsible for its own costs and expenses, including those of any necessary experts or consultants, incurred by Parent or the Company, as applicable, in connection with any review of, inquiry into, investigation of, or challenge to the Transactions.

          (d)    Notification Requirements.     Each party shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. The parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

        6.6.    Access and Reports; Confidentiality.     Subject to applicable Law and throughout the period prior to the Effective Time, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, (a) afford Parent's officers and Parent's Representatives reasonable access, during normal business hours, to its officers, employees, agents, properties, assets, books, offices, facilities, Contracts, Tax Returns, and records and other information as shall be reasonably requested by Parent; (b) use reasonable best efforts to furnish promptly during normal business hours such information concerning the business, properties, offices, facilities, Contracts, assets and liabilities of the Company and its Subsidiaries as Parent or its Representatives shall reasonably request; (c) reasonably cooperate with Parent and its Representatives to organize and facilitate meetings among Parent and its Representatives and the Company and its Representatives to be located at the offices and facilities of the Company and its Subsidiaries at such times as Parent may reasonably request; (d) use reasonable best efforts to furnish or produce information related to the financial or tax records of the Company if reasonably requested by Parent (which, for purposes of this Section 6.6, shall be deemed to be furnished or produced upon entering into an engagement between the Company and the Company's regular external advisors to produce such information); and (e) reasonably cooperate with Parent and its Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the Company and its Subsidiaries as Parent may reasonably request (any such communications and meetings shall be made jointly by Parent and the Company and in consultation with the Company); provided, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or limit any representation or warranty made by the Company herein or the conditions to the obligations of the parties hereto under this Agreement; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside legal counsel) would (A) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure; or (B) result in a violation of any Antitrust Laws; (ii) to disclose any privileged information of the Company or any of its Subsidiaries to the extent such disclosure would result in the loss of such privilege (in each case, it being agreed that the Company shall give notice to Parent of the fact that it is withholding such access or information and thereafter the Company shall use its reasonable best efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a disclosure, violation or waiver); or (iii) take any action that unreasonably interferes with the business or operations of the Company or its Subsidiaries or the discharge by employees of their employment responsibilities. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        6.7.    Termination of Trading and Deregistration.     Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all actions and other items described on Section 6.7 of the Company Disclosure Letter and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Select Market, the FCA or the London Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ Global Select Market and official list maintained by the FCA in respect of the London Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on the NASDAQ Global

Select Market or the official list maintained by the FCA in respect of the London Stock Exchange and deregistered under the Exchange Act as soon as practicable following the Effective Time.

        6.8.    Publicity.     Parent and the Company shall consult with each other prior to issuing, and shall give each other a reasonable opportunity to review and comment upon, any press release or other public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any applicable national securities exchange or interdealer quotation service (in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party); (b) with respect to any press release or other public statement by the Company expressly permitted by Section 6.2; or (c) with respect to any press releases or other public statements by Parent in response to any public announcement permitted by clause (b) hereof. Promptly following execution of this Agreement, (i) the Company and Parent shall issue a joint press release in a form mutually agreed to by the Company and Parent announcing the execution of this Agreement and the transactions contemplated hereby; (ii) the Company shall (A) file a current report on Form 8-K with the SEC attaching such press release and copy of this Agreement as exhibits; and (B) file such press release and a copy of this Agreement with the FCA identifying, in accordance with the Listing Rules of the FCA, the intentions expressed in the press release to have the listing of the Shares cancelled by the FCA as promptly as practicable after the Effective Time, in both cases, after considering any comments from Parent in good faith.

        6.9.    Employee Benefits and Related Matters.

          (a)   Parent will cause any employee benefit plans of Parent and its Subsidiaries which the employees of the Company and its Subsidiaries are entitled to participate in after the Effective Time (each such plan, a "New Plan") to take into account, for purposes of eligibility, vesting, benefit accrual and eligibility to receive benefits thereunder, compensation and service by employees of the Company and its Subsidiaries as if such compensation and service were with Parent to the same extent such compensation and service were credited under a comparable plan of the Company, except (i) to the extent it would result in a duplication of benefits; or (ii) with respect to benefit accrual under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, immediately following the Effective Time, Parent shall use its reasonable best efforts to (A) waive all pre-existing conditions, exclusions, actively-at-work requirements, waiting periods and any other eligibility requirements of such New Plan for such employee and his or her covered dependents to the extent they were inapplicable to, or were satisfied under, the Benefit Plans; and (B) cause any expenses incurred by any employee of the Company or its Subsidiaries and his or her covered dependents pursuant to any Benefit Plan during the portion of the plan year of such Benefit Plan ending on the date such employee's participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year under the New Plan as if such amounts had been paid in accordance with the New Plan, to the extent such amounts had been taken into account under the applicable Benefit Plan.

          (b)   Nothing contained in this Section 6.9 shall (i) be treated as an amendment to any particular Benefit Plan or New Plan; or (ii) obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular plan or retain the employment of any particular employee or limit the right of Parent, the Surviving Corporation and their Affiliates to amend, terminate or otherwise modify any particular Benefit Plan or New Plan. This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, express or implied, shall create any third party beneficiary or other right in any other Person, including any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries (or any other individual associated therewith or any union, works council or collective bargaining representative thereof) or any participant in a Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof).

          (c)   As soon as reasonably practicable following the date hereof (and in all cases prior to the Closing Date), the Company and its Subsidiaries shall complete the works council and trade union notifications and consultations they are required by applicable Laws to have completed prior to the Closing Date in connection with this Agreement, the Transactions and their respective effects and shall have complied with all other notification, consultation and similar obligations (whether statutory or contractual) of the Company or any of its Subsidiaries required to be complied with by them prior to the Closing Date in connection with this Agreement, the Transactions and their respective effects. Prior to distribution of any correspondence or other documentation with respect to this Agreement, the Transactions or any of their respective effects to any of their employees or any works council, trade union or similar employee representative body, the Company and its Subsidiaries shall provide Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company and its Subsidiaries).

          (d)   The Company shall (i) take all necessary or appropriate action under (and in accordance with) the Deferred Compensation Plans to provide that, on and after a date prior to the Closing Date, all payments under the Deferred Compensation Plans shall be made in cash with each stock unit held by a participant thereunder being converted, on the earlier of the applicable payment date following an event triggering distribution under the applicable plan or the Effective Time, into the right to a cash amount which, as of the Effective Time, shall be equal to the Per Share Merger Consideration, subject to the terms of the Deferred Compensation Plans; and (ii) take all necessary or appropriate actions under (and in accordance with) the Deferred Compensation Plans and the 2005 Molex Supplemental Executive Retirement Plan, as amended (the "SERP"), to terminate the Deferred Compensation Plans and the SERP in accordance with Section 409A of the Code on a date within the 30 day period prior to the Closing Date and to provide that all payments and obligations under the Deferred Compensation Plans and the SERP shall be settled prior to the Effective Time in accordance with Section 409A of the Code.

        6.10.    Expenses.     Parent or its designee shall pay all charges and expenses of the Paying Agent in connection with the provisions set forth in Article IV. Except as otherwise provided in Section 6.5(c), Section 8.5(a) or Section 8.5(d), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense.

        6.11.    Indemnification; Directors' and Officers' Insurance.

          (a)   For a period of ten years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company (collectively, the "Indemnified Parties"), to the extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the certificate of incorporation and bylaws of the Company and indemnification agreements, if any, in existence on the date of this Agreement, against all costs or expenses (including reasonable attorney's fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission of the

  Indemnified Parties occurring at or prior to the Effective Time in their capacity as officer or director of the Company whether asserted or claimed prior to, at or after the Effective Time. Parent shall cause the Surviving Corporation to also advance all expenses incurred to each Indemnified Party with respect to the matters subject to indemnification pursuant to this Section 6.11(a) in accordance with the procedures set forth in the certificate of incorporation and bylaws of the Company and indemnification agreements, if any, in existence on the date of this Agreement to the fullest extent permitted under applicable Law; provided, that the Indemnified Party to whom expenses are advanced shall, prior to such advances, provide an undertaking to repay such advanced expenses, if it is ultimately determined that such individual is not entitled to indemnification pursuant to this Section 6.11(a).

          (b)   Parent shall cause the Surviving Corporation to retain and maintain in effect for a period of at least six years from and after the Effective Time the current directors' and officers' liability insurance maintained by the Company covering the persons serving as officers and directors of the Company as of immediately prior to the Effective Time (collectively, the "Covered Persons"), at no expense to the beneficiaries, with respect to acts or omissions occurring prior to the Effective Time (including in connection with this Agreement and the Merger and the other Transactions) and with coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Covered Persons as those in effect on the date of this Agreement (collectively, the "D&O Insurance"); provided, however, that (i) Parent may substitute for the insurance coverage called for by this Section 6.11(b), a policy or policies from an insurance carrier with the same or better credit rating as the Company's current D&O Insurance carrier covering the Covered Persons for a period of at least six years from and after the Effective Time, at no expense to the beneficiaries, with respect to acts or omissions occurring prior to the Effective Time (including in connection with this Agreement and the Merger and the other Transactions) and having coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Covered Persons as those in effect under the D&O Insurance on the date of this Agreement; (ii) in no event shall Parent or the Surviving Corporation be required to expend for the insurance coverage called for by this Section 6.11(b) an annual premium amount in excess of 400% of the amount expended (or to be expended) by the Company to maintain the D&O Insurance for the annual term in effect as of the date of this Agreement, which premium the Company represents and warrants to be approximately $700,000 (the "Insurance Amount"); and (iii) if the annual premium for the insurance called for by this Section 6.11(b) exceeds the Insurance Amount, Parent and the Surviving Corporation shall obtain as much comparable insurance as is available for the Insurance Amount. Notwithstanding the foregoing, the obligations under this Section 6.11(b) shall be satisfied if prior to the Effective Time, Parent shall cause the Surviving Corporation to obtain as of the Effective Time a "tail" policy under the D&O Insurance covering the Covered Persons for a period of at least six years from and after the Effective Time, at no expense to the beneficiaries, with respect to acts or omissions occurring prior to the Effective Time (including in connection with this Agreement and the Merger and the other Transactions) and having coverage terms, benefits, levels of coverage (including limits, self-insured retentions and deductibles) and other terms and conditions which are in the aggregate not less advantageous to the Covered Persons as those in effect under the D&O Insurance on the date of this Agreement.

          (c)   The Surviving Corporation shall cause the Charter and Bylaws to contain as of the Effective Time provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present (until the Effective Time) directors, officers and employees than are presently set forth in the Company's certificate of incorporation and bylaws as to any act or omission occurring at or prior to the Effective Time, which provisions shall not be amended, repealed or otherwise modified (by merger or otherwise) for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

          (d)   If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume all of the obligations set forth in this Section 6.11.

          (e)   The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable from and after the Effective Time by, each of the Indemnified Parties and their respective heirs and legal representatives.

          (f)    The rights of the Indemnified Parties under this Section 6.11 shall be in addition to, and shall not in any way limit, any rights such Indemnified Parties may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

        6.12.    Takeover Laws.     If Section 203 of the DGCL or any other state takeover law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares, including any "business combination," "control share acquisition," "fair price," "moratorium" or other similar anti-takeover Law (each, a "Takeover Law") is or may become applicable to the Merger or the other Transactions, the Company and its board of directors and/or Parent and Merger Sub and their respective boards of directors, as applicable, shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the parties shall otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

        6.13.    Stockholder Proceedings.     Notwithstanding anything herein to the contrary, the Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any Proceedings brought by the Company's stockholders or other Persons against the Company or any of its directors or officers or Representatives arising out of or relating to this Agreement, the Merger or the other Transactions and shall keep the other reasonably informed regarding any such Proceedings. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense or settlement of any such Proceedings brought by its stockholders and shall give due consideration to the other party's advice with respect thereto; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions, or consent to the same, without the prior written consent of Parent.

        6.14.    Resignation of Directors.     The Company shall use its reasonable best efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company (in their capacities as directors and not as employees) as Parent shall request in writing not less than five days prior to the Closing Date.

        6.15.    Section 16 Matters.     Prior to the Effective Time, to the extent reasonably necessary, the Company shall take all such steps as may be necessary or appropriate to cause the Transactions, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.16.    Obligations of Parent and Merger Sub.     Until the Effective Time, Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

        6.17.    FIRPTA Certificate.     At the Closing, the Company shall deliver to Parent a statement, dated as of the Closing Date, in form and substance reasonably acceptable to Parent that satisfies the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2).

        6.18.    Certain Notices.     Until the Effective Time, each party hereto shall promptly notify in writing the other parties of (i) any Proceeding arising out of or relating to the Transactions; (ii) the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any condition to the obligations of such party to effect the Transactions, including the Merger, not to be satisfied; or (iii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any other party to effect the Transactions, including the Merger, not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.18 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

ARTICLE VII

CONDITIONS

        7.1.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger and consummate the other Transactions is subject to the satisfaction or (to the extent permitted by Law) waiver by such party at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.     This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

          (b)    Governmental Consents.     (i) Any waiting period (and any extensions thereof) under the HSR Act applicable to the Merger shall have expired or been terminated; and (ii) the other Antitrust Consents set forth in Section 7.1(b)(ii) of the Company Disclosure Letter and any other approval, waiver or consent of any Governmental Entity pertaining to an asset or right, the absence of which or imposition of a limitation upon could reasonably be expected to materially impair the operation of the business of the Company and its Subsidiaries as presently conducted or Parent's control thereof (collectively, the "Other Required Governmental Approvals") shall have been obtained and shall be in effect and, if applicable, the waiting period (and any extension thereof) or mandated filings thereunder shall have expired, been terminated or been made, as applicable.

          (c)    No Restraining Orders.     No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by or on behalf of any Governmental Entity of competent jurisdiction which is in effect that has the effect of making illegal, restraining, enjoining or otherwise prohibiting consummation of the Merger (collectively, "Restraining Orders").

        7.2.    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Company contained in Section 5.1(a) (Organization, Good Standing and Qualification) (as it applies to the due incorporation, valid existence and good standing of the Company), Section 5.1(b)(i) and Section 5.1(b)(ii) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Opinion

  of Financial Advisor), Section 5.1(d)(ii)(A) (No Violations) (as it applies to the certificate of incorporation and bylaws of the Company) and Section 5.1(f)(ii) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures in the accuracy of any representations and warranties in Sections 5.1(b)(i) and 5.1(b)(ii) (solely as to the number of Shares subject to Company Options and the exercise price thereof) as of the Capitalization Date that in the aggregate would cause the aggregate consideration required to be paid by Parent and Merger Sub to acquire or cancel the Company's Equity Interests in connection with the Merger to exceed by no more than a de minimis amount the aggregate consideration that would have been required to be paid by Parent and Merger Sub to acquire or cancel the Company's Equity Interests in connection with the Merger if such representations and warranties had been true and correct in all respects as of such date; (ii) the representations and warranties of the Company contained in Section 5.1(b) (Capital Structure) (other than Sections 5.1(b)(i) and 5.1(b)(ii) (solely as to the number of Shares subject to Company Options and the exercise price thereof)), Section 5.1(m) (Takeover Statutes) and Section 5.1(t) (Brokers and Finders) shall be so true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date); (iii) the representations and warranties of the Company contained in Section 5.1(j)(iii) (No Criminal Law Violations or Investigations), Section 5.1(q) (Prohibited Payments), Section 5.1(w) (Export Control) and Section 5.1(x) (Competition and Antitrust Compliance) (A) were true and correct, to the Company's knowledge, in all respects as of the date of this Agreement; and (B) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except in the case of clause (iii)(B) as shall not have resulted in, and would not reasonably be expected to result in, (x) a Criminal Penalty; or (y) a Material Adverse Effect (provided, that, for purposes of applying the Material Adverse Effect qualifier in this clause (iii)(B)(y), any materiality, Material Adverse Effect or other materiality qualifications or limitations contained in such representations and warranties shall be ignored both for purposes of determining whether or not a representation or warranty is so true and correct and for purposes of applying the Material Adverse Effect exception in this sentence); and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events, changes, effects, occurrences or states of facts giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided, that, for purposes of this clause (iv), any materiality, Material Adverse Effect or other materiality qualifications or limitations contained in such representations and warranties shall be ignored both for purposes of determining whether or not a representation or warranty is so true and correct and for purposes of applying the Material Adverse Effect exception in this sentence). For purposes of this Agreement, the terms (1) "Criminal Penalty" means any criminal penalty, criminal fine or other criminal liability, in each case, imposed upon, or that would reasonably be expected to be imposed upon, the Company, any of its Subsidiaries or any of their respective directors, officers or employees (to the extent such employee has management authority over, or is a Functional Leader for, one or more of the Company's or any of its Subsidiaries' businesses, divisions or facilities) (in his or her capacity as such) involving (x) a criminal offense where the maximum statutory fine is $10,000,000 or more per occurrence or series of related occurrences; (y) a felony criminal jail sentence, where the statutory maximum sentence of imprisonment is five years or more per occurrence or series of related occurrences as to matters over which the United States has jurisdiction; or (z) a criminal jail sentence where the statutory maximum sentence of imprisonment is five years or more per occurrence, or series of related occurrences, as to matters over which jurisdiction is wholly outside of the United States; and (2) "Functional Leader" means the leader of the sales, product management, finance, human resources, legal or compliance functions for the Company's or any of its Subsidiaries' businesses, divisions or facilities or any other person who is a member of the Company's Global Management Group (GMT).

          (b)    Performance of Obligations of the Company.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    No Material Adverse Effect.     Since the date of this Agreement, there shall not have occurred, arisen, came into existence or became known any event, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, changes, effects, occurrences or states of facts, has had or would reasonably be expected to have a Material Adverse Effect.

          (d)    Certificate.     Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

          (e)    No Pending Governmental Actions.     There shall not be pending any Proceeding by any Governmental Entity of competent jurisdiction against Parent, Merger Sub, the Company or any of its Subsidiaries, or otherwise in connection with the Merger, (i) seeking to make illegal, restrain, prohibit or materially limit the making or consummation of the Merger; (ii) seeking to make illegal, restrain, prohibit or materially limit the ownership or operation by Parent, the Company or any of their respective Subsidiaries of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of or in connection with the Merger; (iii) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Parent or Merger Sub effectively to acquire, hold or exercise full rights of ownership of the Shares; or (iv) which otherwise would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (f)    Certain Orders.     There shall not be any Order, other than the application to the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect the Other Required Governmental Approvals, that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in Section 7.2(e)(i) through (e)(iv).

        7.3.    Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.     The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events, changes, effects, occurrences or states of facts giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Certificate.     The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

        7.4.    Frustration of Closing Conditions.     To the extent permitted by and subject to applicable Law, none of Parent, the Company or Merger Sub may rely on the failure of any condition set forth in Sections 7.2 or 7.3, as the case may be, to be satisfied, if such party's failure to perform any material obligation required to be performed by it has been the primary cause of, or primarily results in, such failure.

ARTICLE VIII

TERMINATION

        8.1.    Termination by Mutual Consent.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by mutual written consent of Parent and the Company, by action authorized by their respective boards of directors.

        8.2.    Termination by Either Parent or the Company.     This Agreement may be terminated by Parent or the Company, by action authorized by the board of directors of the terminating party or parties, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time if:

          (a)   whether before or after the time the Requisite Company Vote has been obtained, the Merger shall not have been consummated on or before February 28, 2014 which date shall automatically be extended by up to twelve months to the extent necessary to satisfy the conditions set forth in Section 7.1(b), so long as all other conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) have been satisfied as of such date (the latest such date, the "Outside Date"); provided, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose failure to perform any material obligation required to be performed by such party has been the primary cause of, or primarily results in, the failure of the Merger to be consummated on or before such date;

          (b)   the Requisite Company Vote shall not have been obtained at the Stockholders' Meeting nor at any adjournment or postponement of the Stockholders' Meeting at which this Agreement has been voted upon; or

          (c)   any Restraining Order permanently restraining, enjoining or otherwise prohibiting or making illegal consummation of the Merger shall have become final and non-appealable (whether before or after the time the Requisite Company Vote has been obtained).

        8.3.    Termination by the Company.     This Agreement may be terminated by the Company, by action authorized by the board of directors of the Company, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time if:

          (a)   whether before or after the time the Requisite Company Vote has been obtained, Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become inaccurate as of any date subsequent to the date of this Agreement, which breach or failure to perform or inaccuracy (i) has resulted in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (assuming, in the case of any inaccuracy, that such subsequent date was the Closing Date) which remains in effect as of the time of such termination; and (ii) is not capable of being cured prior to the Outside Date or, if capable of being cured, shall not have been cured by Parent within 45 days after reasonably detailed written notice thereof is given by the Company to Parent; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its material covenants or agreements set forth in this Agreement; or

          (b)   at any time prior to (but not after) the time the Requisite Company Vote is obtained, if (i) the board of directors of the Company makes a Change of Recommendation in compliance with Section 6.2(d) and (ii) Parent determines not to exercise the Stockholder Vote Option when permitted to do so pursuant to Section 6.2(j); provided, that prior to, and as a condition of, any termination of this Agreement by the Company pursuant to this Section 8.3(b), the Company shall have paid the Termination Fee to Parent pursuant to Section 8.5(b).

        8.4.    Termination by Parent.     This Agreement may be terminated by Parent, by action authorized by the board of directors of Parent, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time if:

          (a)   whether before or after the time the Requisite Company Vote has been obtained, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become inaccurate as of any date subsequent to the date of this Agreement, which breach, or failure to perform or inaccuracy (i) has resulted in the failure of a condition set forth in Section 7.2(a) or 7.2(b) (assuming in the case of any inaccuracy, that such subsequent date was the Closing Date) which remains in effect as of the time of such termination; and (ii) is not capable of being cured prior to the Outside Date or, if capable of being cured, shall not have been cured by the Company within 45 days after reasonably detailed written notice thereof is given by Parent to the Company; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Parent or Merger Sub is then in material breach of any of its respective material covenants or agreements set forth in this Agreement; or

          (b)   at any time prior to obtaining the Requisite Company Vote, (i) the board of directors of the Company makes a Change of Recommendation (whether or not in compliance with Section 6.2(d)); or (ii) the Company shall have breached in any material respect its obligations under Section 6.2.

        8.5.    Effect of Termination and Abandonment.

          (a)   Except as provided in this Section 8.5 and Sections 9.1 and 9.9, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII by any party or parties to this Agreement, written notice thereof shall be given to the other parties to this Agreement specifying the provisions of this Article VIII pursuant to which such termination is made and the basis therefore described in reasonable detail, and upon such termination, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything herein to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other parties hereto resulting from any fraud or intentional material breach of any representation, warranty, covenant or other agreement set forth in this Agreement; and (ii) the provisions set forth in this Section 8.5 and Article IX shall survive the termination of this Agreement.

          (b)   In the event that this Agreement is terminated by Parent pursuant to Section 8.4(b), then the Company shall pay to Parent a termination fee of $232,000,000 (the "Termination Fee") promptly (but in no event later than two business days) after such termination. In the event that this Agreement is to be terminated by the Company pursuant to Section 8.3(b), then the Company shall pay Parent the Termination Fee immediately prior to such termination.

          (c)   In the event that (i) a Bona Fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b), by Parent pursuant to Section 8.4(a) due to the Company's failure to perform any covenant or agreement set forth in this Agreement or by Parent or the Company pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.4(a) due to the Company's failure to perform any covenant or agreement set forth in this Agreement; and (iii) within nine months after any such termination (A) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal; or (B) there shall have been consummated an Acquisition Proposal, then the Company shall pay the Termination Fee to Parent upon the earlier of (1) the consummation of such Acquisition Proposal, or (2) entry into such Alternative Acquisition Agreement, by wire transfer of immediately available funds; provided, that the Termination Fee payable pursuant to this Section 8.5(c) shall be reduced by the Expense Reimbursement, if any, actually paid to Parent pursuant to Section 8.5(d). For purposes of this Section 8.5(c), the references to "15% or more" in the definition of Acquisition Proposal shall be deemed to be references to "more than 50%."

          (d)   In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.2(b) after a Bona Fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; or (ii) by Parent pursuant to Section 8.4(a) due to the Company's failure to perform any covenant or agreement set forth in this Agreement, then the Company shall pay to Parent its and its Affiliates' reasonable costs, fees, and expenses incurred in connection with their investigation, consideration, documentation, diligence and negotiation of this Agreement and the Transactions, including all fees and expenses of Parent's and its Affiliates' Representatives and Financing Sources (the "Expense Reimbursement"); provided, that the Expense Reimbursement shall not exceed $15,000,000. For the avoidance of doubt, the Expense Reimbursement shall not be the sole and exclusive remedy of Parent or Merger Sub against the Company.

          (e)   All payments under this Section 8.5 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

          (f)    Each of Parent and the Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the Merger and the other Transactions, and that, without these agreements, none of Parent, Merger Sub or the Company would enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due to Parent pursuant to this Section 8.5, and, in order to obtain such payment, Parent commences a Proceeding that results in an Order against the Company, the Company shall pay to Parent the costs and expenses (including attorney's fees and expenses) in connection with such Proceeding and shall pay interest on the amount payable pursuant to such Order, compounded quarterly, at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid (but for such Proceeding) until the date of actual payment.

          (g)   Subject to Section 8.5(a) and 8.5(f), in the event that the Termination Fee is paid by the Company to Parent in accordance with this Section 8.5, the payment of the Termination Fee shall be the sole and exclusive remedy of Parent or Merger Sub against the Company for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney's fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement by the Company, and neither the Company nor any of its Subsidiaries nor any of their respective former, current or future Representatives, agents, partners, managers, members, stockholders, assignees or Affiliates shall have any further liability or obligations relating to or arising out of this Agreement; provided, however, that the foregoing shall not impair the rights of Parent, if any, to obtain injunctive relief pursuant to Section 9.6 prior to any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS AND GENERAL

        9.1.    Survival.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.

        9.2.    Modification or Amendment.     Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement (by action approved by or on behalf of their respective boards of directors) by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that, after adoption of this Agreement by the Company's stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without any such required approval.

        9.3.    Waiver of Conditions.     Subject to the provisions of applicable Law, at any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracy or breach in the representations and warranties of the other contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after any adoption of this Agreement by the Company's stockholders, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without any such required approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        9.4.    Counterparts.     This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        9.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH

  PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit for themselves and their property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or if such Court shall not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware, and any appellate court from any appeal thereof, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the other Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document or Transaction, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in the Court of Chancery of the State of Delaware or such Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding the foregoing, each party hereto hereby irrevocably and unconditionally agrees that it will not bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources, if any, in any way relating to this Agreement or any of the Transactions, including any financing to be undertaken by Parent, Merger Sub or their Affiliates for the purpose of funding the Transactions and the related fees or expenses (the "Financing"), or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and the provisions of Section 9.5(b) relating to the waiver of jury trial shall apply to any such action, suit or proceeding. For the avoidance of doubt, the Financing shall not be a condition to the consummation of the Transactions. For purposes of this Agreement, the term "Financing Source" means any future source of debt financing, if any, that may provide financing to Parent or Merger Sub for the Transactions.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF PROCEEDINGS, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

        9.6.    Remedies.     The parties acknowledge and agree that irreparable damage would occur to each of the parties to this Agreement in the event that any of the provisions of this Agreement (including failing to take such actions as are required of a party hereunder to consummate the Merger) were not performed in accordance with their specific terms or were otherwise breached and that in the event of such breach no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, in addition to any other remedy to which such party is entitled at law or in equity, each party shall be entitled, without proof of damages, to enforce specifically the terms and provisions of this Agreement (including the terms and provisions hereof requiring a party hereunder to consummate the Merger) in the Court of Chancery of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, and to temporary, preliminary and permanent injunctive relief (without the requirement of posting bond) to prevent breaches or threatened breaches of, or to enforce compliance with, any of the provisions of this Agreement without the necessity of posting bond or other security or undertaking (any requirements therefor being expressly waived). Each party agrees that it will not oppose the granting of specific performance relief on the basis that a party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

        9.7.    Notices.     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

  If to Parent or Merger Sub:

Koch Industries, Inc. 4111 East 37th Street North Wichita, KS 67220
Attention:	Raffaele Fazio
Facsimile:	(316) 828-8602

    with a copy to (which shall not constitute notice):

Latham & Watkins LLP 233 Wacker Drive, Suite 5800 Chicago, IL 60606
Attention:	Mark D. Gerstein Bradley C. Faris
Facsimile:	(312) 993-9767

  If to the Company:

Molex Incorporated 2222 Wellington Court Lisle, IL 60532
Attention:	Martin P. Slark, Chief Executive Officer
Facsimile:	(630) 416-4915

    with a copy to (which shall not constitute notice):

Molex Incorporated 2222 Wellington Court Lisle, IL 60532
Attention:	Robert J. Zeitler, Vice President and General Counsel
Facsimile:	(630) 416-4962

    with a copy to (which shall not constitute notice):

Dentons US LLP 233 Wacker Drive, Suite 7800 Chicago, IL 60606
Attention:	Michael M. Froy, Esq.
Facsimile:	(312) 876-7934

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party: upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or the next business day after deposit with an overnight courier, if sent by overnight courier.

        9.8.    Entire Agreement.     This Agreement (including any annexes or exhibits hereto), the Company Disclosure Letter and the confidentiality agreement dated July 25, 2013, between Koch Equity Investments, LLC and the Company (as amended, the "Confidentiality Agreement") (which was effective July 15, 2013, and superseded the confidentiality agreement dated July 15, 2013, between the same parties) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

        9.9.    No Third-Party Beneficiaries.

          (a)   Except as provided in Section 6.11 (Indemnification; Directors' and Officers' Insurance) which shall inure to the benefit of the persons benefiting therefrom, who are expressly intended to be third-party beneficiaries thereof, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, the Financing Sources, if any, are hereby third-party beneficiaries of Section 9.5 and this Section 9.9.

          (b)   Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners, Financing Sources or assignees of the Company, Parent or Merger Sub or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner, Financing Source or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Company, Parent and Merger Sub, the "Excluded Parties") shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub, as applicable, under this Agreement or of or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise; provided, however, nothing in this Section 9.9(b) shall limit the obligation of any Excluded Party contained in the Voting Agreements.

        9.10.    Obligations of Parent and of the Company.     Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed joint liabilities and obligations of Parent and Merger Sub.

        9.11.    Definitions.     For the convenience of the parties hereto, each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

        9.12.    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        9.13.    Interpretation; Construction.

          (a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or words of like import. The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. Reference herein to a particular Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract. Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms "cash" and "$" mean United States Dollars. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

          (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (c)   The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

          (d)   The accuracy or inaccuracy of any representation or warranty of a party to this Agreement shall not be affected or be deemed modified or limited by any investigation made (or not made) by or on behalf of another party, including any investigations made (or not made) by any of such party's employees, advisors, agents, consultants or representatives, or by reason of the fact that such party or any of its employees, advisors, agents, consultants or representatives knew or should have known that any such representation and warranty is or might be inaccurate or untrue.

        9.14.    Assignment.     This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that each of Parent or Merger Sub may assign this Agreement and any of their respective rights and obligations hereunder (i) to any direct or indirect Subsidiary of Parent or (ii) to any of their respective Financing Sources for purposes of creating a security interest therein or otherwise assigning this Agreement and its rights and obligations hereunder as collateral in respect of the Financing, in each case, without the consent of the Company; provided, further, that no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder or impede or delay the consummation of the Transactions. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOLEX INCORPORATED
By:	/s/ MARTIN P. SLARK
	Name:	Martin P. Slark
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

KOCH INDUSTRIES, INC.
By:	/s/ STEVEN J. FEILMEIER
	Name:	Steven J. Feilmeier
	Title:	Executive Vice President and Chief Financial Officer
KOCH CONNECTORS, INC.
By:	/s/ MATTHEW FLAMINI
	Name:	Matthew Flamini
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX A

TABLE OF DEFINED TERMS

Term	Section
2008 Plan	5.1(b)(i)(A)
2008 Plan Option	4.4(a)
Acquisition Proposal	6.2(b)
Affiliate	5.2(g)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)(i)(B)
Anti-corruption Laws	5.1(q)(i)
Antitrust Consents	5.1(d)(i)(B)
Antitrust Law	5.1(d)(i)
Associate	5.2(g)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Bona Fide Acquisition Proposal	6.2(a)(ii)
Book-Entry Shares	4.1(a)
business day	1.2
Bylaws	2.2
Capitalization Date	5.1(b)(i)
Certificate	4.1(a)
Change of Recommendation	6.2(c)(v)
Charter	2.1
Class A Common Stock	4.1(a)
Class B Common Stock	4.1(a)
Closing	1.2
Closing Date	1.2
Code	4.3
Common Stock	4.1(a)
Company	Preamble
Company Disclosure Letter	5.1
Company ESPP	5.1(b)(i)(C)
Company Fairness Opinion	5.1(c)(ii)
Company FCA Documents	5.1(e)(v)
Company Option	4.4(a)
Company Owned Intellectual Property	5.1(p)(vi)
Company Recommendation	5.1(c)(ii)
Company Registered Intellectual Property	5.1(p)(vi)
Company Reports	5.1(e)(i)
Company Restricted Share	4.4(b)
Confidentiality Agreement	9.8
Consents	5.1(d)(i)
Contract	5.1(d)(ii)
Covered Persons	6.11(b)
Criminal Law	5.1(j)(iii)(A)
Criminal Penalty	7.2(a)
D&O Insurance	6.11(b)
Deferred Compensation Plans	6.1(b)(iv)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)

Term	Section
Dividend Adjustment Amount	4.1(a)
Effective Time	1.3
Environment	5.1(n)
Environmental Laws	5.1(n)
Environmental Permits	5.1(n)
Equity Interest	5.1(a)(ii)
ERISA	5.1(i)(i)
ERISA Affiliate	5.1(i)(iv)
ESPP Termination Date	4.4(c)
Exchange Act	5.1(e)(i)
Exchange Fund	4.2(a)
Excluded Parties	9.9(b)
Excluded Shares	4.1(a)
Expense Reimbursement	8.5(d)
FCA	5.1(d)(1)(E)
FCA Rules	5.1(e)(v)
FCPA	5.1(q)(i)
Financing	9.5(a)
Financing Source	9.5(a)
Functional Leader	7.2(a)
GAAP	5.1(a)(iii)(D)
Government Official	5.1(q)(ii)
Governmental Entity	5.1(d)(i)(F)
Grant Date	5.1(b)(iii)
Granted Option	5.1(b)(iii)
Ground Lease	5.1(l)(ii)
Hazardous Materials	5.1(n)
HSR Act	5.1(d)(i)(B)(1)
Indemnified Parties	6.11(a)
Insurance Amount	6.11(b)
Insurance Policies	5.1(r)
Intellectual Property	5.1(p)(vi)
Intervening Event	6.2(d)
Intervening Event Negotiation Period	6.2(e)(ii)
Intervening Event Notice	6.2(e)(ii)
IRS	5.1(i)(ii)
known by the Company	5.1(g)(i)
Laws	5.1(j)(i)
Leased Real Property	5.1(l)(ii)
Licenses	5.1(j)(ii)(A)
Lien	5.1(b)(iv)
Material Adverse Effect	5.1(a)(iii)
Material Contract	5.1(k)(i)
Material Leased Real Property	5.1(l)(ii)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(i)(iii)
Negotiation Period	6.2(e)(i)
New Plan	6.9(a)
Non-U.S. Benefit Plan	5.1(i)(i)
Option Payments	4.4(a)(ii)
Orders	5.1(g)(i)

Term	Section
Other Governmental Consents	5.1(d)(i)(F)
Other Required Governmental Approvals	7.1(b)(ii)
Outside Date	8.2(a)
Owned Real Property	5.1(l)(i)
Parent	Preamble
Parent Material Adverse Effect	5.2(a)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.1(b)(iv)
Person	4.2(d)
Personal Property	5.1(h)
Preferred Stock	5.1(b)(i)
Principal Stockholders	Recitals
Proceedings	4.2(f)
Proscribed Recipient	5.1(q)(i)
Proxy Date	6.3(ii)
Proxy Statement	5.1(d)(i)(A)
Record Date	6.3
Representatives	6.2(a)(i)
Requisite Company Vote	5.1(c)(i)
Restraining Orders	7.1(c)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(d)(i)(C)
SERP	6.9(d)(ii)
Shares	4.1(a)
Significant Customer	5.1(v)(i)
Significant Subsidiary	5.1(b)(v)
Significant Supplier	5.1(v)(ii)
Stock Plans	5.1(b)(i)(A)
Stockholder Vote Option	6.2(j)
Stockholders' Meeting	6.3
Subsidiary	5.1(a)(i)
Superior Proposal	6.2(b)
Superior Proposal Notice	6.2(e)(i)
Surviving Corporation	1.1
Takeover Law	6.12
Tax Return	5.1(o)
Tax(es)	5.1(o)
Termination Fee	8.5(b)
to Parent's knowledge	5.2(e)
to the Company's knowledge	5.1(g)(i)
to the knowledge of Parent	5.2(e)
to the knowledge of the Company	5.1(g)(i)
Transaction Filings	5.1(s)
Transactions	5.1(a)(iii)(A)
U.S. Benefit Plan	5.1(i)(i)
Voting Agreements	Recitals

Annex B

VOTING AND SUPPORT AGREEMENT

        This VOTING AND SUPPORT AGREEMENT (this "Agreement"), dated as of September 9, 2013, is entered into by and among [            ] ("Stockholder"), Koch Industries, Inc., a Kansas corporation ("Parent"), and Koch Connectors, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

        WHEREAS, contemporaneously with the execution of this Agreement, Parent, Merger Sub and Molex Incorporated, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified after the date hereof, the "Merger Agreement"), providing, among other things, for the merger of Merger Sub with and into the Company (as the same may be amended after the date hereof, the "Merger"); and

        WHEREAS, as a condition of and inducement to Parent's and Merger Sub's willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Certain Definitions.

          For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1.

          "Acquisition Proposal" has the meaning set forth in the Merger Agreement.

          "Additional Owned Shares" means all Shares and any other Equity Securities in the Company which are beneficially owned by Stockholder or any of its Affiliates and are acquired after the date hereof and prior to the termination of this Agreement.

          "Affiliate" has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of Stockholder.

          "Alternative Acquisition Agreement" has the meaning set forth in the Merger Agreement.

          "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

          "business day" has the meaning set forth in the Merger Agreement.

          "Change of Recommendation" has the meaning set forth in the Merger Agreement.

          "Class A Common Stock" has the meaning set forth in the Merger Agreement.

          "Class B Common Stock" has the meaning set forth in the Merger Agreement.

          "Closing" has the meaning set forth in the Merger Agreement.

          "Common Stock" has the meaning set forth in the Merger Agreement.

          "Company" has the meaning assigned thereto in the recitals hereof.

          "Company Stockholders Meeting" has the meaning assigned thereto in Section 2 hereof.

          "Covered Shares" means the Owned Shares and Additional Owned Shares.

          "DGCL" means the Delaware General Corporation Law, as amended.

          "Disclosed Owned Securities" has the meaning assigned thereto in Section 5(a) hereof.

          "Effective Time" has the meaning set forth in the Merger Agreement.

          "Equity Interests" has the meaning set forth in the Merger Agreement.

          "Exchange Act" has the meaning set forth in the Merger Agreement.

          "Governmental Entity" has the meaning set forth in the Merger Agreement.

          "HSR Act" has the meaning set forth in the Merger Agreement.

          "Improved Proposal" has the meaning assigned thereto in Section 2(a)(i) hereof.

          "Liens" has the meaning assigned thereto in Section 5(a) hereof.

          "Owned Shares" means all Shares and any other Equity Interests in the Company which are beneficially owned by Stockholder or any of its Affiliates as of the date hereof.

          "Person" has the meaning set forth in the Merger Agreement.

          "Representatives" has the meaning assigned thereto in Section 3(b) hereof.

          "Shares" has the meaning set forth in the Merger Agreement.

          "Stockholder Vote Option" has the meaning set forth in the Merger Agreement.

          "Subsidiary" has the meaning set forth in the Merger Agreement.

          "Superior Proposal" has the meaning set forth in the Merger Agreement.

          "Superior Proposal Notice" has the meaning set forth in the Merger Agreement.

          "Takeover Laws" has the meaning set forth in the Merger Agreement.

          "Term" has the meaning assigned thereto in Section 6 hereof.

          "Transactions" has the meaning set forth in the Merger Agreement.

          "Transfer" means, with respect to an Equity Interest, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Equity Interest or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

        2.    Stockholder Vote.

          (a)    Voting Agreement.    At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought as to a matter described in any of clauses (i) - (vii) below (each, a "Company Stockholders Meeting"), Stockholder shall, and shall cause the holder of record of any Covered Shares to, (i) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares:

              (i)  in favor of adopting the Merger Agreement, including the agreement of merger contained therein, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement, or any amendment that (y) increases the cash consideration per Share equal to or greater than the consideration to be received by the Company's stockholders in the Merger or (z) otherwise improves other terms, if any, of the Transactions for the benefit of the Company's stockholders (without reducing the cash consideration per Share to be received by the Company's stockholders in the Merger) (an "Improved Proposal");

             (ii)  in favor of any adjournment or postponement recommended by the Company or requested by Parent pursuant to Section 6.3 of the Merger Agreement with respect to any stockholder meeting with respect to the Merger Agreement and the Merger or any Improved Proposal;

            (iii)  against any Acquisition Proposal or any proposal relating to an Acquisition Proposal;

            (iv)  against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, in each case other than any Improved Proposal;

             (v)  against any proposal, action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (2) could reasonably be expected to result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled or (3) except as expressly contemplated by the Merger Agreement, change in any manner the capitalization of, including the voting rights of any class of capital stock of, the Company;

            (vi)  in favor of any non-binding advisory vote on "golden parachute" executive compensation arrangements if required by Rule 14a-21(c) under the Exchange Act; and

           (vii)  Stockholder shall not propose, commit or agree to take any action inconsistent with any of the foregoing clauses (i) - (vi).

          (b)    Relief from Certain Obligations with Respect to the Common Stock.

              (i)  In the event that a Change of Recommendation occurs in favor of a Superior Proposal then, notwithstanding anything to the contrary contained in this Agreement, Stockholder shall be relieved of its obligations under this Section 2 of this Agreement with respect to the Covered Shares that are Common Stock; provided that if at any time thereafter such proposal shall no longer constitute a Superior Proposal under the Merger Agreement, the obligations of Stockholder as to the Covered Shares under this Section 2 shall, without the requirement of any action by a party hereto, then and thereafter again become binding with respect to the Covered Shares. Such relief of Stockholder's obligations under this Section 2 shall, however, only become effective if a written notice (which may be given by electronic mail) by Stockholder that it demands the relief provided by this Section 2(b) is delivered to Parent at least two (2) business days prior to the expiration of the Stockholder Vote Option. For the avoidance of doubt, under no circumstances will Stockholder be relieved of its obligations under this Section 2 with respect to the Class B Common Stock, notwithstanding any Change of Recommendation.

          (c)    Irrevocable Proxy.

              (i)  Stockholder hereby (A) irrevocably grants to, and appoints, Parent, and any Person designated in writing by Parent, and each of them individually, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all of the Covered Shares or grant a consent or approval in respect of the Covered Shares, in accordance with the terms of Section 2(a) hereof solely with respect to matters set forth in Sections 2(a)(i) - (vi) and (B) revokes any and all proxies heretofore given in respect of the Covered Shares. For the avoidance of doubt, nothing herein shall restrict

    Stockholder from voting or granting consents or approvals in respect of the Covered Shares for any matters other than those set forth in Sections 2(a)(i) - (vii) .

             (ii)  The attorneys-in-fact and proxies named above are hereby authorized and empowered by Stockholder at any time during the Term (as defined below) to act as Stockholder's attorney-in-fact and proxy to vote the Covered Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Covered Shares (including the power to execute and deliver written consents) solely with respect to matters set forth in Sections 2(a)(i) - (vii), at every Company Stockholders Meeting and in every written consent in lieu of such a meeting in accordance with the terms of Section 2(a) hereof.

            (iii)  Stockholder hereby represents to Parent that any proxies heretofore given in respect of the Covered Shares are not irrevocable and that any such proxies are hereby revoked, and Stockholder agrees to promptly notify the Company of such revocation. Stockholder hereby affirms that the irrevocable proxy granted herein is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy granted herein is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, Stockholder agrees to vote the Covered Shares and take such other required actions in accordance with Section 2(a) hereof.

            (iv)  During any period of time in which Stockholder is relieved of its obligations with respect to the Covered Shares in accordance with Section 2(b) hereof, then any proxies granted pursuant to this Section 2(c) relating to the Covered Shares shall be suspended.

        3.    No Disposition or Solicitation.

          (a)    No Disposition or Adverse Act.    Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding the foregoing, Stockholder shall be permitted to Transfer any Covered Shares for bona fide estate planning purposes; provided, however, that as a condition to the effectiveness of such Transfer, the transferee shall agree in writing to be bound by the terms of this Agreement and, provided, further, that no such Transfer shall relieve the transferor of any of its obligations hereunder. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.

          (b)    No Solicitation, Discussion or Negotiation.    Subject to Section 7, Stockholder hereby agrees that Stockholder shall not, and shall instruct and cause its officers, directors, employees, investment bankers, attorneys, accountants, consultants, agents and other advisors and representatives (collectively, its "Representatives") not to, directly or indirectly:

              (i)  initiate, solicit or knowingly facilitate or encourage any inquiries, discussions or the making of any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

             (ii)  approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any Alternative Acquisition Agreement;

            (iii)  terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement in respect of or in contemplation of an Acquisition Proposal;

            (iv)  engage in, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal or the acquisition of any interest in the Covered Shares;

             (v)  furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the books or records or directors, officers, employees or advisors of the Company or any of its Subsidiaries, to any third party that, to the knowledge of the Stockholder, after consultation with the Company and its Representatives, is seeking to or may make, or has made, an Acquisition Proposal;

            (vi)  take any action to make the provisions of any Takeover Law inapplicable to any transactions contemplated by any Acquisition Proposal; or

           (vii)  propose, commit or agree to do any of the foregoing.

          Notwithstanding anything in this Agreement to the contrary, Stockholder shall not have any monetary liability under this Section 3(b); provided, however, that nothing herein shall limit Parent's right to seek specific performance and other nonmonetary remedies pursuant to Section 8(h) or otherwise.

        4.    Additional Agreements.

          (a)    Certain Events.    In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares or other Equity Interests or rights of the Company by Stockholder or any of its Affiliates, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other Equity Interests or rights of the Company issued to or acquired by Stockholder or any of its Affiliates.

          (b)    Waiver of Appraisal and Dissenters' Rights and Actions.    Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees (A) not to commence any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or (B) not to commence or participate in, and to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors, in each case of clause (A) and (B), (w) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (x) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the Transactions contemplated thereby, (y) making any claim with respect to SEC disclosure (or other disclosure to the Company's stockholders) in connection with the negotiation, execution or delivery of this Agreement or the Merger Agreement or the approval or consummation of the Merger, or (z) making any aiding and abetting or similar claim against Parent or Merger Sub, or any of their respective Affiliates or Representatives, in connection with the foregoing.

          (c)    Communications.    Subject to Section 7 and unless required by applicable law, Stockholder shall not, and shall cause its Representatives not to, make any press release or other public announcement with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, or any alternative thereto, without the prior written consent of Parent. Stockholder hereby consents to and authorizes the publication and disclosure by Parent of Stockholder's identity and holding of Covered Shares, and the nature of Stockholder's commitments, arrangements and understandings under this Agreement (the form of which shall be subject to prior approval by Stockholder or its Representatives, not to be unreasonably withheld, conditioned or delayed), and any other information that Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other Transactions contemplated by the Merger Agreement.

          (d)    Additional Owned Shares.    Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

          (e)    Spousal Consent.    If Stockholder is married, Stockholder shall deliver to Parent and Merger Sub, not later than September 30, 2013, a duly executed consent of Stockholder's spouse, in the form attached hereto as Exhibit A.

          (f)    [Unanimous Written Consent of General Partners.    Stockholder shall deliver to Parent and Merger Sub, concurrently herewith, a unanimous written consent duly executed by Stockholder (the "LP Consent"), in the form attached hereto as Exhibit B. Stockholder shall not terminate, amend, or otherwise modify the LP Consent or that certain Limited Partnership Agreement of Krehbiel Limited Partnership, dated June 11, 1993 (as previously amended, restated, modified or otherwise supplemented from time to time), in any manner that would render the designation of authority contemplated by the LP Consent ineffective, void or otherwise unenforceable.] [Note: To be included in Krehbiel Voting Agreement]

        5.    Representations and Warranties of Stockholder.

        Stockholder hereby represents and warrants to Parent as follows:

          (a)    Title.    Stockholder is the sole record and beneficial owner of (i) the Owned Shares and (ii) the Equity Interests convertible into or exchangeable or exercisable for Owned Shares or other Equity Interests in the Company, in each case, set forth on Schedule I (the "Disclosed Owned Securities"). The Disclosed Owned Securities constitute all of the Equity Interests in the Company owned of record or beneficially by Stockholder or its Affiliates on the date hereof and neither Stockholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any other Equity Interests of the Company or any Equity Interests convertible into or exchangeable or exercisable for Shares or such other Equity Interests, in each case other than the Disclosed Owned Securities. Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Covered Shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares (other than as created by this Agreement) (collectively, "Liens"), except as set forth in Amendment No. 11 of Stockholder's Schedule 13D filed on May 6, 2011.

          (b)    Organization and Qualification.    Stockholder is a [corporation/trust/other entity] duly [incorporated/constituted/organized] and validly existing in good standing under the laws of the [State of Delaware].

          (c)    Authority.    Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of Stockholder's obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder [or its board of directors / trustees / other governing body] are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (d)    Due Execution and Delivery.    This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

          (e)    No Filings; No Conflict or Default.    Except for any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which the Covered Shares may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Stockholder or any of Stockholder's properties or assets, (iii) constitute a violation by Stockholder of any law or regulation of any jurisdiction, [or (iv) contravene or conflict with Stockholder's [certificate of incorporation and bylaws] [trust agreement] [or other organizational documents]], except for any such breach, default, conflict or violation which individually or in the aggregate would not impair or adversely affect Stockholder's obligations or ability to perform Stockholder's obligations under this Agreement or render inaccurate any of the representations made herein.

          (f)    No Litigation.    As of the date hereof, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

          (g)    Receipt; Reliance.    Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

        6.    Termination.

          The term (the "Term") of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Parent and Stockholder, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms; provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to its termination and (B) the last paragraph of Section 3(b), this Section 6 and Section 8 (other than Section 8(b)) shall survive any termination of this Agreement.

        7.    No Limitation.    Nothing in this Agreement shall be construed to prohibit Stockholder who is an officer or member of the Board of Directors of the Company from taking any action solely in his or her capacity as an officer or member of the Board of Directors of the Company or from taking any action with respect to any Acquisition Proposal solely in their capacity as such an officer or director.

        8.    Miscellaneous.

          (a)    Entire Agreement.    This Agreement (together with Schedule I) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

          (b)    Reasonable Efforts.    Subject to the terms and conditions of this Agreement, Stockholder agrees to use all reasonable efforts to take, or cause to be taken, all reasonably requested actions, and to do, or cause to be done, all reasonably requested things necessary, proper or advisable under applicable laws to consummate and make effective the arrangements contemplated hereby. Upon Parent's request and without further consideration, Stockholder shall execute and deliver such additional reasonably requested documents and take all such further reasonably requested lawful action as may be necessary or desirable to consummate and make effective the arrangements contemplated hereby. Without limiting the foregoing, Stockholder shall execute and deliver to Parent and any of its designees any additional proxies, including with respect to Additional Owned Shares, reasonably requested by Parent in furtherance of this Agreement.

          (c)    No Assignment.    This Agreement shall not be assignable by operation of law or otherwise; provided, however, that each of Parent or Merger Sub may assign this Agreement and any of their respective rights and obligations hereunder to any direct or indirect Subsidiary of Parent, without the consent of the Company. Any purported assignment in violation of this Agreement is void. No assignment by Parent shall relieve Parent of its obligations under this Agreement.

          (d)    Binding Successors.    Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Stockholder and its Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder's heirs, guardians, administrators, representatives or successors.

          (e)    Modification or Amendments.    Subject to the provisions of applicable law, the parties hereto may modify or amend this Agreement by action taken by or on behalf of their respective boards of directors, trustees or other governing body by written agreement executed and delivered by duly authorized officers of the respective parties.

          (f)    Notice.    Except as set forth in Section 2(b)(i), all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received) (i) upon receipt, if delivered personally or by first class mail, postage pre-paid, (ii) on the date of transmission, if sent by facsimile transmission (with confirmation of receipt), or (iii) on the business day after dispatch, if sent by nationally recognized, documented overnight delivery service, as follows:

If to Stockholder:
At the address and facsimile number set forth on Schedule I hereto.
If to Parent or Merger Sub:
Koch Industries, Inc. 4111 East 37th Street North Wichita, Kansas
Attention: Raffaele Fazio
Facsimile: (316) 828-8602
Copy to:
Latham & Watkins LLP 233 Wacker Drive, Suite 5800 Chicago, IL 60606
Attention: Mark D. Gerstein
Bradley C. Faris
Facsimile: (312)-993-9767
E-mail Address: mark.gerstein@lw.com bradley.faris@lw.com

  or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

          (g)    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          (h)    Specific Performance and Other Remedies.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in the event of such breach no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, in addition to any other remedy to which such party is entitled at law or in equity, each party shall be entitled, without proof of damages, to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, and to temporary, preliminary and permanent injunctive relief (without the requirement of posting bond) to prevent breaches or threatened breaches of, or to enforce compliance with, any of the provisions of this Agreement without the necessity of posting bond or other security or undertaking (any requirements therefor being expressly waived). Each party agrees that it will not oppose the granting of specific performance relief on the basis that a party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

          (i)    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party's obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party's right to exercise any such or other right, power or remedy or to demand such compliance.

          (j)    No Third Party Beneficiaries.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          (k)    Governing Law.    This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the law of, the state of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

          (l)    Submission to Jurisdiction.    The parties hereby irrevocably submit for themselves and their property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or if such Court shall not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware, and any appellate court from any appeal thereof, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any proceeding for the interpretation or enforcement hereof or of any such document or transaction, that it is not subject thereto or that such proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such proceeding or transactions shall be heard and determined in the Court of Chancery of the State of Delaware or such Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by applicable law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such proceeding in the manner provided in Section 8(f) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (m)    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF PROCEEDINGS, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

  UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(m).

          (n)    Interpretation.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words "hereof," "hereto," "hereby," "herein," "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

          (o)    Counterparts.    This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

          (p)    Expenses.    Except as otherwise provided herein, each party hereto shall pay such party's own expenses incurred in connection with this Agreement.

          (q)    No Ownership Interest.    Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

[Signature page follows.]

        IN WITNESS WHEREOF, Parent, Merger Sub, and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

Koch Industries, Inc., a Kansas corporation
By:
Name:
Title:
Koch Connectors, Inc., a Delaware corporation
By:
Name:
Title:

STOCKHOLDER

Name:

[Signature page to Voting Agreement]

SCHEDULE I

Name and Contact Information for Stockholder	Number of Shares Beneficially Owned
[Name]
[Address]
Attention: [ ]
Facsimile No.: [ ]

EXHIBIT A

CONSENT OF SPOUSE

        In consideration of the execution of that certain Voting and Support Agreement, dated as of September 9, 2013, by and among [          ] ("Stockholder"), Koch Industries, Inc., a Kansas corporation ("Parent"), and Koch Connectors, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") (the "Voting and Support Agreement"), the undersigned, spouse of [          ], has been given a copy of, and has had an opportunity to review, the Voting and Support Agreement and clearly understand the provisions contained therein.

        I hereby approve the Voting and Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Voting and Support Agreement. I agree to be bound by and accept the provisions of the Voting and Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Shares (as defined in the Voting and Support Agreement) of the Company held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Voting and Support Agreement.

(Signature)

Name:
(Please Print)

Dated: September     , 2013

EXHIBIT B

UNANIMOUS WRITTEN CONSENT OF
THE GENERAL PARTNERS OF THE KREHBIEL LIMITED PARTNERSHIP

        The undersigned, being all of the general partners (the "General Partners") of the Krehbiel Limited Partnership, an Illinois limited partnership, in lieu of a meeting of the General Partners and pursuant to the authority of Section 118 of the Illinois Uniform Limited Partnership Act, as amended, and Section 7.4 of that certain Limited Partnership Agreement of Krehbiel Limited Partnership, dated June 11, 1993 (as previously amended, restated, modified or otherwise supplemented from time to time, the "Partnership Agreement"), hereby consent that in the event of the bankruptcy, death, legal incompetency, incapacitation or other disability of John H. Krehbiel, Jr. or Fred A. Krehbiel, the other General Partner is hereby irrevocably designated, pursuant to Section 7.3 of the Partnership Agreement, to act on behalf of all of the General Partners in exercising the rights, powers, duties and authority of all of the General Partners with respect to that certain Voting and Support Agreement, dated as of September 9, 2013, by and among [        ], Koch Industries, Inc. ("Parent"), a Kansas corporation, and Koch Connectors, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and the transactions contemplated thereby.

(Signature)
Name:
(Please Print)

Dated: September 9, 2013

(Signature)
Name:
(Please Print)

Dated: September 9, 2013

Annex C

GOLDMAN, SACHS & CO. OPINION

PERSONAL AND CONFIDENTIAL

September 9, 2013

Board of Directors
Molex Incorporated
2222 Wellington Court
Lisle, IL 60532

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Koch Industries, Inc. ("Koch") and its affiliates) of the outstanding shares of Common Stock, par value $0.05 per share (the "Common Shares"), Class A Common Stock, par value $0.05 per share (the "Class A Common Shares"), and Class B Common Stock, par value $0.05 per share (the "Class B Common Shares", and together with the Common Shares and the Class A Common Shares, the "Shares"), of Molex Incorporated (the "Company") of the $38.50 per Share in cash to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013 (the "Agreement"), by and among Koch, Koch Connectors, Inc., an indirect wholly owned subsidiary of Koch, and the Company.

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Koch any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction") for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Company in connection with the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which became payable prior to announcement of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to Koch and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a participant in Koch's commercial paper program since 2011. We may also in the future provide investment banking services to the Company, Koch and their respective affiliates for which our Investment Banking Division may receive compensation.

Securities and Investment Services Provided by Goldman, Sachs & Co.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2013; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Common Shares and the Class A Common Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the connector industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Koch and its affiliates) of Shares, as of the date hereof, of the $38.50 per Share in cash to be paid to such holders, taken in the aggregate, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the allocation of the consideration payable pursuant to the Agreement among the holders of Common Shares, Class A Common Shares and Class B Common Shares or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $38.50 per Share in cash to be paid to the holders (other than Koch and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Koch or the ability of the Company or Koch to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $38.50 per Share in cash to be paid to the holders (other than Koch and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co
(GOLDMAN, SACHS & CO.)

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

MOLEX INCORPORATED
ANNUAL INCENTIVE PLAN

        1.    Purpose

        The purpose of the Molex Incorporated Annual Incentive Plan is to provide an incentive to enhance stockholder value and promote the attainment of significant business objectives of the Company by basing a portion of a selected Employee's cash compensation on the performance of such Employee, the Company and/or a Business Unit.

        2.    Definitions

          (a)   "Award" means any annual incentive award, payable in cash, made under the Plan, which award may be based on (i) the change (measured as a percentage or an amount) in or of any Performance Measure from one measurement period to another, (ii) the difference (measured as a percentage or an amount) between a specified target or budget amount of any Performance Measure and the actual amount of that Performance Measure, during any measurement period, (iii) the extent to which a specified target or budget amount for any Performance Measure is met or exceeded during any measurement period, or (iv) any other award, including a discretionary award, that may be paid from time to time under the Plan.

          (b)   "Award Schedule" means the Award Schedule established pursuant to Section 5.

          (c)   "Board" means the Board of Directors of the Company.

          (d)   "Business Unit" means any existing or future facility, region, division, group, subsidiary or other unit within the Company.

          (e)   "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute and the regulations promulgated thereunder, as it or they may be amended from time to time.

          (f)    "Code Section 162(m) Award" means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in an Award Schedule.

          (g)   "Committee" means the Compensation Committee of the Board.

          (h)   "Company" means Molex Incorporated, a Delaware corporation.

          (i)    "Covered Employee" means a "covered employee" within the meaning of Code Section 162(m)(3) or a person designated as a Covered Employee by the Committee.

          (j)    "Employee" means any employee of the Company or of any of its Business Units.

          (k)   "Executive Officer" means an officer of the Company that has been designated as an executive officer by the Board.

          (l)    "Participant" means any Employee selected to receive an Award pursuant to the Plan for any Year.

          (m)  "Performance Goals" means the performance objectives with respect to one or more Performance Measures established by the Administrator for the Company, a Business Unit or an individual for the purpose of determining whether, and the extent to which, payments will be made for that Year or other measurement period with respect to an Award under the Plan.

          (n)   "Performance Measure" means any one or more of the following measures, taken alone or in conjunction with each other, each of which may be adjusted by the Administrator to exclude the before-tax or after-tax effects of any significant events not included in the calculations made in connection with setting the Performance Measures for the related Award:

    (1)
    Net earnings or net income (before or after taxes);

    (2)
    Earnings per share;

    (3)
    Net sales or revenue growth;

    (4)
    Net operating profit;

    (5)
    Return measures (including, but not limited to, return on assets, return on net assets, capital, invested capital, equity, sales, or revenue);

    (6)
    Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

    (7)
    EBIT or earnings before or after taxes, interest, depreciation, and/or amortization;

    (8)
    Gross or operating margins;

    (9)
    Productivity ratios;

    (10)
    Share price (including, but not limited to, growth measures and total shareholder return);

    (11)
    Expense targets;

    (12)
    Margins;

    (13)
    Operating efficiency;

    (14)
    Market share;

    (15)
    Total shareholder return;

    (16)
    Customer satisfaction;

    (17)
    Working capital targets; and

    (18)
    Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

  Any Performance Measure may be used to measure the performance of the Company or any Business Unit, or any combination thereof, as the Administrator may deem appropriate, or any of the above Performance Measure as compared to the performance of a group of comparator companies, or published or special index that the Administrator, in its sole discretion, deems appropriate, or the Administrator may select Performance Measure (10) above as compared to various stock market indices.

          (o)   "Plan" means the Molex Incorporated Annual Incentive Plan as set forth herein, as it has been or may be amended and/or restated from time to time.

          (p)   "Target Award" means the amount, which may be expressed as a dollar amount or as a percentage of a Participant's salary, payable to a Participant when actual performance with respect to any Performance Measure equals the Performance Goal for that Performance Measure established by the Administrator.

          (q)   "Year" means the Company's fiscal year.

        3.    Administration

          (a)    Appointment of Administrator.     The Plan shall be administered by the Committee with respect to Executive Officers and Covered Employees, and the Committee will consist of two or more persons (i) who satisfy the requirement of a "nonemployee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and (ii) who satisfy the requirements of an "outside director" for purposes of Code Section 162(m). The Plan shall be administered by the Company's Chief Executive Officer ("CEO") with respect to Employees other than Executive Officers and Covered Employees. The Committee and the CEO shall be referred to individually and collectively as "Administrator" herein, as applicable.

          (b)    Administrator's Actions.     The Administrator's determinations under the Plan need not be uniform and may be made selectively among Employees who receive or are eligible to receive Awards under the Plan, whether or not any Awards are the same or such Employees are similarly situated. Without limiting the generality of the foregoing, the Administrator will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Measures, Performance Goals, the weightings thereof, and Target Awards, if applicable. Whenever the Plan refers to a determination being made by the Administrator, it shall be deemed to mean a determination by the Administrator in its sole discretion. Without limiting the generality of the foregoing, the Administrator may establish a Target Award for any Participant based on any Performance Measure.

          (c)    Code Section 162(m) Compliance.     It is the intent of the Company that this Plan and Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m), including the administration requirement of Code Section 162(m)(4)(C), so that the Company's tax deduction for remuneration in respect of Code Section 162(m) Awards for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed in this Section, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees with respect to whom such conflict exists. Nothing herein shall be interpreted so as to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.

          (d)    Discretion of Administrator.     The Administrator shall have the discretion, subject to the limitations described herein, including in Section 4 below relating to Code 162(m) Awards, to, among other actions, (i) determine the Plan Participants; (ii) determine who will be treated as an Executive Officer and/or Covered Employee and designate whether an Award will be a Code Section 162(m) Award; (iii) determine the measurement period; (iv) determine Performance Measures and Performance Goals for each Year or other measurement period; (v) determine Target Awards and whether Target Awards will be applied to any particular Participant; (vi) determine how Performance Measures will be calculated and/or adjusted; (vii) establish an Award Schedule, if any; (viii) establish performance thresholds for the payment of any Awards; (ix) determine whether and to what extent the Performance Goals have been met or exceeded; (x) pay discretionary Awards, including awards from an exceptional performance fund, as may be appropriate in order to assure the proper motivation and retention of personnel and attainment of business goals; (xi) make adjustments to Performance Goals and thresholds; provided however, that Performance Goals applicable to an Award which is designed to be a Code Section 162(m) Award and which is held by Covered Employees, may not be adjusted so as to increase the payment under the Award; and (xii) determine the total amount of funds available for payment of Awards with respect to each Year or other measurement period.

          (e)    Authority of Administrator.     Subject to the provisions of the Plan, the Administrator shall be authorized to interpret the Plan, make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, make all other determinations necessary or advisable for the administration of the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems desirable to carry the Plan into effect. Any action taken or determination made by the Administrator shall be conclusive and binding on all parties. In the event of any conflict between an Award Schedule and the Plan, the terms of the Plan shall govern.

        4.    Code Section 162(m) Awards

        A Participant who is or may be an Executive Officer and/or Covered Employee may receive a Code Section 162(m) Award and/or an Award that is not a Code Section 162(m) Award. Notwithstanding anything elsewhere in the Plan to the contrary, as and to the extent required by Code Section 162(m), the grant of a Code Section 162(m) Award to a Participant must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to each Covered Employee and must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of such goals. All determinations made by the Committee pursuant to Section 3 above related to a Code Section 162(m) Award will be made in a timely manner, as required by Code Section 162(m). Notwithstanding the foregoing, for each Award designed to qualify as a Code Section 162(m) Award, the Committee shall establish and set forth in the Award the applicable Performance Goals for that Award no later than the latest date that the Committee may establish such goals without jeopardizing the ability of the Award to qualify as a Code Section 162(m) Award. An Award Schedule for a Covered Employee shall set forth for each Code Section 162(m) Award, the terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan, and shall specify that such Award is a Code Section 162(m) Award. Before any Code Section 162(m) Award is paid, the Committee shall certify that the Performance Goals and any other material terms of such Award has been satisfied.

        5.    Awards Schedule

        The Company shall establish an Award Schedule for each Executive Officer and/or Covered Employee for each Year, which Award Schedule shall set forth the Target Award for such Executive Officer and/or Covered Employee payable at specified levels of performance, based on the Performance Goal for each Performance Measure and the weighting, if any, established for such measure. The Company may establish an Award Schedule for all other Participants which sets forth the Target Award, if applicable, the Performance Goal and the Performance Measure. Participants who are not Executive Officers and/or Covered Employees may receive discretionary Awards under this Plan without a related Awards Schedule.

        6.    Eligible Persons

        Executive Officers and any other Employee who is a key Employee in the judgment of the Company shall be eligible to be selected for participation in the Plan. Board members who are not Employees are not eligible to participate in the Plan. No Employee shall have a right to be selected to participate in the Plan or, having once been selected, to be selected again or to continue as an Employee.

        7.    Amount Available for Awards

        The Administrator shall determine the amount available for payment of Awards in any Year or any other measurement period. Notwithstanding anything else in this Plan to the contrary, the aggregate maximum amount that may be paid to a Participant during any Year with respect to all Awards under the Plan shall be $10,000,000.

        8.    Determination of Awards

          (a)    Eligible Employees and Awards.     Except in the case of Code Section 162(m) Awards, the Administrator shall determine the actual Award to each Participant for each Year or other measurement period, taking into consideration, as deemed appropriate, the performance of the Company and/or a Business Unit, as the case may be, for the Year or other measurement period in relation to the Performance Goals theretofore established by the Administrator, and the performance of the respective Participants during the Year or other measurement period. The fact that an Employee is selected as a Participant for any Year or other measurement period shall not mean that such Employee necessarily will receive an Award for that Year or other measurement period. Notwithstanding any other provisions of the Plan to the contrary, the Administrator may make discretionary Awards as deemed appropriate under the Plan, except in the case of Code Section 162(m) Awards, which may be adjusted only downward.

          (b)    Determination of Code Section 162(m) Awards.     Code Section 162(m) Awards shall be determined according to a Covered Employee's Award Schedule based on the level of performance achieved and such Covered Employee's Target Award. All such determinations regarding the achievement of Performance Goals and the determination of actual Code Section 162(m) Awards will be made by the Committee; provided, however, that the Committee may decrease, but not increase, the amount of the Code Section 162(m) Award that otherwise would be payable.

          (c)    Evaluation of Performance.     The Administrator may provide in any Award that any evaluation of performance may include or exclude any of the following events that occurs during a Year or other measurement period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.

          (d)    Adjustments for Material Changes.     As and to the extent permitted by Section 162(m) with respect to Code Section 162(m) Awards, in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (ii) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, or (iii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iv) any material change in accounting policies or practices affecting the Company and/or the Performance Goal, then, to the extent any of the foregoing events was not anticipated at the time the Performance Goal was established, the Administrator may make adjustments to the Performance Goal, based solely on objective criteria, so as to neutralize the effect of the event on the applicable Award. To the extent such adjustment affect Code Section 162(m) Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

        9.    Distribution of Awards

        Unless otherwise determined by the Administrator, Awards under the Plan for a particular Year or other measurement period shall be paid no later than December 31 of the Year following the Year in which the measurement period ends, unless the time of payment is otherwise expressly specified in an Award Schedule.

        10.    Repayment of Awards

        To the extent permitted by governing law, the Board may require reimbursement to the Company of Awards paid to any Participant who is a named executive officer, within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, where (i) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement, (ii) in the Board's view the officer engaged in fraud or misconduct that caused or partially caused the need for the restatement, and (iii) a lower Award payment would have been made to the officer based upon the restated financial results. In each such instance, the Company will, as directed by the Board and to the extent practicable, seek to recover the amount by which the individual officer's Award for the relevant period exceeded the lower Award payment that would have been made based on the restated financial results, plus a reasonable rate of interest. The Board may seek reimbursement of Awards paid to any named executive officer, as defined herein, in other circumstances involving fraud or misconduct by the named executive officer where the Board determines that such fraud or misconduct caused substantial harm to the Company even in the absence of a subsequent restatement of the Company's financial statements.

        11.    Termination of Employment

        Except as provided herein, a Participant must be actively employed by the Company on the date the amount payable with respect to his/her Award is determined by the Administrator (the "Determination Date") in order to be entitled to payment of any Award for that Year or other measurement period. In the event active employment of a Participant shall be terminated before the Determination Date for any reason other than discharge for cause or voluntary resignation, such Participant may receive such portion of his/her Award for the Year or other measurement period as may be determined by the Administrator in its complete and sole discretion. A Participant discharged for cause before or after the Determination Date shall not be entitled to receive any Award for the Year or other measurement period.

        12.    Miscellaneous

          (a)    Nonassignability.     No Award will be assignable or transferable without the written consent of the Administrator in its sole discretion, except by will or by the laws of descent and distribution.

          (b)    Withholding Taxes.     Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

          (c)    Amendment or Termination of the Plan.     The Board may at any time amend, suspend or discontinue the Plan, in whole or in part. The Administrator may at any time alter or amend any or all Award Schedules under the Plan to the extent permitted by law. No such action may be effective with respect to any Code Section 162(m) Award to any Covered Employee without approval of the Company's shareholders if such approval is required by Code Section 162(m)(4)(C). In the event that applicable tax and/or securities laws change to permit Administrator discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Administrator shall have sole discretion to make such changes without obtaining shareholder approval.

          (d)    Other Payments or Awards.     Nothing contained in the Plan will be deemed in any way to limit or restrict the Board, the Committee, the CEO or the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

          (e)    Payments to Other Persons.     If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company.

          (f)    Limits of Liability.     Any liability of the Company to any Participant with respect to an Award shall be based solely upon the obligations, if any, created by the Plan and the Award Schedule. Neither the Company, nor any member of the Board or of the Committee, nor the CEO nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.

          (g)    Rights of Employees.     Status as an Employee eligible to receive an Award under the Plan shall not be construed as a commitment that any Award will be made under this Plan to such Employee or to other such Employees generally. Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or constitute a contract or limit in any way the right of the Company to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without cause.

          (h)    Section Headings.     The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

          (i)    Invalidity.     If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

          (j)    Applicable Law.     The Plan, Awards and Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Illinois without regard to the conflict of law principles thereof.

          (k)    Effective Date.     The Plan will become effective upon adoption by the Board, subject to approval by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter at the Company's Annual Meeting of Stockholders to be held on October 31, 2008 (or such other date as shall be determined by the Board).

MOLEX INCORPORATED MARK PACIONI 2222 WELLINGTON COURT LISLE, IL 60532

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M62639-P42278	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

PLEASE SIGN AND DATE THIS PROXY CARD

MOLEX INCORPORATED The Board of Directors recommends you vote FOR the following four nominees (proposal 4):	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

4. Election of Directors	☐	☐	☐	_____________________________________________

Class II Nominees to serve until the effective time of the Merger (as defined below), or, if the Merger is not completed, for a three-year term:
01) Michael J. Birck
02) Anirudh Dhebar
03) Frederick A. Krehbiel
04) Martin P. Slark
				The Board of Directors recommends you vote FOR proposal 5:	For	Against	Abstain

The Board of Directors recommends you vote FOR proposal 1:	For	Against	Abstain	5. Ratification of the selection of Ernst & Young LLP as the independent auditor for fiscal 2014.	☐	☐	☐

1.              Proposal to adopt the Agreement and Plan of Merger, dated as of September 9, 2013, as it may be amended from time to time (the “Merger Agreement”), by and among Molex Incorporated, Koch Industries, Inc. and Koch Connectors, Inc.

	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 6:

6.       Proposal to approve the material terms of performance goals under the Molex Incorporated Annual Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

					For ☐	Against ☐	Abstain ☐

The Board of Directors recommends you vote FOR proposal 2:	For	Against	Abstain

2.       Proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the named executive officers of Molex in connection with the merger contemplated by the Merger Agreement (the “Merger”).

	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposal 3:	For	Against	Abstain

3.       Proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the Merger Agreement.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement and Annual Report with 10-K Wrap are available at www.proxyvote.com.

M62640-P42278

MOLEX INCORPORATED Annual Meeting of Stockholders November 15, 2013 10:00 a.m. This proxy is solicited by the Board of Directors

The undersigned stockholder of Molex Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark and each or any of them (the “Proxies”), as proxies and attorneys-in-fact, each with full power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Annual Meeting to be held November 15, 2013, at 10:00 a.m., Central time, at Molex’s corporate headquarters, and at any adjournments or postponements thereof, and to vote all of the shares of Common Stock (or Class B Common Stock) of Molex held of record by the undersigned that the undersigned would be entitled to vote if personally present at the Annual Meeting (or any adjournment or postponement thereof) with all the powers the undersigned would possess, on all matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE OF THIS CARD.

Each of the Proxies are further authorized to act, according to their discretion, upon other business that may properly come before the Annual Meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

(Please complete and sign reverse side)